As filed with the Securities and Exchange Commission on January 24, 2007.

Registration No. 333-139311

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICANWEST BANCORPORATION

(Exact name of Registrant as specified in its charter)

Washington	6022	91-1259511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

(509) 467-6993

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

R. Blair Reynolds, Esq.

Executive Vice President and General Counsel

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

(509) 344-5323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Thomas C. Erb, Esq.	Charles E. Greef, Esq.
Lewis, Rice & Fingersh, L.C.	Jenkens & Gilchrist, a Professional Corporation
500 N. Broadway, Suite 2000	1445 Ross Avenue, Suite 3700
St. Louis, Missouri 63102	Dallas, Texas 75201
(314) 444-7600	(214) 855-4500

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. AmericanWest may not issue the common stock to be issued in connection with the transaction described in this joint proxy statement/prospectus until the Registration Statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 24, 2007

AmericanWest Bancorporation and Far West Bancorporation are proposing the merger of Far West with and into AmericanWest. The merger is described in this joint proxy statement/prospectus.

If you are a shareholder of Far West:

•	In the merger, each share of Far West common stock will be converted into either (1) $1,172.46 or (2) a number of shares of AmericanWest common stock determined by dividing $1,172.46 by the average closing price of AmericanWest common stock over the 20 consecutive day trading period ending on the third business day before the effective time of the merger, which would have been [•] shares of AmericanWest common stock had the merger occurred on [•], 2007.

•	You may elect to receive cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock for your Far West shares, although 20% of the total number of Far West shares will be converted into cash and 80% of the total number of Far West shares will be converted into shares of AmericanWest common stock and depending on the election of other shareholders and the proration and adjustment procedures described in this joint proxy statement/prospectus you may not receive all of the type of consideration you elected.

•	We expect the merger will be tax-free with respect to any shares of AmericanWest common stock you receive. If you receive cash, you may have to recognize income or gain for tax purposes.

•	Your board unanimously recommends you vote in favor of the merger.

•	We need your vote to complete the merger. Far West will hold a special meeting of shareholders to vote on the merger on [•], 2007.

If you are a shareholder of AmericanWest:

•	Your board unanimously recommends you vote in favor of the merger.

•	Your shares of AmericanWest common stock will be unaffected by the merger, and the merger will be tax-free to you.

•	We need your vote to complete the merger. AmericanWest will hold a special meeting of shareholders to vote on the merger and other matters on [•], 2007.

Robert M. Daugherty	H. Don Norton
President and Chief Executive Officer	President and Chief Executive Officer
AmericanWest Bancorporation	Far West Bancorporation

For a description of certain risks and uncertainties in connection with the merger, see “ Risk Factors” beginning on page [•] of this joint proxy statement/prospectus.

AmericanWest common stock is traded on the Nasdaq Global Select Market under the symbol “AWBC”.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a crime.

This joint proxy statement/prospectus is dated [•], 2007 and is being first mailed to shareholders of AmericanWest and Far West on or about [•], 2007.

AMERICANWEST BANCORPORATION

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Notice of Special Meeting of Shareholders

To Be Held [•], 2007

To Our Shareholders:

A Special Meeting of Shareholders of AmericanWest Bancorporation will be held at [•], on [•], 2007, at [•] [•].m. local time.

At the special meeting, we will ask you to act on the following matters:

1.	Approval of First Amendment to our Articles of Incorporation. To consider and vote on a proposed amendment to our articles of incorporation to increase the number of authorized shares of AmericanWest common stock from 15,000,000 shares to 50,000,000 shares.

2.	Approval of Second Amendment to our Articles of Incorporation. To consider and vote on a proposed amendment to our articles of incorporation to require a majority vote of outstanding shares of AmericanWest common stock (rather than a two-thirds vote) for approval of future mergers (other than the proposed merger with Far West Bancorporation).

3.	Approval of the Plan of Merger. To consider and vote on approval of the Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest Bancorporation and Far West Bancorporation as described in this joint proxy statement/prospectus.

4.	Adjournments. To consider and act upon a proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the preceding matters.

No other business may be transacted at the special meeting.

Your board of directors has determined that the two proposed amendments to our articles of incorporation and the merger are in the best interests of AmericanWest and its shareholders and unanimously recommends that you vote “FOR” approval of the matters presented.

The board of directors has fixed the close of business on [•], 2007 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting. If you were a shareholder of record at the close of business on [•], 2007, you may vote at the special meeting or at any postponement or adjournment of the special meeting.

Approval of each of the amendments to the articles of incorporation requires the affirmative vote of a majority of the shares of AmericanWest common stock outstanding on the record date. Approval of the plan of merger requires the affirmative vote of two-thirds of the shares of AmericanWest common stock outstanding on the record date. Approval of a proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of a majority of shares represented and voting at the special meeting.

In connection with the proposed merger, you may exercise dissenters’ rights as provided under the Washington Business Corporation Act. If you meet all the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of AmericanWest common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “AmericanWest Dissenters’ Rights” in this joint proxy statement/prospectus. The relevant provisions of the Washington law on dissenters’ rights are set forth in Appendix D to this document.

By Order of the Board of Directors

[•], 2007

Diane L. Kelleher, Secretary

FAR WEST BANCORPORATION

201 East Center Street

Provo, Utah 84606

Notice of Special Meeting of Shareholders

To Be Held [•], 2007

To Our Shareholders:

A Special Meeting of Shareholders of Far West Bancorporation will be held at The Riverside Country Club, 2701 North University Avenue, Provo, Utah 84604, on [•], 2007, at [•] [•].m. local time.

At the special meeting, we will ask you to act on the following matters:

1.	Approval of the Agreement and Plan of Merger. To consider and vote on approval of the Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest Bancorporation and Far West Bancorporation as described in this joint proxy statement/prospectus.

2.	Adjournments. To consider and act upon a proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the agreement and plan of merger.

No other business may be transacted at the special meeting.

Your board of directors has determined that the merger is in the best interests of Far West and its shareholders and unanimously recommends that you vote “FOR” approval of the matters presented.

The board of directors has fixed the close of business on [•], 2007 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting. If you were a shareholder of record at the close of business on [•], 2007, you may vote at the special meeting or at any postponement or adjournment of the special meeting.

Approval of the agreement and plan of merger requires the affirmative vote of a majority of the shares of Far West common stock outstanding on the record date. Approval to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of a majority of the shares represented and voting at the special meeting.

In connection with the proposed merger, you may be entitled to assert dissenters’ rights under the Utah Revised Business Corporation Act, Title 16, Chapter 10a, Part 13 of the Utah Code. If you meet all the requirements under applicable Utah law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares of Far West common stock. The procedure for exercising your dissenters’ rights is summarized under the heading “Far West Dissenters’ Rights” in this joint proxy statement/prospectus. The relevant provisions of the Utah law on dissenters’ rights are set forth in Appendix E to this document.

By Order Of The Board Of Directors

[•], 2007

Glade Kuhni, Secretary

Sources of Additional Information

This joint proxy statement/prospectus incorporates important business and financial information about AmericanWest that is not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the information incorporated by reference in this joint proxy statement/prospectus by accessing the Securities and Exchange Commission’s website at http://www.sec.gov or by requesting it in writing or by telephone from AmericanWest at the following address:

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Attention: Diane L. Kelleher

(509) 467-6993

investorinfo@awbank.net

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents in advance of your special meeting, you should make your request no later than [•].

The section of this document entitled “Where You Can Find More Information” beginning on page [•] provides a list of documents that AmericanWest has incorporated by reference into this joint proxy statement/prospectus.

All information contained in this joint proxy statement/prospectus with respect to Far West has been supplied by Far West. All information contained in this joint proxy statement/prospectus with respect to AmericanWest has been supplied by AmericanWest.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some of the questions that you may have as a shareholder of Far West or AmericanWest and the answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety before making any decision as to the proposals contained in this joint proxy statement/prospectus.

Q1:	Why are these proxy materials being sent?

A1:	Far West. This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the Far West board of directors for use at the special meeting of Far West shareholders.

AmericanWest. This document is being provided by, and the enclosed proxy is solicited by and on behalf of, the AmericanWest board of directors for use at the special meeting of AmericanWest shareholders.

Q2:	When and where are the special meetings?

A2:	Far West. The Far West special meeting is scheduled to be held at The Riverside Country Club, 2701 North University Avenue, Provo, Utah 84604 at [•].m., local time, on [•], 2007, unless it is postponed.

AmericanWest. The AmericanWest special meeting is scheduled to be held at [•] at [•].m., local time, on [•], 2007, unless it is postponed.

Q3:	What is the purpose of the special meetings?

A3:	Far West. The purpose of the Far West special meeting is to consider and vote upon:

•	approval of the Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest and Far West, and

•	if necessary, approval of an adjournment of the special meeting to solicit additional proxies in favor of the agreement and plan of merger.

AmericanWest. The purpose of the AmericanWest special meeting is to consider and vote upon:

•	approval of an amendment to the AmericanWest articles of incorporation to increase the number of authorized shares of AmericanWest common stock from 15,000,000 shares to 50,000,000 shares,

•	approval of an amendment to the AmericanWest articles of incorporation to require a majority vote of outstanding shares of AmericanWest common stock (rather than a two-thirds vote) for approval of future mergers involving AmericanWest (other than the merger with Far West),

•	approval of the Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest and Far West, and

•	if necessary, approval of an adjournment of the special meeting to solicit additional proxies in favor of the matters presented at the special meeting.

Q4:	Who is entitled to vote at the special meetings?

A4:	Far West. Far West shareholders of record at the close of business on [•], 2007, the record date for the Far West special meeting, are entitled to receive notice of and to vote on the matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

AmericanWest. AmericanWest shareholders of record at the close of business on [•], 2007, the record date for the AmericanWest special meeting, are entitled to receive notice of and to vote on the matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q5:	How do I vote?

A5:	Far West. After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the Far West special meeting. Far West shareholders may attend the Far West special meeting and vote in person.

AmericanWest. After carefully reading and considering the information contained in this document, please fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be voted at the AmericanWest special meeting. Alternatively, as described herein and on the proxy card, you may vote via the Internet or by telephone. You may also attend the AmericanWest special meeting and vote in person.

Q6:	How many votes do I have?

A6:	Far West. Each share of Far West common stock that you own as of the record date entitles you to one vote.

As of the close of business on [•], 2007, there were 127,936 shares of Far West common stock outstanding. As of that date, [•]% of the outstanding shares of Far West common stock were held by directors and executive officers of Far West and their respective affiliates. Pursuant to voting agreements signed in conjunction with the agreement and plan of merger, Far West directors owning approximately [•]% of the shares of Far West common stock outstanding as of the Far West record date have agreed to vote in favor of the merger.

AmericanWest. Each share of AmericanWest common stock that you own as of the record date entitles you to one vote.

As of the close of business on [•], 2007, there were [•] outstanding shares of AmericanWest common stock. As of that date, [•]% of the outstanding shares of AmericanWest common stock were held by directors and executive officers of AmericanWest and their respective affiliates.

Q7:	Can I vote if I hold shares of AmericanWest common stock in the AmericanWest Bank 401(k) Retirement Savings Plan?

A7:	No. In accordance with the terms of the AmericanWest Bank 401(k) Retirement Savings Plan, the plan’s administrative committee will direct the plan’s trustee how to vote the shares in the plan’s trust.

Q8:	What constitutes a quorum at the special meeting?

A8:	Far West. The presence of the holders of a majority of the Far West shares entitled to vote at the Far West special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote in person at the special meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

AmericanWest. The presence of the holders of a majority of the AmericanWest shares entitled to vote at the AmericanWest special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card or if you vote in person at the special meeting.

Abstentions and shares voted by a bank or broker holding shares for a beneficial owner are counted as present and entitled to vote for purposes of determining a quorum.

Q9:	What vote is required to approve the agreement and plan of merger?

A9:	Far West. The affirmative vote of the holders of a majority of the shares of Far West common stock outstanding on the record date is required to approve the agreement and plan of merger.

AmericanWest. The affirmative vote of the holders of two-thirds of the shares of AmericanWest common stock outstanding on the record date is required to approve the agreement and plan of merger.

Q10:	What is the effect of not voting?

A10:	Far West. Because the affirmative vote required to approve the agreement and plan of merger is based upon the total number of shares of Far West common stock outstanding, the failure to submit a proxy card (or to vote in person at the Far West special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the agreement and plan of merger.

AmericanWest. Because the affirmative vote required to approve the agreement and plan of merger is based upon the total number of shares of AmericanWest common stock outstanding, the failure to submit a proxy card (or to vote in person at the AmericanWest special meeting) or the abstention from voting by a shareholder will have the same effect as a vote against approval of the agreement and plan of merger.

Brokers holding shares of AmericanWest common stock as nominees will not have discretionary authority to vote those shares in the absence of instructions from the beneficial owners of those shares, so the failure to provide voting instructions to your broker will also have the same effect as a vote against the merger.

Q11:	What is the recommendation of my board of directors?

A11:	Far West. The Far West board of directors recommends a vote “FOR” approval of the agreement and plan of merger.

AmericanWest. The AmericanWest board of directors recommends a vote “FOR” approval of the agreement and plan of merger and the two proposed amendments to AmericanWest’s articles of incorporation.

Q12:	What if I return my proxy but do not mark it to show how I am voting?

A12:	If your proxy card is signed and returned without specifying your choice, your shares will be voted according to the recommendation of your board of directors.

Q13:	Can I change my vote after I have mailed my signed proxy card?

A13:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at your special meeting. You can revoke your proxy in one of three ways:

•	notify the corporate secretary in writing before your special meeting that you are revoking your proxy,

•	submit another proxy with a later date, or

•	vote in person at your special meeting.

If your shares are held by a broker as nominee, you must follow your broker’s procedures for changing your instruction to your broker on how to vote.

Q14:	What will I receive in the merger?

A14:	Far West. The total consideration to be paid by AmericanWest in the merger is approximately $150 million. For each of the shares of Far West common stock you own, you may elect to receive consideration in the form of:

•	all cash,

•	all AmericanWest common stock, or

•	a combination of cash and shares of AmericanWest common stock determined by you.

All elections are subject to proration and adjustment procedures described in this joint proxy statement/prospectus. If too many shareholders elect one form of consideration over the other, you may not receive the form of merger consideration that you elect.

Whether you make a cash election or a stock election, the value of the consideration that you will receive as a result of the merger will be equal to $1,172.46 per share of Far West common stock that you own.

AmericanWest. Your shares of AmericanWest common stock will remain issued and outstanding as a result of the merger.

Q15:	As a Far West shareholder, when do I make my election to receive cash, stock or a combination of cash and stock?

A15:	Illinois Stock Transfer Company, the exchange agent, will send you an election form that you may use to indicate your preference for cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock.

The election form must be received by the exchange agent by the election deadline, which will be based on the anticipated effective date of the merger. The election form will contain the election deadline.

Q16:	What if I do not return the election form or fail to make an election?

A16:	Your shares will be treated as “undesignated shares” and you will receive either cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock depending on the elections received from the other Far West shareholders.

Q17:	May I change my election?

A17:	Yes, as long as your new election is received by the exchange agent before the election deadline. To change your election, you must send the exchange agent a written notice revoking any election previously submitted.

Q18:	What regulatory approvals are required to complete the merger?

A18:	AmericanWest has received all regulatory approvals required to complete the merger. On January 9, 2007, the Federal Deposit Insurance Corporation, or FDIC, approved the merger of Far West’s banking subsidiary, Far West Bank, with and into AmericanWest’s banking subsidiary, AmericanWest Bank.

In addition, on January 8, 2007 the Washington Department of Financial Institutions, or WDFI, approved the merger of Far West Bank with and into AmericanWest Bank, subject to receipt of certain transaction documents. On January 11, 2007, the Utah Department of Financial Institutions, or UDFI, also approved the merger of Far West Bank with and into AmericanWest Bank.

Finally, on December 21, 2006 the Federal Reserve Bank of San Francisco, or FRB, confirmed that prior approval of the Board of Governors of the Federal Reserve System is not required under the Bank Holding Company Act.

Q19:	Do I have dissenters’ or appraisal rights with respect to the merger?

A19:	Far West. Yes, you have the right to dissent from the merger under Utah law. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Utah Revised Business Corporation Act, or the URBCA.

To review these procedures in more detail, review both the section entitled “Far West Dissenters’ Rights” beginning on page [•] and Appendix E of this joint proxy statement/prospectus.

AmericanWest. Yes, you have the right to dissent from the merger under Washington law. To exercise dissenters’ rights of appraisal you must strictly follow the procedures prescribed by the Washington Business Corporation Act, or the WBCA.

To review these procedures in more detail, review both the section entitled “AmericanWest Dissenters’ Rights” beginning on page [•] and Appendix D of this joint proxy statement/prospectus.

Q20:	What are the material U.S. federal income tax consequences of the merger to me?

A20:	Far West. The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. As a result, we expect that, for U.S. federal income tax purposes,

•	Far West shareholders receiving only cash generally will recognize income, gain or loss, if any, as a result of the exchange of their Far West common stock,

•	Far West shareholders receiving only AmericanWest common stock generally will not recognize any of the gain or loss in their Far West common stock (except in respect of cash for fractional shares), and

•	Far West shareholders receiving part cash and part AmericanWest common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received over the adjusted tax basis in the Far West common stock exchanged in the merger or (2) the amount of cash received in the merger.

The section entitled “The Merger—Material United States Federal Income Tax Considerations of the Merger” beginning on page [•] of this joint proxy statement/prospectus contains further information concerning the U.S. federal income tax consequences of the merger.

AmericanWest. Because the shares of AmericanWest common stock will remain issued and outstanding after the merger, there will not be any gain or loss recognized by AmericanWest shareholders as a result of the merger.

Q21:	What risks should I consider before I vote on the merger?

A21:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page [•].

Q22:	When do you expect to complete the merger?

A22:	We are working to complete the merger in the first quarter of 2007. We must first obtain the approval of AmericanWest’s and Far West’s shareholders at the special meetings. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q23:	Whom should I contact with questions or to obtain additional copies of this document?

A23:

Far West.	Far West Bancorp. 201 East Center Street Provo, Utah 84606 Attn: H. Don Norton (801) 342-6000

AmericanWest.	AmericanWest Bancorporation 41 West Riverside Avenue Suite 400 Spokane, Washington 99201 Attn: Diane L. Kelleher (509) 467-6993

Q24:	Have Far West and AmericanWest obtained fairness opinions with respect to this transaction?

A24:	Far West. Far West retained the services of Alex Sheshunoff & Co., or Sheshunoff. Sheshunoff delivered its opinion dated October 17, 2006 to the board of directors of Far West that, subject to certain assumptions, limitations and qualifications stated in that opinion, the consideration to be received by Far West shareholders was fair to Far West shareholders from a financial point of view. Sheshunoff will receive a standard fee, plus expenses, in connection with its issuance of the fairness opinion.

AmericanWest. AmericanWest retained the services of Keefe, Bruyette & Woods, Inc., or KBW. KBW orally delivered its opinion dated October 17, 2006 to the board of directors of AmericanWest that, subject to certain assumptions, limitations and qualifications stated in that opinion, the merger was fair to AmericanWest shareholders from a financial point of view. KBW reconfirmed its fairness opinion in writing as of [•], 2007. KBW will receive a standard fee, plus expenses, in connection with its issuance of the fairness opinion.

SUMMARY

This summary highlights material information about the merger in this document and does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meetings. Unless we have stated otherwise, all references in this document to AmericanWest are to AmericanWest Bancorporation, all references to Far West are to Far West Bancorporation, and all references to the plan of merger or the merger agreement are to the Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest and Far West, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means AmericanWest and its subsidiaries after the merger, including Far West and Far West Bank. References to “we,” “us” and “our” in this document mean AmericanWest and Far West together.

The Companies (Page [ • ])

AmericanWest Bancorporation

41 West Riverside Avenue

Suite 400

Spokane, Washington 99201

(509) 467-6993

AmericanWest is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956, or BHCA. AmericanWest is headquartered in Spokane, Washington. AmericanWest’s principal business is to serve as a holding company for AmericanWest Bank, a Washington state-chartered bank that operates in eastern and central Washington and northern Idaho and has a loan production office in Salt Lake City, Utah.

At September 30, 2006, AmericanWest had total assets of approximately $1.4 billion, net loans of approximately $1.2 billion, deposits of approximately $1.1 billion and shareholders’ equity of approximately $150 million.

AmericanWest common stock trades on Nasdaq Global Select Market under the symbol of “AWBC.”

Far West Bancorp

201 East Center Street

Provo, Utah 84606

(801) 342-6000

Far West is a Utah corporation registered as a bank holding company under the BHCA. Far West is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly-owned subsidiary, Far West Bank. Far West Bank is headquartered in Provo, Utah and conducts business from 16 locations throughout Utah.

As of September 30, 2006, Far West had total assets of approximately $419 million, net loans of approximately $315 million, deposits of approximately $351 million and shareholders’ equity of approximately $58 million.

The Merger (Page [ • ])

The plan of merger provides for Far West to merge with and into AmericanWest. As a result of the merger, Far West will cease to exist as a separate corporation. Immediately after the merger, Far West Bank will merge with and into AmericanWest Bank, with AmericanWest Bank being the surviving entity.

Immediately after the merger, former Far West shareholders are expected to own approximately [ • ]% of the outstanding shares of AmericanWest common stock as a result of the issuance of shares of AmericanWest common stock to them and based on shares of AmericanWest common stock outstanding as of [ • ], 2007. We expect the merger to be completed during the first quarter of 2007.

Recommendation of the Far West Board of Directors and Reasons of Far West for the Merger (Page [ • ])

In approving the plan of merger and making its recommendation, the Far West board of directors consulted with Far West executive management and Far West’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to in the section “The Merger—Recommendation of the Far West Board of Directors and Reasons of Far West for the Merger.”

The Far West board of directors believes the merger is in the best interests of Far West and the Far West shareholders. The Far West board unanimously recommends that Far West shareholders vote FOR approval of the plan of merger.

Recommendation of the AmericanWest Board of Directors and Reasons of AmericanWest for the Merger (Page [ • ])

In approving the plan of merger and making its recommendation, the AmericanWest board of directors consulted with AmericanWest executive management and AmericanWest’s financial and legal advisors and considered a number of strategic, financial and other considerations referred to under “The Merger—Recommendation of the AmericanWest Board of Directors and Reasons of AmericanWest for the Merger.”

The AmericanWest board of directors believes the merger is in the best interests of AmericanWest and the AmericanWest shareholders. The AmericanWest board unanimously recommends that AmericanWest shareholders vote FOR approval of the plan of merger.

Opinion of Far West’s financial advisor (Page [ • ])

In connection with the proposed merger, Far West’s financial advisor, Sheshunoff, has delivered an opinion with respect to the fairness of the consideration to be received by the holders of Far West common stock in the merger. Sheshunoff rendered its opinion that the consideration to be received by holders of Far West common stock in accordance with the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Sheshunoff is attached as Appendix C to this document. Far West shareholders are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any Far West shareholder as to how they should vote or act on any matter relating to the merger.

Opinion of AmericanWest’s financial advisor (Page [ • ])

In connection with the proposed merger, AmericanWest’s financial advisor, KBW, has delivered an opinion with respect to the fairness of the consideration to be received by the holders of AmericanWest common stock in the merger. KBW rendered its opinion that the merger was fair from a financial point of view to such holders. The full text of the written opinion of KBW is attached as Appendix B to this document. AmericanWest shareholders are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation to any AmericanWest shareholder as to how they should vote or act on any matter relating to the merger.

Consideration to be received in the merger (Page [ • ])

The total consideration to be paid by AmericanWest in the merger is approximately $150 million.

In addition, subject to certain restrictions, the merger agreement provides for Far West to pay a special dividend to its shareholders before the effective time of the merger in the aggregate amount by which Far West’s shareholder’s equity before the effective time of the merger exceeds $50 million, after taking into account certain adjustments. The aggregate amount of the special dividend is expected to be approximately $ [ • ] million.

Far West shareholders will have the right to elect to receive merger consideration for their shares of Far West common stock in the form of cash or shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock. Under the merger agreement, AmericanWest will provide 80% of the merger consideration in the form of AmericanWest common stock and 20% in cash, subject to proration and adjustment.

By way of example, had the merger occurred on [ • ], 2007, each share of Far West common stock would have been converted into either $1,172.46 or [ • ] shares of AmericanWest common stock.

Each Far West shareholder may specify a different election with respect to different whole shares owned (if, for example, a Far West shareholder owns 100 Far West shares, the shareholder could make a cash election with respect to 40 shares and a stock election with respect to the other 60 shares). In the event of proration and adjustment, a Far West shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. Accordingly, regardless of whether a Far West shareholder makes a cash election or a stock election, the shareholder may nevertheless receive a combination of cash and shares of AmericanWest common stock due to proration and adjustment.

In order to make an election, Far West shareholders must properly complete and deliver an election form with their stock certificates (Page [ • ])

Each Far West shareholder will be sent an election form and transmittal materials before the Far West special meeting. Each election form will allow the holder to elect to receive cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock or to make no election with respect to the consideration to be received. An election form will be properly completed only if an election is indicated for the holder’s shares of Far West common stock and is accompanied by certificates representing all shares covered by the election form together with duly executed transmittal materials included in the election form.

Far West shareholders should not send their Far West stock certificates with their proxy card.

Far West’s directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page [ • ])

You should be aware that some of the directors and executive officers of Far West have interests in the merger that are different from, or are in addition to, the interests of Far West shareholders generally. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain executive officers after the merger, accelerated vesting of certain retirement benefits, severance benefits payable to certain executive officers whose employment is not continued after the merger, the appointment of two Far West directors as directors of AmericanWest immediately after the merger, and the indemnification of former Far West officers and directors by AmericanWest.

Material United States federal income tax considerations of the merger (Page [ • ])

The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning in Section 368(a) of the Code. As a result, we expect that, for U.S. federal income tax purposes,

•	Far West shareholders receiving only cash generally will recognize income, gain or loss, if any, as a result of the exchange of their Far West shares,

•	Far West shareholders receiving only shares of AmericanWest common stock generally will not recognize any of the gain or loss in their Far West common stock (except in respect of cash for fractional shares), and

•	Far West shareholders receiving part cash and part shares of AmericanWest common stock generally will recognize gain, but not loss, equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received over the adjusted tax basis in the Far West common stock exchanged in the merger or (2) the amount of cash received in the merger.

Tax matters are very complicated and the consequences of the merger to any particular Far West shareholder will depend on that shareholder’s particular facts and circumstances. Far West shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Accounting treatment (Page [ • ])

The merger will be accounted for as an acquisition of Far West by AmericanWest under the purchase method of accounting of U.S. generally accepted accounting principles, known as GAAP.

We have obtained the regulatory approvals required to complete the merger (Page [ • ])

As required to complete the merger, AmericanWest has obtained the approval of the FDIC, the WDFI and the UDFI for the merger of Far West Bank with and into AmericanWest Bank. In addition, the FRB has confirmed that prior approval of the Board of Governors of the Federal Reserve System is not required under the BHCA. No further regulatory approvals are required in order to complete the merger or the bank merger.

The merger agreement (Page [ • ])

The merger agreement is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Conditions to completing the merger (Page [ • ])

Completion of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of a majority of all outstanding shares of Far West common stock entitled to vote on that proposal;

•	approval of the merger agreement by the holders of two-thirds of all outstanding shares of AmericanWest common stock entitled to vote on that proposal;

•	absence of any order or injunction prohibiting completion of the merger;

•	receipt by each party of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization; and

•	performance in all material respects by Far West and AmericanWest of all obligations required to be performed by either of them under the merger agreement.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

We may decide not to complete the merger (Page [ • ])

Far West and AmericanWest, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of each company have voted to approve the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach cannot be or is not cured within 30 days of notice of the breach, and the breach would be reasonably likely to result in a material adverse effect with respect to the non-breaching party;

•	failure to complete the merger by June 30, 2007;

•	if Far West has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continued discussion with such third party for more than 10 business days;

•	an acquisition proposal that is publicly disclosed has begun, been publicly proposed or communicated to Far West that contains a proposal as to price and Far West has not rejected that proposal within 10 business days; or

•	failure of the Far West shareholders to approve the merger agreement.

AmericanWest can terminate without the consent of Far West:

•	if Far West’s board of directors fails to make its recommendation to shareholders, withdraws that recommendation or modifies or changes that recommendation in a manner adverse in any respect to AmericanWest’s interests.

Far West can terminate without the consent of AmericanWest:

•	if AmericanWest’s board of directors fails to make its recommendation to shareholders, withdraws that recommendation or modifies or changes that recommendation in a manner adverse in any respect to Far West’s interests.

Under some circumstances, either Far West or AmericanWest will be required to pay a termination fee to the other if the merger agreement is terminated (Page [ • ])

Under some circumstances, either AmericanWest or Far West may owe to the other party a termination fee if the merger agreement is terminated.

The merger agreement requires Far West to pay a termination fee to AmericanWest:

•	in the amount of $1,000,000 if AmericanWest terminates as a result of a failure by Far West to obtain shareholder approval of the merger;

•	in the amount of $2,000,000 if AmericanWest terminates as a result of (1) the failure of Far West’s board to recommend the merger to its shareholders or if Far West’s board withdraws or changes its recommendation in a manner adverse to AmericanWest’s interests, or (2) as a result of a breach by Far West or Far West’s directors of any of the representations, warranties, covenants or agreements set forth in the merger agreement or voting agreements which goes uncured for 30 days after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to Far West; or

•	in the amount of $5,000,000 if, after a third party acquisition proposal for Far West has been publicly disclosed, or any person or entity has publicly disclosed its intention to make an acquisition proposal and Far West has determined to pursue such proposal or makes no determination as to whether to pursue such proposal within 10 business days after such public disclosure, the agreement is terminated:

–	by either party after June 30, 2007;

–	by either party as a result of Far West’s failure to obtain shareholder approval;

–	by either party, if Far West has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continues discussion with such third party for more than 10 business days or an acquisition proposal that is publicly disclosed has begun, been publicly proposed or communicated to Far West that contains a proposal as to price and Far West has not rejected that proposal within 10 business days;

–	by AmericanWest as a result of the failure of Far West’s board of directors to make its recommendation to its shareholders, or if Far West’s board withdraws that recommendation or changes that recommendation in a manner adverse in any respect to AmericanWest’s interests;

–	by AmericanWest as a result of a material breach by Far West of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days; or

–	by AmericanWest as a result of material breach by the directors of Far West of any of the covenants or agreements set forth in the voting agreements which goes uncured for 30 days.

The merger agreement requires AmericanWest to pay a termination fee to Far West:

•	in the amount of $1,000,000 if Far West terminates as a result of a failure by AmericanWest to obtain shareholder approval of the merger; or

•	in the amount of 2,000,000 if AmericanWest terminates as a result of (1) the failure of AmericanWest’s board to recommend the merger to its shareholders or if AmericanWest’s board withdraws or changes its recommendation in a manner adverse to Far West’s interests, or (2) as a result of a breach by AmericanWest of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to AmericanWest.

Comparison of shareholder rights (Page [ • ])

The conversion of shares of Far West common stock into the right to receive shares of AmericanWest common stock in the merger will result in differences between the rights of Far West shareholders, which are governed by the URBCA and Far West’s articles of incorporation and bylaws, and the rights of AmericanWest shareholders, which are governed by the WBCA and AmericanWest’s amended and restated articles of incorporation and bylaws.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF AMERICANWEST

AmericanWest is providing the following information to aid you in your analysis of the financial aspects of the merger. AmericanWest derived the information as of and for the years ended December 31, 2001 through December 31, 2005 from its historical audited consolidated financial statements for those fiscal years. AmericanWest derived the financial information as of or for the nine months ended September 30, 2006 and September 30, 2005 from its unaudited condensed consolidated financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The audited and unaudited consolidated financial information contained in this joint proxy statement/prospectus is the same historical information that AmericanWest has presented in its prior filings with the Securities and Exchange Commission, or SEC.

The operating results for the nine months as of or ended September 30, 2006 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2006. This information is only a summary, and you should read it in conjunction with AmericanWest’s consolidated financial statements and notes thereto contained in AmericanWest’s 2005 Annual Report on Form 10-K, which has been incorporated by reference into this document.

	As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars in thousands, except per share data)
Consolidated Statements of Earnings Data
Interest income Interest expense	$68,372 23,925	$53,138 12,909	$72,320 18,333	$73,679 13,959	$70,104 14,486	$58,390 15,110	$52,842 19,080
Net interest income	44,447	40,229	53,987	59,720	55,618	43,280	33,762
Provision for loan losses	5,167	2,365	2,365	13,046	6,324	5,663	2,855
Net interest income after provision for loan losses	39,280	37,864	51,622	46,674	49,294	37,617	30,907
Noninterest income	6,710	5,831	8,383	9,247	7,320	6,196	5,364
Noninterest expense	37,597	29,915	41,135	42,746	35,120	27,560	22,276
Income before provision for income taxes	8,393	13,780	18,870	13,175	21,494	16,523	13,995
Provision for income taxes	3,014	3,875	4,998	3,670	7,508	5,354	4,788

Net income	$5,379	$9,905	$13,872	$9,505	$13,986	$10,889	$9,207

Cash Dividends Declared per share	$0.06	—	—	—	—	—	—

Historical Per Share Data
Earnings Per Share
Basic	$0.48	$0.95	$1.33	$0.93	$1.39	$1.13	$0.93
Diluted	$0.48	$0.94	$1.31	$0.91	$1.34	$1.10	$0.92
Shareholders’ equity	149,920	116,518	121,477	105,075	96,198	81,130	68,206

Selected Ratios
Return on average equity(1)	5.12%	11.97%	12.34%	9.37%	15.87%	15.08%	13.87%
Return on average assets(1)	0.56%	1.25%	1.29%	0.88%	1.47%	1.41%	1.46%
Net interest margin to interest earning assets(1)	5.07%	5.54%	5.47%	6.04%	6.36%	6.08%	5.85%
Average equity as a percentage of average assets	10.95%	10.47%	10.50%	9.36%	9.28%	9.32%	10.54%
Non-performing assets as a percentage of total assets	0.76%	1.79%	1.51%	2.71%	1.95%	2.34%	2.25%

Financial Condition Data
Total assets	$1,367,541	$1,139,761	$1,109,134	$1,048,994	$1,023,907	$917,141	$659,341
Loans	1,183,207	994,022	962,883	926,577	875,823	774,365	586,799
Cash, cash equivalents and securities	81,821	85,810	83,308	57,728	89,021	87,098	40,506
Deposits	1,100,693	962,987	897,430	894,798	871,125	766,355	532,237
Borrowings	106,385	52,037	81,847	40,933	47,781	64,006	53,601

1.	These ratios have been annualized as applicable for the nine month periods ended September 30, 2006 and 2005. No assurances can be given that AmericanWest’s performance for the remaining three months of 2006 will reflect this performance for the entire year.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF FAR WEST

The table below presents selected Far West historical financial data as of and for the five years ended December 31, 2005 and as of and for the nine months ended September 30, 2006 and 2005.

This data should be read in conjunction with the historical consolidated financial statements and related notes of Far West and “Far West Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [ • ]. The selected historical financial data as of and for each of the five years ended December 31, 2001 through December 31, 2005 is derived from Far West’s audited consolidated financial statements and related notes, including its audited financial statements as of and for the years ended December 31, 2003, 2004 and 2005 that are included in this joint proxy statement/prospectus. The financial data as of and for the nine months ended September 30, 2006 and September 30, 2005 is derived from Far West’s unaudited financial statements included in this joint proxy statement/prospectus.

The operating results for the nine months as of or ended September 30, 2006 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 2006. This information is only a summary, and you should read it in conjunction with Far West’s consolidated financial statements and notes thereto included in this joint proxy statement/prospectus.

	As of or for the nine months ended September 30,		As of or for the years ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(dollars in thousands, except per share data)
Consolidated Statements of Earnings Data
Interest income	$27,946	$22,282	$30,471	$22,904	$22,813	$24,153	$24,655
Interest expense	2,839	2,207	2,979	2,292	2,818	3,573	5,514
Net interest income	25,107	20,075	27,492	20,612	19,995	20,580	19,141
Provision for loan losses	1,493	1,702	2,365	1,602	913	1,223	1,052
Net interest income after provision for loan losses	23,614	18,373	25,127	19,010	19,082	19,357	18,089
Noninterest income	4,387	4,571	6,018	5,521	4,509	4,375	4,071
Noninterest expense	14,371	13,716	18,192	16,300	15,045	15,048	13,577
Income before provision for income taxes	13,630	9,228	12,953	8,231	8,546	8,684	8,583
Provision for income taxes	4,929	3,248	4,660	2,860	3,003	2,939	3,064

Net income	$8,701	$5,980	$8,293	$5,371	$5,543	$5,745	$5,519

Cash Dividends Declared per share	$15.00	$10.00	$10.00	$12.00	$11.00	$10.00	$7.00

Historical Per Share Data
Earnings Per Share
Basic	$68.03	$46.75	$64.88	$41.74	$42.95	$44.59	$42.49
Diluted	$68.03	$46.75	$64.88	$41.74	$42.95	$44.59	$42.49
Shareholders’ equity	58,076	49,041	51,135	44,944	41,663	37,453	32,937

Selected Ratios
Return on average shareholders’ equity(1)	22.51%	17.34%	17.65%	12.66%	14.41%	16.32%	17.70%
Return on average assets(1)	2.94%	2.08%	2.14%	1.64%	1.84%	2.63%	2.28%
Net interest margin(1)	8.83%	7.35%	7.50%	6.47%	6.28%	9.11%	7.82%
Average shareholders’ equity as a percentage of average assets	13.85%	12.13%	12.66%	12.04%	13.61%	12.70%	12.56%
Non-performing assets as a percentage of total assets	0.38%	0.41%	0.32%	0.71%	2.39%	2.38%	1.49%

Financial Condition Data
Total assets	$419,463	$404,192	$403,894	$373,289	$306,090	$294,800	$262,182
Loans	323,535	289,568	290,639	261,470	195,972	188,494	177,931
Cash, cash equivalents and securities	69,644	82,959	79,272	77,285	84,333	79,157	61,204
Deposits	350,962	346,477	343,231	302,627	256,974	253,134	223,939
Borrowings	0	0	0	18,058	1,009	0	0

1.	These ratios have been annualized as applicable for the nine month periods ended September 30, 2006 and 2005. No assurances can be given that Far West’s performance for the remaining three months of 2006 will reflect this performance for the entire year.

UNAUDITED COMPARATIVE PER SHARE DATA FOR THE NINE MONTHS

ENDED SEPTEMBER 30, 2006 AND THE YEAR ENDED DECEMBER 31, 2005

The following table summarizes unaudited per share information for AmericanWest and Far West on a historical basis, a pro forma combined basis for AmericanWest and an equivalent pro forma combined basis for Far West. It has been assumed for purposes of the pro forma financial information provided below that (1) for the nine-month period ended September 30, 2006, the merger was completed on January 1, 2006 for income statement purposes, and on September 30, 2006 for balance sheet purposes and (2) for the year ended December 31, 2005, the merger was completed on January 1, 2005 for income statement purposes, and on December 31, 2005 for balance sheet purposes. The following information should be read in conjunction with the audited consolidated financial statements of AmericanWest and Far West as of and for the fiscal year ended December 31, 2005, which are incorporated by reference into this document in the case of AmericanWest and included in this document in the case of Far West, and the unaudited consolidated financial statements of AmericanWest and Far West as of and for the nine-month period ended September 30, 2006, which are incorporated by reference into this document in the case of AmericanWest and included in this document in the case of Far West.

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC, and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger. To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, AmericanWest assumed that (1) the per share cash consideration would be equal to $1,172.46 and (2) the per share stock consideration would be equal to 54.74 AmericanWest shares. The assumption for the per share stock consideration is for illustration only, and the per share stock consideration in the merger will most likely be different. AmericanWest’s book value per share as of December 31, 2005 includes the shares anticipated to be issued by AmericanWest in the merger.

This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The AmericanWest and Far West historical book values per share are computed, respectively, by dividing each company’s total shareholders’ equity by the number of shares of common stock outstanding at the end of the period. The AmericanWest pro forma combined income per share from continuing operations is computed by dividing the pro forma income from continuing operations by the pro forma weighted average number of shares outstanding for the periods presented. The AmericanWest pro forma combined book value per share is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at the end of the period presented. The Far West pro forma equivalent per share amounts are calculated by multiplying the AmericanWest pro forma combined per share amounts by the assumed per share stock consideration of 54.74 AmericanWest shares and assume that a Far West shareholder received all consideration in the form of shares of AmericanWest common stock.

	Nine-months ended September 30, 2006	Year ended December 31, 2005
AmericanWest Historical
Historical per common share:
Income per share from continuing operations
Basic	$0.48	$1.33
Diluted	$0.48	$1.31
Cash dividends declared per common share	$0.06	$0.00
Book value per share	$13.18	$11.58

Far West Historical
Historical per common share:
Income per share from continuing operations
Basic	$68.03	$64.88
Diluted	$68.03	$64.88
Cash dividends declared per common share	$15.01	$10.05
Book value per share	$453.95	$401.30

AmericanWest Pro Forma Combined
Unaudited pro forma per AmericanWest common share:
Income per share from continuing operations
Basic	$0.70	$1.19
Diluted	$0.70	$1.18
Cash dividends declared per common share	$0.06	—
Book value per share	$15.90	$15.01

Far West Pro Forma Equivalent
Unaudited pro forma per Far West common share:
Income per share from continuing operations
Basic	$38.32	$65.14
Diluted	$38.32	$64.59
Cash dividends declared per common share	$3.28	$0.00
Book value per share	$870.30	$821.65

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for AmericanWest common stock on October 18, 2006, the last trading day before the announcement of the signing of the merger agreement, and on [•], 2007, the last practical trading day for which information was available before the date of the printing of this joint proxy statement/prospectus.

	Closing Sales Price
	AmericanWest		Far West(1)	Far West Equivalent(2)
October 18, 2006	$22.24		$429.00	$1,172.46
[•], 2007	[	•]	$429.00	$1,172.46

1.	There are no publicly available quotations of Far West common stock. The most recent trade of Far West common stock occurred in August 2006 when 72 shares were traded at a price of $429.00 per share.
2.	The equivalent price per share data for Far West common stock has been determined by dividing $150,000,000 (the total consideration to be paid in the merger) by the total number of shares of Far West common stock then outstanding. Far West shareholders will be given the opportunity to elect to receive cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock for their Far West shares, but, pursuant to the proration and adjustment procedures described herein, 20% of the total number of shares of Far West common stock will be converted into cash and the remaining 80% of the shares of Far West common stock will be converted into shares of AmericanWest common stock. The number of shares of AmericanWest common stock to be received by those Far West shareholders receiving stock consideration will be determined by dividing $1,172.46 by the average closing price of AmericanWest common stock during the 20 consecutive trading day period ending on the third business day before the effective time of the merger. Therefore, while the number of shares of AmericanWest common stock to be received by those Far West shareholders receiving stock consideration will fluctuate as the market price of AmericanWest common stock fluctuates, the value of the stock consideration is fixed at $1,172.46 and is equal to the per share cash consideration.

Historical Market Prices and Dividend Information

AmericanWest

AmericanWest common stock is listed on the Nasdaq Global Select Market under the symbol “AWBC.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of AmericanWest common stock as reported on the Nasdaq Global Select Market. Information in the following table has been adjusted to reflect the 10% stock dividend paid on February 20, 2004.

Quarter Ended	High	Low	Dividends Declared (per share)
2004
First quarter	$22.00	$18.28	10% stock dividend
Second quarter	19.99	16.45	—
Third quarter	19.22	16.01	—
Fourth quarter	22.59	18.65	—

2005
First quarter	$20.50	$17.85	—
Second quarter	20.88	17.54	—
Third quarter	24.55	19.83	—
Fourth quarter	24.43	22.36	—

2006
First quarter	$26.86	$23.30	$ —
Second quarter	26.65	21.54	0.03
Third quarter	23.33	20.18	0.03
Fourth quarter	25.09	19.98	0.03

2007
First quarter (through [•], 2007)	[•]	[•]	[•]

As of [•], there were [•] outstanding shares of AmericanWest common stock held by approximately [•] holders of record.

The timing and amount of future cash dividends, if any, will depend upon earnings, cash requirements, the financial condition of AmericanWest and its subsidiaries, applicable government regulations and other factors deemed relevant by the AmericanWest board of directors.

Far West

There is no established public trading market for Far West common stock, and no market for Far West common stock is expected to develop if the merger does not occur. No registered broker/ dealer makes a market in Far West common stock, and the Far West common stock is not listed or quoted on any stock exchange or automated quotation system. Far West acts as the transfer agent and registrar for its own stock. As of the record date, there were 127,936 shares of Far West common stock outstanding, which were held by approximately [•] holders of record.

Far West becomes aware of trades of shares as transfer agent of its common stock and generally the prices at which these trades were executed. The following table sets forth the high and low sales price (to the extent known to management of Far West) for trades in its common stock for each quarter during 2004, 2005, 2006 and so far for 2007:

	Number of Trades	Number of Shares Traded	Price		Dividends Paid (per share)
Quarter Ended			High	Low
2004
First Quarter	3	216	$317.00	$317.00	$12.00
Second Quarter	4	256	$326.00	$326.00	—
Third Quarter	4	494	$337.00	$337.00	—
Fourth Quarter	4	176	$348.00	$348.00	—

2005
First Quarter	4	584	$349.00	$349.00	$10.00
Second Quarter	4	264	$366.00	$366.00	—
Third Quarter	3	380	$384.00	$384.00	—
Fourth Quarter	4	117	$402.00	$402.00	—

2006
First Quarter	1	48	$402.00	$402.00	$15.00
Second Quarter	3	75	$407.00	$407.00	—
Third Quarter	1	72	$429.00	$429.00	—
Fourth Quarter	0	0	N/A	N/A	—

2007
First Quarter (through [•], 2007)	0	0	N/A	N/A	—

The most recent trade of the Far West common stock occurred in August 2006, when 72 shares were traded at a price of $429.00 per share.

There have been no additional trades registered with Far West, as transfer agent, that have occurred during the period that are not shown in the table above. Because of limited trading, the prices described above may not be representative of the actual or fair value of the Far West common stock.

Far West is not obligated to register its common stock or, upon any registration, to create a market for its shares.

Far West shareholders are entitled to receive dividends out of legally available funds as and when declared by the Far West board of directors, in its sole discretion. As a Utah corporation, Far West is subject to certain restrictions on dividends under the URBCA. Generally, a Utah corporation may pay dividends unless, after paying the dividend, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. (Far West has only one class of stock outstanding, so no shareholder has preferential rights over any other).

Further, consistent with its policy that holding companies should serve as a source of financial strength for their subsidiary banks, the FRB has stated that, as a matter of prudent banking, a holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition.

Far West’s current dividend policy requires that dividends may be paid by Far West: (1) if Far West Bank declares and pays a dividend to Far West, (2) if Far West Bank reports operating income during the applicable period, (3) if Far West Bank’s leverage ratio is 8.50%, or higher, and (4) if the amount of Far West’s dividends do not exceed net income generated for the previous 12 month period.

In addition, Far West does not engage in separate business activities of a material nature. As a result, its ability to pay dividends depends upon the dividends received from Far West Bank. The ability of Far West Bank, as a Utah banking corporation, to pay dividends is restricted under applicable law and regulations.

Pursuant to Section 7-3-15 of the URBCA, the board of directors of a Utah banking corporation may declare a cash or stock dividend out of the net profits of the bank after providing for all expenses, losses, interest, and taxes accrued or due from the bank, as it shall judge expedient. Before any such dividend is declared, however, not less than 10% of the net profits of the bank for the period covered by the dividend are to be carried to a surplus fund until the surplus of the bank amounts to 100% of its capital. Further, pursuant to Section 7-3-16 of the URBCA, any losses sustained by a Utah banking corporation in excess of its reserves for loan losses and undivided profits are to be charged to its surplus fund. Its surplus fund is to be replenished from net profits, and no dividend may be declared or paid by the bank in excess of one-half of its net profits until its surplus fund is equal to an amount prescribed by the UDFI in writing. As of September 30, 2006, Far West Bank’s capital stock account was $496,299, while its surplus account was $2,544,386.

Additionally, under the provisions of 12 U.S.C. § 1818, the FDIC may prohibit the payment of dividends by a state bank where such payment is deemed to be an unsafe and unsound banking practice.

Far West Bank is also subject to certain restrictions on the payment of dividends as a result of the requirement that it maintain adequate levels of capital in accordance with FDIC regulations. The FDIC’s regulations are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the FDIC assigns a risk weight factor of 0% to 100% to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base. At least half of a bank’s risk-based capital must consist of core (Tier 1) capital, which is comprised of (1) common shareholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized losses on marketable equity securities); (2) certain noncumulative perpetual preferred stock and related surplus; and (3) minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and intangible assets. The remainder, supplementary (Tier 2) capital, may consist of (1) allowance for loan and lease losses, up to a maximum of 1.25% of risk weighted assets; (2) certain perpetual preferred stock and related surplus; (3) hybrid capital instruments; (4) perpetual debt; (5) mandatory convertible debt securities; (6) term subordinated debt; (7) intermediate term preferred stock; and (8) certain unrealized holding gains on equity securities. “Total risk based capital” is determined by combining core capital and supplementary capital.

Accordingly, under the FDIC’s regulatory capital regulations, Far West Bank must maintain a ratio of Tier 1 capital to adjusted total assets ratio of at least 4.0%, a ratio of Tier 1 capital to risk weighted assets of at least 4.0%, and a ratio of total risk based capital to risk weighted assets of at least 8.0%. As of September 30, 2006, Far West Bank had a ratio of Tier 1 capital to adjusted total assets of 13.30%, a ratio of Tier 1 capital to risk-weighted assets of 14.48% and a ratio of total risk based capital to risk-weighted assets of 15.74%. As of that date, Far West Bank could have paid a dividend of $28.9 million and still met these minimum capital requirements.

SUMMARY PRO FORMA FINANCIAL INFORMATION

The following is the summary unaudited pro forma financial information for AmericanWest and Far West giving effect to the merger. The balance sheet information presented gives effect to the merger as if it occurred on September 30, 2006. The income statement information presented gives effect to the merger as if it occurred on the first day of each period presented.

To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, AmericanWest assumed that (1) the per share cash consideration would be equal to $1,172.46 and (2) the per share stock consideration would be equal to 54.74 AmericanWest shares.

AmericanWest expects that it will incur merger and integration charges as a result of the merger. The pro forma combined consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Far West, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of AmericanWest issued after completion of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Far West. The operating results of Far West will be reflected in AmericanWest’s consolidated financial statements from and after the date the merger is completed.

The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the fair values of Far West’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the estimated fair value of the net assets of Far West will change the portion of the purchase price allocable to goodwill. Additionally, changes to Far West’s stockholders’ equity, including net income through the date the merger is completed and the special dividend to be paid to Far West shareholders prior to the effective time of the merger, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information presented in this joint proxy statement/prospectus.

The summary pro forma financial information is based on, and should be read together with, the historical information that is included in this joint proxy statement/prospectus or presented in AmericanWest’s prior filings with the SEC, which are incorporated into this joint proxy statement/prospectus by reference, and the more detailed pro forma unaudited combined consolidated financial information and the notes thereto beginning on page [•].

(Dollars in thousands except per share data)	Pro Forma as of or for the nine months ended September 30, 2006	Pro Forma for the year ended December 31, 2005
Income Statement Data
Interest income	$96,360	$102,846
Interest expense	27,579	22,404

Net interest income	68,781	80,442
Provision for loan losses	6,660	4,730

Net interest income after provision	62,121	75,712
Noninterest income	11,097	14,401
Noninterest expense	54,632	62,801

Loss before income taxes and discontinued operations	18,585	27,313
Benefit for income taxes	6,740	8,079

Income from continuing operations	$11,846	$19,233

Per Share Data
Income from continuing operations—basic	$0.71	$1.20
Income from continuing operations—diluted	0.70	1.19
Cash dividends declared	0.06	0.00
Book value per share	15.90	15.01

Balance Sheet Data
Assets	$1,872,317	$1,605,349
Loans, net	1,481,903	1,229,800
Deposits	1,456,871	1,246,205
Stockholders’ equity	269,920	241,493
Shares outstanding	16,978,738	16,093,148

Share Data
Average shares outstanding
Basic	16,717,125	16,009,421
Diluted	16,897,411	16,196,144

RISK FACTORS

By voting in favor of the merger, Far West shareholders will be choosing to invest in the common stock of AmericanWest and Far West as a combined company to the extent they receive shares of AmericanWest common stock in exchange for their shares of Far West common stock. An investment in the combined company’s common stock contains a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” on page [•], you should carefully consider the matters described below in determining whether to approve the merger agreement.

Risks Related to the Merger

If AmericanWest is unable to integrate the combined operations successfully, its business and earnings may be harmed.

The merger involves the integration of companies that have previously operated independently. Successful integration of Far West’s operations will depend primarily on AmericanWest’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. It is possible that AmericanWest might not be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that AmericanWest’s management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If AmericanWest has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, AmericanWest may experience greater than expected costs or difficulties relating to the integration of the business of Far West, and/or may not realize expected cost savings from the merger within the expected time frame.

Shares eligible for future sale could have a dilutive effect.

Shares of AmericanWest common stock eligible for future sale, including those that may be issued in the acquisition of Far West and any other offering of AmericanWest common stock for cash, could have a dilutive effect on the market for AmericanWest common stock and could adversely affect its market price.

As of December 31, 2006, there were 15,000,000 shares of AmericanWest common stock authorized, of which approximately 11,388,315 shares were outstanding, excluding 79,333 shares of unvested restricted stock. Assuming approval of the amendment to AmericanWest’s articles of incorporation to increase its number of authorized shares, an estimated 5,602,241 additional shares will be issued to Far West shareholders in the merger, based on the average closing price of AmericanWest common stock over the 20 day trading period ending on October 18, 2006 and the number of shares of Far West common stock outstanding on September 30, 2006.

Far West’s directors and executive officers have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Far West’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Far West shareholders generally that may create conflicts of interest. For example, if the merger is completed each of the three executive officers of Far West who have executive supplemental compensation agreements will be entitled to a full retirement benefit, rather than a reduced accrued retirement benefit, if their employment is terminated without cause or if they voluntarily terminate their employment before retirement. As of September 30, 2006, the aggregate difference between the accrued annual benefit and the full annual retirement benefit is $202,606. In addition, if the merger is completed each of the beneficiaries of the three executive officers of Far West who have joint beneficiary designation agreements will be entitled to a full death benefit, rather than no benefit, if the executive’s employment is terminated or if the executive voluntarily terminates employment before retirement. As of September 30, 2006, the aggregate death benefit for the three executive officers was $2,678,730. Finally, if the merger is completed, H. Don Norton, Far West’s President and Chief Executive Officer, and Rick Anderson, Far West’s Executive Vice President and Chief Financial Officer, will each become employees of AmericanWest Bank and receive annual base salaries of $150,000 and $125,000, respectively.

The section “The Merger—Interests of Certain Persons in the Merger” describes the interests that the executive officers and directors of Far West have in the merger that are different from, or in addition to, the interests of Far West shareholders generally.

Risks Related to AmericanWest Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection means AmericanWest and its subsidiaries on a consolidated basis.

Only a limited trading market exists for our common stock which could lead to price volatility.

In the last three months, our average daily trading volume has been [•] shares. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, such a market may not continue or shareholders may not be able to sell their shares.

Our business is subject to interest rate risk, and variations in interest rates may harm our financial performance.

As is true for any banking services provider, unfavorable changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. In addition, while an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. We have no control of these factors. Accordingly, changes in levels of market interest rates could materially harm our net interest spread, asset quality, loan origination volume and overall profitability.

We face strong competition from financial services companies and other companies that offer banking services, which could harm our business.

We conduct our banking operations primarily in central and eastern Washington and northern Idaho. Increased competition in that market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios, and our results of operations and financial condition may otherwise be harmed.

Changes in economic conditions, in particular an economic slowdown in our market area, could harm our business.

Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in eastern and central Washington and northern Idaho (or in Utah following completion of the merger), could result in the following consequences, any of which could materially hurt our business: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or non-interest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans. The States of Washington and Idaho and certain local governments in our market area presently face fiscal challenges the long-term impact of which on either State’s or the local economy cannot be predicted.

A downturn in the real estate market could harm our business.

A significant downturn in the real estate market, especially in those markets served by AmericanWest, could harm our business because a significant portion (approximately 73% as of September 30, 2006) of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans.

Substantially all of our real property collateral is located in central and eastern Washington. Real estate values could be affected by, among other things, an economic slowdown, an increase in interest rates, drought and other natural disasters particular to Washington.

In addition, large concentrations in a single loan type can result in increased risk. We have significant concentrations of credit in commercial real estate loans.

We are dependent on key personnel and the loss of one or more of those key personnel may harm our prospects.

We currently depend heavily on the services of our president and chief executive officer, Robert M. Daugherty, and a number of other key management personnel. The loss of Mr. Daugherty’s services or that of other key personnel could harm our results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry, and we may not be successful in attracting or retaining the personnel we require.

We are subject to extensive regulation which could harm our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because the banking business is highly regulated, the laws, rules and regulations applicable to us are subject to frequent change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. These proposed laws, rules and regulations, or any other laws, rules or regulations, could (1) make compliance much more difficult or expensive, (2) restrict our ability to originate, broker or sell loans or accept certain deposits, (3) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (4) otherwise harm our business or prospects for business.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the ordinary course of our business, we may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be harmed.

Our allowance for loan losses may not be adequate to cover actual losses.

In accordance with GAAP, we maintain an allowance for loan losses. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could harm our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we may decide to increase the allowance for loan losses or regulators may require us to increase this allowance. Either of these occurrences could reduce our future earnings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and AmericanWest and Far West intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (1) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (3) statements about expectations regarding the timing of the closing of the merger; and (4) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of AmericanWest’s and Far West’s respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond AmericanWest’s and Far West’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	changes in accounting principles, policies, or guidelines affecting the businesses conducted by AmericanWest;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	changes in general economic or industry conditions, nationally or in the communities in which AmericanWest conducts business; and

•	other economic, competitive, governmental, regulatory, and technical factors affecting AmericanWest’s operations, products, services, and prices.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page [•] and in AmericanWest’s reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to AmericanWest or Far West or any person acting on behalf of AmericanWest or Far West are expressly qualified in their entirety by the cautionary statements above. Neither AmericanWest nor Far West undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE SPECIAL MEETING OF AMERICANWEST SHAREHOLDERS

Date, Time and Place

This joint proxy statement/prospectus constitutes the proxy statement of AmericanWest for use at the special meeting of AmericanWest’s shareholders to be held on [•], 2007, at [•], at [•] [•].m., local time, and any adjournments of the special meeting.

Matters Considered

At the special meeting, the shareholders of AmericanWest will consider and vote upon proposals to (1) amend AmericanWest’s articles of incorporation to increase the number of authorized shares of AmericanWest common stock from 15,000,000 shares to 50,000,000 shares, (2) amend AmericanWest’s articles of incorporation to change the required vote for future mergers from two-thirds of the outstanding shares of AmericanWest common stock to a majority of the outstanding shares of AmericanWest common stock and (3) approve the merger agreement, which is included as Appendix A. Each of these proposals is discussed in greater detail later in this joint proxy statement/prospectus.

Record Date

The close of business on [•], 2007 was the record date for determining AmericanWest shareholders entitled to receive notice of and to vote at the special meeting.

Voting

On the record date, there were [•] shares of AmericanWest common stock outstanding held by [•] holders of record. Each holder of AmericanWest common stock is entitled to one vote for each share of AmericanWest common stock in that holder’s name on AmericanWest’s books as of the record date on any matter submitted to the vote of the AmericanWest shareholders at the special meeting.

Approval of each of the proposed amendments to the articles of incorporation will require the affirmative vote, in person or by proxy, of a majority of the outstanding shares of AmericanWest common stock. The approval of the plan of merger will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding shares of AmericanWest common stock. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting.

AmericanWest shareholders who wish to vote without attending the special meeting may do so in any of the following ways:

•	By Mail—AmericanWest shareholders may vote by mail by marking their selections on the proxy card, signing and dating their proxy card and mailing it in the enclosed postage-paid envelope. AmericanWest shareholders should sign their name exactly as it appears on the proxy card. If an AmericanWest shareholder is signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), the shareholder should indicate his or her name and title or capacity.

•	By Internet—AmericanWest shareholders may vote by Internet by logging on to the following website: http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen. When prompted for the Voter Control Number, shareholders should enter the number printed just above their name on the front of the proxy card. Please note that all votes cast by Internet must be completed and submitted prior to [•], 2007 at [•].m., Central Time. An Internet vote authorizes the named proxies to vote shares to the same extent as if the shareholder marked, signed, dated and returned his or her proxy card.

•	By Telephone—AmericanWest shareholders may vote by telephone by calling toll free 1-800-555-8140 and following the instructions. When asked for the Voter Control Number, AmericanWest shareholders should enter the number printed just above their name on the front of the proxy card. Please note that all votes cast by telephone must be completed and submitted prior to [•], 2007 at [•].m., Central Time. A telephone vote authorizes the named proxies to vote shares to the same extent as if the AmericanWest shareholder marked, signed, dated and returned his or her proxy card.

For shares held in street name, AmericanWest shareholders should follow the voting directions provided by their broker or nominee. AmericanWest shareholders may complete and mail a voting instruction card to their broker or nominee, or, in most cases, submit voting instructions by telephone or the Internet. If specific voting instructions are provided by mail, telephone or the Internet by the shareholder, the shares will be voted by the broker or nominee as directed.

Shares of AmericanWest common stock that are not represented in person or by proxy at the special meeting will not be counted in determining whether a quorum is present and will not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter will be voted FOR each of the amendments to the articles of incorporation and the merger in accordance with the recommendation of the board of directors of AmericanWest. Abstentions and broker non-votes will be counted towards a quorum, but abstentions and broker non-votes are the equivalent of “against” votes with respect to approval of each of the amendments to the articles of incorporation and the merger and authority to vote for adjournments to solicit additional proxies.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of AmericanWest common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow AmericanWest’s shareholders who have already sent in their proxies to revoke them at any time before their use.

Revocation of Proxies

Any proxy in the form enclosed for AmericanWest shareholders that is properly completed and returned in time for voting with a choice specified on a proposal will be voted in accordance with that specification.

AmericanWest shareholders may revoke a proxy at any time by (1) sending written notice of revocation to the Corporate Secretary of AmericanWest before the special meeting; (2) executing and delivering a proxy for the special meeting bearing a later date; or (3) attending the special meeting and voting in person. But simply attending the AmericanWest special meeting will not revoke any proxy.

Proxies which do not provide the proxy holders with direction in voting on either amendment to the articles of incorporation or the merger or with respect to adjournments will be voted FOR both amendments to the articles of incorporation and the merger agreement and FOR granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of AmericanWest, and AmericanWest shareholders who have provided such proxies will not be eligible to assert their dissenters’ rights.

Participants in the AmericanWest Bank 401(k) Retirement Savings Plan

Shares held in the AmericanWest Bank 401(k) Retirement Savings Plan will be voted by The Charles Schwab Trust Company, the plan’s trustee, in accordance with the instructions provided by the plan’s administrative committee. AmericanWest shareholders will not receive any materials with respect to the shares held in the plan’s trust.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of AmericanWest. AmericanWest will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of AmericanWest, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. AmericanWest will pay printing, postage and mailing costs for preparation and mailing of the joint proxy statement/prospectus. All other costs, including legal and accounting fees, will be borne by the party incurring such costs. In addition, AmericanWest has retained a professional proxy solicitation firm, The Altman Group, to assist in soliciting proxies. AmericanWest will pay a fee in the amount of $9,500 to The Altman Group for its services and will also reimburse it for its costs and expenses.

THE SPECIAL MEETING OF FAR WEST SHAREHOLDERS

Date, Time and Place

This joint proxy statement/prospectus constitutes the proxy statement of Far West for use at the special meeting of Far West’s shareholders to be held on [•], 2007, at The Riverside Country Club, 2701 North University Avenue, Provo, Utah 84604, at [•] [•].m., and any adjournments of the special meeting.

Matters Considered

At the special meeting, the shareholders of Far West will consider and vote upon a proposal to approve the merger agreement, which is included as Appendix A.

Record Date

The close of business on [•], 2007 was the record date for determining Far West shareholders entitled to receive notice of and to vote at the special meeting.

Voting

On the record date, there were 127,936 shares of Far West common stock outstanding, which were held by [•] holders of record. Each holder of Far West common stock is entitled to one vote for each share of Far West common stock in that holder’s name on Far West’s books as of the record date on any matter submitted to the vote of the Far West shareholders at the special meeting.

Approval of the plan of merger will require the affirmative vote, in person or by proxy, of a majority of the shares of Far West common stock outstanding. Authorization to adjourn the special meeting, if necessary, to solicit additional proxies requires the favorable vote of a majority of the shares represented at the special meeting. As of the record date, shareholders holding approximately [•]% of Far West’s common stock have agreed to vote in favor of the merger as discussed in the section “The Merger Agreement—Voting Agreements.”

Shares of Far West common stock that are not represented in person or by proxy at the special meeting will not be counted in determining whether a quorum is present and will not be deemed present at the special meeting. Proxies submitted by any shareholder that are unmarked as to any matter will be voted FOR the merger in accordance with the recommendation of the board of directors of Far West. Abstentions will be counted towards a quorum, but abstentions are the equivalent of “against” votes with respect to the approvals of the merger and authority to vote for adjournments to solicit additional proxies.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of Far West common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Far West’s shareholders who have already sent in their proxies to revoke them at any time before their use.

Revocation of Proxies

Any proxy in the form enclosed for Far West shareholders that is properly completed and returned in time for voting with a choice specified on a proposal will be voted in accordance with that specification.

Far West shareholders may revoke a proxy at any time by (1) sending written notice of revocation to the Corporate Secretary of Far West before the special meeting; (2) executing and delivering a proxy for the special meeting bearing a later date; or (3) attending the special meeting and voting in person. But simply attending the Far West special meeting will not revoke any proxy.

Proxies which do not provide the proxy holders with direction in voting on the merger or with respect to adjournments will be voted FOR the merger agreement and FOR granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of Far West, and Far West shareholders who have provided such proxies will not be eligible to assert their dissenters’ rights.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of Far West. Far West will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of Far West, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. Far West will pay printing, postage and mailing costs for preparation and mailing of the joint proxy statement/prospectus to Far West shareholders. All other costs, including legal and accounting fees, will be borne by the party incurring such costs.

Outstanding Voting Securities

Far West has only one class of voting securities outstanding, Far West common stock. Shareholders of record entitled to notice of and to vote at the special meeting have been determined as of the record date, [•], 2007, and, as of such date, 127,936 shares of Far West common stock were outstanding, all of which are entitled to vote at the special meeting.

The following table sets forth certain information regarding the ownership of Far West common stock as of [•], 2007 by each of the following:

•	the directors of Far West,

•	the executive officers of Far West,

•	any person (including any group) who is known to Far West to be the beneficial owner of more than 5% of the outstanding shares of Far West common stock; and

•	the directors and executive officers of Far West as a group.

Under the rules of the SEC, beneficial ownership includes voting or investment power that is sole or shared. The percentage of beneficial ownership for the following table is based upon 127,936 shares of the Far West common stock outstanding as of [•], 2007. To Far West’s knowledge, unless indicated in the footnotes to this table, each person named in the table has sole voting and investment power with respect to all shares of stock attributed to him or her. The references to ownership are derived from Far West’s share transfer records. As reflected in the table below, some of the Far West common stock is deemed to be owned by more than one person, as more than one person has the power to vote or dispose of those shares.

Name	Position	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Michael M. Andersen	Senior Vice President/ Loans of Far West Bank and Director of Far West Bank	1,342	(1)	1.05%

Rick W. Anderson	Executive Vice President, Chief Financial Officer and Director	1,905	(2)	1.49%

Ivan T. Call	Chairman of the Board	4,595	(3)	3.59%

Glade Kuhni 1195 East 820 North Provo, Utah 84604	Secretary and Director	11,324	(4)	8.85%

Name	Position	Number of Shares of Common Stock Beneficially Owned		Percent of Class

Kuhni Investments, L.C. 1195 East 820 North Provo, Utah 84604	5% Shareholder	9,550	(5)	7.46%

Dr. Enoch A. Ludlow 74 West 100 South Spanish Fork, Utah 84660	Director	12,913	(6)	10.09%

Ludlow Properties, L.C. 74 West 100 South Spanish Fork, Utah 84660	5% Shareholder	7,325	(7)	5.73%

C. Blaine Norton	Director	0		*

H. Don Norton 2553 North 530 East Provo, Utah 84604	President, Chief Executive Officer and Director	16,187	(8)	12.65%

H. D. & R. R. Norton Investment LLC 2553 North 530 East Provo, Utah 84604	5% Shareholder	9,235	(9)	7.22%

Directors and executive officers as a group (7 persons)		48,266		37.73%

*	Less than 1%
(1)	Includes 1,342 shares held by Mr. Andersen and Sheryl S. Andersen, his spouse, as trustees of the Andersen Family Trust.
(2)	Includes 1,182 shares held in the Rick W. and Cindy B. Anderson Revocable Trust, for which Mr. Anderson serves as co-trustee. Also includes 723 shares held in an individual retirement account for the benefit of Mr. Anderson.
(3)	Includes 2,098 shares held in the Sharlene R. Call Revocable Trust, for which Mr. Call is trustee, and 2,497 shares held in the Ivan T. Call Revocable Trust, for which Sharlene R. Call, Mr. Call’s spouse, is trustee.
(4)	Includes 194 shares held by Mr. Kuhni individually, and 9,550 shares held by Kuhni Investments, L.C., for which Mr. Kuhni serves as managing member. Also includes 1,192 shares held by an individual retirement account for the benefit of Mr. Kuhni. Also includes 388 shares held jointly with David Paul Kuhni, Mr. Kuhni’s son.
(5)	Glade Kuhni serves as managing member of Kuhni Investments, L.C.
(6)	Includes 7,325 shares held by Ludlow Properties, L.C., for which Dr. Ludlow serves as managing member. Also includes 5,561 shares held by the Enoch A. Ludlow Family Partnership, for which Dr. Ludlow and his spouse, Caroline W. Ludlow, serve as managers. Also includes 27 shares held jointly with Enoch A. Ludlow, Jr., Mr. Ludlow’s son.
(7)	Enoch A. Ludlow serves as managing member of Ludlow Properties, L.C.
(8)	Includes 258 shares held in individual retirement accounts for the benefit of Mr. Norton. Also includes 9,235 shares held in H. D. & R. R. Norton Investment LLC of which Mr. Norton serves as manager, and 6,105 shares held by B & D Norton Investments LLC, for which Mr. Norton serves as manager. Also includes 589 shares held in an individual retirement account for the benefit of Rhonda R. Norton, Mr. Norton’s spouse.
(9)	H. Don Norton serves as manager of H. D. & R. R. Norton Investment LLC.

Each director of Far West or Far West Bank listed above has agreed to vote his shares in favor of the merger agreement, as more fully described in the “The Merger Agreement—Voting Agreements.”

FIRST AMENDMENT TO AMERICANWEST ARTICLES OF INCORPORATION

(for AmericanWest shareholders only)

At the AmericanWest special meeting, AmericanWest shareholders will be asked to consider and vote on a proposed amendment to Article IV of the AmericanWest articles of incorporation to increase the number of authorized shares of AmericanWest common stock from 15,000,000 shares to 50,000,000 shares. The amendment is required because AmericanWest does not currently have a sufficient number of authorized but unissued shares of its common stock to issue to shareholders of Far West in the merger.

As of December 31, 2006, there were 11,388,315 shares of AmericanWest common stock outstanding and 79,333 shares of common stock reserved for issuance under its existing stock option and other equity award plans. Based upon the 127,936 shares of Far West common stock represented by Far West in the merger agreement to be issued and outstanding as of October 18, 2006, and assuming an exchange ratio of 54.74 shares of AmericanWest common stock for each share of Far West common stock, AmericanWest would be required to issue 5,602,241 shares of its common stock to shareholders of Far West in the merger taking into account the 80%/20% stock/cash split. The assumed exchange ratio noted above is used for illustrative purposes only.

Except as described in the preceding paragraph, AmericanWest has no other definitive plans to issue any of the other shares of its common stock to be authorized as a result of the proposed amendment to its articles of incorporation. These shares may be issued by AmericanWest for any corporate purpose including, for example, future stock offerings or other capital raising plans, in connection with the acquisition of other companies or businesses, under employee benefit or stock option plans or for stock dividends. If the proposal to amend the AmericanWest articles of incorporation is approved, generally no further shareholder approval would be necessary for the issuance of all or any portion of the additional shares of common stock, unless required by law or any rule or regulations to which AmericanWest is subject. Any future issuance of AmericanWest common stock could have a dilutive effect on those shareholders of AmericanWest who paid a higher consideration per share for their stock, depending upon the consideration per share received by AmericanWest in connection with any such future issuance, and will reduce the percentage ownership interest of shareholders in AmericanWest who do not participate in any such future issuance. AmericanWest’s shareholders do not have preemptive rights to purchase additional shares of any class of AmericanWest’s capital stock.

The availability for issuance of the additional shares of AmericanWest common stock and any issuance thereof, or both, may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of AmericanWest.

A form of this proposed amendment to the articles of incorporation of AmericanWest is set forth as Annex G to this joint proxy statement/prospectus. If the proposal is approved, AmericanWest will file articles of amendment to its articles of incorporation with the Washington Secretary of State as soon as practicable after the AmericanWest special meeting. Approval of the proposed amendment requires the favorable vote of the holders of a majority of the outstanding shares of AmericanWest common stock entitled to vote.

The AmericanWest board of directors recommends that shareholders of AmericanWest vote FOR this proposal.

SECOND AMENDMENT TO AMERICANWEST ARTICLES OF INCORPORATION

(for AmericanWest shareholders only)

At the AmericanWest special meeting, AmericanWest shareholders will be asked to consider and vote on a proposed amendment to adopt a new Article VIII of its articles of incorporation to change the required shareholder vote for approval of future mergers (other than the proposed merger with Far West Bancorporation) from two-thirds of the outstanding shares of AmericanWest common stock entitled to vote on the merger (which is the requirement of the WBCA unless the articles of incorporation provide otherwise) to a majority of the outstanding shares of AmericanWest common stock entitled to vote on the merger. The amendment is being proposed so that AmericanWest may save the expenses associated with soliciting a super-majority of outstanding shares for future mergers.

While proponents of super-majority requirements often argue that such provisions protect minority shareholders and guard important provisions against changes based on short-term shifts in public sentiments, an increasing number of investors have come to believe that super-majority requirements allow minorities to protect their special interests and block proposals supported by most shareholders. Given that abstentions and broker non-votes count against proposals to approve a merger, it could be difficult to achieve the super-majority vote necessary to approve future mergers supported by a majority of shareholders. Accordingly, an increasing number of companies have been taking actions to remove such super-majority voting provisions.

AmericanWest is committed to good corporate governance. Accordingly, the AmericanWest board of directors considered the various positions for and against super-majority provisions relating to merger approvals, particularly in light of evolving corporate governance practices and investor sentiment. The board recognizes that super-majority requirements are not favored in emerging practices in the area of corporate governance, as they may be used to defeat the wishes of a majority of shareholders. The board consulted management and certain outside advisors of AmericanWest when it considered the various positions for and against the super-majority requirement of the WCBA, and noted that the WCBA itself provides for majority approval if such is permitted in a corporation’s articles of incorporation. The board has determined that adopting a resolution approving this addition to the articles of incorporation, as permitted by the WCBA, that will remove the default super-majority requirement of the WCBA in the absence of such a provision is in the best interests of AmericanWest and its shareholders.

If the amendment to the articles of incorporation is adopted pursuant to this proposal, Article VIII of the articles of incorporation would be added to read as follows:

“Article VIII. Any proposal to adopt a plan of merger submitted by the Board of Directors to the shareholders for approval may be approved by the affirmative vote of a majority of the holders of the outstanding shares of the corporation’s stock entitled to vote on the plan of merger.”

If the proposal is approved, AmericanWest will file articles of amendment to its articles of incorporation with the Washington Secretary of State as soon as practicable after the AmericanWest special meeting. Approval of the proposed amendment requires the favorable vote of the holders of a majority of the outstanding shares of AmericanWest common stock entitled to vote.

If approved, this proposal will not be effective for purposes of approving the proposed merger with Far West, which will still require the approval of two-thirds of the outstanding shares of AmericanWest common stock entitled to vote on the merger.

The AmericanWest board of directors recommends that shareholders of AmericanWest vote FOR this proposal.

THE MERGER

General

The boards of directors of AmericanWest and Far West have approved the merger agreement providing for the merger of Far West with and into AmericanWest and the subsequent merger of Far West Bank with and into AmericanWest Bank.

Background of the Merger

From time to time, the board of directors of Far West has considered various strategic alternatives to enhance and to maximize shareholder value. These strategic alternatives include continuing as an independent institution, as well as establishing or acquiring additional branch offices or other small banks. As a result, from 1984 to 2004, Far West Bank completed one whole bank acquisition and three branch acquisitions from other financial institutions and acquired the assets and liabilities of a bank in receivership from the FDIC as described in more detail under “Information About Far West.” The Far West board of directors has also considered other methods to enhance shareholder value, including possibly electing S corporation status for federal income tax purposes.

The board has also observed the considerable consolidation in the financial institutions industry occurring in recent years. Therefore, the Far West board of directors has monitored and explored expansion and acquisition opportunities for several years.

Over the last several years, Far West has periodically received inquiries from potential acquirers and merger partners. However, until August 2006, Far West had not received a written expression of interest nor had it entered into a confidentiality agreement to share information with any potential acquirer or merger partner.

AmericanWest’s president and chief executive officer, Robert M. Daugherty, and Far West’s president and chief executive officer, H. Don Norton, have known each other since 1997, having served together on the boards of directors of the Utah Bankers Association and Western Independent Bankers. On August 21, 2006, Mr. Daugherty visited Mr. Norton at his office in Provo, Utah. During that meeting, Mr. Daugherty first presented the possibility of a merger of the two companies. At that meeting, Mr. Norton expressed interest in discussing the possibility of a merger with its executive committee.

At the August 22, 2006 meeting of the AmericanWest board of directors, the board heard a presentation from KBW outlining a possible merger of the two companies and adopted a resolution authorizing Mr. Daugherty to proceed with further discussions with Far West.

On August 24, 2006, Mr. Daugherty and AmericanWest director Donald H. Livingstone met with the Far West executive committee in Provo, Utah. In order to facilitate the exploration of a potential transaction, on August 30, 2006, Far West and AmericanWest executed a reciprocal confidentiality agreement, whereby they agreed to keep confidential any confidential information received from the other.

On September 5, 2006, members of Far West’s executive committee met with members of AmericanWest’s executive team and its board chairman, Craig D. Eerkes, in Spokane, Washington.

Following mutual expressions of continuing interest, the AmericanWest board of directors, at a special meeting of the board held on September 8, 2006, authorized Mr. Daugherty to send a letter of interest to Far West. That same day, AmericanWest presented Mr. Norton a non-binding letter of interest, including suggested possible merger terms, to formalize its interest to acquire Far West subject to, among other things, the satisfactory completion of AmericanWest’s due diligence.

The terms included in the non-binding letter of interest included a proposed aggregate purchase price of $150 million, of which 80% would be paid in the form of AmericanWest stock and 20% in cash. The non-binding letter also indicated that a special dividend of any Far West capital at closing in excess of $50 million, subject to certain adjustments, would be permitted. This proposed consideration amount and mix was deemed by AmericanWest, following commentary thereon by KBW, to meet AmericanWest’s internal financial return modeling requirements. AmericanWest also believed that the proposal was comparable to current pricing for bank acquisition transactions in the Western United States, and would be favorably received by Far West.

Over the week of September 11, 2006, the parties further discussed the potential merger as proposed in the non-binding letter of interest. On September 18, 2006, Ivan Call, chairman of the Far West board of directors, and Mr. Norton informed the Far West board of directors of the ongoing discussions with AmericanWest, and presented the letter of interest to the board. After thorough consideration of the letter of interest, the Far West board unanimously instructed Mr. Call and Mr. Norton to proceed to negotiate a definitive agreement based upon the financial terms set forth in the non-binding letter of interest and to engage an independent investment banking firm to provide a fairness opinion. The board also decided to temporarily suspend pursuit of an S corporation election by Far West, as the board believed that if Far West were able to enter into a definitive agreement based on the terms presented in the letter of interest, the proposed transaction would provide greater enhancement to shareholder value than continuing as an independent institution, even with an S corporation election.

AmericanWest conducted on-site due diligence of Far West on September 22 to 24, 2006. On September 26, 2006 the AmericanWest board of directors reviewed the due diligence reports and authorized Mr. Daugherty to proceed to negotiate the acquisition of Far West.

On September 29, 2006, Mr. Norton contacted Sheshunoff and requested that Sheshunoff serve as Far West’s financial advisor with respect to the proposed transaction and render an opinion as to the fairness of the proposed merger from a financial point of view to the holders of the Far West common stock. By letter agreement dated as of October 2, 2006, Far West retained Sheshunoff as its independent financial advisor in connection with Far West’s consideration of a possible business combination involving it and AmericanWest.

On September 29, 2006, AmericanWest presented Far West with an initial draft of the merger agreement. That draft was promptly distributed by Far West’s management to its executive committee and Jenkens & Gilchrist, Far West’s counsel. Far West and its counsel presented initial comments to those drafts to AmericanWest and its counsel on October 10, 2006. From October 11, 2006, to October 18, 2006, management of both Far West and AmericanWest, and their respective legal counsel, negotiated the merger agreement and related documents.

On October 17, 2006, Far West’s board of directors held a meeting to consider the merger with AmericanWest. Representatives of Sheshunoff and Jenkens & Gilchrist also attended the meeting telephonically. At this meeting, representatives of Jenkens & Gilchrist reviewed the terms and conditions of the merger agreement and related documents with the board and discussed the legal obligations and fiduciary duties of the board in its consideration of the proposed merger with AmericanWest and certain other matters. Also at this meeting, representatives of Sheshunoff made a presentation to the board, which included an analysis of the proposed merger with AmericanWest, a summary of relevant merger transactions in the banking and thrift industry since January 1, 2005, as compared to the proposed merger between Far West and AmericanWest, valuation analyses and other financial information relevant to the consideration of AmericanWest’s proposal. Before that meeting, Sheshunoff delivered its written opinion, confirmed orally during the meeting, that, as of that date and based upon and subject to the matters stated in the opinion, the merger consideration to be received by Far West shareholders is fair to such shareholders from a financial point of view.

Based upon Far West’s board of directors review and discussion of the merger agreement, the opinion of Sheshunoff and other relevant factors (described below in “—Reasons for the Merger”), the board, by unanimous vote of all directors, authorized and approved the execution of the merger agreement with AmericanWest, and authorized Mr. Call or Mr. Norton to execute the merger agreement on behalf of Far West. The board found that the proposed transaction would provide greater enhancement to shareholder value than continuing as an independent institution, even with an S corporation election.

The board of directors of AmericanWest also met on October 17, 2006, at which time KBW orally issued its fairness opinion to the AmericanWest board. The AmericanWest board thereafter unanimously gave its approval to the merger agreement.

That same day, AmericanWest and Far West executed a definitive merger agreement and the voting agreements were executed and delivered to AmericanWest. That evening, signature pages to the merger agreement, the voting agreements and related documents were exchanged by the parties. The companies worked together on a press release announcing the signing of the merger agreement, which was publicly disseminated before the opening of the stock markets on the morning of October 19, 2006.

Recommendation of the AmericanWest Board of Directors and Reasons of AmericanWest for the Merger

The AmericanWest board of directors believes the merger is in the best interests of AmericanWest and the AmericanWest shareholders. The merger will enable AmericanWest to expand and strengthen its community banking presence in the State of Utah. Therefore, the AmericanWest board unanimously recommends that AmericanWest shareholders vote FOR the approval of the plan of merger and the consummation of the transactions contemplated by the merger agreement.

During its deliberations regarding the approval of the merger agreement, the board of directors of AmericanWest consulted with AmericanWest’s executive management and its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

•	the compatibility of the merger with the strategy of AmericanWest to expand into high growth markets;

•	the board’s assessment that the opportunity to merge with and build upon the existing branch structure of a high performance, well established Utah institution would place AmericanWest approximately five years ahead of schedule in its strategic plan to expand full service banking operations into the high growth Utah market than would otherwise occur by embarking upon a program of de novo expansion to supplement its Utah loan production office established earlier this year;

•	the reputation of Far West for community banking and financial services;

•	the board’s assessment of the business, operations, capital level, asset quality, financial condition and earnings of Far West on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings. This assessment was based in part on presentations by KBW, AmericanWest’s financial advisor, and its management and the results of the due diligence investigation of Far West conducted by AmericanWest’s management and financial and legal advisors;

•	the benefits to the combined company and its customers to offer a broader array of products and services to Far West’s customers, including higher lending limits and greater financial resources to remain competitive over the long term;

•	the board’s assessment of the potential opportunity to enhance shareholder and franchise value and position AmericanWest for long term growth;

•	the board’s belief that the two companies share a common vision of the importance of customer service and that management and employees of Far West and AmericanWest possess complementary skills and expertise;

•	the potential opportunities to reduce operating costs and enhance revenue, basing these assumptions on the board’s and management’s present assessment of where savings could be realized based upon the present independent operations of Far West (actual savings in some or all of these areas could be higher or lower than currently expected);

•	the board’s assessment of the prior experience and personal knowledge of AmericanWest’s chief executive officer and other members of his executive management team with the Utah market;

•	the board’s assessment of Far West’s strong customer base, including the seasoned and diverse nature of Far West’s deposit base;

•	AmericanWest management’s prior record of integrating acquired financial institutions, and the likelihood of being able to effectively complete the merger and integrate the two companies into one; and

•	the information presented by KBW to the board with respect to the merger and its opinion that, as of the date of presentation, the merger consideration to be paid by AmericanWest to the holders of Far West common stock was fair from a financial point of view.

The AmericanWest board did not assign any relative or specific weights to the factors considered in reaching its determination, and individual directors may have given differing weights to different factors.

Recommendation of the Far West Board of Directors and Reasons of Far West for the Merger

The Far West board of directors has unanimously approved the merger agreement and unanimously recommends that the Far West shareholders vote FOR approval of the merger agreement.

The Far West board of directors has determined that the merger is fair to, and in the best interests of, the Far West shareholders. In approving the merger agreement, the Far West board consulted with Sheshunoff with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of Far West common stock and with its outside legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Far West board also considered a number of factors, including the following:

•	the Far West board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Far West;

•	the current and prospective environment in which Far West operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	that Far West shareholders will receive part of the merger consideration in shares of AmericanWest common stock, which is publicly traded on the Nasdaq Global Select Market, compared to the absence of a public market for the Far West common stock;

•	the treatment of the merger as a tax-free exchange for federal income tax purposes with respect to the Far West common stock exchanged for AmericanWest common stock;

•	the results that could be expected to be obtained by Far West if it continued to operate independently, and the likely benefits to Far West shareholders of that course of action, as compared with the value of the merger consideration being offered by AmericanWest;

•	the ability of AmericanWest to receive the requisite regulatory approvals in a timely manner;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits the Far West board of directors, in the exercise of its fiduciary duties under certain conditions, to furnish information to a third party that has submitted an unsolicited proposal to acquire Far West;

•	merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services;

•	the effects of the merger on Far West’s employees;

•	the agreements of AmericanWest to use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance, to continue to provide indemnification for Far West’s directors and officers, and to honor existing employee benefits;

•

that some of Far West’s directors and executive officers have other financial interests in the merger that are in addition to their interests as Far West shareholders, including as a result of compensation arrangements with Far West and the manner in which they would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with AmericanWest in connection with the merger;

•	that the cash portion of the merger consideration will be taxable to Far West shareholders upon completion of the merger;

•	the requirement that Far West conduct its business in the ordinary course and the other restrictions on the conduct of the Far West’s business before completion of the merger, which may delay or prevent Far West from undertaking business opportunities that may arise before completion of the merger; and

•	that under the merger agreement Far West could not solicit competing proposals for the acquisition of Far West.

The board also considered the financial presentation of Sheshunoff and the opinion of Sheshunoff dated as of October 17, 2006 that, as of October 17, 2006 (the date on which the Far West board of directors approved the merger agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the total aggregate consideration to be received from AmericanWest is fair, from a financial point of view, to the holders of Far West common stock.

The financial presentation of Sheshunoff included a variety of financial analyses of the proposed transaction which were considered by the Far West board in making its determination that the merger is fair to, and in the best interests of, the Far West shareholders. In two instances, the analyses did not support Far West’s recommendation that Far West shareholders vote in favor of the merger.

First, the analysis showed that Far West’s pro forma ownership in the combined company was less than its equivalent contribution to pro forma net income. But, because the other four factors considered in the contribution analysis (tangible equity, assets, loans and deposits) showed that Far West’s pro forma ownership in the combined company was greater than its equivalent contribution, the Far West board concluded that the overall contribution analysis supported its recommendation.

Second, the analysis showed that the proposed transaction was expected to be dilutive on an earnings per share basis to Far West shareholders during the first year following closing, without giving any consideration to revenue enhancements or expense savings. The Far West board concluded that this was acceptable with respect to its recommendation, given the expectation that the proposed transaction would be accretive on an earnings per share basis to Far West shareholders during the second year following closing (without any consideration given to revenue enhancements or expense savings) and immediately accretive to tangible book value per share.

The reasons set out above for the merger are not intended to be exhaustive but include all material factors considered by the Far West board of directors in approving the merger. In reaching its determination, the Far West board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the Far West board of directors believed that the merger was in the best interest of the Far West shareholders, and therefore the Far West board unanimously approved the merger. In addition, all members of the Far West and Far West Bank boards of directors have agreed to vote the Far West common stock over which they have voting authority in favor of the merger agreement.

Consideration to be Received in the Merger

Far West. The total consideration to be paid by AmericanWest in the merger is approximately $150 million. In addition, subject to certain restrictions, the merger agreement provides for Far West to pay a special dividend to its shareholders before the effective time of the merger in the aggregate amount by which Far West’s shareholders’ equity before the effective time of the merger exceeds $50 million, after taking into account certain adjustments. The amount of the special dividend is expected to be approximately $ [•] million.

Far West shareholders will have the right to elect to receive merger consideration for their shares of Far West common stock in the form of cash or shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock. Under the merger agreement, AmericanWest will provide 80% of the merger consideration in the form of AmericanWest common stock and 20% in the form of cash.

Each Far West shareholder may specify a different election with respect to different whole shares owned. For example, if a Far West shareholder owns 100 Far West shares, the shareholder could make a cash election with respect to 40 shares and a stock election with respect to the other 60 shares. In the event of proration and adjustment, a Far West shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected. Accordingly, regardless of whether a Far West shareholder makes solely a cash election or solely a stock election, the shareholder may nevertheless receive a combination of cash and stock due to proration and adjustment.

Whether a Far West shareholder makes a cash election or a stock election, the value of the consideration that the shareholder will receive as a result of the merger will be equal to $1,172.46 per share of Far West common stock.

AmericanWest. Shares of AmericanWest common stock will remain issued and outstanding as a result of the merger.

Cash Election

The merger agreement provides that each Far West shareholder who makes a valid election to have all or part of the shareholder’s shares of Far West common share converted to cash, referred to as a cash election, will have the right to receive, in exchange for each share of Far West common stock so elected, an amount in cash equal to $1,172.46 or the “Far West common stock value” (as described below), subject to proration and adjustment. This cash amount is referred to as “cash consideration.” The shares of Far West common stock for which valid cash elections are made are referred to as “cash election shares.”

The “Far West common stock value” is the amount obtained by dividing (1) $150,000,000 by (2) the total number of shares of Far West common stock outstanding immediately before the effective time of the merger. Far West has 127,936 shares outstanding and has agreed in the merger agreement not to issue any additional shares without the prior written approval of AmericanWest. Accordingly, the Far West common stock value is anticipated to be $1,172.46.

Stock Election

The merger agreement provides that each Far West shareholder who makes a valid election to have all or part of the shareholder’s shares of Far West common stock converted to shares of AmericanWest common stock, referred to as a stock election, will have the right to receive, in exchange for each share of Far West common stock so elected, subject to proration and adjustment, a number of shares of AmericanWest common stock equal to the Far West common stock value (as described above, and which will be $1,172.46), divided by the “AmericanWest measuring price,” which is the average closing price of AmericanWest common stock over the 20 consecutive trading-day period ending on the third business day before the effective time of the merger. This number of shares of AmericanWest common stock is referred to as “stock consideration.” The shares of Far West common stock for which valid stock elections are made are referred to as “stock election shares.”

Fractional Shares

No fractional shares of AmericanWest common stock will be issued in the merger. For each fractional share that would otherwise be issued, AmericanWest will pay cash in an amount equal to such fraction multiplied by the AmericanWest measuring price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Undesignated Shares

Far West shareholders who (1) do not elect to receive cash or shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock in the merger, (2) whose elections are not received by the exchange agent by the election deadline, or (3) whose forms of election are improperly completed or are not signed will be deemed not to have made an election. Shares of Far West common stock held by such shareholders are referred to as “undesignated shares.”

Far West shareholders deemed not to have made an election may be paid in cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock depending on the results of proration and adjustment described below, the number of valid cash elections and stock elections made by other Far West shareholders and the number of shares held by Far West shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of the URBCA. The shares held by such dissenting Far West shareholders are referred to as “Far West dissenting shares.” A summary of the rights of Far West dissenting shares is set forth in the section entitled “Far West Dissenters’ Rights” beginning on page [•].

Proration and Adjustment

AmericanWest will provide 80% of the merger consideration in the form of shares of AmericanWest common stock and 20% (or $30 million) in the form of cash. The number of shares of Far West common stock to be converted into the right to receive the cash consideration, referred to as the “cash election number,” in the merger will always remain fixed at 20% of the difference between (1) the total number of shares of the Far West common stock outstanding immediately before the effective time of the merger and (2) the number of Far West dissenting shares, if any. The number of shares of Far West common stock to be converted into the right to receive the stock consideration, referred to as the “stock election number,” in the merger will always remain fixed at the difference between (1) the total number of shares of the Far West common stock outstanding immediately before the effective time of the merger and (2) the sum of (a) the cash election number and (b) the number of Far West dissenting shares.

The cash and stock elections are subject to proration and adjustment to preserve the limitations described in the preceding paragraph on the number of shares of AmericanWest common stock to be issued and the amount of cash to be paid in the merger. As a result, even if a Far West shareholder makes a cash election or a stock election with respect to all of his or her shares, that shareholder may nevertheless receive a combination of cash and shares of AmericanWest common stock.

Adjustment if there are Excess Cash Election Shares

Shares of AmericanWest common stock may be issued to Far West shareholders even where valid cash elections have been made if the $30 million in cash is oversubscribed.

If the number of cash election shares is greater than the cash election number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	all stock election shares and all undesignated shares will be converted into the right to receive the stock consideration; and

•	all cash election shares will be converted into the right to receive stock consideration or cash consideration in the following manner:

–

cash election shares that represent in excess of 20% of the total number of shares of Far West common stock held by any Far West shareholder, referred to as “excess cash election shares,” will be deemed converted to stock election shares on a pro rata basis for each holder of shares of Far

West common stock with respect to those shares, if any, of that holder that are excess cash election shares so that the number of excess cash election shares so converted, when added to the existing stock election shares, will equal as closely as practicable the stock election number, and all such excess cash election shares so converted will be converted into the right to receive stock consideration.

–	any remaining cash election shares will be converted into the right to receive cash consideration.

As a result, if the cash election is oversubscribed, any Far West shareholder who elects to convert 20% or fewer of his or her shares of Far West common stock to cash should receive the cash amount that he or she desires and not be subject to proration.

Adjustment if there are Excess Stock Election Shares

Cash may be paid to Far West shareholders even where valid stock elections have been made if the stock election is oversubscribed.

If the number of stock election shares exceeds the stock election number, the stock election is oversubscribed. If the stock election is oversubscribed, then:

•	all cash election shares and all undesignated shares will be converted into the right to receive the cash consideration; and

•	all stock election shares will be converted into the right to receive stock consideration or cash consideration in the following manner:

–	stock election shares will be deemed converted to cash election shares on a pro rata basis for each record holder of shares of Far West common stock with respect to those shares, if any, of that holder that are stock election shares so that the number of stock election shares so converted, when added to the existing cash election shares will equal as closely as practicable the cash election number, and all such stock election shares so converted will be converted into the right to receive cash consideration.

–	any remaining stock election shares will be converted into the right to receive stock consideration.

Adjustments if there are neither Excess Cash Election Shares or Excess Stock Election Shares

If the number of cash election shares is not greater than the cash election number and the number of stock election shares is not greater than the stock election number, then:

•	undesignated shares, on a pro rata basis, will be deemed stock election shares so that the total number of stock election shares equals the stock election number and any remaining undesignated shares will be deemed cash election shares;

•	all cash election shares and all undesignated shares in respect of which cash elections are deemed to have been made will be converted into the right to receive cash consideration; and

•	all stock election shares and all undesignated shares in respect of which stock elections are deemed to have been made will be converted into the right to receive stock consideration (and cash in lieu of fractional shares).

Election Form and Election Deadline

The merger agreement provides that Far West shareholders will be provided with an election form and other appropriate and customary transmittal materials no less than 40 days before the anticipated effective time of the merger. Each Far West shareholder will be sent an election form and transmittal materials before the special meeting. Each election form will allow the holder to elect to receive cash, shares of AmericanWest common stock or a combination of cash and shares of AmericanWest common stock, or to make no election with respect to the consideration to be received.

Far West shareholders who wish to elect the type of consideration they will receive in the merger should carefully review and follow the instructions set forth in the election form. Shares of Far West common stock as to which the holder has not made a valid election before the election deadline, to be set forth in the election form, will be treated as undesignated shares.

To make a proper election, a Far West shareholder must submit a properly completed election form so that it is actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form. The election deadline will be set forth in the election form, but it is expected to be 5:00 p.m. Central Time on the 30th day after the day the election forms are mailed to Far West shareholders. An election form will be properly completed only if an election is indicated for each share of Far West common stock covered by the election form and is accompanied by certificates representing all shares of Far West common stock covered by the election form (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates), together with duly executed transmittal materials included in the election form.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent before the election deadline. If an election is revoked and unless a subsequent properly executed election form is properly and timely delivered at or before the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Far West common stock, and AmericanWest will cause the return of those certificates to the shareholder who submitted those certificates without charge at the shareholder’s request.

Far West shareholders will not be entitled to revoke or change their elections after the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of Far West common stock between the election deadline and the date the merger is completed.

Conversion of Shares; Exchange of Certificates

The conversion of Far West common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.

After the effective time of the merger, each holder of a certificate formerly representing shares of Far West common stock who surrenders such certificate, and upon receipt and acceptance of such certificate together with duly executed transmittal materials by Illinois Stock Transfer Company, as exchange agent, will be entitled to a certificate representing AmericanWest common stock and/or cash as merger consideration.

Delivery of Payment

Within three business days after the effective time of the merger, AmericanWest will direct the exchange agent to mail to each former holder of Far West common stock who properly completed the transmittal materials required by the election form the shares of AmericanWest common stock or cash to which such former holder is entitled, except that any such former Far West shareholder who is entitled to receive cash in the amount of $1,000,000 or more may request to receive cash payment by wire transfer on the closing date of the merger.

None of AmericanWest, Far West, the exchange agent or any other person will be liable to any former shareholder of Far West for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Far West stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount deemed reasonably necessary by AmericanWest, in its sole discretion, as indemnity against any claim that may be made against AmericanWest with respect to that lost certificate.

Opinion of AmericanWest’s Financial Advisor

AmericanWest engaged KBW to act as its financial advisor in connection with the merger. KBW agreed to assist AmericanWest in analyzing, structuring, negotiating and effecting a transaction with Far West. AmericanWest selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with AmericanWest and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On October 17, 2006, the AmericanWest board held a meeting to evaluate the proposed merger of Far West with and into AmericanWest. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion to the AmericanWest board as to the fairness from a financial point of view of the consideration to be offered in the merger. For the purposes of the oral opinion, the consideration to be paid by AmericanWest for all outstanding shares of Far West common stock equaled $150 million subject to certain adjustments set forth in the merger agreement.

The text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. AmericanWest’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the AmericanWest board and addresses only the fairness, from a financial point of view, of the consideration offered in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any AmericanWest shareholder as to how the shareholder should vote at the special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things:

•	the merger agreement,

•	Annual Reports to shareholders and Annual Reports on Form 10-K of AmericanWest,

•	Annual Reports to shareholders and Annual Reports on Form Y-6 of Far West,

•	Quarterly Reports on Form 10-Q of AmericanWest, and

•	Quarterly Call Reports of Far West;

•	held discussions with members of senior management of AmericanWest and Far West regarding:

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for AmericanWest and publicly reported financial conditions and results of operations of Far West and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of AmericanWest as to the reasonableness and achievability of the financial and operating forecasts and projections, and assumptions and bases for those projections, provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for AmericanWest and Far West are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of AmericanWest or Far West, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by AmericanWest’s senior management team in conjunction with KBW. AmericanWest does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications that will be imposed, will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase under GAAP, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of AmericanWest common stock will trade following the announcement of the merger or the actual value of the AmericanWest common shares or Far West common shares when issued pursuant to the merger, or the prices at which the AmericanWest common shares will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, AmericanWest and Far West. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the AmericanWest board in making its determination to adopt the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the AmericanWest board or management of AmericanWest with respect to the fairness of the consideration offered in the merger.

Summary of Analyses by KBW

The following is a summary of the material analyses presented by KBW to the AmericanWest board on October 17, 2006, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the AmericanWest board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not complete description of the financial analyses.

Calculation of Implied Value of Consideration. KBW reviewed the terms of the merger. On October 17, 2006, the transaction was valued at $150 million. Under the terms of the merger agreement, the amount of cash or AmericanWest common stock received will be determined by reference to the average price of AmericanWest common stock over a defined 20 trading day averaging period ending on the third business day prior to the closing of the merger subject to certain adjustments, as defined and set forth in the merger agreement.

Contribution Analysis. KBW analyzed the relative contribution of each of AmericanWest and Far West to the pro forma balance sheet and income statement items of the combined entity as of June 30, 2006, including assets, tangible equity, equity, deposits, loans, and estimated 2007 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership of 62.7% for AmericanWest and 37.3% for Far West assuming that AmericanWest were to issue 100% stock in the transaction. The results of KBW’s analysis are set forth in the following table.

Category	AmericanWest Pro Forma	Far West Pro Forma
2007 Estimated Net Income	60.5%	39.5%
Stockholder’s Equity	73.2%	26.8%
Tangible Equity	67.6%	32.4%
Assets	77.4%	22.6%
Deposits	75.4%	24.6%
Loans	78.5%	21.5%

Selected Transaction Analysis. KBW reviewed certain financial data related to comparably sized nationwide bank transactions announced between October 17, 2005 and October 17, 2006 with aggregate transaction values between $100 million and $250 million as well as to comparably sized Western bank transactions announced between October 17, 2005 and October 17, 2006 with aggregate transaction values between $100 million and $250 million.

Nationwide Bank Transactions—October 17, 2005 to October 17, 2006

Acquirer	Acquiree
Integra Bank Corp.	Prairie Financial Corporation
Lehman Brothers Holdings Inc.	Capital Crossing Bank
UCBH Holdings Inc.	Summit Bank Corp.
Park National Corp.	Vision Bancshares Inc.
Zions Bancorp.	Stockmen’s Bancorp Inc.
IBERIABANK Corp.	Pulaski Investment Corp.
NewAlliance Bancshares Inc.	Westbank Corp.
Community Bancorp	Valley Bancorp
Castle Creek Capital III LLC	BB&T Bancshares Corp.
First Charter Corp.	GBC Bancorp Inc
Alabama National BanCorp.	PB Financial Services Corp.
First Republic Bank	BWC Financial Corp.
Trustmark Corp.	Republic Bancshares of Texas
Mercantile Bankshares Corp.	James Monroe Bancorp Inc.
Cathay General Bancorp Inc.	Great Eastern Bank
Placer Sierra Bancshares	Southwest Community Bancorp
Midwest Banc Holdings Inc.	Royal American Corporation
BB&T Corp.	First Citizens Bancorp
Western Alliance Bancorp	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
Marshall & Ilsley Corp.	Trustcorp Financial Inc.
First Community Bancorp	Foothill Independent Bancorp
Wintrust Financial Corp.	Hinsbrook Bancshares Inc.
Prosperity Bancshares Inc.	SNB Bancshares Inc.
Susquehanna Bancshares Inc.	Minotola National Bank
Alabama National BanCorp.	Florida Choice Bankshares Inc.

Western Bank Transactions—October 17, 2005 to October 17, 2006

Acquirer	Acquiree
Sterling Financial Corp.	Northern Empire Bancshares
Zions Bancorp.	Stockmen’s Bancorp Inc.
Community Bancorp	Valley Bancorp
First Republic Bank	BWC Financial Corp.
Placer Sierra Bancshares	Southwest Community Bancorp
Western Alliance Bancorp	Intermountain First Bancorp
Cascade Bancorp	F & M Holding Company
First Community Bancorp	Foothill Independent Bancorp

Transaction multiples from the merger were derived from the $150 million deal price and financial data as of June 30, 2006 for Far West. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	AmericanWest / Far West Transaction Multiples		Prior Nationwide Bank Deal Multiple Medians		Prior Western Bank Deal Multiple Medians
Deal Price / Book Value	275%		321%		328%
Deal Price / Tangible Book Value	291%		325%		335%
Deal Price / Trailing 12 Months Earnings per Share	15.01	x	22.14	x	20.82	x

Franchise Premium / Core Deposits Earnings	32.17%		27.82%		27.87%

No company or transaction used as a comparison in the above analysis is identical to AmericanWest, Far West or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW estimated the present value of Far West common stock based on a continued independence scenario by calculating the present value of the Far West common stock as of December 2011. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections developed by AmericanWest management and KBW. This analysis resulted in the following ranges of indicated aggregate values for Far West common stock (in millions):

Sensitivity Analysis

	Growth Rate (%)
Discount Rate (%)	8%	10%	12%	14%	16%	18%
12%	$157.6	$171.8	$187.1	$203.4	$221.0	$239.8
13%	$149.8	$163.3	$177.8	$193.3	$210.0	$227.8
14%	$142.5	$155.3	$169.1	$183.8	$199.6	$216.5
15%	$135.6	$147.8	$160.8	$174.8	$189.8	$205.9
16%	$129.1	$140.7	$153.1	$166.4	$180.6	$195.9

The range of values reflects the assumptions in the discounted cash flow analysis, which includes the range of annual earnings per share growth rates from 8% to 18%, the range of discount rates from 12% to 16%, and a range of terminal multiples from 16.5x to 21.5x.

KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Far West common stock.

Selected Peer Group Analysis. KBW compared the financial performance and market performance of AmericanWest and Far West to those of a group of comparable United States banks. The group included:

PremierWest Bancorp

Silver State Bancorp

Columbia Bancorp

Heritage Financial Corporation

Intermountain Community Bancorp

Washington Banking Company

Idaho Independent Bank

Pacific Financial Corporation

Business Bank Corporation

Cowlitz Bancorporation

United Financial Corp.

Baker Boyer Bancorp

Citizens Bancorp

To perform this analysis, KBW used the financial information as of and for the period ended June 30, 2006. Market price information was as of October 16, 2006 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

KBW’s analysis showed the following concerning Far West’s financial performance:

Performance Measure	Far West	Peer Group Average	Peer Group Median
Return on Average Assets	2.80%	1.48%	1.36%
Return on Average Equity	20.50%	15.48%	14.20%
Return on Average Tangible Equity	21.30%	16.77%	16.40%
Net Interest Margin	8.40%	5.59%	5.89%
Efficiency Ratio	45.78%	58.11%	59.25%

Equity / Assets	13.45%	9.58%	9.09%
Tangible Equity / Tangible Assets	12.82%	8.90%	8.75%

Non Performing Assets / Loans + OREO	0.69%	0.27%	0.31%

Loan Loss Reserves / Non-Performing Loans	364.41%	477.88%	425.05%

Other Analyses. KBW reviewed the relative financial and market performance of AmericanWest and Far West to a variety of relevant industry peer groups and indices. KBW also reviewed balance sheet composition, historical performance and other financial data for Far West.

KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did perform analyses in addition to those described above in updating its oral opinion dated October 17, 2006.

The AmericanWest board has retained KBW as an independent contractor to act as financial advisor to AmericanWest regarding the merger. KBW was not requested to and did not make any recommendation to AmericanWest’s board of directors as to the form or amount of consideration to be paid to Far West or to its shareholders, which was determined through arm’s length negotiations between the parties. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, AmericanWest. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of AmericanWest for KBW’s own account and for the accounts of its customers.

AmericanWest and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. AmericanWest will pay to KBW at the time the merger is completed a cash fee of $500,000. Pursuant to the KBW engagement agreement, AmericanWest also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Opinion of Far West’s Financial Advisor

Far West retained Sheshunoff to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to the Far West shareholders. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Far West’s board of directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. Sheshunoff did not advise Far West in connection with the proposed merger. The type and amount of consideration and the terms and conditions of the merger were negotiated directly between Far West and AmericanWest.

On October 17, 2006, Sheshunoff rendered its fairness opinion to Far West’s board of directors that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Far West. The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to Far West’s the board of directors and does not constitute a recommendation to any Far West shareholder as to how he or she should vote at the special meeting of Far West’s shareholders.

In connection with the fairness opinion, Sheshunoff:

•	reviewed a draft of the merger agreement;

•	reviewed Far West’s audited financial statements for the period ending December 31, 2005;

•	evaluated Far West’s consolidated results based upon a review of its regulatory reports for the five-years ending December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006;

•	reviewed publicly available financial statements and other business and financial information of AmericanWest;

•	conducted conversations regarding recent and projected financial performance of Far West and AmericanWest with respective members of executive management;

•	compared AmericanWest’s recent operating results and pricing multiples with those of certain other publicly traded banks in the Western Region of the United States;

•	compared Far West’s recent operating results with those of certain other banks in the Western Region of the United States that have recently been acquired;

•	compared Far West’s recent operating results with those of certain other banks in the United States that have recently been acquired;

•	compared the pricing multiples for Far West in the merger to those of certain other banks in the Western Region of the United States that have recently been acquired;

•	compared the pricing multiples for Far West in the merger to those of certain other banks in the United States that have recently been acquired;

•	analyzed the present value of the after-tax cash flows Far West could produce through the year 2010 based on projections provided by Far West’s management;

•	reviewed the potential pro forma impact of the merger on the combined company’s results and certain financial performance measures of Far West and AmericanWest;

•	reviewed the historical stock price data and trading volume of AmericanWest’s common stock;

•	compared the historical stock price data and trading volume of AmericanWest’s common stock with that of certain other comparable publicly traded companies;

•	compared certain financial characteristics and performance measures of AmericanWest with that of certain other comparable publicly traded companies;

•	compared the historical stock price performance of AmericanWest’s common stock with that of selected indices Sheshunoff deemed relevant; and

•	performed such other analyses as Sheshunoff deemed appropriate.

In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by Far West were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of Far West, and did not independently verify the validity of such assumptions.

Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Far West or AmericanWest nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of Far West Bank or AmericanWest Bank. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of, October 17, 2006.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Far West, AmericanWest or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Far West or AmericanWest. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Far West with respect to the value of Far West or AmericanWest or to the fairness of the merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Far West and AmericanWest as of June 30, 2006 and for AmericanWest and certain publicly traded companies as of June 30, 2006.

For the purposes of the following analyses, Sheshunoff utilized a price of $20.50 per share for AmericanWest’s common stock for the determination of the exchange ratio for Far West’s outstanding common stock. Pursuant to the merger agreement, AmericanWest has agreed to exchange cash and shares of AmericanWest common shares in the amount of $150 million for all of the outstanding shares of Far West common stock. The cash portion of the merger consideration is limited to 20% of the total merger consideration. Using this price and assuming 127,936 outstanding shares of Far West common stock, the value of the merger consideration to be received for each share of Far West’s outstanding common stock was $1,172.46. The total amount to be received by Far West shareholders may be higher due to a one-time special dividend to be paid by Far West before closing to bring its capital level to approximately $50 million.

Far West Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Far West could produce on a stand-alone basis through the year 2010 under various circumstances, assuming that it performed in accordance with the projections provided by Far West’s management.

Sheshunoff estimated the terminal value for Far West at the end of 2010 by capitalizing the final period projected earnings using a discount rate that is the quotient of (1) the assumed annual long-term growth rate of the earnings of Far West of 5.0% plus 1% and (2) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that required to maintain a tangible equity to asset ratio of 7.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount range was chosen to reflect different assumptions regarding the required rates of return of Far West and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $709.86 to $880.93 as shown in the table below compared to the merger consideration of $1,172.46 per share.

	Discount Rate
	14.0%	13.0%	12.0%
Present value (in thousands)	$90,817	$100,536	$112,703
Present value (per share)	$709.86	$785.83	$880.93

Analysis of Selected Transactions: Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to the merger. Two sets of comparable transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of transactions for banks in the Western Region of the United States for which pricing data were available. These comparable transactions consisted of 12 mergers and acquisitions of banks with assets between $200 million and $600 million that were announced between January 1, 2005 and October 5, 2006. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/Tg Book (x)	Price/LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Maximum	3.90	3.90	26.88	33.70	41.02
Minimum	1.89	2.05	16.09	17.91	20.20
Median	3.00	3.00	21.89	25.42	29.47
AmericanWest*	3.00	2.97	15.00	37.00	43.10

*	Assumes merger consideration of $150 million or $1,172.46 per share and adjusted shareholders’ equity of $50.0 million.

The median pricing multiples to assets and deposits in the comparable Western Region transactions were lower than those in the merger while the median price to book multiple and the median price to tangible book ratio were similar. The price to last twelve-month earnings (LTM earnings) multiples for the comparable Western Region transactions were higher than the merger.

The second set of comparable transactions consisted of banks in the United States with asset size and characteristics similar to Far West for which pricing data were available. These comparable transactions consisted of 30 mergers and acquisitions of banks in the United States with total assets between $300 million and $500 million that were announced between January 1, 2005 and October 5, 2006. The analysis yielded multiples of the purchase prices in these transactions as shown below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ LTM Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)
Maximum	4.48	4.57	38.70	35.86	47.47
Minimum	1.77	1.77	15.50	12.97	14.28
Median	2.87	2.95	23.38	23.91	28.29
AmericanWest*	3.00	2.97	15.00	37.00	43.10

*	Assumes merger consideration of $150 million or $1,172.46 per share and adjusted shareholders’ equity of $50.0 million.

The price to book multiple and the price to tangible book multiple in the merger were in line with the comparable median multiples for the U.S. transactions. The price to LTM earnings multiple for the comparable U.S. transactions was higher than the merger. The price to assets multiple and the price to deposits multiple in the transaction were higher than the comparable multiples in the U.S. transactions.

Contribution Analysis: Sheshunoff reviewed the relative contributions of Far West and AmericanWest to the combined company based on June 30, 2006 financial data. Sheshunoff compared the pro forma ownership interests of Far West and AmericanWest of 34.0% and 66.0%, respectively, to: (1) total assets of 22.8% and 77.2%, respectively; (2) total loans of 21.5% and 78.5%, respectively; (3) total deposits of 24.6% and 75.4%, respectively; (4) total equity of 26.8% and 73.2%, respectively; (5) total tangible equity of 32.0% and 68.0%, respectively; (6) non-interest income of 46.2% and 53.8%, respectively; (7) non-interest expense of 29.5% and 70.5%, respectively; and (8) estimated 2006 earnings of 44.7% and 55.3% respectively. The contribution analysis shows that the ownership of Far West shareholders in the combined company is equivalent to the contribution of tangible equity and is in excess of Far West’s contribution of assets, loans, or deposits to the combined company. The ownership of Far West shareholders in the combined company was less than Far West’s contribution to estimated 2006 earnings. The contributions are shown in the table following.

($000s)	Assets	%	Loans	%	Deposits	%
Far West	$405,339	22.8%	$325,401	21.5%	$347,842	24.6%
AmericanWest	$1,376,210	77.2%	$1,189,317	78.5%	$1,065,625	75.4%

Combined Company	$1,781,549	100.0%	$1,514,718	100.0%	$1,413,467	100.0%

	Equity	%	Tg. Equity	%	Earnings *	%
Far West	$54,501	26.8%	$50,541	32.0%	$9,000	44.7%
AmericanWest	$148,695	73.2%	$107,465	68.0%	$11,135	55.3%

Combined Company	$203,196	100.0%	$158,006	100.0%	$20,135	100.0%

	Non-Interest Inc	%	Non-Interest Exp	%	Shares (actual)%
Far West	$6,946	46.2%	$18,323	29.5%	5,853,659	34.0%
AmericanWest	$8,089	53.8%	$43,767	70.5%	11,362,267	66.0%

Combined Company	$15,035	100.0%	$62,090	100.0%	17,215,926	100.0%

*	Earnings are estimated 2006

Pro Forma Financial Impact: Sheshunoff analyzed the pro forma impact of the merger on estimated earnings per share for calendar year 2006 and 2007 and the book value as of June 30, 2006, based on the projections provided by Far West management for Far West on a stand-alone basis assuming no synergies resulting from the merger. The analysis indicated that the earnings per share dilution (on a cash basis) to estimated earnings per share on a stand-alone basis was $6.11 per share or 8.7% in 2006 and accretive by $5.23 per share or 7.0% in 2007. The analysis further indicated the accretion to book value to be $30.22 per share or 7.6% in 2006.

Comparable Company Analysis: Sheshunoff compared the operating and market results of AmericanWest to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the companies was the Western Region of the United States (defined by SNL Financial LC as the West Region). AmericanWest was compared to banks with total assets between $1 billion and $2 billion. The data for the following tables were based on information provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	AmericanWest	Peer Group Median
Net Interest Margin	5.10%	4.88%
Efficiency Ratio	72.0%	49.9%
Return on Average Assets	0.71%	1.52%
Return on Average Equity	6.50%	19.02%
Equity to Asset Ratio	10.80%	8.34%
Tangible Equity to Tangible Asset Ratio	8.05%	7.91%
Ratio of Non-performing Assets to Total Assets	1.26%	0.21%
Ratio of Non-performing Loans to Total Loans	1.38%	0.27%
Ratio of Loan Loss Reserves to Loans	1.22%	1.13%
Ratio of Loan Loss Reserves to Non-performing Assets	84.1%	407.8%

AmericanWest installed a new management team in early 2005 and embarked on a turnaround effort to reduce nonperforming assets and launch a retail banking expansion. In Sheshunoff’s opinion, as a result of the recent acquisition and integration of Columbia Trust Bancorp in the first quarter of 2006 and the turnaround effort, some of AmericanWest’s performance measures were affected.

AmericanWest’s performance as measured by its return on average assets and return on average equity was lower than that of its peers. AmericanWest’s asset quality, as measured by its ratio of non-performing assets, and, as shown by the ratio of loan loss reserves to non-performing assets, was below it peer group median. AmericanWest’s capital level was above that of its peers as of June 30, 2006.

Sheshunoff compared AmericanWest’s trading results to its peers. The results are contained in the following table.

			Peer Group
	AmericanWest		Median
Market Price as a Multiple of Stated Book Value (times)	1.73	x	2.60	x
Market Price as a Multiple of Stated Tangible Book Value (times)	2.39	x	2.66	x
Price as a Multiple of LTM Earnings (times)	21.40	x	15.42	x
Market Price as a Percent of Assets	18.7%		22.5%
Dividend Yield per Share	0.55%		1.01%
Dividend Payout per Share	5.66%		15.51%

AmericanWest’s price-to-book multiple as measured by its market price as a multiple of stated book value was lower than the comparable peer group median. AmericanWest’s market price to stated tangible book value and market price to assets ratios were slightly lower to those ratios for its peers. AmericanWest’s price-to-earnings multiple as shown in the price as a multiple of last 12 months earnings through June 30, 2006 was higher than its peers. AmericanWest’s dividend yield and dividend payout ratio were lower than its peers.

Sheshunoff compared selected stock market results of AmericanWest to the publicly available corresponding data of other composites that Sheshunoff deemed to be relevant, including (1) the SNL index for all publicly traded banks in the United States, and (2) the SNL index of banks with assets between $1 billion and $5 billion in the United States. AmericanWest’s common stock price generally outperformed the selected indices for the period from July 2005 until May 2006. Since May 2006, AmericanWest’s stock price has underperformed both of the selected indices.

No company or transaction used in the comparable company and comparable transaction analysis is identical to Far West, AmericanWest or AmericanWest as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Far West and AmericanWest and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with Far West, Sheshunoff will receive $45,000 for rendering the fairness opinion, which is not contingent upon the closing of the merger. In addition, Far West agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Far West also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any Far West shareholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Far West.

Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be paid by AmericanWest pursuant to the merger is fair to Far West shareholders, from a financial point of view.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger without the imposition of any restrictions or conditions that would have a material adverse effect on AmericanWest or any of its subsidiaries or reduce the benefit of the merger to AmericanWest to the extent that it would not have entered into the merger agreement had it known such restrictions or conditions would be imposed before entering into the merger agreement.

As required in order to complete the merger, AmericanWest has obtained the approval of the FDIC for the merger of Far West Bank with and into AmericanWest Bank. The FDIC approved the merger on January 9, 2007. In addition, AmericanWest has obtained the approval of the WDFI and the UDFI for the merger of Far West Bank with and into AmericanWest Bank. The WDFI approved the merger on January 8, 2007, and the UDFI approved the merger on January 11, 2007. Finally, the FRB confirmed on December 21, 2006 that prior approval of the Board of Governors of the Federal Reserve System is not required under the BHCA.

Material United States Federal Income Tax Considerations of the Merger

Far West

The following is a summary of the material U.S. federal income tax consequences of the merger to Far West shareholders who exchange their shares of Far West common stock for (1) shares of AmericanWest common stock, (2) cash, or (3) a combination of shares of AmericanWest common stock and cash in the merger. This summary addresses only Far West shareholders who hold their shares of Far West common stock as capital assets. This summary does not address all of the U.S. federal income tax consequences that may be relevant to a particular Far West shareholder in light of that shareholder’s individual circumstances or to a Far West shareholder who is subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass-through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a shareholder who received his or her shares of Far West common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a shareholder who may be subject to the alternative minimum tax provisions of the Code;

•	a shareholder whose functional currency is not the U.S. dollar;

•	a shareholder who exercises dissenters’ rights; and

•	a shareholder who holds Far West common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service, referred to as the IRS. No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the merger. In addition, this summary does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Far West shareholders should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

The Merger

In the opinion of Lewis, Rice & Fingersh, L.C., counsel to AmericanWest, and Jenkens & Gilchrist, a Professional Corporation, counsel to Far West, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of AmericanWest and Far West will be a party to the reorganization within the meaning of Section 368(b) of the Code.

Exchange of Far West Common Stock for Cash

•	A Far West shareholder who exchanges his or her Far West common stock solely for cash will be treated as if shares of AmericanWest common stock having a fair market value equal to the cash actually received by the Far West shareholder had been distributed by Far West as part of the merger to the Far West shareholder with such shares of AmericanWest common stock then being redeemed by AmericanWest in return for the cash actually received by the Far West shareholder;

•	the gain recognized by a Far West shareholder in the merger generally will constitute capital gain unless, as described below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of earnings and profits as calculated for U.S. income tax purposes (gain must be calculated separately on separate blocks of Far West common stock);

•	any capital gain recognized by a Far West shareholder generally will constitute long-term capital gain (taxed at a maximum rate of 15% in the case of an individual, as opposed to rates of up to 35% for short term capital gain) if the shareholder’s holding period for the Far West common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short term capital gain.

Exchange of Far West Common Stock for AmericanWest Common Stock

•	A Far West shareholder who receives shares of AmericanWest common stock in exchange for shares of Far West common stock will not recognize gain or loss, except with respect to any cash received in lieu of fractional share interests in AmericanWest common stock;

•	the aggregate tax basis of the AmericanWest common stock received in the merger will be the same as the aggregate tax basis of the Far West common stock for which it is exchanged, less any tax basis attributable to fractional share interests in AmericanWest common stock for which cash is received; and

•	the holding period of AmericanWest common stock received in exchange for shares of Far West common stock will include the holding period of the Far West common stock for which it is exchanged.

Exchange of Far West Common Stock for AmericanWest Common Stock and Cash

•	A Far West shareholder who receives part cash and part AmericanWest common stock in exchange for shares of Far West common stock generally will recognize gain, but not loss (calculated separately on separate blocks of Far West common stock), equal to the lesser of (1) the excess, if any, of the fair market value of the AmericanWest common stock and the amount of cash received by the shareholder

(excluding cash received in lieu of fractional shares, which will be taxed as discussed below) over that shareholder’s adjusted tax basis in the Far West common stock exchanged in the merger or (2) the amount of cash received by the shareholder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•	the gain recognized by a Far West shareholder in the merger generally will constitute capital gain unless, as discussed below, the shareholder’s receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the shareholder’s gain will be treated as ordinary dividend income to the extent of the shareholder’s ratable share of earnings and profits as calculated for U.S. federal income tax purposes;

•	any capital gain recognized by a Far West shareholder generally will constitute long-term capital gain (taxed at a maximum rate of 15% in the case of an individual, as opposed to rates up to 35% for short-term capital gain) if the shareholder’s holding period for the Far West common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of AmericanWest common stock received by a Far West shareholder in exchange for Far West common stock in the merger will be the same as the aggregate tax basis of the shareholder’s Far West common stock exchanged therefor (less any tax basis attributable to cash received in lieu of a fractional share in AmericanWest common stock), decreased by the amount of cash received by the shareholder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the shareholder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of AmericanWest common stock received by a Far West shareholder in the merger will include the holding period of the shareholder’s Far West common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend

In general, the determination of whether gain recognized by a Far West shareholder will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the Far West shareholder’s deemed percentage stock ownership interest in AmericanWest. For purposes of this determination, a Far West shareholder will be treated as if the shareholder first exchanged all of its Far West common stock solely for AmericanWest common stock (instead of the combination of AmericanWest common stock and cash actually received) and then AmericanWest immediately redeemed a portion of that AmericanWest common stock in exchange for the cash the shareholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as capital gain if, with respect to the Far West shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a Far West shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Far West shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Far West shareholder’s deemed percentage stock ownership of AmericanWest common stock. In general, that determination requires a comparison of (1) the percentage of the outstanding voting stock of AmericanWest that the Far West shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by AmericanWest and (2) the percentage of the outstanding voting stock of AmericanWest actually and constructively owned by the shareholder immediately after the deemed redemption by AmericanWest. In applying the foregoing tests, a shareholder may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by the shareholder, including stock owned by other persons and stock subject to an option held by such shareholder or by other persons. Because the constructive ownership rules are complex, each Far West shareholder should consult its own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Cash Received in Lieu of a Fractional Share

To the extent that a Far West shareholder receives cash in lieu of a fractional share of common stock of AmericanWest, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Far West common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Far West common stock is more than one year as of the date of the merger.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the merger, unless a Far West shareholder (1) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Far West shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the IRS.

Reporting Requirements

A Far West shareholder will be required to retain records pertaining to the merger and will be required to file with such Far West shareholder’s U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR FAR WEST SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. FAR WEST SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

AmericanWest

Excluding any AmericanWest shareholders who exercise their dissenters’ rights of appraisal under Washington law, no gain or loss will be recognized by AmericanWest shareholders as a consequence of the merger.

Accounting Treatment

The merger will be accounted for as a purchase for financial accounting purposes in accordance with GAAP. For purposes of preparing AmericanWest’s consolidated financial statements, AmericanWest will establish a new accounting basis for Far West’s assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. AmericanWest will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of Far West as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. AmericanWest will determine the fair value of Far West’s assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized over the period of their expected life against the combined company’s earnings following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Far West board of directors, you should be aware that some members of Far West management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of Far West shareholders generally and that may create potential conflicts of interest. The Far West board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Employment Agreements with H. Don Norton and Rick Anderson

Concurrently with the execution of the merger agreement, AmericanWest Bank entered into an employment agreement with H. Don Norton, Far West’s President and Chief Executive Officer. The agreement begins on the effective date of the merger and has a two-year term.

Under the employment agreement, Mr. Norton will serve as AmericanWest Bank’s regional director for the state of Utah. Mr. Norton will receive a base salary of $150,000 per year, be entitled to participate in any applicable incentive plans and receive an incentive bonus after the first anniversary of the merger if certain performance criteria are met. Mr. Norton is entitled to continued payment of his base salary for a period of at least one year if his employment is terminated without cause. The employment agreement prohibits Mr. Norton from being involved with a competing business in the state of Utah and from soliciting employees or customers for the longer of one year after the termination of his employment for any reason or the balance of the remaining term.

Concurrently with the execution of the merger agreement, AmericanWest Bank entered into an employment agreement with Rick Anderson, Far West’s Executive Vice President and Chief Financial Officer. The agreement begins on the effective date of the merger and has a two-year term.

Under the employment agreement, Mr. Anderson will serve as AmericanWest Bank’s Regional Credit Administrator for the state of Utah. Mr. Anderson will receive a base salary of $125,000 per year, be entitled to participate in any applicable incentive plans and receive an incentive bonus after the first anniversary of the merger if certain performance criteria are met. Mr. Anderson is entitled to continued payment of his base salary for a period of at least one year if his employment is terminated without cause. The employment agreement prohibits Mr. Anderson from being involved with a competing business in the state of Utah and from soliciting employees or customers for the longer of one year after the termination of his employment for any reason or the balance of the remaining term.

Far West Change of Control Obligations

Far West Bank has entered into certain agreements with certain persons who serve as directors or officers of Far West and Far West Bank, which agreements provide for the obligations of Far West Bank to change if there is a change of control of Far West Bank. Under the plan of merger, as of the effective time of the merger, AmericanWest will assume and honor and cause AmericanWest Bank to assume and honor these agreements with respect to any benefits or payments triggered by a change of control of Far West or Far West Bank, and AmericanWest has acknowledged and agreed that the merger will constitute a merger, sale or a change of control of Far West or Far West Bank for all purposes under those agreements.

Executive Supplemental Compensation Agreements. Far West Bank has entered into Executive Supplemental Compensation Agreements, each dated as of December 31, 2003, with 5 persons, of whom H. Don Norton, Michael Andersen and Rick W. Anderson are currently executive officers of Far West. Under those agreements, each executive is to receive certain benefits upon his or her retirement from employment with Far West Bank. If the executive’s employment with Far West Bank is terminated without cause by Far West Bank or the executive voluntarily terminates his or her employment with Far West Bank before retirement, then the executive is only entitled to the balance that has been accrued by Far West on its financial statements to fund his or her retirement benefit, as opposed to the full retirement benefit under that agreement. After a change in control, such as the merger, the executive will be entitled to receive the full retirement benefit (with payment to begin at their normal retirement date), rather than the balance that has been accrued by Far West on its financial statements to fund his or her retirement benefit.

The following table sets forth the name of each executive officer of Far West who participates in such agreements, the base annual benefit amount due under the terms of each such executive supplemental compensation agreement at the executive’s retirement, and the annual benefit that would be paid based on the balance that has been accrued by Far West on its financial statements as of September 30, 2006, to fund the retirement benefit of that executive:

Name	Base Annual Benefit(1)	Annual Benefit based on Accrued Balance as of September 30, 2006(2)
Michael M. Andersen	$60,039 per year	$12,817 per year
Rick W. Anderson	$74,688 per year	$8,757 per year
H. Don Norton	$133,146 per year	$43,693 per year

(1)	Base annual benefits are to increase by 1% each year after executive reaches normal retirement age for cost of living adjustments. These are lifetime benefits with no rights of survivorship.
(2)	Annual payment for a term of 15 years.

Joint Beneficiary Designation Agreements. Far West Bank has previously entered into Joint Beneficiary Designation Agreements, each dated as of January 31, 2006, with 5 persons, of whom H. Don Norton, Michael Andersen and Rick W. Anderson are currently executive officers of Far West. Under those agreements, if at the time of the executive’s death, the executive is an officer of Far West Bank or has retired in accordance with his or her Executive Supplemental Retirement Agreement, then the executive’s beneficiary will be entitled to receive a portion of the death benefits under certain insurance policies. The benefit is to be the lesser of certain amounts set forth in each agreement or the net at-risk portion of the proceeds under the insurance policies. For this purpose, the net at-risk portion is the total proceeds of each policy less the cash value of the policy.

If the executive voluntarily terminates his or her employment with Far West Bank before retirement, then the executive forfeits the right to receive any of the proceeds from the insurance policies. If, however, the executive’s employment is terminated in connection with or after a change in control, then the executive’s beneficiary is entitled to be paid the full death benefits as if the executive continued his or her employment until the executive’s death.

The following table sets forth the name of each executive officer of Far West who participates in such agreements and the death benefit payable under his joint beneficiary designation agreement if that executive were to have died on September 30, 2006:

Name	Death Benefit(1)
Michael M. Andersen	$600,390
Rick W. Anderson	$746,880
H. Don Norton	$1,331,460

(1)	The death benefit payable to each executive declines over his lifetime in accordance with the agreements.

Executive and Director Long Term Care Agreements. Far West Bank has previously entered into Executive and Director Long Term Care Agreements, each dated February 1, 2003, with each person who served as a director of Far West Bank as of that date. Under those agreements, Far West Bank has paid the only premium required to purchase a long term care insurance policy for the benefit of the participant.

Under the terms of these agreements, each participant may be obligated to reimburse Far West Bank for the amount of the premium paid if the participant has less than 5 years of service at the time the participant no longer serves as a director of Far West Bank, with the reimbursement obligation being reduced by 20% for each year of service. But if a participant’s service terminates due to his death, disability, a change in control or because he is not re-elected to the Far West Bank board, he has no obligation to reimburse Far West Bank for any portion of the premium.

The following table sets forth the name of each participant in an executive and director long term care agreement and the amount of the reimbursement obligation that the participant would no longer be obligated to pay if the merger had been completed either as of September 30, 2006 (40% of the original premium), or if the merger were completed on or after February 1, 2007 (20% of the original premium):

	Amount of Reimbursement Obligation Participant is No Longer Obligated to Pay as of:
Name	September 30, 2006	February 1, 2007
Michael Andersen	$9,417	$4,709
Rick W. Anderson	$9,323	$4,661
Ivan T. Call	$9,780	$4,890
Glade Kuhni	$21,972	$10,986
Enoch A. Ludlow	$21,972	$10,986
H. Don Norton	$9,280	$4,890
DeVar S. Thatcher	$13,060	$6,530

Insurance

For a period of three years after the effective date of the merger, AmericanWest has agreed to use its commercially reasonable efforts to cause the persons serving as officers and directors of Far West immediately before the effective date of the merger to be covered to the same extent as they are covered by the current policies of the directors and officers liability insurance maintained by Far West with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or before the effective date of the merger, but AmericanWest is not be required to pay on an annual basis more than 200% of the current amount paid on an annual basis by Far West for such insurance. If AmericanWest is unable to maintain or obtain the insurance called for, AmericanWest will use its commercially reasonable efforts to obtain as much comparable insurance as is available within the price restriction.

Employee Benefits

AmericanWest has agreed to provide those employees of Far West who continue as employees of AmericanWest or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of AmericanWest and its subsidiaries.

Appointment of Directors

Two current directors of Far West are expected to be appointed as directors of AmericanWest and AmericanWest Bank upon completion of the merger. These directors will be paid in accordance with AmericanWest’s standard directors’ compensation program, which currently includes a monthly retainer of $1,200 and a fee of $650 for each meeting attended. Additional fees are also paid for committee service, ranging from $100 to $500 per meeting. For 2006, the weighed average cash compensation for directors of both AmericanWest and AmericanWest Bank was approximately $27,000.

The Far West directors appointed to the AmericanWest board will also be eligible to receive stock option and restricted stock grants under the AmericanWest Bancorporation 2006 Equity Incentive Plan. Grants are generally made on an annual basis, with the most recent grants of 3,000 stock options for each non-executive director being made in April 2006. Historically, these grants have been issued with an exercise price equal to the market value of AmericanWest common stock on the date of grant and were immediately vested. The fair value of the April 2006 awards as recognized for financial statement purposes was $8.46 per option share, or $25,380 for each grant of 3,000 options.

Restrictions on Resales by Affiliates

The shares of AmericanWest common stock to be issued to Far West shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Far West. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include Far West’s directors, executive officers and major shareholders. Any subsequent transfer of AmericanWest common stock by an affiliate of Far West must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act.

Method of Effecting the Acquisition

AmericanWest may at any time change the method of effecting the acquisition of Far West and Far West Bank. However, no change may: (1) alter or change the amount or kind of consideration to be issued to holders of the common stock of Far West, as provided for in the merger agreement; (2) adversely affect the tax treatment of Far West’s shareholders as a result of receiving the merger consideration; (3) prevent or materially impede or delay completion of the transactions contemplated by the merger agreement; or (4) otherwise be prejudicial to the interests of Far West shareholders.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by AmericanWest and Far West. Subject to applicable law, this date will be no later than the tenth day after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger set forth in the merger agreement, unless changed at the election of AmericanWest under some circumstances or extended by mutual agreement of the parties.

We anticipate that the merger of Far West with and into AmericanWest will be completed during the first quarter of 2007 and immediately thereafter Far West Bank will merge with and into AmericanWest Bank. However, completion of the merger could be delayed if there is a delay in satisfying the conditions to the merger.

Declaration and Payment of Dividends

Holders of Far West common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to AmericanWest common stock into which their shares have been converted until they surrender their Far West stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of Far West of shares of Far West common stock issued and outstanding immediately before the effective time of the Merger. If certificates representing shares of Far West common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of AmericanWest common stock.

PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined consolidated financial information for AmericanWest and Far West giving effect to the merger. The balance sheet information presented gives effect to the merger as if it occurred on September 30, 2006. The income statement information presented gives effect to the merger as if it occurred on January 1, 2005.

To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, AmericanWest assumed that (1) the per share cash consideration would be equal to $1,172.46 and (2) the per share stock consideration would be equal to 54.74 AmericanWest shares.

AmericanWest expects that it will incur merger and integration charges as a result of the merger. The pro forma combined consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Far West, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of AmericanWest issued after completion of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Far West. The operating results of Far West will be reflected in AmericanWest’s consolidated financial statements from and after the date the merger is completed.

The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the fair values of Far West’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the estimated fair value of the net assets of Far West will change the portion of the purchase price allocable to goodwill. In addition, changes to Far West’s stockholders’ equity, including net income through the date the merger is completed and the special dividend to be paid to Far West shareholders before the effective time of the merger, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information presented in this joint proxy statement/prospectus . The unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information are described in greater detail in the notes thereto.

The unaudited pro forma combined consolidated financial information is based on, and should be read together with, the historical information that is included in this joint proxy statement/prospectus or presented in AmericanWest’s prior filings with the SEC, which are incorporated into this joint proxy statement/prospectus by reference.

AMERICANWEST BANCORPORATION AND FAR WEST BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

(Dollars in thousands, except per share data)

	AmericanWest	Far West	Pro Forma Adjustments		Pro Forma
Assets
Cash and cash equivalents	$39,063	$35,244	$(24,360	)(a1)	$49,947
Securities available-for-sale	42,758	34,400			77,158
Federal Reserve and Federal Home Loan Bank stock, at cost	6,319	1,483			7,802
Loans	1,182,319	321,859	(288	)(a2)	1,503,890
Allowance for loan losses	(15,477)	(6,510)			(21,987)

Net loans	1,166,842	315,349	(288)		1,481,903
Loans held for sale	7,672	5,538			13,210
Cash value of life insurance	19,537	8,171			27,708
Premises and equipment, net	27,320	8,412	5,655	(a2)	41,387
Other real estate owned, net	573	352			925
Core Deposit Intangible and other intangibles, net	7,800	2,760	11,690	(a3)	22,250
Goodwill	33,068	—	92,151	(a4)	125,219
Other Assets	16,589	7,754	465	(a5)	24,808

Total assets	$1,367,541	$419,463	$85,313		$1,872,317

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest-bearing	$225,558	$131,078			$356,636
Interest-bearing	875,135	225,055	45	(a2)	1,100,235

Total deposits	1,100,693	356,133	45		1,456,871

Other borrowings	5,190				5,190
Advances from the Federal Home Loan Bank	80,575	—			80,575
Junior subordinated debt owed to unconsolidated trusts	20,620	—	15,465	(a5)	36,085
Other liabilities	10,543	5,254	7,879	(a6)	23,676

Total liabilities	1,217,621	361,387	23,440		1,602,397

Stockholders’ equity
Common stock	127,242	383	119,617	(a7)	247,242
Retained earnings	22,666	57,881	(57,881	)(a8)	22,666
Accumulated other comprehensive loss	12	(188)	188	(a8)	12

Total stockholders’ equity	149,920	58,076	61,924		269,920

Total liabilities and stockholders’ equity	$1,367,541	$419,463	$85,313		$1,872,317

Shares outstanding	11,376,497	127,935	5,474,306		16,978,738

Book value per share	$13.18	$453.95	$21.92		$15.90

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

AMERICANWEST BANCORPORATION AND FAR WEST BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006

(Dollars in thousands, except per share data)

	AmericanWest	Far West	Pro Forma Adjustments		Pro Forma
Interest income
Loans	$66,839	$26,567	42	(b1)	$93,448
Securities	1,410	1,065			2,475
Other	123	314			437

Total interest income	68,372	27,946	42		96,360

Interest expense
Deposits	18,868	2,835	(28	)(b1)	21,675
Borrowings	5,057	4	844	(b2)	5,905

Total interest expense	23,925	2,839	815		27,579

Net interest income	44,447	25,107	(773)		68,781
Provision for loan losses	5,167	1,493			6,660

Net interest income after provisions for loan losses	39,280	23,614	(773)		62,121

Noninterest income
Fees and service charges on deposit accounts	4,021	4,013			8,034
Servicing income and mortgage sales	1,137	374			1,511
Other	1,552				1,552

Total noninterest income	6,710	4,387	—		11,097

Noninterest expenses
Salaries and employee benefits	22,015	8,936			30,951
Occupancy and equipment	5,834	913	109	(b1)	6,856
Other	9,748	4,522	2,555	(b3)	16,825

Total noninterest expenses	37,597	14,371	2,664		54,632

Income (loss) before income taxes and discontinued operations	8,393	13,630	(3,438)		18,585
Provision for income taxes	3,014	4,929	(1,203)		6,740

Income (loss) from continuing operations	$5,379	$8,701	$(2,234	)(b4)	$11,846

Basic Earnings per share—continuing operations	$0.48	$68.03	$(0.41)		$0.71
Diluted Earnings per share—continuing operations	$0.48	$68.03	$(0.41)		$0.70

Average Shares Outstanding
Basic	11,114,884	127,906	5,474,335		16,717,125
Diluted	11,295,170	127,906	5,474,335		16,897,411

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

AMERICANWEST BANCORPORATION AND FAR WEST BANCORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2005

(Dollars in thousands, except per share data)

	AmericanWest	Far West	Pro Forma Adjustments		Pro Forma
Interest income
Loans	$70,898	$28,520	55	(b1)	$99,473
Securities	1,176	1,596			2,772
Other	246	355			601

Total interest income	72,320	30,471	55		102,846

Interest expense
Deposits	15,223	2,725	(33	)(b1)	17,915
Borrowings	3,110	254	1,125	(b2)	4,489

Total interest expense	18,333	2,979	1,092		22,404

Net interest income	53,987	27,492	(1,037)		80,442
Provision for loan losses	2,365	2,365	—		4,730

Net interest income after provisions for loan losses	51,622	25,127	(1,037)		75,712

Noninterest income
Fees and Service charges on deposit accounts	4,942	5,706			10,648
Servicing Income and Mortgage Sales	1,293	312			1,605
Other	2,148	—			2,148

Total noninterest income	8,383	6,018	—		14,401

Noninterest expenses
Salaries and employee benefits	23,439	10,492			33,931
Occupancy and equipment	6,191	2,888	145	(b1)	9,224
Other	11,505	4,812	3,329	(b3)	19,646

Total noninterest expenses	41,135	18,192	3,474		62,801

Income (loss) before income taxes and discontinued operations	18,870	12,953	(4,510)		27,313
Provision for income taxes	4,998	4,660	(1,579)		8,079

Income (loss) from continuing operations	$13,872	$8,293	$(2,932	)(b4)	$19,233

Basic Earnings per share—continuing operations	$1.33	$64.88	$(0.54)		$1.20
Diluted Earnings per share—continuing operations	$1.31	$64.88	$(0.54)		$1.19

Average Shares Outstanding
Basic	10,407,180	127,813	5,474,428		16,009,421
Diluted	10,593,903	127,813	5,474,428		16,196,144

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

AMERICANWEST BANCORPORATION AND FAR WEST BANCORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2006 is presented as if the merger was consummated on that date. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 are presented as if the merger had occurred on January 1, 2006 and January 1, 2005, respectively.

Certain Far West historical financial information has been reclassified in order to conform to AmericanWest’s presentation format.

Note 2—Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheets

Summarized below are the pro forma adjustments required to record the merger under the purchase method of accounting:

(a1)	Net pro forma adjustments that reduce cash and equivalents by $24.4 million is comprised of the following:

September 30, 2006
(in thousands)
Net proceeds from issuance of junior subordinated debentures	$15,000
Cash paid to Far West shareholders	(30,000)
Special dividend paid to Far West shareholders*	(8,260)
Expected merger related expenses	(1,100)

Net pro forma cash and equivalents adjustment	$(24,360)

*	The merger agreement provides for Far West to pay a special dividend prior to closing, subject to certain adjustments and restrictions. The estimated special dividend of $8.3 million was determined as follows:

Far West shareholders’ equity as of September 30, 2006	$58,076
Estimated increase in retained earnings prior to closing	2,900

Estimated Far West shareholders’ equity as of closing	60,976
Estimated equity adjustments:
Increase in allowance for loan losses	(2,000)
Accrual of severance and other termination benefits	(1,628)
Professional fees and contract termination costs	(358)
Tax benefit for adjustments at 35% rate	1,270

Total estimated equity adjustments	(2,716)
Adjusted Far West shareholders’ equity as of closing	58,260
Minimum Far West shareholders’ equity as of closing	50,000

Estimated special dividend	$8,260

(a2)	Pro forma adjustments for the preliminary fair value adjustments related to loans and fixed rate time deposits are based on market interest rates as of October, 2006.

•

The fair value adjustment for loans of $288,000 is the discount on fixed rate loans based on their fair value which is calculated using a “build-up” method incorporating market rates, servicing costs and risk measures. The analysis is preliminary in nature as the fair value at the time of the valuation date may differ due to loan balance changes, changes in market interest rates and changes in the quality of the loan portfolio. It is assumed that the fair value of loans with adjustable rates that change as market rates change is equal to their carrying value.

•	The fair value adjustment for deposits of $45,000 is the premium on fixed rate time deposits based on their fair value which is calculated as their discounted expected future cash flows. Discount rates were based on national retail time deposit rates. The premium may change based on changes in Far West’s holdings of time deposits, subsequent rates paid by Far West or market rates at the time of the final valuation date.

The pro forma fair value adjustment for premises and equipment of $5.7 million is the premium on the Far West Bank properties as of January 2007 based on a market appraisal by a third party.

(a3)	Net pro forma adjustments to the core deposit intangible of $11.7 million are comprised of the following:

September 30, 2006
(in thousands)
New core deposit intangible*	$14,450
Write-off of existing Far West core deposit intangible	(2,760)

Net pro forma core deposit intangible adjustment	$11,690

*	The core deposit intangible amount represents the estimated future economic benefits resulting from the acquired customer deposit balances and relationships (excluding time deposits). This asset will be amortized to expense over the estimated life of the deposits acquired using an accelerated method over ten years and periodically reviewed for impairment.

(a4)	Pro forma goodwill of $92.2 million, which is calculated as follows:

September 30, 2006
(in thousands)
Total value of AmericanWest stock to be issued*	$120,000
Cash consideration paid and direct merger costs	31,100

Total purchase price	$151,100

Far West shareholders’ equity, after adjustments and special dividend	$50,000
Disposal of Far West core deposit intangible	(2,760)
Estimated adjustments to reflect assets and liabilities at fair value:
Loans	(288)
Premises and equipment	5,655
Deposits	(45)
Core deposit intangible	14,450
Deferred tax liability	(5,954)
Other liabilities	(2,109)

Adjusted Far West shareholders’ equity	$58,949

Goodwill resulting from merger (estimated)	$92,151

*	In accordance with the merger agreement, the number of shares to be issued by AmericanWest in connection with the merger will be determined by the quotient of $120.0 million and the average closing price for AmericanWest common stock for the 20 day period ending on the third day before the merger is completed.

(a5)	AmericanWest plans to form a wholly-owned subsidiary which will be a statutory business trust, or Trust, created for the exclusive purposes of issuing and selling capital securities and utilizing the sale proceeds to acquire junior subordinated debt issued by AmericanWest. It is anticipated that this Trust will issue $15.5 million of trust preferred securities with a 30 year maturity, callable after the fifth year by AmericanWest. These securities are expected to qualify as Tier I capital for the purposes of regulatory capital requirements. The junior subordinated debentures issued by AmericanWest will be the sole assets of the Trust, and payments made by AmericanWest under the junior subordinated debentures will be the sole revenues of the Trust. The Trust is expected to issue $465,000 of common securities, all of which will be acquired by AmericanWest. AmericanWest will fully and unconditionally guarantee the capital securities along with all obligations of the Trust under the trust agreements. AmericanWest does not expect to incur any issuance costs.

(a6)	Net pro forma adjustments to other liabilities consist of a deferred tax liability of $6.0 million related to pro forma fair value adjustments and the core deposit intangible, plus accrued liabilities of Far West of $1.9 million net of taxes.

September 30, 2006
(in thousands)
Purchase Accounting Adjustments:
Fixed Assets	$5,655
Discount on Loans	(288)
Premium on CDs	(45)
Core Deposit Intangible	14,450
Write off of Far West Intangibles	(2,760)

Net Purchase Adjustments	$17,012

Deferred tax liability at estimated 35% rate	$5,954
Total Accrued Liabilities:	$2,961
Taxes at estimated 35% rate	1,036

Adjustment Net of Taxes	$1,925

(a7)	Pro forma adjustment for common stock of $119.6 million is comprised of the following:

September 30, 2006
(in thousands)
Issuance of AmericanWest stock to Far West shareholders	$120,000
Elimination of Far West common stock balance	(383)

Net pro forma adjustment	$119,617

(a8)	Pro forma adjustment to remove Far West retained earnings of $57.9 million and accumulated other comprehensive loss of $188,000.

Unaudited Pro Forma Condensed Combined Statements of Income

(b1)	Pro forma amortization or accretion for the nine months ended September 30, 2006 and the year ended December 31, 2006 of fair value adjustments made to assets acquired and liabilities assumed to reflect fair value as of the acquisition date.

•	Accretion of the estimated discount of $288,000 on fixed rate loans is based on the same proportion as the expected run-off of these loans over similar time periods.

•	The amortization of the estimated premium for premises of $5.7 million is based on a straight line method over an expected life of 39 years.

•	Amortization of the premium for fixed rate deposits of $45,000 for these time periods is based on the same proportion as the expected run-off of these deposits over similar time periods.

(b2)	Pro forma anticipated net cost of new junior subordinated debt. The rate is expected to adjust quarterly based on LIBOR (London Inter Bank Offered Rate) plus a spread and is assumed to be 7.50% at the time of this estimate.

(b3)	Net pro forma adjustments for other expense of $2.6 million for the nine months ended September 30, 2006 and $3.3 million for the year ended December 31, 2005 are comprised of the following:

	Period Ended
	September 30, 2006	December 31, 2005
	(in thousands)
Removal of Far West core deposit intangible amortization	$(402)	$(535)
Estimated new core deposit intangible amortization	2,957	3,864

Net pro forma other expense adjustment	$2,555	$3,329

The core deposit intangible will be amortized on an accelerated basis based on the expected runoff rate, with approximately 25% amortized during the first year after completion of the merger. The value of the core deposit intangible represents the estimated future economic benefits resulting from the acquired customer deposit balances and relationships (excluding time deposits), which was estimated by projecting theoretical discounted cash flows from the current account balances, expected growth or attrition and the estimated lives of the relationships.

(b4)	The net pro forma adjustment for provision for income taxes of $1.2 million for the period ended September 30, 2006 and $1.6 million for the year ended December 31, 2005 are comprised of the following:

	Period Ended
	September 30, 2006	December 31, 2005
	(in thousands)
Increase in interest income related to accretion of loan fair value adjustments	$42	$55
Decrease in interest expense related to amortization of deposit fair value adjustments	28	33
(Increase) in interest expense related to issuance of junior subordinated debentures	(844)	(1,125)
(Increase) in occupancy and equipment expense related to premises fair value adjustment	(109)	(145)
(Increase) in core deposit intangible amortization expense	(2,555)	(3,329)

(Loss) before income taxes	$(3,438)	$(4,510)

Pro forma adjustment for provision for income taxes at estimated 35% statutory rate	$(1,203)	$(1,579)

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this document, carefully and in its entirety. The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of AmericanWest and Far West as to, among other things:

•	corporate organization and existence;

•	capitalization;

•	the corporate organization and existence of any subsidiaries;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	availability, accuracy and compliance with GAAP of financial reports, in the case of Far West, and of reports and filings with the SEC, in the case of AmericanWest, and absence of material adverse effect since the date of the last amended financial statements;

•	corporate oversight actions including processes designed to provide reasonable assurances regarding the reliability of financial reporting and financial statements, the absence of loans to officers or directors except as allowed by law, the absence of notification by an independent public accountant of a need to restate financial statements or change accounting practices, and the absence of knowledge as to complaints or allegations related to accounting or auditing practices, securities violations, breaches of fiduciary duties or internal investigations involving accounting or revenue recognition;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	absence of material litigation;

•	compliance with laws; and

•	no broker’s or finder’s fees, except as contemplated by the merger agreement.

In addition, the merger agreement contains further representations and warranties of Far West as to, among other things:

•	validity of, and the absence of defaults under, certain contracts;

•	employee benefit matters;

•	labor matters;

•	environmental matters;

•	tax matters;

•	interest rate risk management instruments, such as swaps and options;

•	proper and accurate maintenance of books and records;

•	insurance coverage;

•	trust business;

•	transactions with affiliates;

•	condition and title to real and personal property;

•	intellectual property; and

•	the inapplicability of takeover statutes to Far West, the merger agreement and the transactions contemplated thereby.

Conduct of Business of AmericanWest Pending the Merger

Prior to the effective time or termination of the merger, except as expressly contemplated by the merger agreement, AmericanWest has agreed that it will not:

•	conduct its business other than in the ordinary course or fail to use its best efforts to preserve its assets intact or take any action that would adversely affect or delay the ability of AmericanWest or its subsidiaries to perform any of its material obligations under the merger agreement or take any action that could be expected to have a material adverse effect on AmericanWest or its subsidiaries;

•	knowingly take any action that would prevent or impede the merger from qualifying as a tax-free reorganization;

•	knowingly take any action intended or reasonably likely to result in its representations and warranties set forth in the merger agreement becoming untrue in any material respect, any of the conditions to the consummation of the merger not being satisfied or resulting in a material violation of the merger agreement;

•	amend its articles of incorporation or bylaws, or equivalent organizational documents of any of its subsidiaries, other than to increase the number of authorized shares and provide that a plan of merger may be approved by the holders of a majority of AmericanWest outstanding shares entitled to vote thereon;

•	implement or adopt any change in AmericanWest’s accounting principles, practices or methods, other than as may be required by GAAP;

•	take or omit to take any action that may result individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or AmericanWest’s policies and procedures with respect to the foregoing; or

•	take or make any commitment to take any such prohibited action.

Conduct of Business of Far West Pending the Merger

Far West has agreed that, prior to the effective time or termination of the merger, except as expressly contemplated by the merger agreement, it will not, and will not permit Far West Bank to, without the consent (or, in certain cases, failure to respond) of AmericanWest, among other things:

Ordinary Course of Business

•	conduct its business other than in the ordinary course or fail to use its best efforts to preserve its assets intact;

•	take any action that would adversely affect or delay the ability of Far West to perform any of its obligations under the merger agreement; or

•	take any action that could be expected to have a material adverse effect on Far West.

Capital Stock

•	issue, sell or otherwise permit to become outstanding any additional shares or rights to acquire shares or enter into any agreement with respect to the foregoing; or

•	permit additional shares of stock to become subject to grants of employee or director options, rights to acquire shares or similar stock-based employee rights.

Dividends and Stock Repurchases

•	other than the Far West special dividend contemplated by the merger agreement, make, declare or pay any dividend or make any other distribution on, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

Compensation

•	enter into, amend or renew any employment, consulting, severance, termination or similar agreements or increase in any manner, including by granting new stock options, the compensation or benefits of any of its employees or directors, except for:

–	normal increases for employees, who are not officers, made in the ordinary course of business consistent with past practice, but no increase may result in an annual adjustment of more than 5% for any individual and 4% in the aggregate;

–	other changes required by applicable law; or

–	satisfaction of preexisting contractual obligations.

Hiring

•	hire any person as an employee of Far West, or Far West Bank, or promote any employee except:

–	to satisfy preexisting contractual obligations; or

–	to fill any vacancy with a new employee whose base salary and bonus do not exceed $50,000.

Benefit Plans

•	enter into, establish, adopt, terminate or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any related trust agreement, with respect to any director, officer, employee or consultant of Far West or take any action to accelerate the vesting or exercisability of benefits payable under the plan, except:

–	as may be required by applicable law; or

–	in satisfaction of preexisting contractual obligations.

•	change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan; or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or

•	forgive any loans to directors, officers or employees of Far West or Far West Bank.

Dispositions and Acquisitions

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that together with all other such transactions is not material to Far West or Far West Bank; or

•	acquire all or any portion of the assets, business, deposits or property of any entity except under certain circumstances.

Capital Expenditures

•	make any capital expenditures other than in the ordinary course of business and not to exceed $20,000 individually or $100,000 in the aggregate.

Amendments to Governing Documents

•	amend Far West’s or Far West Bank’s articles of incorporation or bylaws.

Accounting

•	implement or adopt any change in Far West’s accounting principles, practices or methods, other than as may be required by GAAP.

Contracts

•	enter into, renew, terminate or amend in any material respect, or make payment not then required under any contract that calls for aggregate annual payments of $25,000 or more which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans or other transactions made in the ordinary course of the banking business consistent with past practice.

Settlement of Claims

•	enter into any settlement or similar agreement with respect to, or take any other significant action with respect to, the conduct of any claim, action, suit, proceeding or investigation that Far West, or Far West Bank, is (as of the date of the merger agreement) or becomes a party or potential party to, which settlement, agreement or action involves payment, individually or for all such settlements, in excess of $25,000 or would impose any material restriction on the business of Far West or Far West Bank, or create precedent for claims reasonably likely to be material to Far West or Far West Bank.

Adverse Actions

•	knowingly take any action that is intended or is reasonably likely to result in:

—	the merger not qualifying as a tax-free reorganization;

—	any of Far West’s representations or warranties set forth in the merger agreement being or becoming untrue in any material respect;

—	any of the conditions to the merger set forth in the merger agreement not being satisfied; or

—	a material violation of the merger agreement except as may be required by applicable law.

Risk Management

•	except as required by law or regulation, implement or adopt any material change to interest rate or other risk management policies, fail to follow existing policies or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

Indebtedness

•	incur any indebtedness for borrowed money (other than deposits and federal funds borrowings); or

•	become responsible for the obligations of any other individual or entity.

Loans

•	make any loan or loan commitment (other than a renewal or extension of an existing loan) to any person or entity or any affiliate or immediate family member of such person exceeding $500,000, without submitting at least four business days before taking such action complete loan package information to AmericanWest for review with a right to comment within two full business days before taking such action.

Investments

•	make any investment other than in the ordinary course of business in individual amounts not to exceed $250,000, except Far West or Far West Bank may purchase investment securities if it makes a written request to the chief financial officer of AmericanWest, describing in detail the investment securities to be purchased and the price to be paid, that AmericanWest consent to the making of any such purchase, and within five business days AmericanWest has approved such request in writing or has not responded in writing to such request.

Tax

•	settle any material audit, make or change any material tax election or method of tax accounting, file any amended tax return, request any private letters or similar rulings from any tax authority or take any action that could materially adversely affect the tax position of Far West or Far West Bank, or of AmericanWest after the merger or take any other tax action that is outside the ordinary course of business or inconsistent with past practice.

Foreclosures

•	foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials except in situations of foreclosures upon single family, non-agricultural residence property of one acre or less unless Far West has reason to believe that such property might contain such waste materials or otherwise be contaminated.

USA Patriot Act

•	take or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or Far West’s policies and procedures with respect to the foregoing.

Commitments

•	agree to take or make any commitment to take any of these prohibited actions.

Additional Covenants

Far West and AmericanWest have agreed to:

•	use their reasonable best efforts to take all actions necessary to complete the merger and the other transactions contemplated by the merger agreement;

•	consult each other before issuing any press releases with respect to the merger or the merger agreement;

•	afford the other party access to certain information and personnel and keep any information so obtained confidential;

•	obtain all governmental consents necessary to complete the transactions contemplated in the merger agreement;

•	notify each other of any circumstance that is reasonably likely to result in a material adverse effect on them or would cause a material breach of their respective obligations under the merger agreement; and

•	use reasonable efforts to have the merger qualify as a “reorganization” under Section 368(a) of the Code.

Far West has further agreed to:

•	refrain from initiating, encouraging, soliciting or otherwise facilitating any takeover proposals or offers or engage in any negotiations concerning, or provide any confidential information to, any person with respect to, a merger or other similar transaction involving all or substantially all of its assets or more than 10% of its outstanding equity securities; but Far West and its board may take actions required of them by law or directors’ fiduciary duties;

•	take all necessary corporate and other action to approve the merger;

•	allow AmericanWest to participate in any meetings or interviews with employees called by Far West to discuss the merger;

•	cause itself and Far West Bank to take all necessary actions to adopt and approve the merger of Far West Bank with and into AmericanWest Bank;

•	make accounting entries or adjustments as AmericanWest may direct, but Far West will not be required to take such actions more than one day before the effective time of the merger and no such adjustment may require any filings with any governmental authority or violate any law;

•	take all commercially reasonable action pursuant to certain insurance policies, listed in the merger agreement, in order to preserve all material rights that could reasonably be expected to give rise to a claim;

•	assist AmericanWest in obtaining any required consents from third-party vendors and their cooperation in order to ensure a smooth transition after the merger and pay any required exit fees regarding information technology vendor contracts; and

•	pay to eligible directors, officers and employees of Far West, immediately before the effective date of the merger, (1) all severance benefits to which such individuals may be entitled to receive as a result of the merger and (2) all retention bonuses to which such individuals will receive as accrued under the merger agreement.

AmericanWest has further agreed to:

•	list on Nasdaq, subject to official notice of issuance, shares of its common stock to be issued in the merger;

•	after the effective time of the merger, indemnify present and former directors and officers of Far West in connection with any claim arising out of actions or omissions occurring at or before the effective time to the fullest extent that Far West is permitted to indemnify its directors and officers;

•	provide, for three years from the effective time, the portion of directors and officers liability insurance that serves to reimburse the present and former directors and officers of Far West on terms and conditions comparable to those provided by Far West; but AmericanWest is not required to spend on an annual basis more than 200% of the current amount spent by Far West to procure such insurance coverage; and

•	provide former employees of Far West who continue as employees of AmericanWest with employee benefit plans substantially comparable, in the aggregate, to those provided to similarly situated employees of AmericanWest.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the merger agreement by a majority of all outstanding shares of Far West common stock entitled to vote and two-thirds of all outstanding shares of AmericanWest common stock entitled to vote;

•	receipt of required regulatory approvals or waivers for the merger and the bank merger, including approval from the FRB, FDIC, WDFI and UDFI (all of which have been obtained), without restrictions or conditions that would have a material adverse effect on AmericanWest or any of its subsidiaries or reduce the benefit of the merger to AmericanWest or Far West to the extent that the party would not have entered into the merger agreement had it known such restrictions or conditions would be imposed before entering into the merger agreement;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, under the Securities Act, and no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been threatened or initiated by the SEC and not withdrawn;

•	approval for quotation on Nasdaq, subject to effective notice of issuance, of the shares of AmericanWest common stock that are to be issued to Far West shareholders upon completion of the merger;

•	absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States;

•	absence of any order, injunction, decree, statute, rule, regulation or judgment issued or enacted by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the closing date, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the effective date of the merger (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date); and

•	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or before the closing date.

Far West’s obligation to effect the merger is also subject to satisfaction, or waiver, of the condition that AmericanWest provide current certificates of good standing for itself and its subsidiaries as of a date immediately before the effective date of the merger and a certified copy of resolutions adopted by the AmericanWest board of directors and shareholders approving the merger agreement.

AmericanWest’s obligation to effect the merger is subject to satisfaction, or waiver, of the following conditions:

•	AmericanWest shall have received signed Non-Competition and Non-Solicitation Agreements from all directors of Far West;

•	the employment agreements between each of H. Don Norton and Rick W. Anderson and AmericanWest shall remain in full force and effect;

•	Far West shall have provided current certificates of good standing for itself and its subsidiaries as of a date immediately before the effective date of the merger and a certified copy of resolutions adopted by the Far West board of directors and shareholders approving the merger agreement;

•	Far West shall have prepared and submitted to AmericanWest a summary of all professional service fees Far West incurred in connection with the merger;

•	Far West shall have obtained each of the material consents required to be obtained pursuant to Far West’s agreements with third parties;

•	Far West directors shall have signed voting agreements and must have performed all material obligations under such agreements;

•	Far West must shall updated and made current the disclosure schedule relating to the merger agreement;

•	no proceeding before any government authority or other person or entity challenging or seeking material damages in connection with the merger or the conversion of Far West common stock or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by AmericanWest or its subsidiaries of all or any portion of the business or assets of Far West or Far West Bank may be pending;

•	Far West shall have provided a certificate dated the effective date of the merger to AmericanWest, signed by the Chief Executive Officer and Chief Financial Officer of Far West, stating that no material adverse effect with respect to Far West or Far West Bank has occurred and no event that would have a material adverse effect on Far West or Far West Bank has occurred since the date of the merger agreement;

•	Far West shall have provided a certificate dated the effective date of the merger to AmericanWest, signed by the Chief Executive Officer and Chief Financial Officer of Far West, certifying to the best of their knowledge that the average daily balance of core deposits (as defined in the merger agreement) for the two months proceeding the merger is not less than 90% of the average daily balance of core deposits for the same two months in the prior calendar year; and

•	the aggregate number of Far West dissenting shares must not exceed 12,794 shares of Far West’s common stock.

We cannot assure you if, or when, all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before June 30, 2007, either AmericanWest or Far West may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement.

Nonsolicitation

Under the terms of the merger agreement, Far West has agreed that neither it nor Far West Bank nor either of their respective officers or directors will, and that it will direct the employees, agents and representatives of Far West Bank to not, directly or indirectly solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, Far West has agreed that it will not, and that it will direct the employees, agents and representatives of Far West Bank to not, negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless Far West’s board of directors determines in good faith that (1) the takeover proposal, if completed, would result in a transaction more favorable to Far West shareholders than the merger, and (2) considering the advice of counsel, it has a fiduciary duty to act on the competing proposal.

Termination of the Merger Agreement

Far West and AmericanWest, by mutual consent, can agree at any time not to complete the merger, even if the Far West shareholders or the AmericanWest shareholders have voted to approve the merger. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	breach by the other party of its representations, warranties, covenants or agreements contained in the merger agreement, if the breach cannot be or is not cured within 30 days of notice of the breach and the breach would be reasonably likely to result in a material adverse effect with respect to the non-breaching party;

•	failure to complete the merger by June 30, 2007;

•	if Far West has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continued discussion with such third party for more than 10 business days;

•	an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Far West which contains a proposal as to price and Far West has not rejected that proposal within 10 business days; or

•	failure of the Far West shareholders to approve the merger agreement or failure of the AmericanWest shareholders to approve the merger agreement.

AmericanWest can terminate without the consent of Far West:

•	if Far West’s board of directors fails to make its recommendation to its shareholders, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to AmericanWest’s interests.

Far West can terminate without the consent of AmericanWest:

•	if AmericanWest’s board of directors fails to make its recommendation to its shareholders, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to AmericanWest’s interests.

Waiver and Amendment to the Merger Agreement

At any time before the merger is completed, AmericanWest and Far West, by action taken or authorized by their respective boards of directors, may, if legally allowed, waive any provision in the merger agreement that benefited the waiving party.

Subject to compliance with applicable law and the ability of the parties to change the method of effecting the merger, AmericanWest and Far West may amend the merger agreement by an agreement in writing authorized by their respective boards of directors at any time before the merger is completed. However, after any approval of the merger agreement by Far West shareholders, there may not be, without further approval of those shareholders, any amendment to the merger agreement that reduces the aggregate value of the consideration to be delivered to the Far West shareholders, other than as contemplated by the merger agreement.

Termination Fee

Under certain conditions, either AmericanWest or Far West may owe to the other party a termination fee if the merger agreement is terminated.

The merger agreement requires Far West to pay a termination fee to AmericanWest:

•	in the amount of $1,000,000 if AmericanWest terminates as a result of Far West’s failure to obtain shareholder approval of the merger;

•	in the amount of $2,000,000 if AmericanWest terminates as a result of (1) the failure of Far West’s board of directors to recommend the merger to its shareholders or if Far West’s board of directors withdraws or modifies its recommendation in a manner adverse to AmericanWest’s interests, or (2) by Far West or Far West’s directors, of any of the representations, warranties, covenants or agreements set forth in the merger agreement or voting agreements, respectively, that goes uncured for 30 days after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to Far West;

•	in the amount of $5,000,000 if, after a third party acquisition proposal for Far West has been publicly disclosed, or any person or entity has publicly disclosed its intention to make an acquisition proposal and Far West has determined to pursue such proposal or makes no determination as to whether to pursue such proposal with 10 business days after such public disclosure, the agreement is terminated:

–	by either party after June 30, 2007;

–	by either party as a result of Far West’s failure to obtain approval of the merger by its shareholders;

–	by either party, if Far West has, in connection with an acquisition proposal by a third party, provided information, engaged in negotiations or discussions with, or recommended such acquisition proposal and continues discussion with such third party for more than ten (10) business days or an acquisition proposal that is publicly disclosed has been commenced, publicly proposed or communicated to Far West which contains a proposal as to price and Far West has not rejected that proposal within ten (10) business days;

–	by AmericanWest as a result of the failure of Far West’s board of directors to recommend the merger to its shareholders, or if Far West’s board of directors withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the AmericanWest’s interests;

–	by AmericanWest as a result of a material breach by Far West of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for 30 days; or

–	by AmericanWest as a result of material breach by one or more directors of Far West of any of the covenants or agreements set forth in the voting agreements which goes uncured for 30 days;

The merger agreement requires AmericanWest to pay a termination fee to Far West:

•	in the amount of $1,000,000 if Far West terminates as a result of a failure by AmericanWest to obtain shareholder approval; or

•	in the amount of $2,000,000 if AmericanWest terminates as a result of (1) the failure of AmericanWest’s board of directors to recommend the merger to its shareholders or if AmericanWest’s board of directors withdraws or modifies its recommendation in a manner adverse to Far West’s interests, or (2) as a result of a breach by AmericanWest of any of the representations, warranties, covenants or agreements set forth in the merger agreement which goes uncured for thirty (30) days after the giving of written notice of the breach, if the breach would be reasonably likely, individually or in the aggregate with other breaches, to have a material adverse effect with respect to AmericanWest.

Expenses

The merger agreement provides that each of AmericanWest and Far West will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Voting Agreements

Michael M. Andersen, R. Brent Anderson, Rick W. Anderson, Ivan T. Call, Glade Kuhni, Enoch A. Ludlow, C. Blaine Norton, H. Don Norton and DeVar S. Thatcher, all of whom are directors of Far West Bank, in their capacities as shareholders of Far West, have separately entered into voting agreements with AmericanWest in which they have agreed to vote all shares of Far West common stock that each owned as of the date of their respective agreements, and that each subsequently acquires, in favor of the merger. As of the record date, these shareholders owned, in the aggregate, [ • ] shares of Far West common stock, allowing them to exercise approximately [ • ]% of the voting power of Far West common stock.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution of the merger agreement, all of the directors of Far West Bank entered into non-competition and non-solicitation agreements with AmericanWest. Under the agreements, all of the Far West Bank directors (except for Michael M. Andersen and R. Brent Anderson) are prohibited from, for a period of 24 months after the effective time of the merger, engaging, having any ownership interest in, or participating in the financing, operation, management or control of, any person, firm, corporation or other entity (in the case of R. Brent Anderson, a de novo entity only) or business that engages in any activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the FDIC. This restriction extends to the geographic area of the State of Utah. In addition, for a period of 24 months from the effective date of the merger, all Far West Bank directors including Michael M. Andersen and R. Brent Anderson may not solicit the business of existing customers of either Far West and its affiliates before the merger or AmericanWest and its affiliates after the merger for any purpose with respect to an activity closely associated with commercial banking or the operation of an institution the deposits of which are insured by the FDIC, or solicit the existing employees of Far West and AmericanWest and their respective affiliates to resign or apply for or accept employment with any other business or enterprise. All of the Far West Bank directors have also agreed not to disclose or use confidential information of Far West or Far West Bank except for the benefit of AmericanWest.

POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If either of AmericanWest or Far West fails to receive a sufficient number of votes to approve the plan of merger, either company may propose to adjourn its respective special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the plan of merger. Neither company currently intends to propose adjournment at the special meeting if there are sufficient votes to approve the plan of merger. If approval of the proposal to adjourn either special meeting for the purpose of soliciting additional proxies is submitted to shareholders for approval, such approval requires the affirmative vote of holders of a majority of the outstanding shares of the respective company’s common stock present in person or represented by proxy at the special meeting and entitled to vote on that proposal.

The AmericanWest board of directors unanimously recommends that AmericanWest’s shareholders vote FOR the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the plan of merger.

The Far West board of directors unanimously recommends that Far West’s shareholders vote FOR the proposal to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the plan of merger.

INFORMATION ABOUT AMERICANWEST

Company History

AmericanWest is a Washington corporation registered as a bank holding company under the BHCA. AmericanWest is headquartered in Spokane, Washington. At September 30, 2006, AmericanWest had total assets of approximately $1.4 billion, net loans of approximately $1.2 billion, deposits of approximately $1.1 billion and shareholders’ equity of $150 million.

AmericanWest’s principal business is to serve as a holding company for its subsidiary bank, AmericanWest Bank. AmericanWest Bank, a Washington state-chartered bank, operates in eastern and central Washington and northern Idaho and has a loan production office in Salt Lake City, Utah. It offers a full range of financial services to commercial and consumer customers, including industrial and agricultural enterprises, government entities, not-for-profit entities, and individuals. These services include short-term and medium-term loans, revolving credit lines, inventory and accounts receivable financing, mortgages, equipment leases, savings programs, checking accounts, personal loans, and bank credit cards, as well as a variety of account access programs such as debit cards, online banking and online bill payment. AmericanWest Bank’s services are primarily directed to the communities in which its branches are located and are targeted at the needs of commercial, private banking and consumer customers in these communities.

Limitations on Dividends

The principal source of AmericanWest’s cash revenues is dividends received from AmericanWest Bank. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below the minimum applicable regulatory capital requirements.

Employees

As of September 30, 2006, AmericanWest and AmericanWest Bank combined had 534 full-time equivalent employees, none of whom is covered by a collective bargaining agreement. After the mergers and consolidations in the early part of this decade, management focused on acculturating its employees while acknowledging and respecting the heritage of each bank and how it has shaped what AmericanWest is today. All employees now operate under a unified organization, which management believes has been a positive transition. Notwithstanding that AmericanWest plans to operate in the state of Utah under the respected Far West brand, the addition of Far West Bank as “a division of AmericanWest Bank” will not affect that concept. AmericanWest Bank’s multistate operation, including its Utah operations, will be a unified organization rather than comprised of separate banking organizations. Renewed focus on employee training programs, on internal marketing and communication systems and on consistent and equitable salary structures will further improve employee relations.

Business Strategy

AmericanWest Bank pursues a profit-based growth strategy, the key components of which include:

•	increasing market share in existing communities through being a trustworthy community partner that has an entrepreneurial spirit with a relationship based model for providing financial services;

•	enhancing customer relationships through new products and services of high quality to further meet the needs of existing and new customers;

•	providing service to AmericanWest Bank’s customers that is based on finding solutions and providing accurate, timely and innovative answers;

•	continued development of a sales culture that encourages development of relationships, networks and referral sources for selling and cross-selling AmericanWest Bank’s products and services; and

•	expanding the markets served through de novo branching and acquisitions.

Increasing market share in existing communities through being a trustworthy community partner that has an entrepreneurial spirit with a relationship based model for providing financial services. AmericanWest strives to have its active engagement in each community result in a positive impact on the quality of life with every experience with AmericanWest Bank. AmericanWest Bank’s management ensures that AmericanWest Bank is engaged in each community as a hands-on partner. AmericanWest Bank’s position as a local community bank sends a powerful message that distinguishes it immediately in the minds of customers, prospects and community leaders. Its smaller size makes it more adaptable than national or large-scale regional banks. AmericanWest Bank extends a certain financial flexibility to its customers that can only come from local leadership and commitment. Management believes this commitment is evident not only through the services offered, but also through active participation in causes that contribute to the quality of life, especially in the areas of housing, healthcare, youth and education.

Enhancing customer relationships served through new products and services of high quality to further meet the needs of existing and new customers. Since its formation and until recently, AmericanWest Bank has focused primarily on commercial banking to small and medium-sized businesses, with limited retail banking services to consumers. Management believes that AmericanWest Bank can gain market share by expanding its retail and commercial product offerings for consumers and businesses. In June 2005, AmericanWest Bank introduced a more complete line of retail financial products and services that are helping consumers use, save and manage their money, in both their personal and business lives. AmericanWest Bank also has ongoing initiatives to enhance its commercial products, including its commercial and industrial lending, business deposit and cash management services.

Providing service to AmericanWest Bank’s customers that is based on finding solutions and providing accurate, timely and innovative answers. AmericanWest Bank’s overall focus is on offering customers greater value than the larger regional and national banks. AmericanWest Bank is more responsive and innovative. AmericanWest Bank’s customers and communities trust it for their banking needs because they know it as a local provider of banking products and services that is helping them achieve their financial goals. To increase market share and profitability, since late 2004 AmericanWest Bank has placed a strong emphasis on moving from its former transactional (order-taking) environment to a relationship banking culture where service is based on recommending additional products and services that can benefit a customer, resulting in better service. This service model applies to internal services for AmericanWest Bank as well as services to customers.

Continued development of a sales culture that encourages development of relationships, networks and referral sources for selling and cross-selling AmericanWest Bank’s products and services. AmericanWest Bank rolled out new training and marketing programs during 2005 to encourage the further development of its sales culture. Sales capabilities have also been a key driver in hiring decisions. In addition, support activities have been centralized to enable the production groups to focus on sales, improve compliance and enhance efficiencies.

Expanding the markets served through de novo branching and acquisitions. AmericanWest intends to expand its presence in the Intermountain Northwest by opening new branches and possibly acquiring other financial institutions. Management considers a variety of criteria in evaluating potential branch expansion, including the demographics and short and long-term growth prospects for the location, the management and other resources needed to integrate the branch into AmericanWest Bank’s existing operations, the degree to which the branch would enhance the geographic diversity of AmericanWest Bank or would enhance its presence in an existing market, and the estimated cost of opening and operating the branch as compared to the cost of acquiring an existing office and deposit base. AmericanWest Bank has recently opened de novo branches in Sandpoint, Idaho and Yakima, Washington, and will be opening de novo branches in Coeur d’Alene, Idaho, College Place (Walla Walla), Washington and the West Plains area of Spokane, Washington in December, 2006.

In addition to internal growth, there may be attractive opportunities to grow AmericanWest through carefully selected acquisitions of other financial institutions or their branches within or adjacent to AmericanWest Bank’s market area. AmericanWest’s ability to make future acquisitions depends on several factors such as the availability of suitable acquisition candidates, necessary regulatory and shareholder approval, compliance with applicable capital requirements and, in the case of cash acquisitions, on its cash assets or ability to acquire cash. AmericanWest may need to obtain additional debt and/or equity capital in pursuing an acquisition strategy. Its access to capital markets or the costs of this capital could be affected by economic, financial, competitive and other conditions beyond its control. Further, acquisition candidates may not be available in the future on favorable terms. Therefore, no assurance can be made that additional acquisitions will occur.

Products and Services

AmericanWest Bank offers a traditional array of deposit products, including non-interest checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. AmericanWest Bank provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity loans and personal lines of credit. Commercial lending (including commercial real estate and agricultural lending) has been and remains the primary focus of AmericanWest Bank’s lending activities although its strategy is to significantly increase its consumer lending activities. Real estate loans for construction, purchase and refinancing of residential owner-occupied and rental properties are offered, with a variety of fixed and adjustable rate options and terms.

Market Area

AmericanWest Bank branches are located in the three largest metropolitan areas in eastern and central Washington: Spokane, Yakima and the Tri-Cities area comprised of Pasco, Kennewick and Richland, and in suburban and rural communities in eastern and central Washington and northern Idaho. AmericanWest Bank currently has 46 branch locations throughout eastern and central Washington and northern Idaho, two loan production offices (Ellensburg, Washington and South Jordan, Utah), and one non-branch operations facility located near Spokane, Washington.

Competition

AmericanWest competes primarily with large national and regional banks, as well as credit unions, savings and loans, mortgage companies, and other financial institutions. Management believes there are three key differentiators that distinguish it from its bank competition: (1) it is committed to a local, community banking model; (2) its smaller size makes it more adaptable; and (3) it puts customer service first. Management believes that its competitive position has been strengthened by the consolidation of past years in the banking industry, which resulted in many community banks that were previously owned locally becoming part of large national or regional banks. American West’s strategy, by contrast, is to remain closely tied to a community banking model with strong local connections.

Properties

AmericanWest’s Bank’s main office is located in downtown Spokane, which is leased by AmericanWest. About 8,200 square feet is used for the Administrative Offices. In addition, AmericanWest Bank leases approximately 9,000 square feet for its Data Processing Center located near the Spokane Airport.

AmericanWest Bank has a total of 48 branch or loan production office locations, of which 37 are in eastern and central Washington. They are located in Chewelah, Colfax, Colville, Davenport, Dayton, Ellensburg (loan production office), Ephrata, Kennewick (2), Kettle Falls, Latah, Liberty Lake, Mabton, Moses Lake, Mt. Spokane, Naches, Oaksdale, Palouse, Pasco, Prosser, Pullman (2), Spokane (6), Sunnyside, Tekoa, Uniontown, Waitsburg, Walla Walla (3) and Yakima (2). Ten branches are in northern Idaho, located in Coeur d’Alene, Hayden, Kellogg, Lewiston, Moscow, Orofino, Sandpoint, St. Maries (2) and Wallace. AmericanWest Bank has a loan production office in South Jordan, Utah, operating under the dba Precision Bank.

Legal Proceedings

Periodically and in the ordinary course of business, various claims and lawsuits are brought against AmericanWest or AmericanWest Bank, such as claims to enforce liens, condemnation proceedings on properties in which AmericanWest Bank holds a security interest, claims involving the making and servicing of real property loans, actions relating to employee claims and other issues incident to their respective business. In the opinion of management, the ultimate liability, if any, resulting from known, actual or potential claims or lawsuits currently pending or threatened will not have a material adverse effect on the financial position or results of operations of AmericanWest.

INFORMATION ABOUT FAR WEST

Far West was incorporated as a Utah corporation on August 23, 1990 to serve as a bank holding company. On November 2, 1990, Far West became a bank holding company through the acquisition of all of the issued and outstanding common stock of Far West Bank, Provo, Utah. On May 25, 2000, Far West made an election to be treated as a financial holding company under the BHCA.

Far West does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Far West Bank. Its primary activities are to provide assistance in the management and coordination of Far West Bank’s financial resources and to provide capital, business development, long-range planning, and public relations services for Far West Bank.

Far West has no significant assets other than all of the outstanding common stock of Far West Bank. Far West derives its revenues primarily from the operations of Far West Bank in the form of dividends received from Far West Bank. As a financial holding company, Far West is subject to supervision and regulation by the FRB in accordance with the requirements set forth in the BHCA and by the rules and regulations issued by the FRB.

Far West Bank was chartered on March 4, 1975, and opened for banking business on April 23, 1975. On August 1, 1984, Far West Bank acquired State Bank of Wayne, Loa, Utah. On October 1, 1986, Far West Bank acquired a branch in Orem, Utah from United Thrift & Loan Association. In July 1997, Far West Bank acquired its branch in Price, Utah, from Wells Fargo Bank. In January 2000, Far West Bank acquired its branch in Nephi, Utah from Community First Bank. On June 26, 2004, Far West Bank acquired certain assets and assumed certain liabilities of Bank of Ephraim from the FDIC acting as receiver of that bank.

As of September 30, 2006, Far West had, on a consolidated basis, total assets of $419 million, total deposits of $351 million, total loans (net of unearned discount and allowance for loan losses) of $315 million, and total shareholders’ equity of $58 million.

Far West does not file reports with the SEC. Far West, does, however, voluntarily provides annual reports, including audited financial statements, to its shareholders at its annual meeting.

Products and Services

Far West Bank is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in the area. Far West Bank offers most types of loans for any legitimate purpose, including loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs. Far West Bank also offers depository services and various checking account services. Travelers checks, notary services and wire transfer services are also available. Far West Bank’s business is not seasonal in any material respect.

Market Area

Far West Bank currently has 16 banking locations in 7 counties in Utah. The bank’s main office is in Provo, (Utah County), at 201 East Center, Provo, Utah. Far West Bank operates an additional location in Provo, Utah, as well as 2 locations in Orem, and 1 location in each of Payson, Salem and Springville, Utah (all of which are in Utah County), 2 locations in Ephraim, 1 location in each of Fairview and Mount Pleasant, Utah (Sanpete County), and 1 location in each of Loa (Wayne County), Nephi (Juab County), Price (Carbon County), St. George (Washington County) and Sandy (Salt Lake County). Far West Bank’s business is not dependent on one or a few major customers.

Competition

As of June 30, 2006 (the latest date for which this data is available), Far West ranked 1st in total deposits within Sanpete County, with 33.04% of total deposits in that market, 2nd in total deposits within Juab County, with 42.55% of total deposits in that market, 3rd in total deposits in Carbon County, with 17.03% of total deposits in that market, and 5th in total deposits in Utah County (the Provo-Orem market), with 5.86% of total deposits in that market.

Each activity in which Far West is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Far West competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Far West also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Far West competes may have capital resources and legal loan limits substantially higher than those maintained by Far West.

Employees

As of September 30, 2006, Far West had 204 full-time equivalent employees, none of which is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against Far West which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business or financial position of Far West.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FAR WEST

This section presents an analysis of the financial condition and results of operations of Far West for the nine-month periods ended September 30, 2006 and 2005, and for the years ended December 31, 2005, 2004 and 2003. The following discussion and analysis are intended to review the significant factors affecting the financial condition and results of operations of Far West for such periods, and should be read in conjunction with the financial statements, notes to financial statements and financial data presented elsewhere in this joint proxy statement/prospectus.

For the nine months ended September 30, 2006 and 2005

Results of Operations

Net income for the nine months ended September 30, 2006 was $8,701,000, or $68.03 per share, compared to $5,980,000, or $46.75 per share, for the nine months ended September 30, 2005. The increase in net income was primarily due to increases in both loans and net interest margin. Net income for the nine months ended September 30, 2006, as compared with the same period in the previous year, on an annualized basis, as a percentage of average assets and average equity was:

Return on Average Assets September 30,		Return on Average Stockholders’ Equity September 30,
2006	2005	2006	2005
2.94%	2.08%	22.51%	17.34%

Far West paid cash dividends of $1,919,865 ($15.00 per share) and $1,281,000 ($10.00 per share) for the nine month periods ended September 30, 2006 and 2005, respectively.

The following is an analysis of the primary components of net income for the nine month periods ended September 30, 2006 and 2005.

Net Interest Income

Net interest income is the principal source of Far West’s net income and represents the difference between interest income (interest and fees earned on earning assets, primarily loans and investment securities) and interest expense (interest paid on deposits and borrowed funds). Net interest income is affected by the interest rate earned and paid and by volume changes, principally in loans, investment securities, deposits and borrowed funds. The following tables provide a summary concerning net interest income, average balances and the related interest earned and paid on each major type of asset and liability account for the nine-month periods ended September 30, 2006 and 2005. The average yield on all earning assets and the average cost of all interest-bearing liabilities during each such period are also summarized.

Nonaccruing loans are included in interest-earning assets, although interest received on such loans is generally recorded as a reduction of principal. Interest earning assets include tax-exempt investments, and the related income is presented on an actual income basis and not on a tax equivalent basis.

	Nine months Ended September 30, 2006
	Average Balance	Percent of Average Assets	Interest Income/ Expense	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Loans	$317,218	80.27%	$25,664	10.79%
Taxable investment securities	26,386	6.68%	808	4.08%
Non-taxable investment securities	8,821	2.23%	257	3.88%
Interest bearing deposits in other banks	568	0.14%	18	4.23%
Federal funds sold and securities Purchased with agreements to resell	8,770	2.22%	314	4.77%
Other	7,971	2.02%	263	4.40%

Total interest-earning assets	369,734	93.55%	27,324	9.85%

Noninterest-earning assets:

Cash and due from banks	14,143	3.58%
Premises and equipment	8,261	2.09%
Other assets	10,511	2.66%
Deferred loan fees	(1,584)	-0.40%
Allowance for credit losses	(5,859)	-1.48%

Total assets	$395,206	100.00%	$27,324

Interest-bearing liabilities

Interest-bearing DDA and MM	$87,257	22.08%	$737	1.13%
Savings deposits	61,813	15.64%	391	0.84%
Other time deposits	64,200	16.24%	1,707	3.55%

Total interest-bearing deposits	213,270	53.96%	2,835	1.77%
Short-term debt	108	0.03%	4	4.94%

Total interest-bearing liabilities	213,378		2,839	1.77%

Noninterest-bearing liabilities:

Demand deposits	120,253	30.43%
Official checks	4,620	1.17%
Other liabilities	5,086	1.29%

Total liabilities	343,337	86.88%
Stockholders’ equity	51,869	13.12%
Total liabilities and stockholders’ equity	$395,206	100.00%

Net interest income			$24,485

Net interest margin				8.83%

	Nine months Ended September 30, 2005
	Average Balance	Percent of Average Assets	Interest Income/ Expense	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Loans	$288,778	75.40%	$19,833	9.16%
Taxable investment securities	34,682	9.06%	937	3.60%
Non-taxable investment securities	10,812	2.82%	315	3.88%
Interest bearing deposits in other banks	606	0.16%	13	2.86%
Federal funds sold and securities Purchased with agreements to resell	7,462	1.95%	177	3.16%
Other	7,676	2.00%	218	3.79%

Total interest-earning assets	350,016	91.39%	21,493	8.19%

Noninterest-earning assets:

Cash and due from banks	18,954	4.95%
Premises and equipment	8,845	2.31%
Other assets	10,392	2.71%
Deferred loan fees	(1,237)	-0.32%
Allowance for credit losses	(3,999)	-1.04%

Total assets	$382,971	100.00%	$21,493

Interest-bearing liabilities

Interest-bearing DDA and MM	$81,772	21.35%	$413	0.67%
Savings deposits	68,068	17.77%	429	0.84%
Other time deposits	64,147	16.75%	1,111	2.31%

Total interest-bearing deposits	213,987	55.88%	1,953	1.22%
Short-term debt	11,639	3.04%	254	2.91%

Total interest-bearing liabilities	225,626		2,207	1.30%

Noninterest-bearing liabilities:

Demand deposits	102,866	26.86%
Official checks	4,533	1.18%
Other liabilities	3,975	1.04%

Total liabilities	337,000	88.00%
Stockholders’ equity	45,971	12.00%
Total liabilities and stockholders’ equity	$382,971	100.00%

Net interest income			$19,286

Net interest margin				7.35%

The increase in net interest income for the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005 was primarily attributable to an increase in loans which resulted in an increase in interest income of $5,664,000. The increase was due to an increase in average earning assets of $19,718,000 and in the average yield by 1.66%. Total interest-bearing liabilities decreased by $12,248,000 during the same period. The cost of total interest-bearing liabilities increased by $632,000 due to an increase in average rates paid of 0.47%. The net interest margin increased by 148 basis points to 8.83% during the first nine months of 2006 compared to the same period of the prior year as the loan portfolio yield continued to rise while the cost of funds remained more stable.

Average interest-earning assets increased from $350,016,000 for the nine months ended September 30, 2005 to $369,734,000 for the nine months ended September 30, 2006. During the same period, average interest-bearing liabilities decreased from $225,626,000 for the nine months ended September 30, 2005 to $213,378,000 for the nine months ended September 30, 2006. These changes, coupled with increasing interest yields on earning assets, resulted in overall increases in both interest income and interest expense.

Noninterest Income

Non-interest income is derived primarily from services provided to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and non-sufficient funds privileges, account analysis, issuance of cashiers’ checks and letters of credit, income for other real estate transactions and income from securities transactions.

Deposit and service charge income decreased $346,000, or 8.5%, from September 30, 2005 to September 30, 2006. This decrease principally resulted from a decrease in return check charges.

Noninterest Expenses

Expenses other than those incurred in connection with interest-bearing liabilities include, among other things, those associated with personnel, facilities, equipment and supplies, advertising and professional services. Noninterest expenses, which Far West incurs in the course of day-to-day operations, include salaries and other types of expenses such as occupancy, professional fees, ad valorem taxes and supplies.

Compensation and benefits increased from September 30, 2005 to September 30, 2006 by $976,000, or 12.3%, due primarily to increased costs of medical benefits and salaries.

Occupancy expense increased from September 30, 2005 to September 30, 2006 by $75,000, or 12.4%, due primarily to an increase in maintenance expense.

General and administrative expenses decreased by $15,000, or 0.5%, from September 30, 2005 to September 30, 2006.

Financial Condition

Investment Portfolio

Far West’s ownership of investment securities serves as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. Far West has adopted Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” or SFAS 115. Under SFAS 115, each security is classified as either trading, available for sale or held to maturity. Far West has no securities held in a trading account or classified as held to maturity. Securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as an unrealized gain or loss on securities and either increases (in the case of an unrealized gain) or decreases (in the case of an unrealized loss) total stockholders’ equity. The tax impact of this adjustment is recorded as an adjustment to the amount of the deferred tax liability.

The following tables present the composition of available-for-sale investment securities and the change in each category for the periods presented. All dollar amounts are in thousands.

	Available for Sale
Amortized Cost	September 30,		Change
	2006	2005	Amount	Percent
Debt securities
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$10,374	$6,400	$3,974	62.09%
Obligations of state and political subdivisions	8,676	9,651	(975)	-10.10%
Mortgage-backed securities	12,382	14,695	(2,313)	-15.74%
Collateralized mortgage obligations	3,252	5,468	(2,216)	-40.53%

	34,684	36,214	(1,530)	-4.22%

Marketable equity securities
FNMA and FMAC stock	13	13	—	—

Total	$34,697	$36,227	$(1,530)	-4.22%

	Available for Sale
Market Value	September 30,		Change
	2006	2005	Amount	Percent
Debt securities
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$10,308	$6,343	$3,965	62.51%
Obligations of state and political subdivisions	8,690	9,816	(1,126)	-11.47%
Mortgage-backed securities	12,095	14,585	(2,490)	-17.07%
Collateralized mortgage obligations	3,176	5,410	(2,234)	-41.29%

	34,269	36,154	(1,885)	-5.21%

Marketable equity securities
FNMA and FMAC stock	130	111	19	17.12%

Total	$34,399	$36,265	$(1,866)	-5.15%

Not included in the table above is Far West’s investment in Federal Home Loan Bank of Seattle, or FHLB, stock.

Investment Securities-Maturities and Yields

The following table shows the maturities and yields for the various forms of investment securities as of September 30, 2006. All dollars are in thousands, and yields are presented on an actual income basis and not on a tax-equivalent basis.

	In One Year or Less		After One Through Five Years		After Five Through Ten Years		After Ten Years
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
U.S. Treasury securities and obligations of U.S. government agencies and corporations	$1,999	3.37%	$8,375	4.56%	$—	0.00%	$—	0.00%
Obligations of state and political subdivisions	2,633	3.85%	4,236	3.93%	1,047	3.90%	760	3.92%
Mortgage-backed securities	1,375	5.93%	2,779	4.01%	6,168	4.58%	2,060	4.64%
Collateralized mortgage obligations	—	—	61	4.71%	1,182	4.04%	2,010	3.92%

Total investment securities	$6,008	4.17%	$15,451	4.29%	$8,397	4.42%	$4,829	4.23%

(1)	Yield is computed based on amortized cost, without giving effect to changes in fair value that are reflected as a component of stockholders’ equity.

Loan Portfolio

The loan portfolio constitutes the major earning asset of Far West and typically offers the best risk adjusted alternative for obtaining the maximum interest spread above the cost of funds. The overall economic strength of Far West generally parallels the quality and yield of its loan portfolio. Loans as of September 30 are summarized as follows: (Dollars in Thousands)

	September 30,		Change
	2006	2005	Amount	Percent
Commercial loans	$152,523	$143,663	$8,860	6%
Real estate—construction	124,162	97,987	26,175	27%
Real estate—mortgage	15,651	13,014	2,637	20%
Installment loans to individuals	31,199	34,904	(3,705)	-11%

Total loans	$323,535	$289,568	$33,967	12%

Far West is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. Far West’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by Far West until the instrument is exercised.

Financial instruments with off-balance sheet risk had the following contractual or notional amounts as of September 30, 2006: (Dollars in Thousands)

Amount
Commercial loans	$32,322
Real estate—construction	73,019
Real estate—mortgage	9,636
Standby letters of credit	16,854

Total commitments	$131,831

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Far West uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount and nature of collateral obtained, if deemed necessary by Far West upon extension of credit, is based on management’s credit evaluation of the potential borrower.

Standby letters of credit are conditional commitments issued by Far West to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Far West holds collateral supporting those commitments when deemed necessary.

Risk Elements in the Loan Portfolio

Typical risk elements in a loan portfolio include:

•	loans accounted for on a nonaccrual basis, referred to as “nonaccrual loans”;

•	accruing loans that are contractually past due 90 days or more as to interest or principal payments;

•	loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” or SFAS 15.

(the above three types of loans are collectively referred to as nonperforming loans);

•	other real estate and foreclosed assets (which, together with nonperforming loans, are collectively referred to as nonperforming assets);

•	loans where there are serious doubts as to the ability of the borrower to comply with the present loan repayment terms; and

•	significant industry concentrations (such as real estate, energy or agricultural loans).

Nonperforming assets are typically defined as assets that fit into the first four categories listed above. These assets do not necessarily represent future losses to Far West because underlying collateral can be sold or the financial condition of the borrower may improve.

The following table sets forth the detail of the categories of nonperforming assets as of September 30, 2006 and 2005. As of those dates, Far West did not have any troubled debt restructurings: (Dollars in Thousands)

	September 30,
	2006	2005
Nonaccrual loans	$1,256	$1,045
Loans that are past due 90 days or more and still accruing interest	—	264
Other real estate and foreclosed assets	352	568

Total nonperforming assets	$1,608	$1,877

If the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period (or since origination), Far West would have recorded additional interest income of $30,000 for the nine months ended September 30, 2006. The actual amount of interest income on those loans that was included in net income for such period was $37,000.

A loan is considered impaired when there is deterioration in the financial condition of the borrower; payment in full of principal or interest is not expected; or principal or interest is in default for a period of 90 days or more. When return of principal is not expected, the loan is written off or written down to the expected recoverable amount net of foreclosure costs.

In addition, as of September 30, 2006, Far West had loans in an aggregate amount of $245,000 that were not then nonperforming loans, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms and that may result in such loans becoming nonperforming loans.

A substantial portion of real estate loans are collateralized by real estate in Utah, and, accordingly, their ultimate collectibility is susceptible to changes in market conditions in this area. In addition, as of September 30, 2006, Far West had concentrations in certain types of loans that exceeded 10% of total loans outstanding as of that date in the following areas: (Dollars in thousands)

	Total	Percent of Total Loans
Raw land & land development loans	$73,579	23%
Construction loans	$57,640	18%

Allowance for Loan Losses

The allowance for loan losses provides a reserve against which loan losses are charged as those losses become evident. Far West management evaluates the appropriate level of the allowance for loan losses on a quarterly basis. This analysis takes into consideration the results of an ongoing loan review process, the purpose of which is to determine the level of credit risk within the portfolio and to ensure proper adherence to underwriting and documentation standards. Additional allowances are provided to those loans that appear to represent a greater than normal exposure to risk. The quality of the loan portfolio and the adequacy of the allowance for loan losses is reviewed by regulatory examinations and by Far West’s auditors. In addition, estimates are made for potential losses on loans not specifically reviewed, based on historical loan loss experience and other factors and trends.

The following table summarizes the activity in the allowance for loan losses for nine-month period ended September 30, 2006 and 2005, respectively: (Dollars in Thousands)

Analysis of the Allowance for Loan Losses

	For the Nine Month Period Ended September 30,
	2006	2005
Balance at beginning of period	$5,134	$3,321

Chargeoffs
Commercial loans	(120)	(147)
Installment loans to individuals	(230)	(196)

Recoveries
Commercial loans	105	97
Installment loans to individuals	128	160

Net chargeoffs	(117)	(86)
Additions (Provision through operations)	1,493	1,702

Balance as of period end	$6,510	$4,937

Ratio of net charge-offs during the period to average loans outstanding during the period (annualized)	0.05%	0.04%
Allowance for loan losses to total loans	2.01%	1.53%
Allowance for loan losses to nonperforming loans	518%	472%

Far West management believes the allowance is adequate as of September 30, 2006. Far West does not currently allocate the allowance for loan losses to the various loan categories.

Deposits

Deposits represent Far West’s primary and most vital source of funds. The fundamental use of deposits available to Far West is to fund earning assets, principally in the form of loans and investment securities. Far West’s deposits have increased during the period from September 30, 2005 to September 30, 2006. Far West’s total deposits were $352,387,000 as of September 30, 2006. This represents an increase of 0.8% when compared to total deposits of $349,675,000 as of September 30, 2005. Far West management believes that demand, NOW accounts, savings, money market accounts and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit of $100,000 or more and public funds are more subject to interest rate variations and, thus, are not included in the core deposit base. The level of core deposits was $308,753,000 at September 30, 2006, an increase of 0.4% when compared to core deposits of $307,509,000 at September 30, 2005.

The following table indicates the average amounts and rates paid for different types of deposits for the nine months ended September 30, 2006: (Dollars in Thousands)

	September 30, 2006
	Average Amount	Average Rate Paid	Percent of Total
Noninterest-bearing demand deposits	$120,253	—	36.06%
Interest-bearing demand deposits	87,257	1.13%	26.16%
Savings deposits	61,813	0.84%	18.53%
Time deposits	64,200	3.55%	19.25%

Total deposits	$333,523	1.77%	100.00%

	September 30, 2005
	Average Amount	Average Rate Paid	Percent of Total
Noninterest-bearing demand deposits	$102,866	—	32.46%
Interest-bearing demand deposits	81,772	0.67%	25.81%
Savings deposits	68,068	0.84%	21.48%
Time deposits	64,147	2.31%	20.25%

Total deposits	$316,853	1.22%	100.00%

Time deposits issued in amounts of $100,000 or more represent the type of deposit most likely to affect Far West’s future earnings because of interest rate sensitivity. The effective cost of these funds is generally higher than other time deposits because the funds are usually obtained at premium rates of interest. Far West management believes, however, that Far West’s time deposits of $100,000 or more exhibit core deposit characteristics, and does not include any brokered deposits during the nine months ended September 30, 2006 and 2005.

The following table sets forth the amount and maturities of time deposits of $100,000 or more at September 30, 2006: (Dollars in Thousands)

Certificates of Deposit
Three months or less	$2,801
Over three though six months	4,447
Over six through twelve months	13,463
Over twelve months	5,904

Total time deposits of $100,000 or more	$26,615

Liquidity and Rate Sensitivity

Liquidity is the measure of Far West’s ability to meet its customers’ present and future deposit withdrawals or increased loan demand without penalizing earnings. Interest rate sensitivity involves the relationships between rate-sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Far West’s net interest income.

Liquidity is managed for Far West by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Far West provides for its liquidity needs through core deposits, scheduled loan repayments and maturing loans, and certificates of deposit, scheduled maturities and calls of investment securities and federal funds sold. Cash, purchased certificates of deposit and federal funds sold were $35,244,000 at September 30, 2006, which represents a decrease of $11,446,000, or 24.5%, from the total amount of $46,690,000 at September 30, 2005.

Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Far West’s asset/liability model is to monitor gaps between rate-adjustable assets and liabilities and to make sure these gaps fall within the board-approved ranges given the current interest rate market. The model is also used to project future net interest income under a set of possible interest rate movements. Far West’s Asset and Liability Committee reviews this information to determine if the projected future net interest income levels would be acceptable. Far West attempts to stay within acceptable gap levels and net interest income levels by matching as closely as possible rate-adjustable assets and liabilities with similar maturity horizons. Far West management realizes, however, that there are limits to these efforts because the rate sensitivity of loans is greater than that of deposits due both to Far West’s high percentage of loans that are tied to changes in the prime rate and the inability, for competitive reasons, to change interest rates on deposits to the same degree and at the same time as interest rates on loans. Additionally, gap management is limited by the need to invest in securities that will maximize yield rather than match shorter-term interest-sensitive liabilities.

Capital

The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. Far West Bank’s stockholders’ equity at September 30, 2006 was $56,626,000, an increase of $7,807,000, or 16.0%, from total stockholders’ equity of $48,819,000 at September 30, 2005. This increase was principally due to the retention of net income for the period less cash dividends. Far West’s equity to asset ratio as of September 30, 2006 was 13.14%, as compared with 12.01% as of September 30, 2005.

Far West Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on Far West’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Far West Bank must meet specific capital requirements that involve quantitative measures of Far West Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory directives. Far West Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Far West Bank to maintain minimum amounts and ratios of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average quarterly assets (as defined). Far West management believes, as of September 30, 2006 and 2005, that Far West Bank meets all capital adequacy requirements to which it is subject.

As of September 30, 2006, the most recent notification from the FDIC categorized Far West Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Far West Bank must maintain certain Total and Tier 1 Capital to risk-weighted assets and Tier 1 Capital to quarterly average asset ratios. There are no conditions or events since that notification that management believes have changed Far West Bank’s category.

Capital amounts and ratios are summarized as follows: (Dollars in Thousands)

	Far West Bank		Well Capitalized Requirement		Adequately Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2006
Total Capital (to risk weighted assets)	$58,764	15.74%	$37,328	10.00%	$29,862	8.00%
Tier 1 Capital (to risk weighted assets)	$54,055	14.48%	$22,397	6.00%	$14,931	4.00%
Tier 1 Capital (to quarterly avg. assets)	$54,055	13.30%	$20,322	5.00%	$16,258	4.00%

	Far West Bank		Well Capitalized Requirement		Adequately Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2005
Total Capital (to risk weighted assets)	$49,815	14.61%	$34,089	10.00%	$27,271	8.00%
Tier 1 Capital (to risk weighted assets)	$45,500	13.35%	$20,453	6.00%	$13,636	4.00%
Tier 1 Capital (to quarterly avg. assets)	$45,500	11.91%	$19,107	5.00%	$15,286	4.00%

For the years ended December 31, 2005, 2004 and 2003

Results of Operations

Net income for the years ended December 31, 2005, 2004 and 2003 was $8,293,000, $5,371,000 and $5,543,000, respectively. Net income per share for such periods was $65.08, $41.91 and $43.05, respectively. The decrease in net income from 2003 to 2004 was due primarily to increase of $690,000 in the provision for loan losses. The increase in net income from 2005 to 2004 was due primarily to increasing net interest margins resulting from loan growth and increases in market interest rates. Net income of each of the three years as a percent of average assets and average stockholders’ equity was:

Return on Average Assets December 31,			Return on Average Stockholders’ Equity December 31,
2005	2004	2003	2005	2004	2003
2.14%	1.64%	1.84%	17.65%	12.66%	14.41%

Far West paid cash dividends of $1,281,000 ($10.00 per share), $,1549,296 ($12.00 per share) and $1,420,375 ($11.00 per share) for the years ended December 31, 2005, 2004 and 2003, respectively. The dividend payout ratio (dividends paid divided by net income) was 15.45%, 28.85% and 25.62% for the years ended December 31, 2005, 2004 and 2003, respectively.

The following is an analysis of the primary components of net income for the years ended December 31, 2005, 2004 and 2003.

Net Interest Income

Net interest income is the principal source of Far West’s net income and represents the difference between interest income and interest expense. The following tables set forth information related to net interest income, average balances and the related interest rate/yields for the years ended December 31, 2005, 2004 and 2003, respectively. Nonaccruing loans are included in interest-earning assets, although interest income on such loans is generally recorded as a reduction of principal when received. Interest earning assets include tax-exempt investments, and the related income is presented on an actual income basis and not on a tax equivalent basis.

	Year Ended December 31, 2005
	Average Balance	Percent of Average Assets	Interest Income/ Expense	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Loans	$293,060	75.80%	$27,270	9.31%
Taxable investment securities	32,751	8.47%	1,189	3.63%
Non-taxable investment securities	10,592	2.74%	413	3.90%
Interest bearing deposits in other banks	688	0.18%	22	3.20%
Federal funds sold and securities Purchased with agreements to resell	10,032	2.59%	355	3.54%
Other	7,714	2.00%	343	4.45%

Total interest-earning assets	354,837	91.77%	29,592	11.12%

Noninterest-earning assets:

Cash and due from banks	18,154	4.70%
Premises and equipment	8,731	2.26%
Other assets	10,471	2.71%
Deferred loan fees	(1,285)	-0.33%
Allowance for credit losses	(4,263)	-1.10%

Total assets	$386,645	100.00%	$29,592

Interest-bearing liabilities

Interest-bearing DDA and MM	$84,774	21.93%	$632	0.75%
Savings deposits	67,545	17.47%	565	0.84%
Other time deposits	63,451	16.41%	1,528	2.41%

Total interest-bearing deposits	215,770	55.81%	2,725	1.26%
Short-term debt	8,706	2.25%	254	2.92%

Total interest-bearing liabilities	224,476	58.06%	2,979	1.33%

Noninterest-bearing liabilities:

Demand deposits	106,512	27.55%
Official checks	4,590	1.19%
Other liabilities	4,176	1.08%

Total liabilities	339,754	87.87%
Stockholders’ equity	46,971	12.15%
Total liabilities and stockholders’ equity	$386,645	100.00%

Net interest income			$26,613

Net interest margin				7.50%

	Year Ended December 31, 2004
	Average Balance	Percent of Average Assets	Interest Income/ Expense	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Loans	$225,403	68.81%	$19,099	8.47%
Taxable investment securities	49,259	15.04%	1,681	3.41%
Non-taxable investment securities	12,039	3.68%	471	3.91%
Interest bearing deposits in other banks	2,611	0.80%	44	1.69%
Federal funds sold and securities Purchased with agreements to resell	3,108	0.95%	51	1.64%
Other	6,511	1.99%	288	4.42%

Total interest-earning assets	298,931	91.26%	21,634	9.65%

Noninterest-earning assets:

Cash and due from banks	15,221	4.65%
Premises and equipment	8,132	2.48%
Other assets	9,101	2.78%
Deferred loan fees	(835)	-0.25%
Allowance for credit losses	(2,997)	-0.91%

Total assets	$327,553	100.00%	$21,634

Interest-bearing liabilities

Interest-bearing DDA and MM	$70,280	21.46%	$365	0.52%
Savings deposits	58,002	17.71%	510	0.88%
Other time deposits	65,720	20.06%	1,383	2.10%

Total interest-bearing deposits	194,002	59.23%	2,258	1.16%
Short-term debt	2,019	0.62%	34	1.68%

Total interest-bearing liabilities	196,021	59.84%	2,292	1.17%

Noninterest-bearing liabilities:

Demand deposits	82,453	25.17%
Official checks	4,213	1.29%
Other liabilities	2,465	0.75%

Total liabilities	285,152	87.06%
Stockholders’ equity	42,401	12.94%
Total liabilities and stockholders’ equity	$327,553	100.00%

Net interest income			$19,342

Net interest margin				6.47%

	Year Ended December 31, 2003
	Average Balance	Percent of Average Assets	Interest Income/ Expense	Average Yield/Rate
	(Dollars in Thousands)
Interest-earning assets:

Loans	$198,077	65.71%	$18,310	9.24%
Taxable investment securities	48,300	16.02%	800	1.66%
Non-taxable investment securities	12,577	4.17%	496	3.94%
Interest bearing deposits in other banks	7,338	2.43%	98	1.34%
Federal funds sold and securities Purchased with agreements to resell	4,064	1.35%	44	1.08%
Other	6,079	2.02%	425	6.99%

Total interest-earning assets	276,435	91.70%	20,173	9.73%

Noninterest-earning assets:

Cash and due from banks	15,234	5.05%
Premises and equipment	7,980	2.65%
Other assets	6,172	2.05%
Deferred loan fees	(831)	-0.28%
Allowance for credit losses	(3,546)	-1.18%

Total assets	$301,444	100.00%	$20,173

Interest-bearing liabilities

Interest-bearing DDA and MM	$66,575	22.09%	$332	0.50%
Savings deposits	43,391	14.39%	471	1.09%
Other time deposits	75,400	25.01%	2,012	2.67%

Total interest-bearing deposits	185,366	61.49%	2,815	1.52%
Short-term debt	181	0.06%	3	1.66%

Total interest-bearing liabilities	185,547	61.55%	2,818	1.52%

Noninterest-bearing liabilities:

Demand deposits	71,562	23.74%
Official checks	3,526	1.17%
Other liabilities	2,333	0.77%

Total liabilities	262,968	87.24%
Stockholders’ equity	38,476	12.76%
Total liabilities and stockholders’ equity	$301,444	100.00%

Net interest income			$17,355

Net interest margin				6.28%

The increase in net interest income from 2003 to 2005 was principally attributable to increases in the loan portfolio from 2003 through 2005. Interest expense on deposits decreased $557,000 from 2003 to 2004, representing a decrease of 36 basis points in the cost of interest bearing deposits. Interest expense on deposits increased from 2004 to 2005 by $467,000. This increase resulted mainly from increased cost of interest bearing deposits by 10 basis points and an increased interest bearing deposit base. Interest income increased $1,461,000 from 2003 to 2004, including an increase in average earning assets of $22,496,000 which was partially offset by a decrease in the average earning asset yield of 8 basis points. Interest income on earnings assets increased from 2004 to 2005 by $7,958,000. The average balance of earning assets increased from 2004 to 2005 by $78,402,000 and the yield on earning assets increased by 147 basis points. The net interest margin increased by 19 basis points from 2003 to 2004, primarily due to the decreases in the cost of interest bearing deposits. The net interest margin increased by 103 basis points from 2004 to 2005, primarily due to rate increases for the loan portfolio exceeding the rate increases in the cost of interest bearing deposits. Average earning assets increased from $276,435,000 for 2003 to $298,931,000 for 2004. During the same period, average interest-bearing liabilities increased from $185,547,000 to $196,021,000. Average earning assets also increased from 2004 to 2005. Average earning assets were $298,931,000 for 2004 and increased to $354,837,000 for 2005. Average interest-bearing liabilities increased from $196,021,000 for 2004 to $224,476,000 for 2005. Those changes, coupled with increasing interest rates, resulted in overall increases in interest income and interest expense. In addition, interest income increased by a larger amount than interest expense due to the greater increase in earning assets.

Net interest income is affected by the volume and rate of both interest-earning assets and interest-bearing liabilities. The following table depicts the dollar effect and rate change for the different categories of interest-earning assets and interest-bearing liabilities and the resultant change in interest income and interest expense. Nonperforming loans are included with loans in such table. (Dollars in Thousands)

	2005 Compared to 2004 Increase (decrease) due to			2004 Compared to 2003 Increase (decrease) due to
	Volume	Rate	Mix(1)	Volume	Rate	Mix(1)
Interest earned on :
Loans	$5,733	$1,875	$563	$2,526	$(1,526)	$(211)
Investment securities-taxable	(563)	107	(36)	16	848	17
Investment securities-non taxable	(57)	(1)	—	(21)	(4)	0
Interest bearing deposits in other banks	(32)	39	(29)	(63)	26	(17)
Federal funds sold and securities purchased with agreements to resell	114	59	131	(10)	23	(5)
Other	53	2	—	30	(156)	(11)

Total interest-earning assets	$5,248	$2,081	$629	$2,477	$(790)	$(227)

Interest paid on:
Demand deposits	$75	$159	$33	$18	$14	$1
Savings deposits	84	(25)	(4)	159	(89)	(30)
Other time deposits	(48)	200	(7)	(258)	(425)	55
Short-term debt	113	25	82	30	0	0

Total interest-bearing liabilities	224	359	104	(51)	(501)	26
Net interest income	$5,024	$1,722	$525	$2,528	$(289)	$(252)

(1)	Changes in interest income and interest expense due to both rate and volume.

Noninterest Income

Non-interest income is derived primarily from services provided to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and non-sufficient funds privileges, account analysis, issuance of cashiers’ checks and letters of credit, credit life commission income, income for other real estate transactions and income from securities transactions.

Deposit and service charge income increased $459,000, or 9.9%, from 2003 to 2004, due generally to an increase in overall deposits. Deposit and service charge income increased from 2004 to 2005 by $610,000, or 12.0%, due generally to increase in overall deposits at Far West.

Other Expenses

Expenses other than those incurred in connection with interest-bearing liabilities include, among other things, those associated with personnel, facilities, equipment and supplies, advertising and professional services.

Noninterest expenses, which Far West incurs in the course of day-to-day operations, include salaries and other types of expenses such as occupancy, professional fees, ad valorem taxes and supplies.

Compensation and benefits increased from 2003 to 2004 by $676,000, or 7.7%. During this period, pay raises were given to the existing staff and a new branch was acquired. Compensation and benefits increased from 2004 to 2005 by $1,026,000, or 10.8%, primarily due to a 10.9% increase in full-time-equivalent employees.

Occupancy and furniture and fixtures expense decreased $21,000, or 2.5%, from 2003 to 2004. This decrease was due primarily to decrease in maintenance costs. Occupancy and furniture and fixture expense increased $40,000, or 5.1%, from 2004 to 2005. This increase was due primarily to maintenance and taxes.

General and administrative expenses increased $431,000, or 12.2%, from 2003 to 2004. This increase was due primarily to increases in card processing redemption rewards. General and administrative expenses increased $446,000, or 11.3%, from 2004 to 2005. This was due primarily to increases in fraud losses and losses on securities transactions.

Income Taxes

A reconciliation of expected income tax expense for Far West, computed by applying the federal and state statutory rates to income before the provision for income taxes, is as follows: (Dollars in Thousands)

	December 31,
	2005	2004	2003
Federal and state income taxes at statutory rate	$5,481	$2,675	$2,642
Deferred expense	(821)	185	361

Total provision for income taxes	$4,660	$2,860	$3,003

Financial Condition

Investment Portfolio

Far West’s ownership of investment securities serves as a source of liquidity to meet depositor and borrower funding requirements, in addition to being a significant element of total interest income. Far West has adopted SFAS 115. Under SFAS 115, each security is classified as either trading, available for sale or held to maturity. Far West has no securities held in a trading account or classified as held to maturity. Securities available for sale are recorded at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as an unrealized gain or loss on securities and either increases (in the case of an unrealized gain) or decreases (in the case of an unrealized loss) total stockholders’ equity. The tax impact of this adjustment is recorded as an adjustment to the amount of the deferred tax liability.

The following tables present the composition of available for sale investment securities and the change in each category for the periods presented: (Dollars in Thousands)

	Available for Sale
	December 31,			2005-2004 Change		2004-2003 Change
Amortized Cost	2005	2004	2003	Amount	Percent	Amount	Percent
Debt securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,401	$11,247	$20,466	$(4,846)	-43.09%	$(9,219)	-45.05%
Obligations of state and political subdivisions	9,859	11,703	12,508	(1,844)	-15.76%	(805)	-6.44%
Mortgage-backed securities	13,575	18,200	20,183	(4,625)	-25.41%	(1,983)	-9.83%
Collateralized mortgage obligations	4,709	15,889	12,499	(11,180)	-70.36%	3,390	27.12%

	34,544	57,039	65,656	(22,495)	-39.44%	(8,617)	-13.12%

Marketable equity securities
FNMA and FAMC stock	13	13	13	—	0.00%	—	0.00%

Total	$34,557	$57,052	$65,669	$(22,495)	-39.43%	$(8,617)	-13.12%

	Available for Sale
	December 31,			2005-2004 Change		2004-2003 Change
Market Value	2005	2004	2003	Amount	Percent	Amount	Percent
Debt securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,287	$11,237	$20,631	$(4,950)	-44.05%	$(9,394)	-45.53%
Obligations of state and political subdivisions	9,941	12,138	13,094	(2,197)	-18.10%	(956)	-7.30%
Mortgage-backed securities	13,349	18,287	20,356	(4,938)	-27.00%	(2,069)	-10.16%
Collateralized mortgage obligations	4,622	15,842	12,562	(11,220)	-70.82%	3,280	26.11%

	34,199	57,504	66,643	(23,305)	-40.53%	(9,139)	-13.71%

Marketable equity securities
FNMA and FAMC stock	118	197	193	(79)	-40.10%	4	2.07%

Total	$34,317	$57,701	$66,836	$(23,384)	-40.53%	$(9,135)	-13.67%

Loan Portfolio

The loan portfolio constitutes the major earning asset of Far West and typically offers the best alternative for obtaining the maximum interest spread above the cost of funds. The overall financial strength of Far West generally parallels the quality and yield of its loan portfolio loans as of December 31 for the years indicated are summarized as follows: (Dollars in Thousands)

	December 31,
	2005	2004	2003	2002	2001
Commercial loans	$146,713	$139,988	$109,811	$88,948	$75,607
Real estate—construction	97,212	69,341	44,815	51,927	55,032
Real estate—mortgage	13,187	12,898	11,042	10,874	10,987
Installment loans to individuals	33,527	39,244	30,304	36,746	36,306

	290,639	261,471	195,972	188,495	177,932
Net deferred loan fees	(1,310)	(979)	(810)	(870)	(971)

Loans, net	$289,329	$260,492	$195,162	$187,625	$176,961

A summary of the maturity of loans as of December 31, 2005 follows: (Dollars in Thousands)

	Within One Year	One to Five Years	After Five Years	Total
Commercial loans	$53,631	$66,449	$26,633	$146,713
Real estate—construction	93,093	3,673	446	97,212
Real estate—mortgage	398	6,006	6,783	13,187
Installment loans to individuals	11,715	19,572	2,240	33,527

	$158,837	$95,700	$36,102	290,639

Net deferred loan fees				(1,310)

Loans, net				$289,329

Risk Elements in the Loan Portfolio

Typical risk elements in a loan portfolio include:

•	nonaccrual loans;

•	accruing loans that are contractually past due 90 days or more as to interest or principal payments;

•	loans that are “troubled debt restructurings” as defined in SFAS 15;

(the above three types of loans are collectively referred to as nonperforming loans);

•	other real estate and foreclosed assets (which, together with nonperforming loans, are referred to as nonperforming assets);

•	loans where there are serious doubts as to the ability of the borrower to comply with the present loan repayment terms; and

•	significant industry concentrations (such as real estate, energy or agricultural loans)

The following table sets forth the details of the categories of nonperforming assets as of December 31 for the years indicated. As of the applicable dates, Far West did not have any loans that were troubled debt restructurings: (Dollars in Thousands)

	December 31,
	2005	2004	2003	2002	2001
Nonaccrual loans	$782	$1,189	$6,242	$6,613	$3,199
Loans that are past due 90 days or more and still accruing interest	16	—	—	670	493
Other real estate and foreclosed assets	518	1,475	1,085	394	717

Total nonperforming assets	$1,316	$2,664	$7,327	$7,677	$4,409

Allowance for Loan Losses

Far West manages asset quality and controls credit risk through diversification of the loan portfolio and the application of policies designed to promote sound underwriting and loan monitoring practices. Far West’s loan administration function is charged with monitoring asset quality, establishing credit policies and procedures and enforcing the consistent application of these policies and procedures.

The provision for loan losses is the cost of providing an adequate allowance for anticipated potential future losses on loans. The amount of provision recorded each year is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management’s assessment of loan portfolio quality, the value of collateral and economic factors and trends. The evaluation of these factors is performed by Far West’s credit administration department through an analysis of the adequacy of the allowance for loan losses.

Reviews of non-performing, past due loans and larger credits are designed to identify potential charges to the allowance for loan losses as well as to determine the adequacy of the allowance, and are conducted on a regular basis during the year. These reviews are performed by the responsible lending officers, and a separate loan review department, and consider such factors as the financial strength of borrowers, the value of the applicable collateral, past loan loss experience, anticipated loan losses, growth in the loan portfolio, prevailing and anticipated economic conditions and other factors.

Far West does not currently allocate the allowance for loan losses to the various loan categories, and there were no significant changes in the estimation methods and assumptions used to determine the adequacy of the allowance for loan losses from December 31, 2001 through December 31, 2005.

The following table summarizes the activity in the allowance for loan losses for the years ended December 31: (Dollars in Thousands)

	2005	2004	2003	2002	2001
Balance at beginning of period	$3,321	$3,433	$3,815	$3,809	$3,355

Chargeoffs
Commercial loans	(373)	(1,576)	(504)	(725)	(382)
Real estate—construction	—	(36)	(105)	(72)	—
Real estate—mortgage	(47)	(20)	(45)	(115)	—
Installment loans to individuals	(466)	(615)	(1,092)	(555)	(392)

Recoveries
Commercial loans	158	185	179	82	14
Real estate—construction	—	35	10	1	15
Real estate—mortgage	—	—	25	16	—
Installment loans to individuals	176	312	237	151	147

Net chargeoffs	(552)	(1,715)	(1,295)	(1,217)	(598)
Additions (Provision through operations)	2,365	1,603	913	1,223	1,052

Balance at end of period	$5,134	$3,321	$3,433	$3,815	$3,809

Ratio of net charge-offs during the period to average gross loans outstanding during the period	0.20%	0.78%	0.68%	0.81%	0.34%
Allowance for loan losses to total loans	1.77%	1.27%	1.75%	2.02%	2.14%

Allowance for loan losses to nonperforming loans	657%	279%	55%	58%	119%

Deposits

Deposits represent Far West’s primary and most vital source of funds. The fundamental use of deposits available to Far West is to fund earning assets, principally in the form of loans and investment securities. Far West’s deposits have increased during the period from December 31, 2003 to December 31, 2005. Far West’s total deposits (excluding official checks outstanding) were $343,231,000 at December 31, 2005, $302,627,000 at December 31, 2004 and $256,974,000 at December 31, 2003. This represents an overall increase from 2003 to 2005 of 33.6%. Far West management believes that demand, savings, money market accounts and certificates of deposit less than $100,000 represent a core base of deposits while certificates of deposit of $100,000 or more and public funds are more subject to interest rate variations and, thus, are not included in the core deposit base. The levels of core deposits were $318,566,000 at December 31, 2005, $275,475,000 at December 31, 2004 and $221,860 at December 31, 2003. This represents an increase in core deposits from 2003 to 2005 of 43.6%. The following tables indicate the mix and levels of deposits at December 31, 2005, 2004 and 2003: (Dollars in thousands)

	As of December 31, 2005
	Average Amount	Average Rate Paid	Percent of Total
Noninterest-bearing demand deposits	$106,512	—	33.05%
Interest-bearing demand and money market deposits	84,774	0.75%	26.30%
Savings deposits	67,545	0.84%	20.96%
Time deposits	63,451	2.41%	19.69%

Total deposits	$322,282	0.85%	100.00%

	As of December 31, 2004
	Average Amount	Average Rate Paid	Percent of Total
Noninterest-bearing demand deposits	$82,453	—	29.83%
Interest-bearing demand and money market deposits	70,280	0.52%	25.42%
Savings deposits	58,002	0.88%	20.98%
Time deposits	65,720	2.10%	23.77%

Total deposits	$276,455	0.82%	100.00%

	As of December 31, 2003
	Average Amount	Average Rate Paid	Percent of Total
Noninterest-bearing demand deposits	$71,562	—	27.85%
Interest-bearing demand and money market deposits	66,575	0.50%	25.91%
Savings deposits	43,391	1.09%	16.89%
Time deposits	75,400	2.67%	29.35%

Total deposits	$256,928	1.10%	100.00%

Short-Term Borrowings

Average short-term borrowings have not exceeded 30% of stockholders’ equity in the past three years.

Liquidity and Rate Sensitivity

Liquidity is the measure of Far West’s ability to meet its customers’ present and future deposit withdrawals or increased loan demand without penalizing earnings. Interest rate sensitivity involves the relationships between rate-sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on Far West’s net interest income.

Liquidity is managed by Far West by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these projected requirements. Far West provides for its liquidity needs through gathering core deposits, scheduled loan repayments and maturing loans, scheduled maturities of U.S. Treasury notes and federal funds sold. Cash, Far West-owned certificates of deposit and federal funds sold were $44,954,000 at December 31, 2005, $19,582,000 at December 31, 2004 and $17,497,000 at December 31, 2003. These levels represent an increase of 11.9% from 2003 to 2004 and an increase of 129.6% from 2004 to 2005; these levels were considered to be adequate in view of projected liquidity needs.

Interest rate-sensitive assets and liabilities are those with yields or rates subject to change within a future time period due to maturity or changes in market rates. An ongoing objective of Far West’s asset/liability model is to monitor gaps between rate-adjustable assets and liabilities and to make sure these gaps fall within the board-approved ranges given the current interest rate market. The model is also used to project future net interest income under a set of possible interest rate movements. Far West’s Asset and Liability Committee reviews this information to determine if the projected future net interest income levels would be acceptable. Far West attempts to stay within acceptable gap levels and net interest income levels by matching as close as possible rate-adjustable assets and liabilities with similar maturity horizons. Far West management realizes, however, that there are limits to these efforts because the rate sensitivity of loans is greater that that of deposits due both to Far West’s high percentage of loans that are tied to changes in the prime rate and the inability, for competitive reasons, to change interest rates on deposits to the same degree and at the same time as interest rates on loans. Additionally, gap management is limited by the need to invest in loans that will maximize yield rather than match shorter-term interest-sensitive liabilities.

Capital

The strength of its capital position determines the ability of a financial institution to take advantage of growth opportunities and handle unforeseen financial difficulties. Far West’s stockholders’ equity was $51,135,000 at December 31, 2005, $44,944,103 at December 31, 2004 and $41,663,000 at December 31, 2003. This represents an increase of $6,191,000, or 13.8%, from 2004 to 2005, and an increase of $3,281,000, or 7.9%, from 2003 to 2004. These increases were principally due to the retention of net income less cash dividends.

The following table sets forth Far West’s equity to asset ratios for the years ended December 31, 2005, 2004 and 2003 were as follows:

	December 31,
	2005	2004	2003
Equity to assets ratio	12.4%	13.2%	13.1%

Far West is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on Far West’s financial statements. Under capital adequacy requirements and the regulatory framework for prompt corrective action, Far West Bank must meet specific capital guidelines that involve quantitative measures of Far West Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory directives. Far West Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Far West Bank to maintain minimum amounts and ratios of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average quarterly assets (as defined). Capital amounts and ratios are summarized as follows: (Dollars in Thousands)

	Far West Bank		Well Capitalized Requirement		Adequately Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital (to risk weighted assets)	$49,286	14.2%	$34,641	10.0%	$27,712	8.0%
Tier 1 Capital (to risk weighted assets)	$44,946	13.0%	$20,784	6.0%	$13,856	4.0%
Tier 1 Capital (to quarterly avg. assets)	$44,946	11.3%	$19,803	5.0%	$15,842	4.0%

	Far West Bank		Well Capitalized Requirement		Adequately Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
Total Capital (to risk weighted assets)	$42,817	14.1%	$30,266	10.0%	$24,213	8.0%
Tier 1 Capital (to risk weighted assets)	$39,413	13.0%	$18,159	6.0%	$12,106	4.0%
Tier 1 Capital (to quarterly avg. assets)	$39,413	10.7%	$18,383	5.0%	$14,707	4.0%

	Far West Bank		Well Capitalized Requirement		Adequately Capitalized Requirement
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003
Total Capital (to risk weighted assets)	$41,111	17.5%	$23,435	10.0%	$18,748	8.0%
Tier 1 Capital (to risk weighted assets)	$38,093	16.3%	$14,061	6.0%	$9,374	4.0%
Tier 1 Capital (to quarterly avg. assets)	$38,093	12.3%	$15,447	5.0%	$12,358	4.0%

REGULATION AND SUPERVISION

The following is a summary of certain statutes and regulations affecting Far West, AmericanWest and their subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

General

The banking and financial services business in which Far West and AmericanWest engage is highly regulated. Such regulation is intended, among other things, to protect depositors insured by the FDIC, and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly such actions may also affect the ability of non-bank financial institutions to compete with banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial intermediaries are frequently made in Congress, in the state legislatures and by various bank regulatory agencies and other professional agencies. Changes in the laws, regulations or policies that affect Far West and AmericanWest cannot necessarily be predicted, but they may have a material effect on Far West’s and AmericanWest’s business and earnings.

Bank Holding Company Regulation

As a bank holding company, AmericanWest is registered with and subject to regulation by the FRB under the BHCA. In accordance with FRB policy, AmericanWest is expected to act as a source of financial strength to its subsidiary bank, AmericanWest Bank, and to commit resources to support AmericanWest Bank in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with (1) the default of a commonly controlled FDIC-insured depository institution; or (2) any assistance provided by the FDIC to such a commonly controlled institution. Under the BHCA, AmericanWest is subject to periodic examination by the FRB. AmericanWest is also required to file with the FRB periodic reports of its operations and such additional information regarding AmericanWest and its subsidiaries as the FRB may require. Pursuant to the BHCA, AmericanWest is required to obtain the prior approval of the FRB before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to such acquisition, it would own or control, directly or indirectly, more than 5% of such bank.

Under the BHCA, AmericanWest may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the FRB deems to be so closely related to banking as “to be a proper incident thereto.” AmericanWest is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in banking activities or the FRB determines that the activity is so closely related to banking as to be a proper incident to banking. The FRB’s approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the FRB, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this filing, AmericanWest does not operate as a financial holding company.

The BHCA and regulations of the FRB also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

AmericanWest’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which AmericanWest and AmericanWest Bank conduct business. For example, these include limitations on the ability of AmericanWest Bank to pay dividends to AmericanWest and AmericanWest’s ability to pay dividends to its shareholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of such subsidiary does not exceed 10% of such subsidiary’s capital stock and surplus on an individual basis or 20% of such subsidiary’s capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. Such restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The FRB has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The FRB has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

As a Washington corporation, AmericanWest is subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records and minutes, and observance of certain corporate formalities.

Bank Regulation

Far West Bank and AmericanWest Bank are extensively regulated under both federal and state law.

As a state-chartered bank with deposits insured by the FDIC, each bank is subject to the supervision and regulation of its state regulator (with respect to AmericanWest, the WDFI; with respect to Far West, the UDFI) and the FDIC. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each bank’s deposits are insured by the FDIC to a maximum of $100,000 per depositor, and each bank pays semiannual deposit insurance premium assessments to the FDIC.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the Office of the Comptroller of the Currency, or OCC, the FDIC and FRB have promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act aims to restore the credibility lost as a result of high profile corporate scandals by addressing, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. Nasdaq has adopted corporate governance rules intended to allow shareholders to more easily and effectively monitor the performance of companies and directors. The principal provisions of the Sarbanes-Oxley Act, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (1) the creation of an independent accounting oversight board; (2) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (3) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (4) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (5) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies such as AmericanWest and how they interact with a company’s independent auditors; (6) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (7) requirements that companies disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the SEC) and, if not, disclose the reasons why the audit committee does not have a financial expert; (8) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension fund blackout periods; (9) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; (10) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (11) a range of enhanced penalties for fraud and other violations; and (12) expanded disclosure and certification relating to an issuer’s disclosure controls and procedures and internal controls over financial reporting.

As a result of the Sarbanes-Oxley Act and its implementing regulations, AmericanWest has incurred substantial cost to interpret and ensure compliance with the law and its regulations. Far West is not a “public company” pursuant to the Sarbanes-Oxley Act, as it is neither a reporting company pursuant to the Exchange Act nor is its common stock registered pursuant to the Exchange Act. Thus, Far West has not been subject to the Sarbanes-Oxley Act; however, the federal bank regulators have encouraged non-public companies to follow many of the corporate governance guidelines imposed by the Sarbanes-Oxley Act. If Far West were to stay independent and, as a result of issuing more capital, conducting one or more merger transactions, or otherwise, the number of its shareholders of record were to exceed 500, then Far West would be required to register its common stock under the Exchange Act and would become subject to the Sarbanes-Oxley Act and the related regulations and would incur substantial costs of compliance. AmericanWest and Far West cannot be certain of the effect, if any, of the foregoing legislation on their businesses. Future changes in the laws, regulation, or policies that impact AmericanWest and Far West cannot necessarily be predicted and may harm their respective business and earnings.

USA Patriot Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act, designed to deny terrorists and others the ability to obtain access to the United States financial system, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, requires financial institutions, including Far West Bank and AmericanWest Bank, to implement new policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers. The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB, the OCC and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or under the Bank Merger Act. Far West Bank and AmericanWest Bank have augmented systems and procedures to accomplish this. Far West and AmericanWest believe that the cost of compliance with the Patriot Act is not likely to be material to either Far West or AmericanWest.

DESCRIPTION OF AMERICANWEST CAPITAL STOCK

AmericanWest is authorized to issue 15,000,000 shares of common stock, no par value per share. AmericanWest common stock is listed for trading on the Nasdaq Global Select Market under the symbol “AWBC.” Each share of AmericanWest common stock has the same relative rights and is identical in all respects with every other share of AmericanWest common stock. The following summary is not a complete description of the applicable provisions of AmericanWest’s articles of incorporation and bylaws or of applicable statutory or other law, and is qualified in its entirety by reference to those provisions.

Voting Rights

The holders of AmericanWest common stock possess exclusive voting rights in AmericanWest. Each of AmericanWest’s shareholders is entitled to one vote for each share held of record on all matters submitted to a vote of holders of AmericanWest common stock. AmericanWest shareholders are not entitled to cumulate votes in the election of directors.

Dividends

AmericanWest shareholders are entitled to such dividends as the AmericanWest board of directors may declare from time to time out of funds legally available therefor. Dividends from AmericanWest depend upon the receipt by AmericanWest of dividends from its subsidiaries because AmericanWest has no source of income other than dividends from its subsidiaries.

Liquidation

In the event of liquidation, dissolution or winding up of AmericanWest, AmericanWest shareholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of AmericanWest.

Other Characteristics

AmericanWest shareholders do not have any preemptive, conversion or other subscription rights with respect to any additional shares of AmericanWest common stock that may be issued. Therefore, the board of directors of AmericanWest may authorize the issuance and sale of shares of common stock of AmericanWest without first offering them to existing AmericanWest shareholders. AmericanWest common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of AmericanWest common stock are, and the shares to be issued in the merger will be, fully paid and non-assessable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

AmericanWest is a Washington corporation and, accordingly, the rights of AmericanWest shareholders are governed by the WBCA as well as its articles of incorporation and bylaws. Far West is a Utah corporation, and the rights of Far West shareholders are governed by the URBCA as well as its articles of incorporation and bylaws.

As a result of the merger, certain of Far West’s shareholders will become shareholders of AmericanWest. The following is a summary of material differences between the rights of an AmericanWest shareholder under the WBCA and under AmericanWest’s articles of incorporation and bylaws, and the rights of a Far West shareholder under the URBCA and under Far West’s articles of incorporation and bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation.

Board of Directors

AmericanWest. AmericanWest’s articles of incorporation provide that its board of directors will consist of a single class of not less than five nor more than 25 directors. The current number of directors is set at seven. After the merger is completed the number of directors will be increased to nine to allow for the appointment of two members of Far West’s current board of directors. Cumulative voting is not permitted in the election of directors.

Far West. Far West’s Articles of Incorporation provide that its board of directors will consist of not less than three nor more than 15 directors. The current number of directors is set at six. Cumulative voting is not permitted in the election of directors.

Removal of Directors

AmericanWest. AmericanWest’s bylaws provide that one or more directors may be removed, with cause, only at a special meeting of AmericanWest’s shareholders called for that purpose. At such meeting a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Far West. Far West shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

Vacancies on the Board of Directors

AmericanWest. The AmericanWest articles of incorporation and bylaws provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the next shareholder meeting at which directors are elected. Because not prohibited by AmericanWest’s articles of incorporation, under the WBCA vacancies on the board of directors may also be filled by majority vote of the shareholders.

Far West. Far West’s bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, or by a sole remaining director, and each director so elected is to hold office until his successor is elected at an annual or special shareholders’ meeting. A vacancy or vacancies on the board of directors exists on the death, resignation or removal of any director, or if the authorized number of directors is increased or if the shareholders fail to elect the full authorized number of directors to be voted for at any shareholders’ meeting at which an election of the directors is held. The shareholders holding a majority of stock may elect a director at any time to fill any vacancy not filled by the directors. If the board of directors accepts the resignation of a director tendered to take effect at a future time, the board or the shareholders may elect a successor to take office when the resignation is to become effective.

Special Meetings of Shareholders and Action Without a Meeting

AmericanWest. The AmericanWest bylaws provide that special meetings of shareholders may be called by the chairman of the board, chief executive officer or president, or by the written request of holders of not less than a majority of all the shares of AmericanWest stock entitled to vote at the meeting. This restriction on the calling of special shareholders’ meetings may deter hostile takeovers of AmericanWest by making it more difficult for a person or entity to obtain immediate control of AmericanWest between one annual meeting and the next. Because AmericanWest’s articles of incorporation do not currently provide otherwise, under the WBCA, subject to certain exceptions, any proposed merger of AmericanWest with another company, in which AmericanWest is not the surviving corporation, requires approval by holders of two-thirds of the outstanding shares of AmericanWest common stock. If the second proposed amendment to AmericanWest’s articles of incorporation is approved, future mergers will require approval by holders of only a majority of the outstanding shares of AmericanWest common stock. AmericanWest’s articles of incorporation and bylaws are silent on whether shareholders may act without a meeting. Therefore, under the WBCA AmericanWest’s shareholders may act without a meeting, provided the action is taken by all shareholders entitled to vote on the action.

Far West. The Far West bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president, by the board of directors, or by one or more shareholders holding not less than one-third of the voting power of the corporation. Because the Far West articles of incorporation and bylaws do not provide otherwise, under the URBCA, subject to certain exceptions, any proposed merger of Far West requires approval by holders of a majority of the shares of Far West common stock outstanding. Far West shareholders may take any action that may be taken at a meeting, without a meeting, if the consent for such action is set forth in writing and signed by all the shareholders entitled to vote on such action.

Indemnification of Officers and Directors and Limitation of Liability

AmericanWest. Pursuant to AmericanWest’s bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party, to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of AmericanWest or otherwise) by reason of the fact that he or she is or was a director or officer of AmericanWest or a director or officer of another corporation at the request of AmericanWest, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board may, at any time, approve indemnification of any other person which the AmericanWest board has power to indemnify under the WBCA.

Far West. Far West’s bylaws provide that every person who serves as a director, officer or employee of Far West may in the discretion of the board of directors be indemnified and held harmless by the corporation from and against any loss, cost, liability or expense that may be imposed on or incurred by such person in connection with or resulting from an claim, action, suit or proceeding, civil or criminal, in which he or she may become a party or otherwise involved because of being or having been a director, officer or employee of the corporation, whether or not such person has this relationship when the loss, cost, liability or expense was imposed or incurred. The phrase “loss, cost, liability or expense” includes all expenses incurred in defense of the claim, action, suit or proceeding and the amounts of judgments, fines or penalties levied or rendered against the indemnified person, provided that no person will be indemnified unless the board of directors determines in good faith that such person was acting in good faith and within what he or she reasonably believed to be the scope of his or her employment or authority for a purpose that he or she reasonably believed to be in the corporation’s or shareholder’s best interest.

Amendment of Articles of Incorporation and Bylaws

AmericanWest. For public companies like AmericanWest, an amendment to its articles of incorporation must be approved by holders of a majority of the outstanding shares of AmericanWest common stock, except for certain limited amendments that can be effected by the board of directors without shareholder approval.

AmericanWest’s bylaws may be amended by approval of the board of directors or by the holders of a majority of the outstanding shares of AmericanWest common stock.

Far West. Under the URBCA, an amendment to Far West’s articles of incorporation must be approved by holders of a majority of the shares of Far West common stock outstanding, subject to certain limited amendments that can be effected by the board of directors without shareholder approval. Far West’s bylaws may be amended or repealed, or new bylaws may be adopted, by vote of a majority of shareholders. Subject to the right of shareholders, the bylaws may be adopted, amended or repealed by the board of directors; but no bylaws may be adopted by the directors that requires more than a majority of the voting shares for a quorum at a meeting of shareholders, or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law or by the articles of incorporation.

Potential Anti-Takeover Provisions

AmericanWest. The WBCA prohibits a “target corporation” (as defined below), with certain exceptions, from engaging in certain “significant business transactions” (as defined below) with a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation referred to as an “acquiring person” for a period of five years after the acquiring person acquired its securities, unless the significant business transaction or acquisition of securities is approved by a majority of the members of the target corporation’s board of directors before the date of the acquisition of the target corporation’s securities. A “significant business transaction” includes, among other transactions:

•	a merger or consolidation with an acquiring person;

•	sales or other dispositions of assets to an acquiring company, in one or more transactions having an aggregate market value equal to five percent or more of all assets or outstanding shares of the target corporation or representing five percent or more of the earning power or net income of the target corporation;

•	the issuance or redemption of stock to or from the acquiring person;

•	termination of five percent or more of the employees of the target corporation employed in Washington state as a result of the acquiring person’s acquisition of 10% or more of the shares of the target corporation over the five-year period after the share acquisition by the acquiring person; or

•	allowing the acquiring person to receive any benefit from the corporation, other than proportionately as a shareholder.

“Target corporations” include all domestic corporations with securities registered under the Exchange Act. A corporation with securities registered under the Exchange Act, may not “opt out” of this statute. AmericanWest is, therefore, subject to the statute. Such provisions could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of AmericanWest, even though such an attempt might be beneficial to AmericanWest and its shareholders.

Far West. The URBCA limits the voting rights of shares held by a person holding greater than 20% of the voting power of a company to those granted by resolution approved by the shareholders of the issuing company at a special meeting called at the request of the holder of the control shares.

AMERICANWEST DISSENTERS’ RIGHTS

In accordance with chapter 23B.13 of the WBCA, AmericanWest’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their AmericanWest common stock.

AmericanWest shareholders electing to exercise dissenters’ rights must comply with the provisions of chapter 23B.13 of the WBCA in order to perfect their rights. AmericanWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a AmericanWest shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to chapter 23B.13 of the WBCA, the full text of which is set forth in Appendix D.

A shareholder who wishes to assert dissenters’ rights must (1) deliver to AmericanWest before the vote is taken by AmericanWest shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (2) not vote such shares for the merger agreement. A shareholder wishing to deliver such notice should hand deliver or mail such notice to AmericanWest at the following address before the special meeting of the shareholders:

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Attention: Diane L. Kelleher, Secretary

or deliver such notice at the special meeting of shareholders before the vote being taken by the AmericanWest shareholders.

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to AmericanWest a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to AmericanWest the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to AmericanWest before the vote being taken by AmericanWest shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received before the vote at the special meeting (and is not properly revoked) that does not direct how the shares of AmericanWest common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, AmericanWest as the surviving corporation will, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with chapter 23B.13 of the WBCA. Such notice will, among other things: (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date; and (4) set a date by which AmericanWest must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, AmericanWest will pay each dissenter with properly perfected dissenters’ rights AmericanWest’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own AmericanWest shares before the public announcement of the merger, AmericanWest may elect to withhold the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by AmericanWest on its principal bank loans or, if none, at a rate that is fair and equitable.

A dissenter who is dissatisfied with AmericanWest’s estimate of the fair value or believes that interest due is incorrectly calculated may notify AmericanWest of the dissenter’s estimate of the fair value and amount of interest due. If AmericanWest does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then AmericanWest must, within 60 days, petition a court to determine the fair value.

In view of the complexity of chapter 23B.13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of chapter 23B.13 of the WBCA, shareholders of AmericanWest who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

FAR WEST DISSENTERS’ RIGHTS

In accordance with Part 13 of the URBCA, Far West’s shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their Far West common stock.

Far West shareholders electing to exercise dissenters’ rights must comply with Part 13 of the URBCA in order to perfect their rights. Far West and AmericanWest will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Utah statutory procedures required to be followed by a Far West shareholder in order to dissent from the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Part 13 of the URBCA, the full text of which is set forth in Appendix E.

A shareholder who wishes to assert dissenters’ rights must (1) deliver to Far West before the vote is taken by Far West shareholders notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected, and (2) not vote such shares for the merger agreement. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Far West at the following address before the special meeting of the shareholders:

Far West Bancorporation

201 East Center Street

Provo, Utah 84606

Attn: H. Don Norton

or deliver such notice at the special meeting of shareholders before the vote being taken by the Far West shareholders.

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Far West a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to Far West the record shareholder’s written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

A shareholder who does not deliver to Far West before the vote being taken by Far West shareholders a notice of the shareholder’s intent to demand payment for the “fair value” of the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received before the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Far West common stock represented by proxy are to be voted will constitute a vote for the merger agreement and a waiver of such shareholder’s statutory dissenters’ rights.

If the merger is effected, AmericanWest as the surviving corporation will, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters’ rights in accordance with Part 13 of the URBCA. Such notice will, among other things: (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed transaction and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

and (4) set a date by which AmericanWest must receive the payment demand, which date will be between 30 and 70 days after notice is delivered.

A shareholder wishing to exercise dissenters’ rights must timely file the payment demand, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the proposed transaction, and deliver share certificates as required in the dissenters’ notice. Failure to do so will cause such person to lose his or her dissenters’ rights.

Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, AmericanWest will pay each dissenter with properly perfected dissenters’ rights AmericanWest’s estimate of the “fair value” of the shareholder’s interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Far West shares before the public announcement of the merger, AmericanWest may elect to withhold the payment until after the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the average rate currently paid by AmericanWest on its principal bank loans or, if none, at a rate that is fair and equitable.

A dissenter who is dissatisfied with AmericanWest’s estimate of the fair value or believes that interest due is incorrectly calculated may notify AmericanWest of the dissenter’s estimate of the fair value and amount of interest due. If AmericanWest does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value then AmericanWest must, within 60 days, petition a court to determine the fair value.

In view of the complexity of Part 13 of the URBCA and the requirement that shareholders must strictly comply with Part 13 of the URBCA, shareholders of Far West who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered by this joint proxy statement/prospectus will be passed upon for AmericanWest by Witherspoon, Kelley, Davenport & Toole, P.S.

EXPERTS

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from AmericanWest’s Annual Report on Form 10-K and amended Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their report, which is incorporated in this joint proxy statement/prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Far West as of and for the three years ended December 31, 2005 included in this joint proxy statement/prospectus have been audited by Simpson & Company, certified public accounting firm, as stated in their report accompanying such financial statements.

SHAREHOLDER PROPOSALS

Under AmericanWest’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a shareholder entitled to vote who has delivered notice to AmericanWest (containing certain information specified in the bylaws) not less than 100 and not more than 150 days before the first anniversary of the date of AmericanWest’s proxy statement released to shareholders in connection with the previous year’s annual meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in AmericanWest’s proxy statement.

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2007 may do so by complying with the requirements of the rules and regulations promulgated by the SEC applicable to such shareholder proposals. To be eligible for inclusion, shareholder proposals must have been received by AmericanWest’s Secretary no later than December 15, 2006. All proposals also must have met the requirements of Rule 14a-8 of the Exchange Act. AmericanWest did not receive any shareholder proposals for inclusion in the proxy materials for the 2007 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

AmericanWest files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by AmericanWest at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is http://www.sec.gov.

This document incorporates the following documents filed by AmericanWest by reference:

•	AmericanWest’s annual report on Form 10-K for the year ended December 31, 2005.

•	AmericanWest’s amended annual report on Form 10-K/A for the year ended December 31, 2005.

•	AmericanWest’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

•	AmericanWest’s current reports on Form 8-K, filed on February 2, 2006, March 20, 2006, April 10, 2006, April 28, 2006, May 3, 2006, May 9, 2006, June 1, 2006, June 13, 2006, June 27, 2006, June 30, 2006, July 3, 2006, July 28, 2006, September 19, 2006, October 3, 2006, October 19, 2006 (2), October 20, 2006, October 25, 2006, November 9, 2006, November 15, 2006, December 1, 2006, January 5, 2007 (2) and [•].

To the extent that any information contained in any Current Report on Form 8-K, or any exhibits thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

All documents filed by AmericanWest pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of the AmericanWest special meeting or the Far West special meeting are also deemed to be incorporated by reference into and are made a part of this document from the date of filing of those documents.

You can find additional information on Far West at the Internet site of the FDIC at http://www.fdic.gov.

You should rely only on the information contained in, delivered with or referred to in this document. Neither Far West nor AmericanWest have authorized anyone to provide you with information that is different.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

In addition, AmericanWest has filed a registration statement on Form S-4 to register with the SEC the AmericanWest common stock to be issued to Far West’s shareholders in the merger, and this document constitutes a prospectus for AmericanWest common stock as well as a joint proxy statement of AmericanWest and Far West. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the merger and the securities offered in this joint proxy statement/prospectus , reference is made to the registration statement and the exhibits filed as part thereof or incorporated by reference in the registration statement, which may be inspected at the public reference facilities of the SEC mentioned above.

You may request a copy of any of these filings at no cost by writing or telephoning AmericanWest or Far West at the address and phone number set forth below:

AmericanWest Bancorporation 41 West Riverside Avenue Suite 400 Spokane, Washington 99201 Attention: Diane L. Kelleher, Secretary Phone: (509) 467-6993	Far West Bancorporation 201 East Center Street Provo, Utah 84606 Attention: H. Don Norton Phone : (801) 342-6000

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

AmericanWest Bancorporation

and

Far West Bancorporation

dated as of October 18, 2006

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 18, 2006 (this “Agreement”), is made and entered into by and between Far West Bancorporation, a Utah corporation (the “Company”), and AmericanWest Bancorporation, a Washington corporation (“Parent”).

RECITALS

A. The Company is a Utah corporation having its principal place of business in Provo, Utah.

B. Parent is a Washington corporation, having its principal place of business in Spokane, Washington.

C. The respective Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger of the Company with and into Parent (the “Merger”) and the merger (the “Bank Merger”) of Far West Bank, a Utah state bank (“Company Bank”), with and into AmericanWest Bank, a Washington banking corporation (“Parent Bank”).

D. It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E. As a condition to, and simultaneously with, the execution of this Agreement, each director of the Company is entering into an agreement, in the form of Exhibit A hereto (collectively, the “Voting Agreements”), pursuant to which he or she has agreed, solely in his or her capacity as a shareholder of the Company, among other things, to vote his or her shares in favor of the plan of Merger.

F. As a condition to, and simultaneously with, the execution of this Agreement, certain directors of the Company are entering into a non-competition and non-solicitation agreement with Parent in the form of Exhibit B hereto (collectively, the “Non-Competition and Non-Solicitation Agreements”).

AGREEMENT

In consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

Article I

Certain Definitions

1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” means the articles of merger to be filed with the Washington Secretary of State and the Utah Secretary of State substantially in the form attached hereto as Exhibit D.

“ALLL” means the allowance for loan and lease losses, as determined in accordance with GAAP.

“Bank Merger” has the meaning set forth in the Recital C to this Agreement.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.) as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m).

“Business Combination” has the meaning set forth in Section 3.07.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Washington and/or Utah are authorized or obligated to close.

“Cash Consideration” has the meaning set forth in Section 3.02(a).

“Cash Election” has the meaning set forth in Section 3.03(a).

“Cash Election Number” has the meaning set forth in Section 3.03(c).

“Cash Election Shares” has the meaning set forth in Section 3.03(d).

“CIC Agreements” has the meaning set forth in Section 6.11(f).

“Code” has the meaning set forth in the Recital D to this Agreement.

“Combination Cash Election” has the meaning set forth in Section 3.03(a).

“Combination Stock Election” has the meaning set forth in Section 3.03(a).

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. Section 2901 et seq.), as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliates” has the meaning set forth in Section 6.06.

“Company Articles” means the Articles of Incorporation of the Company, as amended.

“Company Bank” has the meaning set forth in the Recital C to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” means the By-Laws of the Company.

“Company Common Stock” means the common stock, $3.00 par value per share, of the Company.

“Company Common Stock Value” has the meaning set forth in Section 3.02(a).

“Company Dissenters’ Shares” has the meaning set forth in Section 3.01(c).

“Company Dissenting Shareholder” means any holder of Company Dissenters’ Shares.

“Company Intellectual Property Rights” has the meaning set forth in Section 5.03(x).

“Company Loan Property” has the meaning set forth in Section 5.03(o).

“Company Meeting” has the meaning set forth in Section 6.02.

“Core Deposits” means all non-brokered deposits and all time deposits under $100,000 of Company Bank.

“Costs” has the meaning set forth in Section 6.10(a).

“Deposit Insurance Fund” means the Deposit Insurance Fund maintained by the FDIC.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” has the meaning set forth in Section 2.05.

“Effective Time” has the meaning set forth in Section 2.05.

“Election” has the meaning set forth in Section 3.03(a).

“Election Deadline” has the meaning set forth in Section 3.03(b).

“Election Form” has the meaning set forth in Section 3.03(a).

“Election Form Record Date” has the meaning set forth in Section 3.03(a).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1010 et seq.), as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m).

“Excess Cash Election Shares” has the meaning set forth in Section 3.03(d)(i)(A).

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.06(a).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act (as dispersed throughout 12 U.S.C.), as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” has the meaning set forth in Section 6.10(a).

“Insurance Amount” has the meaning set forth in Section 6.10(b).

“Insurance Policies” has the meaning set forth in Section 5.03(s).

“Knowledge” of the Company, the Company Bank, Parent or any Parent Subsidiary, as the case may be, means to the actual knowledge after reasonable investigation of any director or any officer with the title of Senior Vice President or above of the Company, the Company Bank, Parent or the Parent Subsidiary, as the case may be, or any employee of the Company, the Company Bank, Parent or Parent Subsidiary, as the case may be, with primary responsibility for the subject matter as to which knowledge is at issue.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Mailing Date” has the meaning set forth in Section 3.03(a).

“Material Adverse Effect” means, with respect to Parent or the Company, any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations, business or prospects of Parent and its Subsidiaries taken as a whole or the Company and its Subsidiary taken as a whole, as the case may be, or (ii) would materially impair the ability of either Parent or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, or any pre-closing adjustments made pursuant to Section 6.19, (d) changes in prevailing interest rates or other general economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect Parent and the Parent Subsidiaries or the Company and Company Bank, as the case may be, and (e) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby.

“Merger” has the meaning set forth in Recital C to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Non-Competition and Non-Solicitation Agreements” has the meaning set forth in Recital F to this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Articles” means the Articles of Incorporation of Parent, as amended.

“Parent Bank” has the meaning set forth in Recital C to this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent By-Laws” means the By-Laws of Parent.

“Parent Common Stock” means the common stock, no par value per share, of Parent.

“Parent Measuring Price” means the average closing price of Parent Common Stock on the Nasdaq over the 20 consecutive day trading period ending on the third Business Day prior to the Effective Time.

“Parent Meeting” has the meaning set forth in Section 6.02.

“Parent Statutory Trust I” has the meaning set forth in Section 5.04(c).

“Parent Statutory Trust II” has the meaning set forth in Section 5.04(c).

“Parent Subsidiary” has the meaning set forth in Section 5.04(c).

“PBGC” has the meaning set forth in Section 5.03(m).

“Pension Plan” has the meaning set forth in Section 5.03(m).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authorities” has the meaning set forth in Section 5.03(i).

“Regulatory Filings” has the meaning set forth in Section 5.03(g).

“Rights” means, with respect to any Person, one or more of the stock appreciation rights, restricted stock awards, warrants and any other securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any other instrument the value of which is determined in whole or in part by reference to the market price or value of, the capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.03(g).

“Securities Act” means the Securities Act of 1933 (15 U.S.C. Section 77a et seq.), as amended, and the rules and regulations thereunder.

“Stock Consideration” has the meaning set forth in Section 3.02(a).

“Stock Election” has the meaning set forth in Section 3.03(a).

“Stock Election Number” has the meaning set forth in Section 3.03(c).

“Stock Election Shares” has the meaning set forth in Section 3.03(d).

“Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

“Tax” and “Taxes” mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any taxing authority including, without limitation, any documentation required to be filed with any taxing authority or to be retained by the Company or the Company Bank in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

“Third-Party Intellectual Property Right” has the meaning set forth in Section 5.03(x).

“Treasury Shares” has the meaning set forth in Section 3.01(d).

“UDFI” means the Utah Department of Financial Institutions.

“Undesignated Shares” has the meaning set forth in Section 3.03(a).

“URBCA” means the Utah Revised Business Corporation Act, Utah Code Ann. Section 16-10a-101 et seq.

“USA Patriot Act” means the USA Patriot Act (Pub. L. No. 107 56).

“Voting Agreements” has the meaning set forth in Recital E to this Agreement.

“WBCA” means the Washington Business Corporation Act, Rev. Code Wash. Section 23B.01.010 et seq.

“WDFI” means the Washington State Department of Financial Institutions.

Article II

The Merger

2.01. The Merger. At the Effective Time, the Company shall merge with and into Parent, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a Washington corporation.

2.02. Articles of Incorporation and By-Laws. The Parent Articles immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time amended to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon. The Parent By-Laws immediately after the Effective Time shall be those of Parent as in effect immediately prior to the Effective Time.

2.03. Directors and Officers of Parent. The directors and officers of Parent immediately after the Effective Time shall be the directors and officers of Parent immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified, except that the Parent Board shall be increased by two, such vacancies to be filled by directors of the Company selected by the Parent Board.

2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 23B.11.060 of the WBCA and Section 16-10a-1106 of the URBCA, including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Parent.

2.05. Effective Date and Effective Time. On such date as Parent selects (and promptly provides notice thereof to Company), which date shall be within ten days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger are satisfied or waived (or, at the election of Parent, on the last Business Day or day of the month in which such tenth day occurs or, if such tenth day occurs on one of the last five Business Days of such month, on the last Business Day or day of the succeeding month, or on such earlier or later date as may be agreed to in writing by the parties, the Articles of Merger shall be filed with the Washington Secretary of State and the Utah Secretary of State, in accordance with all appropriate legal requirements together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon the effective time of such filing (the effective time of such filing or such time as Parent and the Company shall agree upon and specify in the Articles of Merger is called the “Effective Time” and the date on which the Effective Time shall occur is called the “Effective Date”).

2.06. Changes. Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after Parent’s shareholders or the Company’s shareholders have approved the plan of Merger) change the method of effecting the acquisition of the Company and Company Bank (including, without limitation, the provisions of this Article II and including, without limitation, by electing not to merge the Company or Company Bank with Parent or any Parent Subsidiary, but rather with a merger subsidiary of Parent) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company.

Article III

Consideration; Exchange Procedures

3.01. Effect on Capital Stock. Subject to the other provisions of this Article III, at the Effective Time, by virtue of the Merger and without any additional action on the part of the holders of shares of Company Common Stock or Parent Common Stock:

(a) Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Parent Common Stock as to which a shareholder has taken the actions required by Section 23B.13.230 of the WBCA to exercise dissenters’ rights) shall remain an issued and outstanding share of common stock of Parent and shall not be affected by the Merger.

(b) Company Common Stock. Each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Company Dissenters’ Shares and Treasury Shares) shall be converted into the right to receive either Parent Common Stock or cash as provided herein.

(c) Company Dissenters’ Shares. All shares of Company Common Stock as to which a shareholder has taken the actions required by Section 16-10a-1323 of the URBCA relating to dissenters’ rights (“Company Dissenters’ Shares”) shall not be converted into or represent a right to receive Parent Common Stock or cash hereunder unless and until such shares have lost their status as dissenting shares, at which time such shares shall either be converted into cash or Parent Common Stock pursuant to Section 3.08.

(d) Cancellation of Certain Shares. Any shares of Company Common Stock held by Parent or any Parent Subsidiary or the Company or the Company Bank, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Treasury Shares”), shall be cancelled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.02. Conversion of Company Common Stock.

(a) Cash and Stock Consideration. Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Dissenters’ Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 3.03, either (i) cash (the “Cash Consideration”) in an amount equal to the Company Common Stock Value or (ii) a number of shares of Parent Common Stock (the “Stock Consideration”) equal to the Company Common Stock Value divided by the Parent Measuring Price (the Cash Consideration and the Stock Consideration, together, the “Merger Consideration”). The “Company Common Stock Value” as calculated immediately prior to the Effective Time by Parent shall mean an amount equal to (i) $150,000,000 divided by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time. A shareholder may elect to receive a combination of cash and Parent Common Stock in exchange for his or her shares of Company Common Stock; provided, however, that with respect to each individual share of Company Common Stock held, a shareholder must elect to receive either all cash or all Parent Common Stock.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing shares of Company Common Stock are properly presented in accordance with Article III of this Agreement to the Exchange Agent, such certificates shall be cancelled and exchanged for certificates representing the number of whole shares of Parent Common Stock into which such shares were converted, if any, and/or a check representing the amount of cash, if any, into which the Parent Common Stock represented thereby was converted in the Merger, plus any payment for a fractional share of Parent Common Stock.

3.03. Election and Proration Procedures.

(a) Election Forms and Types of Elections. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent selected by Parent (the “Exchange Agent”)) in such form and substance as designated by Parent (the “Election Form”) shall be mailed at Parent’s expense no less than 40 days prior to the Effective Time or on such earlier date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of a date of Parent’s choice which is at least three Business Days prior to the Mailing Date (the “Election Form Record Date”). Parent shall make available one or more Election Forms as may be reasonably requested by all persons who become holders of Company Common Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall promptly provide or cause to be provided to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Parent Common Stock (a “Stock Election”) with respect to all of such holder’s shares of Company Common Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s shares of Company Common Stock, or (iii) Parent Common Stock in exchange for a specified number of shares of Company Common Stock (a “Combination Stock Election”) and cash in exchange for a specified number of shares of Company Common Stock (a “Combination Cash Election”). Any shares of Company Common Stock (other than Company Dissenters’ Shares or Treasury Shares) with respect to which the holder (or indirectly the beneficial owner) shall not have submitted to the Exchange Agent an effective, properly completed Election Form, which was received prior to the Election Deadline, shall be deemed to be an “undesignated share” (each an “Undesignated Share”) hereunder.

(b) Proper and Timely Election. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. Central Time on the 30th day following the Mailing Date (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Common Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly and timely made with respect to such shares on or before the Election Deadline, and Parent shall cause the certificates representing such shares of Company Common Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Parent and Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Allocation. Notwithstanding anything in this Agreement to the contrary, the number of shares of Company Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Cash Election Number”) shall be equal to 20% of the difference between (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Dissenters’ Shares, if any. The number of shares of Company Common Stock to be converted into the right to receive Stock Consideration in the Merger (the “Stock Election Number”) shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger less the sum of (i) the Cash Election Number and (ii) the number of Company Dissenters’ Shares, if any.

(d) Proration. As promptly as practicable but not later than the Effective Date, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) In the event that the aggregate number of shares of Company Common Stock in respect of which Cash Elections and Combination Cash Elections have been made (collectively, the “Cash Election Shares”) exceeds the Cash Election Number, all shares in respect of which Stock Elections and Combination Stock Elections have been made (the “Stock Election Shares”) and all Undesignated Shares in respect of which Stock Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Stock Elections have been made) shall be converted into the right to receive Stock Consideration, and all Cash Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

(A) that number of Cash Election Shares which represent in excess of 20% of the total number of shares of Company Common Stock held by any Company shareholder (“Excess Cash Election Shares”) shall be deemed converted to Stock Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Excess Cash Election Shares, so that the number of Excess Cash Election Shares so converted, when added to the existing Stock Election Shares, shall equal as closely as practicable the Stock Election Number, and all such Excess Cash Election Shares so converted shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares); and

(B) any remaining Cash Election Shares shall be converted into the right to receive Cash Consideration.

(ii) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made (it being understood that in such case all Undesignated Shares shall be deemed to be shares in respect of which Cash Elections have been made) shall be converted into the right to receive Cash Consideration, and all Stock Election Shares shall be converted into the right to receive Stock Consideration or Cash Consideration in the following manner:

(A) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of shares of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares so converted, when added to the existing Cash Election Shares, shall equal as closely as practicable the Cash Election Number, and all such Stock Election Shares so converted shall be converted into the right to receive Cash Consideration; and

(B) the remaining Stock Election Shares shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares).

(iii) In the event that neither clause (i) nor clause (ii) of this Section 3.03(d) is applicable, Undesignated Shares, on a pro rata basis, shall be deemed Stock Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Undesignated Shares shall be deemed Cash Election Shares and (A) all Cash Election Shares and all Undesignated Shares in respect of which Cash Elections are deemed to have been made shall be converted into the right to receive Cash Consideration, and (B) all Stock Election Shares and all Undesignated Shares in respect of which Stock Elections are deemed to have been made shall be converted into the right to receive Stock Consideration (and cash in lieu of fractional shares).

(e) Calculations. Any calculation of a portion of a share of Parent Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

3.04. Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock.

3.05. No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all certificates of Company Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Parent Measuring Price. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

3.06. Exchange Procedures.

(a) Exchange Agent. No later than the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the number of shares of Parent Common Stock issuable in the Merger and the amount of cash payable in the Merger (the “Exchange Fund”). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, and any interest and other income resulting from such investments shall promptly be paid to Parent.

(b) Exchange of Certificates and Cash. After completion of the allocation procedure set forth in Section 3.03, each holder of a certificate formerly representing shares of Company Common Stock (other than

Company Dissenters’ Shares or Treasury Shares) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to a certificate representing Parent Common Stock and/or cash into which the shares of Company Common Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Parent Common Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such certificate representing shares of Company Common Stock upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.06, each certificate representing shares of Company Common Stock shall be deemed from and after the Effective Time to evidence only the right to receive cash and/or Parent Common Stock, as the case may be, upon such surrender. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Company Common Stock for exchange as provided in this Article III. If any certificate for shares of Company Common Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c) Delivery of Payment. As promptly as practicable after the Effective Time but in no event later than three Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each former holder of Company Common Stock who surrendered such former holder’s certificate formerly representing shares of Company Common Stock together with duly executed transmittal materials included in or required by the Election Form prior to the Election Deadline the shares of Parent Common Stock or cash to which such former holder is entitled; provided, however, that Parent shall cause the Exchange Agent to send to any such former holder who is entitled to receive cash in the amount of $1,000,000 or more such amount on the Effective Date (or next Business Day thereafter if the Effective Date is not a Business Day) by wire transfer provided that such holder has provided proper wire transfer instructions on the Election Form.

(d) Affiliates. Certificates surrendered for exchange by any person constituting an “affiliate” of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing whole shares of Parent Common Stock until Parent has received a written agreement from such person as provided in Section 6.06.

(e) No Liability. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) Voting and Dividends. Former shareholders of record of the Company shall not be entitled to vote after the Effective Time at any meeting of Parent shareholders until such holders have exchanged their certificates representing Company Common Stock for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of this Section 3.06, each certificate theretofore representing shares of Company Common Stock (other than Company Dissenters’ Shares and Treasury Shares) shall from and after the Effective Time represent for all purposes only the right to receive shares of Parent Common Stock, cash in lieu of fractional shares and/or cash as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, until the holder of such certificate of Company Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Company Common Stock for which shares of Parent Common Stock are to be issued, there shall be paid to the holder of the certificates without interest, (i) the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 3.05 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(g) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of cash, shares of Parent Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(h) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

3.07. Anti-Dilution Provisions. In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock, as the case may be, and the record date therefor shall be prior to the Effective Date, the amount of Cash Consideration and Stock Consideration per share shall be proportionately adjusted. If, between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidate with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

3.08. Company Dissenters’ Rights.

(a) No Consideration. Any Company Dissenting Shareholder who shall be entitled to be paid the value of such shareholder’s shares of Company Common Stock, as provided in Part 13 of Title 16, Chapter 10a of the URBCA, shall not be entitled to Merger Consideration in respect thereof provided for under Section 3.01 unless and until such Company Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Company Dissenting Shareholder’s right to dissent from the Merger under the URBCA, and shall be entitled to receive only the payment provided for by Part 13 of Title 16, Chapter 10a of the URBCA with respect to such Company Dissenters’ Shares.

(b) Failure to Perfect. If any Company Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, each share of Company Common Stock of such Company Dissenting Shareholder shall be deemed to be an Undesignated Share and shall be converted at Parent’s discretion into the right to receive the Cash Consideration or the Stock Consideration.

(c) Notice. The Company shall give Parent prompt notice of any notice received from a Company shareholder desiring to exercise dissenters’ rights under the URBCA. The Company shall not, except with the Parent’s prior consent, make any payment or offer of payment with respect to such notice or waive any failure to take any action required to protect dissenters’ rights under the URBCA.

Article IV

Actions Pending Acquisition

4.01. Forbearances of the Company. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company will not, and will not permit the Company Bank to:

(a) Ordinary Course. Conduct the business of the Company or the Company Bank other than in the ordinary and usual course in compliance in all material respects with all applicable laws or fail to use its best efforts to preserve intact its business organization and assets and maintain its right, franchise and existing goodwill and relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Company, the Company Bank, Parent or any Parent Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on the Company or on the Company Bank.

(b) Capital Stock. Other than pursuant to the Rights set forth in Schedule 4.01(b) of the Disclosure Schedule and outstanding on the date hereof (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or any securities or other Rights of the Company or Company Bank, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends and Distributions. (i) Except as set forth in Section 6.22, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into, renew, make any new grants of awards under, amend or otherwise modify any employment, consulting, severance, termination or similar agreements or arrangements with, or grant any stock options to, any director, officer or employee of the Company or the Company Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) to any such person, except (i) for normal individual increases in compensation in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5% for any individual and 4% in the aggregate, (ii) for other changes that are required by applicable law or (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(d) of the Disclosure Schedule.

(e) Hiring. Hire any person as an employee of the Company or the Company Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of the Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or the Company Bank; provided that no person who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000 may be hired without the consent of Parent.

(f) Benefit Plans. Enter into, establish, adopt, terminate or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of the Disclosure Schedule) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of the Company or the Company Bank or take any action to accelerate the vesting or exercisability of restricted stock or other compensation or benefits payable thereunder; or change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan; or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or forgive any loans to directors, officers or employees of the Company or the Company Bank.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or the Company Bank.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company or the Company Bank; provided, that the Company will not, and will not permit the Company Bank to, acquire any bulk mortgage servicing assets, whether or not considered to be in the ordinary and usual course of business consistent with past practice.

(i) Capital Expenditures. Except as set forth in Section 4.01(i) of the Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $20,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or Company By-Laws or the equivalent organizational documents of the Company Bank.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(l) Contracts. Except as set forth in Section 4.01(l) of the Disclosure Schedule, enter into, renew or terminate, or amend or modify in any material respect, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than loans and other transactions made in the ordinary course of the banking business consistent with past practice.

(m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any claim, action, suit, proceeding, order or investigation to which the Company or the Company Bank is now or becomes on or after the date of this Agreement a party or potential party, which settlement, agreement or action involves payment by the Company or the Company Bank of an amount, individually or for all such settlements, that exceeds $25,000 and/or would impose any material restriction on the business of the Company or the Company Bank or create precedent for claims that are reasonably likely to be material to the Company or the Company Bank.

(n) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.

(o) Risk Management. Except as required by applicable law or regulation or the Federal Reserve Board, the FDIC or the UDFI, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits and federal funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(q) Loans. Make any loan or loan commitment (other than a renewal or extension of an existing loan) to any Person which would, when aggregated with all outstanding loans, commitments for loans or renewals or extensions thereof made to such Person and any affiliate or immediate family member of such Person, exceed $500,000 without submitting at least four Business Days prior to taking such action complete loan package information to the chief credit officer of Parent Bank for review with a right of comment within two full Business Days prior to taking such action.

(r) Investments. Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $250,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person; provided, however, that in the case of investment securities, the Company or the Company Bank may purchase investment securities if, within five Business Days after the Company or the Company Bank makes a request in writing (which shall describe in detail the investment securities to be purchased and the price thereof) to the chief financial officer of Parent that Parent consent to the making of any such purchase, and Parent has approved such request in writing or has not responded in writing to such request.

(s) Taxes. Settle any material audit, make or change any material tax election or method of tax accounting, file any amended Tax Return, request any private letter or similar ruling from any taxing authority, take any action which would have a Material Adverse Effect on the tax position of the Company, the Company Bank or their respective successors after the Merger or take any other action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice.

(t) Foreclosures. Foreclosure upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Company shall not be required to obtain such a report with respect to single family, non-agricultural residence property of one acre or less to be foreclosed upon unless it has or shall have had reason to believe that such property might contain any such waste materials or otherwise might be contaminated.

(u) USA Patriot Act. Take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or the Company’s policies and procedures with respect to the foregoing.

(v) Commitments. Agree or commit to do any of the foregoing.

4.02. Forbearances of Parent. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld), Parent will not, and will cause each Parent Subsidiary not to:

(a) Ordinary Course. Conduct the business of Parent or any Parent Subsidiary other than in the ordinary and usual course in compliance in all material respects with all applicable laws or fail to use its best efforts to preserve intact its business organization and assets and maintain its right, franchise and existing goodwill and relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Company, the Company Bank, Parent or any Parent Subsidiary to perform any of their obligations on a timely basis under this Agreement, or take any action that could be expected to have a Material Adverse Effect on Parent or on the Parent Subsidiaries.

(b) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368 of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iv) a material violation of any provision of this Agreement, except in each case as may be required by applicable law or regulation.

(c) Governing Documents. Amend the Parent Articles or the Parent By-Laws or the equivalent organizational documents of the Parent Subsidiaries, other than amendments to the Parent Articles to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon.

(d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(e) USA Patriot Act. Take any action or omit to take any action that may result, individually or in the aggregate with any other actions or omissions, in a material violation of the USA Patriot Act, the Bank Secrecy Act or any other anti-money laundering laws and regulations or the Company’s policies and procedures with respect to the foregoing.

(f) Commitments. Agree or commit to do any of the foregoing.

Article V

Representations And Warranties

5.01. Disclosure Schedules. Prior to the date hereof the Company has delivered to Parent a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV. Such disclosure shall be provided without regard to the standard set forth in Section 5.02. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the facts in reasonable detail.

5.02. Standard. No representation or warranty of the Company or Parent contained in Section 5.03 or 5.04 (other than the representations and warranties in Section 5.03(b), 5.03(c), 5.03(d), 5.04(b), 5.04(c) and 5.04(d) which shall be true and correct in all respects), respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03. Representations and Warranties of the Company. Subject to Sections 5.01 and 5.02 and except as set forth in the corresponding sections or subsections of the Disclosure Schedule, the Company hereby represents and warrants to Parent:

(a) Organization, Standing and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Utah. Company Bank is a Utah state-chartered bank and its deposits are insured by the FDIC through the Deposit Insurance Fund in the manner and to the fullest extent provided by law. The Company is duly qualified to do business and is in good standing in the State of Utah and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has made available to Parent a complete and correct copy of the Company’s and the Company Bank’s articles of incorporation and by-laws or comparable charter documents, each as amended to date. Neither the Company nor the Company Bank is in material breach or violation of any provision of any of its charter documents.

(b) Company Capital Stock. The authorized capital stock of the Company consists solely of 1,000,000 shares of Company Common Stock, of which 127,936 shares are issued and outstanding. No shares of the Company Common Stock are held in treasury by the Company or otherwise owned directly or indirectly by the Company. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). No shares of Company Common Stock are issuable upon exercise of Rights. There is no Company stock option plan and no shares of Company Common Stock available for issuance under any Company stock option plans. Section 5.03(b) of the Disclosure Schedule sets forth for each Right, as applicable, the name of the grantee or holder, the date of the grant, the expiration date of such Right, the vesting schedule, the type of grant, the number of shares of Company Common Stock subject to such Right, the number and type of shares subject to such Right that are currently exercisable and the exercise price per share. Except as set forth above, as of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any other Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. All of the issued and outstanding shares of capital stock of the Company and the Company Bank have been issued in compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom.

(c) Subsidiaries. The Company has one Subsidiary, the Company Bank. The Company owns all the issued and outstanding equity securities of the Company Bank, consisting of 165,433 shares of common stock, par value $3.00 per share. No equity securities of the Company Bank are or may become required to be issued by reason of any Right or otherwise. There are no contracts, commitments, understandings or arrangements by which the Company Bank is or may be bound to sell or otherwise transfer any of its equity securities. There are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities. All the equity securities of the Company Bank owned by the Company are duly authorized, validly issued, fully paid, nonassessable and owned free and clear of any Liens and were not issued in violation of any preemptive rights.

(i) Except as set forth in Section 5.03(c)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind, other than those of the Company Bank.

(ii) The Company Bank has been duly organized and is validly existing and in good standing under the laws of the State of Utah, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of the Company and the Company Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject in the case of this Agreement to the receipt of the required approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, the Company’s board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. The Company has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Violations.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or the Company Bank in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger or the Bank Merger except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the UDFI, (B) filings with the SEC, and state securities authorities and the approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon and (C) the filing of an executed Articles of Merger substantially in the form of Exhibit D hereto with the Washington Secretary of State pursuant to the WBCA and the Utah Secretary of State pursuant to the URBCA. As of the date hereof, the Company has no Knowledge of any reason why the approvals set forth in this Section 5.03(f) and in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of the Company or to which the Company or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of the Company or the Company Bank or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Undisclosed Liabilities.

(i) The Company’s audited consolidated financial statements at and for the fiscal years ended December 31, 2005 and 2004, and the unaudited consolidated financial statements at and for the nine months ended September 30, 2006, (including the related notes and schedules thereto), fairly present, in all material respects, the financial position of the Company on a consolidated basis as of such dates and the results of operations, retained earnings, changes in stockholders’ equity and cash flows, as the case may be, of the Company on a consolidated basis for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved. For each fiscal period subsequent to September 30, 2006, each of the Company’s consolidated balance sheets will fairly present, in all material respects, the financial position of the Company as of its date, and each of the consolidated statements of income, consolidated changes in shareholders’ equity and consolidated cash flows or equivalent statements (including any related notes and schedules thereto) will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the Company, on a consolidated basis, for the periods set forth therein, in each case in accordance with GAAP during the periods involved, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. The books and records of each of the Company and the Company Bank have been, and are being, maintained in accordance with GAAP or, to the extent inconsistent with GAAP, in accordance with any other applicable legal and accounting requirements. Neither the Company nor the Company Bank is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among the Company or the Company Bank, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC). The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(ii) Each of the Company and the Company Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2003 with (A) the Federal Reserve Board, (B) the FDIC, (C) the UDFI and (D) any other Regulatory Authority (collectively, the “Regulatory Filings”), and all other reports and statements required to be filed by them since December 31, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States or the State of Utah and the rules and regulations of the Federal Reserve Board, the FDIC, the UDFI or any other Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Regulatory Agency with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Section 5.03(g)(ii) of the Disclosure Schedule contains copies of all correspondence between the Company and the Company Bank and any Regulatory Authority concerning any of the foregoing reports, registrations and statements.

(iii) Since December 31, 2004, neither the Company nor the Company Bank has incurred any material liability other than in the ordinary course of business consistent with past practice. Except for (i) those liabilities that are reflected or fully reserved against on the consolidated balance sheet of the Company dated September 30, 2006 and (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither the Company nor the Company Bank has incurred any liability of any nature whatsoever.

(iv) Since December 31, 2004, (A) each of the Company and the Company Bank has conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank.

(v) The Company has in place a process designed by, or under the supervision of, the Company’s chief executive officer or chief financial officer, or individuals performing similar functions, and effected by the Company Board, management and other personnel, which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company in all material respects, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that material receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(vi) There are no outstanding loans made by the Company or the Company Bank to any executive officer or director of the Company, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

(vii) The Company has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that the Company should modify its accounting in future periods.

(viii) Since December 31, 2004, none of the Company nor the Company Bank, nor, to the Company’s Knowledge any director, officer or employee of the Company or the Company Bank or any auditor, accountant or representative of the Company or the Company Bank, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Bank or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or the Company Bank has engaged in questionable accounting or auditing practices. No attorney representing the Company or the Company Bank, whether or not employed by the Company or the Company Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company, the Company Bank or any of their officers, directors, employees or agents to the Company’s or the Company Bank’s board of directors or any committee thereof or to any director or officer of the Company or the Company Bank. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, the Company’s or the Company Bank’s board of directors or any committee thereof.

(h) Litigation. Except as set forth in Section 5.03(h) of the Disclosure Schedule, no litigation, claim, action, suit, hearing, investigation or other proceeding before any court or Governmental Authority is pending against the Company or the Company Bank, and to the Company’s Knowledge (i) no such litigation, claim, action, suit, hearing, investigation or other proceeding has been threatened and (ii) there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i) Regulatory Matters.

(i) Except as set forth in Section 5.03(i)(i) of the Disclosure Schedule, neither the Company, nor the Company Bank, nor any of the Company’s or the Company Bank’s property, is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the “Regulatory Authorities”). Each of the Company and the Company Bank has paid all assessments made or imposed by any Regulatory Authority.

(ii) The Company and the Company Bank have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j) Compliance With Laws. Each of the Company and the Company Bank:

(i) to its Knowledge is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;

(ii) has adopted such procedures and policies as are, in the reasonable judgment of Company management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the Knowledge of the Company or the Company Bank, is in such compliance;

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the Company’s or the Company Bank’s Knowledge no suspension or cancellation of any of them is threatened; and

(iv) has not received, since December 31, 2004, any notification or communication from any Governmental Authority (A) asserting that the Company or the Company Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor to the Company’s or the Company Bank’s Knowledge do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults. Except as set forth in Section 5.03(k) of the Disclosure Schedule, to the Knowledge of the Company and the Company Bank, neither the Company nor the Company Bank is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is (or would be if the Company were to register a class of its securities under the Exchange Act for the first time as of the date of this Agreement) a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K with respect to such entity or (ii) that materially restricts the conduct of business by the Company or by the Company Bank. Neither the Company nor the Company Bank is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or by the Company Bank is currently outstanding. Section 5.03(k) of the Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which the Company is a party as a result of the transactions contemplated hereby.

(l) No Brokers. The Company Board has received the written opinion of Alex Sheshunoff & Co. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. Except for the fees and related costs paid or to be paid to Alex Sheshunoff & Co., no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement. The Company has delivered to Parent a completed and correct copy of all agreements between the Company and Alex Sheshunoff & Co. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and the Company Bank and current or former directors of the Company and the Company Bank including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are set forth in Section 5.03(m) to the Disclosure Schedule and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plan and all amendments thereto have been provided or made available to Parent.

(ii) All Benefit Plans, to the extent subject to ERISA, are in substantial compliance with ERISA, the Code and other applicable law. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under

Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, and neither the Company nor the Company Bank has Knowledge of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefit Plans. Neither the Company nor the Company Bank has engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or the Company Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA in an amount which would be material. Neither the Company nor the Company Bank has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company or the Company Bank, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company nor the Company Bank has incurred, nor do they expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(iv) All contributions required to be made under the terms of any Benefit Plan have been timely made and all obligations in respect of each Benefit Plan have been properly accrued. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor the Company Bank has provided, nor is either required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

(vi) Neither the Company nor the Company Bank has any obligations for retiree health and life benefits under any Benefit Plan. The Company and the Company Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

(vii) There has been no amendment to, announcement by the Company or the Company Bank relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of expense incurred therefor for the most recent fiscal year. Except as set forth in Section 5.03(m)(vii) to the Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this

Agreement will (A) entitle any employees of the Company or the Company Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans, (D) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (E) result in any payment under any Benefit Plans which would not be deductible under Sections 162(m) or 280G of the Code.

(n) Labor Matters. Neither the Company nor the Company Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or the Company Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or the Company Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, or to the Company’s or the Company Bank’s Knowledge threatened, nor is the Company or the Company Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. (i) Each of the Company and the Company Bank has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by either of the Company or the Company Bank nor, to the Company’s Knowledge, any property in which the Company or the Company Bank has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance; (iii) to the Company’s Knowledge, neither the Company nor the Company Bank could be deemed the owner or operator of any Company Loan Property under any Environmental Law which such Company Loan Property has been contaminated with, or has had any release of, any Hazardous Substance; (iv) neither the Company nor the Company Bank is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor the Company Bank has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor the Company Bank is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving either of the Company or the Company Bank, any currently or formerly owned or operated property, or, to the Company’s Knowledge, any Company Loan Property, that could reasonably be expected to result in any claim, liability or investigation against either of the Company or the Company Bank, result in any restriction on the ownership, use or transfer of any property pursuant to any Environmental Law, or, to the Company’s Knowledge, adversely affect the value of any Company Loan Property and (viii) the Company has delivered to Parent copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to either of the Company or the Company Bank, and any currently or formerly owned or operated property or any Company Loan Property.

As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

(p) Tax Matters. (i)(A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Company and the Company Bank, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes owed by the Company or the Company Bank have been or will be timely paid in full, (D) all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or the Company Bank.

(ii) The Company has made available to Parent true and correct copies of the Tax Returns filed by the Company and the Company Bank for each of the three most recent tax years ended on or before December 31, 2005.

(iii) Neither the Company nor the Company Bank has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Regulatory Filings filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Regulatory Filings filed on or prior to the date hereof.

(iv) Neither the Company nor the Company Bank is a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any Person.

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or the Company Bank.

(vi) As of the date hereof, neither the Company nor the Company Bank has reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that the Company or the Company Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii) Neither the Company nor the Company Bank has been a party to any distribution during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(ix) The Company and the Company Bank has complied with all information reporting requirements and has retained all necessary documentation in its files to permit continued compliance with information reporting requirements.

(x) There are no liens on any of the assets of the Company or the Company Bank that arose in connection with any failure (or alleged failure) to pay any Tax.

(xi) Neither the Company nor any predecessor to the Company has made with respect to the Company or any predecessor of the Company any consent under Section 341 of the Code.

(xii) Neither the Company nor the Company Bank has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the Internal Revenue Service has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor the Company Bank has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local law. Neither the

Company nor the Company Bank has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(q) Risk Management Instruments. Neither the Company nor the Company Bank is a party to nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof) and neither the Company nor the Company Bank owns any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Books and Records. The books and records of the Company and the Company Bank have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and the Company Bank.

(s) Insurance. Section 5.03(s) to the Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders or bonds maintained by the Company and the Company Bank (“Insurance Policies”). The Company and the Company Bank are insured with reputable insurers against such risks and in such amounts as the management of the Company and the Company Bank reasonably have determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; the Company and the Company Bank are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(t) Trust Business. Neither the Company nor the Company Bank has a trust department. The Company and the Company Bank have properly administered all accounts for which either of them act as a fiduciary or agent, including but not limited to accounts for which any of them serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws. Neither the Company nor the Company Bank, nor any director, officer or employee of the Company or the Company Bank acting on behalf of the Company or the Company Bank, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Authority pending, or to the Company’s or Company Bank’s Knowledge threatened, against of affecting the Company or the Company Bank relating to the compliance by the Company or the Company Bank with sound fiduciary principles and applicable regulations.

(u) Transactions With Affiliates. The Company Bank has not entered into any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

(v) Real Property.

(i) Section 5.03(v) to the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased or subleased in whole or in part by the Company or the Company Bank and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

(ii) Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or the Company Bank or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company or the Company Bank the foregoing representation is based on the Knowledge of the Company and the Company Bank.

(w) Title. Each of the Company and the Company Bank has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor’s obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company’s financial statements dated as of and for the year ended December 31, 2005 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

(x) Intellectual Property.

(i) Each of the Company and the Company Bank owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are used in the business of the Company as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank.

(ii) Except as is not reasonably likely to have a Material Adverse Effect with respect to the Company or the Company Bank: (A) neither the Company nor the Company Bank is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company or the Company Bank is a party and pursuant to which the Company or the Company Bank is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software (collectively, “Third-Party Intellectual Property Rights”); (B) no claims with respect to (I) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor, trade secrets or computer software owned by the Company or the Company Bank (collectively, the “Company Intellectual Property Rights”); or (II) Third-Party Intellectual Property Rights are currently pending or, to the Knowledge of the Company or the Company Bank, are threatened by any Person; and (C) neither the Company nor the Company Bank knows of any valid grounds for any bona fide claims (I) against the use by the Company or the Company Bank of any Company Intellectual Property Rights or Third-Party Intellectual Property Rights used in the business of the Company or the Company Bank as currently conducted or as proposed to be conducted; (II) challenging the ownership, validity or enforceability of any Company Intellectual Property Rights; or (III) challenging the Company’s or the Company Bank’s license or legally enforceable right to use any Third-Party Intellectual Rights.

(y) State Takeover Laws, Articles of Incorporation. Each of the Company and the Company Bank has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from (i) any applicable state takeover laws and (ii) any takeover-related provisions of each of the Company’s and the Company Bank’s articles of incorporation, bylaws or comparable charter documents.

5.04. Representations and Warranties of Parent. Subject to Section 5.02, Parent hereby represents and warrants to the Company as follows:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Washington. Parent is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Parent Stock.

(i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 11,377,117 shares are issued and outstanding as of the date hereof.

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger, when issued in accordance with the terms of this Agreement, and subject to the approval of such issuance by the holders of two-thirds of the outstanding shares of Parent Common Stock entitled to vote thereon, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be issued (x) pursuant to an effective registration statement under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

(c) Subsidiaries. Parent has three subsidiaries (each, a “Parent Subsidiary” and collectively, the “Parent Subsidiaries”): Parent Bank, AmericanWest Statutory Trust I (the “Parent Statutory Trust I”) and AmericanWest Statutory Trust II (the “Parent Statutory Trust II”). Each Parent Subsidiary has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Parent owns all the issued and outstanding equity securities of Parent Bank, all of the issued and outstanding common stock of Parent Statutory Trust I and all of the issued and outstanding common stock of Parent Statutory Trust II. Parent Bank has its deposits insured by the Deposit Insurance Fund in the manner and to the fullest extent provided by law.

(d) Corporate Power. Each of Parent and the Parent Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets, and Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject in the case of this Agreement to receipt of any required approval of the principal terms of the Merger by the holders of two-thirds of the outstanding shares of Parent Common Stock entitled to vote thereon, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board. This Agreement has been duly executed and delivered by Parent and this Agreement is a valid and legally binding agreement of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Violations.

(i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution, delivery or performance by Parent of this Agreement or to consummate the Merger except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the FDIC and the WDFI, as may be required, (B) filings with the SEC and state securities authorities, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger, (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger and (E) the filing of the Articles of Merger with the Washington Secretary of State pursuant to the WBCA and the Utah Secretary of State pursuant to the URBCA. As of the date hereof, Parent does not have Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any material law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Parent or any Parent Subsidiary or to which Parent’s or any Parent Subsidiary’s properties are subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Parent or any Parent Subsidiary or (C) require any consent or approval under any such material law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2005 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “SEC Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and the Parent Subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end adjustments in the case of unaudited statements that will not be material in amount or effect.

(ii) Since December 31, 2005, (A) each of Parent and the Parent Subsidiaries has conducted its respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), would reasonably be expected to have a Material Adverse Effect with respect to Parent or any Parent Subsidiary.

(iii) Parent has in place a process designed by, or under the supervision of, Parent’s chief executive officer or chief financial officer, or individuals performing similar functions, and effected by the Parent Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on the financial statements.

(iv) There are no outstanding loans made by Parent or any Parent Subsidiary to any executive officer or director of Parent, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

(v) Parent has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that Parent should modify its accounting in future periods.

(vi) Since December 31, 2004, none of Parent nor any of the Parent Subsidiaries, nor, to Parent’s Knowledge any director, officer or employee of Parent or any of the Parent Subsidiaries or any auditor, accountant or representative of Parent or any of the Parent Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of the Parent Subsidiaries, whether or not employed by Parent or any of the Parent Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, any of the Parent Subsidiaries or any of their officers, directors, employees or agents to Parent’s or any of the Parent Subsidiaries’ board of directors or any committee thereof or to any director or officer of Parent or any of the Parent Subsidiaries. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, Parent’s or any of the Parent Subsidiaries’ board of directors or any committee thereof.

(h) Litigation. Except as previously disclosed by Parent to Company in writing, no material litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any Parent Subsidiary, and to Parent’s Knowledge (i) no such litigation, claim or other proceeding has been threatened, and (ii) there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

(i) No Brokers. Except for a fee to be paid to Keefe, Bruyette & Woods, Inc., no action has been taken by Parent that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(j) Regulatory Matters.

(i) Neither Parent nor any Parent Subsidiary, nor any of Parent’s or any Parent Subsidiary’s property, is, directly or indirectly, party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority. Parent and the Parent Subsidiaries have paid all assessments made or imposed by any Regulatory Authority.

(ii) Parent and the Parent Subsidiaries have not been advised by, and do not have any Knowledge of facts which could give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Compliance With Laws. Each of Parent and any Parent Subsidiary:

(i) to its Knowledge, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act and all fair lending laws and other laws relating to discriminatory business practices;

(ii) has adopted such procedures and policies as are, in the reasonable judgment of Parent management, necessary or appropriate to comply with Title III of the USA Patriot Act, and to the Knowledge of Parent or any Parent Subsidiary is in such compliance;

(iii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to Parent’s or any Parent Subsidiary’s Knowledge no suspension or cancellation of any of them is threatened; and

(iv) has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor to Parent’s or any Parent Subsidiary’s Knowledge do any grounds for any of the foregoing exist).

Article VI

Covenants

6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02. Shareholder Approval. Each of Parent and the Company agrees to take, in accordance with applicable law and the Parent Articles and Parent By-Laws and the Company Articles and Company By-Laws, as applicable, all action necessary to convene as soon as practicable a meeting of its shareholders (including any adjournment or postponement, the “Parent Meeting” or the “Company Meeting,” as applicable) to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by Parent’s or the Company’s shareholders for consummation of the Merger, including an amendment to the Parent Articles of incorporation to increase the number of authorized shares of Parent Common Stock and to provide hereafter that a plan of merger may be approved by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon, in each case within 45 calendar days after delivery of the Proxy Statement. Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders. Subject to fiduciary obligations under applicable law, each of Parent Board and the Company Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders.

6.03. Registration Statement.

(a) Preparation and Filing. Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Proxy Statement”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required or requested in connection with the above referenced documents, and the Company and its counsel will cooperate with and assist Parent and its counsel in the preparation of the Proxy Statement. The Company agrees to cooperate with Parent and Parent’s counsel, financial advisor and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that the Company has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable but in no event later than 60 days after the date hereof. Each of the Company and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall promptly mail at its expense the Proxy Statement to its respective shareholders.

(b) Information Supplied. Each of the Company and Parent agrees that, as to itself and its Subsidiaries, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Company Meeting and Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) Status. Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases. The Company and Parent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and neither shall issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.05. Access; Information.

(a) Right to Access. Each of the Company and Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as the other party may reasonably request and, during such period, each party shall, as promptly as is reasonably practicable, furnish the other party all information concerning its business, properties and personnel as such other party may reasonably request.

(b) Right to Review. Without limiting the generality of Section 6.05(a), prior to the Effective Time, Parent and Parent’s respective representatives shall have the right, subject to the notice provision set forth in

Section 6.05(a), to conduct a review to determine (i) that the assets, books, records and operations of the Company are in satisfactory condition and will not in a material way have an adverse impact on Parent after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

(c) Operating Issues. The Company agrees that, subject to applicable laws, it shall cooperate in good faith with Parent on mutually agreed operating issues which the parties agree have priority.

(d) Access. Parent agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to Parent’s personnel as the Company may reasonably request.

(e) Confidentiality. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(f) Exception to Confidentiality. Notwithstanding anything to the contrary in this Agreement, the Company, the Company Bank, Parent and the Parent Subsidiaries (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any such party relating to such “tax treatment” or “tax structure.” For the purposes of this Section 6.05(f), “tax treatment” and “tax structure” shall have the meaning set forth in Section 1.6011-4(c)(7) & (8) of the United States Treasury Regulations.

6.06. Affiliates. The Company shall cooperate with Parent to identify those Persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (such Persons being “Company Affiliates”). The Company shall use its reasonable best efforts to cause each Person so identified to deliver to Parent, prior to the mailing of the Proxy Statement, a written agreement (which agreement shall be substantially in the form of Exhibit C). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such Company Affiliates received in the Merger. The certificates representing Parent Common Stock received by Company Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

6.07. Acquisition Proposals. The Company agrees that neither the Company nor the Company Bank nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause the Company Bank’s employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of the Company, or more than 10% of the outstanding equity securities of the Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither the Company nor the Company Bank nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause any of the Company Bank’s employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Company Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Company Board determines in good faith (after consultation with outside legal counsel) that such action is, in the absence of the foregoing proscriptions, necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, the Company Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company’s shareholders than the Merger. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

6.08. Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on Nasdaq, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Company Common Stock in the Merger.

6.09. Regulatory Applications.

(a) Preparation and Filing. Each of Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Company shall provide to Parent all information necessary or otherwise reasonably requested in connection with such filings; and any initial filings with Governmental Authorities (other than the Registration Statement) shall be made by Parent as soon as reasonably practicable after the execution hereof but, provided that the Company has cooperated as described above, in no event later than 45 days after the date hereof; provided, however, that any request to the Federal Reserve Board for a waiver shall be made in accordance with the policies of the Federal Reserve Bank of San Francisco. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Furnishing Information. Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of the other party or any of its subsidiaries to any third party or Governmental Authority.

6.10. Indemnification.

(a) Coverage. Following the Effective Time, Parent shall indemnify, defend and hold harmless each present and former director and officer of the Company and the Company Bank (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement, or any related agreement, but excluding any Costs arising out of any violation or alleged violation of the Exchange Act or the rules and regulations thereunder with respect to insider trading) to the fullest extent that the Company is permitted to indemnify (and advance expenses to) its directors or officers under the URBCA, the Company Articles and the Company By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under the URBCA, the Company Articles and the Company By-Laws shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

(b) D&O Insurance. For a period of three years from the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company (as opposed to the portion that serves to reimburse the Company) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend on an annual basis more than 200% of the current amount expended on an annual basis by the Company (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.10(b), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company may be required to make application and provide customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance.

(c) Notice and Procedure. Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Parent thereof; provided that the failure so to notify shall not affect the obligations of Parent under Section 6.10(a) unless and to the extent that Parent is actually prejudiced as a result of such failure. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent shall elect not to assume such defense, or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is not permitted or prohibited by applicable law.

(d) Successors. If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Agreement that at that time have not yet been performed by Parent.

6.11. Benefit Plans.

(a) Continuing Employees. From and after the Effective Time, Parent shall provide former employees of the Company or the Company Bank who remain as employees of Parent or any of the Parent Subsidiaries with pension and welfare benefits under employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent or its Subsidiaries, as the case may be. Parent shall cause each employee benefit plan, program, policy or arrangement of Parent in which employees of the Company or the Company Bank are eligible to participate to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and Parent Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or any Parent Subsidiary to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

(b) Transaction. If employees of the Company or the Company Bank become eligible to participate in a medical, dental or health plan of Parent, Parent shall cause, to the extent practicable, each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company or the Company Bank, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

(c) Company Plans. If Parent determines that one or more Benefit Plans of the Company or the Company Bank should be amended, modified or terminated prior to the Effective Time, the Company or the Company Bank, as the case may be, shall take, or cause to be taken, all actions reasonably requested by Parent to so amend, modify or terminate and, if reasonably necessary or appropriate, obtain applicable determination letters or other required approvals from the IRS and/or the Department of Labor, as appropriate, in connection with such action.

(d) 401(k) Plan. Effective as of no later than the day immediately preceding the Effective Date, the Company shall terminate its 401(k) Plan unless Parent provides written notice to the Company that such 401(k) Plan shall not be terminated. If the Company’s 401(k) Plan is terminated pursuant to the previous sentence, Parent will offer the plan participants an election to roll over their plan accounts into Parent’s 401(k) Plan, or the Company’s 401(k) Plan may distribute its net assets to participants and beneficiaries in accordance with such 401(k) Plan and applicable laws. If the Company’s 401(k) Plan is terminated pursuant to the first sentence of this Section 6.12(d), the Company shall provide Parent with evidence that its 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Effective Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to the review and reasonable and timely approval of Parent. The Company also shall take such other actions in furtherance of terminating its 401(k) Plan as Parent may reasonably require.

(e) Stock Option Plan. Employees of the Company and the Company Bank will also be entitled to participate in the employee stock option plan(s) of Parent and Parent Bank in the same manner as employees of Parent and Parent Bank. Employees of the Company and the Company Bank will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Time consistent with guidelines applicable to employees of Parent and Parent Bank.

(f) Change in Control Agreements. As of the Effective time, Parent will assume and honor and cause Parent Bank to assume and honor in accordance with their terms any agreements of the Company or the Company Bank with respect to any benefits or payments triggered by a change of control of the Company or the Company Bank set forth in Section 6.11(f) of the Disclosure Schedule (the “CIC Agreements”). Parent acknowledges and agrees that the Merger will constitute a merger, sale or a change of control of the Company and the Company Bank for all purposes under the CIC Agreements. The provisions of this Section 6.11(f) are intended to be for the benefit of, and will be enforceable by, each director, officer or employee that is a party to any such agreement.

6.12. Non-Competition and Non-Solicitation Agreements. Each director of the Company except Brent Anderson and Mike Andersen shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a Non-Competition and Non-Solicitation Agreement substantially in the form of Exhibit B hereto, and each of Brent Anderson and Mike Andersen shall, simultaneously with the execution and delivery hereof, execute and deliver to Parent a mutually agreeable non-solicitation agreement.

6.13. Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.14. Human Resources Issues. The Company agrees to cooperate with Parent with respect to any formal meetings or interviews with one or more employees called or arranged by the Company and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Parent given the opportunity to participate in such meetings or interviews. This Section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow Parent a role in the formal presentation of the transaction to employees, and an opportunity to participate in significant, formal meetings at which the transaction is explained and discussed. Additionally, prior to making any written or oral communications to the directors, officers or employees of the Company or the Company Bank pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

6.15. Assistance with Third-Party Agreements.

(a) Required Consents. The Company shall cooperate with and use all commercially reasonable efforts to assist Parent in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of the Company’s leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Parent’s timetable at or after the Effective Time of the Merger. The Company shall cooperate with Parent in minimizing the extent to which any information technology contracts (that Parent does not wish to continue) will continue in effect following the Effective Time of the Merger by paying any required exit fees, in addition to complying with the prohibition of Section 4.01(l) hereof.

(b) Data Conversion. Without limiting Section 6.15(a), the Company shall use all reasonable efforts to provide data processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the Company’s and the Company Bank’s data and other files and records to Parent’s production environment, when requested by Parent and sufficient to ensure that a successful conversion can occur at such time as Parent requests on or after the Effective Time of the Merger. Among other things, the Company shall:

(i) cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use commercially reasonable efforts to have the Company’s and the Company Bank’s outside contractors continue to support both the conversion effort and their needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to personnel at corporate headquarters, data and other processing centers, all branches and, with the consent of outside contractors, at outside contractors, to enable the conversion effort to be completed on schedule; and

(v) to the extent reasonably practicable, give notice of termination, conditioned upon the completion of the transactions contemplated hereby, of the contracts of outside data and other processing contractors or other third-party vendors when directed to do so by Parent.

Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

6.16. Bank Merger. The Company shall, and shall cause the Company Bank to, at the request of Parent (i) take all necessary corporate and other action, to adopt and approve the Bank Merger; (ii) execute, deliver and, where appropriate, file any and all agreements and other documents necessary or desirable to permit the Bank Merger at such time following consummation of the Merger as, in Parents’ sole discretion, is appropriate; and (iii) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. The Company shall not, and shall not permit the Company Bank to, take any action that would prevent performance of the agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger; provided, however, that Parent and Parent Bank may at any time prior to the time the Bank Merger becomes effective change the method of effecting the combination of Parent Bank with the Company Bank if and to the extent Parent or Parent Bank deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to the holders of the Company Common Stock as provided for in this Agreement, (ii) adversely affect the tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, including, without limitation, any adverse effect upon the tax-free treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise be materially prejudicial to the interests of the shareholders of the Company. Parent acknowledges that Parent intends to operate the Company Bank for the foreseeable future following the Merger as a division of Parent Bank operating in the State of Utah as “Far West Bank”.

6.17. Voting Agreements. Each director of the Company, as a shareholder of Company Common Stock, shall execute and deliver to Parent simultaneously with the execution of this Agreement a Voting Agreement substantially in the form of Exhibit A hereto, committing each such person, among other things, to vote his or her shares of Company Common Stock in favor of the principal terms of the Merger at the Company Meeting and to certain representations and covenants.

6.18. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent or Parent Bank with full title to all properties, assets, rights, approvals, immunities and franchises of the Company and the Company Bank, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

6.19. Pre-Closing Adjustments. At or before the Effective Time of the Merger, the Company shall, and shall cause the Company Bank to, make such accounting entries or adjustments, including additions to their ALLL and charge-offs of loans, as Parent shall direct as a result of its on-going review of the Company and the Company Bank (including its review of the information provided to it pursuant to Sections 6.05 and 6.14) or in order to implement its plans following the Effective Time or to reflect expenses and costs related to the Merger or made pursuant to Section 6.22; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by regulatory accounting principles and GAAP applied on a basis consistent with the financial statements of the Company, (a) the Company shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Parent agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to Parent, (iii) otherwise materially disadvantage the Company if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

6.20. Tax Treatment of the Merger. Parent and the Company intend that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause this Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause this Agreement to fail to so qualify; and (iii) take the position for all purposes that this Agreement so qualifies.

6.21. Preservation of Insurance Claims. The Company will take, and will cause the Company Bank to take, all commercially reasonable action (including, without limitation, the making of claims and the giving of notices) pursuant to any of the insurance policies listed in Section 5.03(s) of the Disclosure Schedule in order to preserve all material rights thereunder with respect to all matters which could reasonably be expected to give rise to a claim thereunder prior to the Effective Time, and in any event, upon the reasonable request of Parent. The Company will, and will cause the Company Bank to, provide Parent with proof of such claim or notice in a form satisfactory to Parent.

6.22. Special Dividend. Subject to the terms and conditions of this Section, and upon prior written notice to Parent of the Company’s intention to do so, the Company may declare and pay, prior to the Closing Date, a special cash dividend per outstanding share of Company Common Stock, but only if, after giving effect to the payment of such special cash dividend, the Company’s total consolidated stockholders’ equity shall not be less than $50,000,000. Satisfaction of the foregoing condition shall be demonstrated by the Company’s delivery to Parent not more than twenty (20) nor less than ten (10) days prior to the anticipated Effective Time of a pro forma consolidated balance sheet as of the declaration date, reporting total consolidated stockholders’ equity of not less than $50,000,000, together with a year to date pro forma consolidated statement of income and a year to date pro forma consolidated statement of changes in stockholders’ equity. The above-described pro forma financial statements shall be prepared in accordance with GAAP for interim financial information, consistently applied, giving effect to all accruals and adjustments reasonably considered necessary for a fair presentation including, without limitation, those adjustments anticipated to be made pursuant to Section 6.19; legal, investment banking, accounting and other professional fees; expenses and transaction costs incurred in connection with the Merger and the Bank Merger; all adjustments required to conform the ALLL to the methodology of Parent in accordance with GAAP (provided that consideration is given to any payoffs, paydowns, additional collateral and guarantees and updated financial information reasonably satisfactory to Parent and in any event such adjustments do not exceed $2.0 million); all contract termination costs; accrual of all contingent liabilities in accordance with SFAS No. 5 (provided that no accruals shall be required for any contingent liabilities associated with the repurchase of Company Common Stock by the Company); accrual of severance and retention benefits and related payroll tax liabilities; accrual for any airline mileage program (provided that such adjustments do not exceed $75,000); and accrual for payments to be made under supplemental compensation agreements or similar agreements as a result of the Merger or Bank Merger (with the amount of such accrual to be confirmed by Benmark), and accompanied by a written certification of the Parent’s independent public accounting firm to the effect that such firm has reviewed such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, based thereon, that such firm is not aware of any material modifications that should be made to the financial statements for the financial statements to be in conformity with GAAP. Parent shall have five (5) Business Days after receipt of the Company’s notice and the pro forma financial statements in which to object to the declaration and payment of the special cash dividend. In the event Parent does not object within such time period, the Company may declare and pay such special cash dividend, provided that the special cash dividend is paid prior to the Effective Time. In the event Parent does object, the Company shall not declare or pay the special cash dividend unless and until Parent waives or withdraws its objection and the parties agree upon a resolution of Parent’s objection, and the Closing shall be delayed until such objection is waived or withdrawn.

6.23. Comfort Letters. If requested in writing by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to the Parent “comfort” letters of Simpson & Company, the Company’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in a form reasonably satisfactory to the Parent and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

6.24. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transaction contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover law, as now or hereafter in effect.

6.25. Delivery of Stockholder List. The Company shall arrange to have its transfer agent deliver to the Parent or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Company shareholders, their holdings of stock as of the latest practicable date, and such other shareholder information as Parent may reasonable request.

6.26. Severance and Retention Payments. Immediately prior to the Effective Time, the Company shall pay to its eligible directors, officers and employees, and to the Company Bank’s eligible officers, directors and employees, (i) all severance benefits to which such individuals may be entitled to receive as a result of the Merger or the Bank Merger pursuant to those Benefit Plans set forth in Section 5.03(m) to the Disclosure Schedule and accrued for pursuant to Section 6.22 and (ii) all retention bonuses to which such individuals will receive as accrued for pursuant to Section 6.22.

Article VII

Conditions To Consummation Of The Merger

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals. The principal terms of this Agreement shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote and by two-thirds of the outstanding shares of Parent Common Stock entitled to vote. In addition, in the event that there are any exceptions set forth in Section 5.03(m)(vii) of the Disclosure Schedule that relate to Section 280G of the Code, any compensation payments that are contingent upon a change in control of the Company, shall have been (i) described in an information sheet and (ii) put to a vote of the Company’s shareholders, both in accordance with the shareholder approval requirements of Section 280G of the Code and its applicable regulations thereunder.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Parent and Parent Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new material limitation on extension of credit by commercial banks in the United States.

(d) No Injunction; No Litigation. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement, and no litigation or proceeding shall be pending against Parent, any Parent Subsidiary, the Company or the Company Bank brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been threatened by the SEC or initiated by the SEC and not withdrawn.

(f) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to effective notice of issuance.

7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Parent. Parent shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. The Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent and Parent Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) Opinion of the Company’s Counsel. The Company shall have received the opinion of Jenkens & Gilchrist, a Professional Corporation, as counsel to the Company, dated the Effective Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Jenkens & Gilchrist, a Professional

Corporation may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by Parent that this opinion is only addressed to, and solely for the benefit of, the Company.

(d) Corporate Documents. Receipt by the Company of:

(i) Current certificates of good standing for Parent and the Parent Subsidiaries issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

(ii) A copy, certified by the Secretary of Parent, of resolutions adopted by the board of directors and shareholders of Parent approving this Agreement and the applicable plan of merger.

7.03. Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (without giving effect to any update to the Disclosure Schedule pursuant to Section 7.03(b)) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on the Company. The Company shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Disclosure Schedule. The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Parent no later than 72 hours prior to the Effective Time; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.

(c) Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(d) Performance of Obligations of the Directors. Parent shall have received Voting Agreements executed and delivered by each director of the Company as contemplated by Section 6.17 each of which shall remain in full force and effect. Such directors shall have performed in all material respects all obligations required to be performed by them under the Voting Agreements. If requested by Parent, Parent shall have received a certificate, dated the Effective Date, signed by each director of the Company to such effect with respect to such director.

(e) Non-Competition and Non-Solicitation Agreements. Parent shall have received Non-Competition and Non-Solicitation Agreements, and non-solicitation agreements, executed and delivered by each director of the Company as contemplated by Section 6.12, each of which shall remain in full force and effect.

(f) Employment Agreements. The employment agreements between each of H. Don Norton and Rick W. Anderson and Parent Bank shall remain in full force and effect.

(g) Consents. The Company shall have obtained each of the consents listed in Section 5.03 of the Disclosure Schedule and any consents of the type required to be identified in Section 5.03 of the Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to Parent.

(h) Corporate Documents. Receipt by Parent of:

(i) Current certificates of good standing for the Company and the Company Bank issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

(ii) A copy, certified by the Secretary of the Company, of resolutions adopted by the board of directors and shareholders of the Company approving this Agreement and the applicable plan of merger.

(i) Transaction Expenses. The Company shall exercise its commercially reasonable efforts to ensure that at least two Business Days prior to the Effective Time of the Merger, all attorneys, accountants, investment bankers and other advisors and agents for the Company shall have submitted to the Company estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, the Company shall have prepared and submitted to Parent a summary of such fees and expenses for the transaction. At or prior to the Effective Time of the Merger the Company shall use its best efforts to cause such advisors to submit their final bills for all material fees and expenses to the Company for services rendered, a copy of which the Company shall have caused to be delivered to Parent, and based on such summary, the Company shall have prepared and submitted to Parent a final calculation of such fees and expenses. The Company shall have accrued and paid the amount of such fees and expenses as calculated above, after Parent has been given an opportunity to review all such bills and calculation of such fees and expenses.

(j) Opinion of Parent’s Counsel. Parent shall have received the opinion of Lewis, Rice & Fingersh, L.C., as counsel to Parent, dated the Effective Date, in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Lewis, Rice & Fingersh, L.C. may require and rely upon representations contained in letters from the Company, Parent and/or their officers or principal shareholders as are customary for such opinions. It is expressly acknowledged by the Company that this opinion is only addressed to, and solely for the benefit of, Parent.

(k) No Challenge. There shall not be pending any proceeding before any Governmental Authority or any other person or entity (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock and/or cash pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent or the Parent Subsidiaries of all or any portion of the business or assets of the Company and the Company Bank.

(l) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Company or the Company Bank and no event shall have occurred that would have a Material Adverse Effect with respect to the Company or the Company Bank. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.

(m) Certification as to Core Deposits. Parent shall have received a certificate, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer certifying to the best of their knowledge that the average daily balance of Core Deposits for the two calendar months preceding the Effective Date is not less than 90.0% of the average daily balance of Core Deposits for the same two calendar months in the immediately prior calendar year of each such month.

(n) Dissenting Seller Stockholders. The aggregate number of Company Dissenters’ Shares shall not exceed a number equal to 10% of the number of outstanding shares of Company Common Stock as of the date hereof.

Article VIII

Termination

8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Company Board and the Parent Board each so determines by vote of a majority of the members of its entire board.

(b) Breach. At any time prior to the Effective Time, by Parent or the Company if its board of directors so determines by vote of a majority of the members of its entire board, in the event of: (i) a breach by the Company or Parent, respectively, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (ii) a breach by the Company or Parent, respectively, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or (iii) in the case of a termination by Parent, a breach by a director or directors of any of the covenants or agreements contained in the Voting Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or the Company, as the case may be.

(c) Delay. At any time prior to the Effective Time, by Parent or the Company if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by June 30, 2007 except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) such party, (ii) Parent Bank or Company Bank (if Parent or the Company, respectively, is the party seeking to terminate) or (iii) any of the directors of the Company (if the Company is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the directors, his or her obligations under the relevant Voting Agreement.

(d) No Approval. By the Company or Parent, if the respective board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, (ii) the approval of the Company’s shareholders referred to in Section 7.01(a) herein is not obtained at the Company Meeting or (iii) the approval of Parent’s shareholders referred to in Section 7.01(a) herein is not obtained at the Parent Meeting.

(e) Acquisition Proposal. By the Company or Parent, if (i) the Company shall have exercised a right specified in the provision set forth in Section 6.07 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 10 Business Days after the date of receipt of such Acquisition Proposal; or (ii) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and the Company shall not have rejected such proposal within 10 Business Days of (x) its receipt or (y) the date its existence first becomes publicly disclosed, whichever is earlier.

(f) Failure to Recommend.

(i) By Parent, at any time prior to the Company Meeting if the Company shall have breached Section 6.07 or the Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent.

(ii) By Company, at any time prior to the Parent Meeting if the Parent Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of the Company.

8.02. Effect of Termination and Abandonment.

(a) Further Liability. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in subsection (b), (c) or (d) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) under any other provision of this Agreement which expressly survives the termination of this Agreement.

(b) Company Liquidated Damages. If this Agreement is terminated by the Company (i) pursuant to Section 8.01(b) (if Parent is the breaching party) or (ii) pursuant to Section 8.01(f)(ii), then upon such termination Parent shall pay to the Company a termination fee, representing liquidated damages, of $2,000,000. If this Agreement is terminated by the Company as a result of Parent’s failure to obtain shareholder approval pursuant to Section 8.01(d)(iii), then upon such termination Parent shall pay to the Company a termination fee, representing liquidated damages, of $1,000,000.

(c) Parent Liquidated Damages. If this Agreement is terminated by Parent (i) pursuant to Section 8.01(b) (if the Company or a director of the Company is the breaching party) or (ii) pursuant to Section 8.01(f)(i), then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $2,000,000. If this Agreement is terminated by Parent as a result of the Company’s failure to obtain shareholder approval pursuant to Section 8.01(d)(ii), then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $1,000,000.

(d) Break-Up Fee. Anything in Section 8.02(c) to the contrary notwithstanding, if this Agreement is terminated (i) by the Company or Parent pursuant to Section 8.01(c) or Section 8.01(d)(ii); (ii) by the Company or Parent pursuant to Section 8.01(e); or (iii) by Parent pursuant to Section 8.01(f)(i), or pursuant to Section 8.01(b) (if the Company is the breaching party), after (A) a bona fide Acquisition Proposal for the Company shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal, and (B) the Company has (x) determined to pursue such Acquisition Proposal or (y) made no determination as to whether to pursue such Acquisition Proposal within ten (10) Business Days after such public disclosure, then upon such termination the Company shall pay to Parent a termination fee, representing liquidated damages, of $5,000,000.

(e) Payment of Termination Fee. Any termination fee that becomes payable to a party pursuant to this Section 8.02 shall be paid within two Business Days of termination by wire transfer of immediately available funds to an account designated by the other party. Payment of a termination fee to a party pursuant to this Section 8.02 shall be the sole and exclusive remedy of the party receiving the payment against the paying party with respect to the breach of any covenant or agreement giving rise to such payment.

(f) Collection of Termination Fee. The Company and Parent agree that the agreements contained in paragraphs (b) (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreements the Company and Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the party owing the termination fee fails to pay the other party the amounts due under paragraph (b) or (c) or (d) above within the time periods specified in paragraph (e) above, the party owing the termination fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

Article IX

Miscellaneous

9.01. Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10 and 6.16 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.05(e), 8.02 and this Article IX which shall survive any such termination).

9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Company Meeting, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by the Company shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable law.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

9.04. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah (however, not to the exclusion of any applicable federal law), without regard to Utah statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Utah and the federal courts of the United States of America located in the District of Utah solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Utah state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to the Company to:

Far West Bancorporation

201 East Center Street

Provo, Utah 84606

Attention: H. Don Norton

Telephone: (801) 342-6061

Facsimile: (801) 377-3351

With copies to:

Ivan T. Call

711 East 440 North

Orem, Utah 84097

Telephone: (801) 225-1836

Facsimile: (801) 225-1836

Jenkens & Gilchrist, a Professional Corporation

1445 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: Charles E. Greef or Brian R. Marek

Telephone: (214) 855-4500

Facsimile: (214) 855-4300

If to Parent to:

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Attention: Robert M. Daugherty

Telephone: (509) 344-5329

Facsimile: (509) 465-9681

With a copy to:

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Suite 2000

St. Louis, Missouri 63102

Attention: Thomas C. Erb

Telephone: (314) 444-7600

Facsimile: (314) 612-7613

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), and the Voting Agreements, the Non-Competition Agreements and the Non-Solicitation Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Voting Agreements, the Non-Competition Agreements and the Non-Solicitation Agreements supersede any and all other oral or written agreements heretofore made, other than the letter agreement between the parties dated September 21, 2006. Except for Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08. Effect. No provision of this Agreement shall be construed to require the Company, Parent or any Subsidiary, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

9.09. Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.12. Enforcement of Confidentiality Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.05(e) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.05(e) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[remainder of page intentionally left blank; signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

AMERICANWEST BANCORPORATION

By:	/s/ ROBERT M. DAUGHERTY
Name:	Robert M. Daugherty
Title:	President and Chief Executive Officer

FAR WEST BANCORPORATION

By:	/s/ H. DON NORTON
Name:	H. Don Norton
Title:	President and Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT (“Voting Agreement”) is made and entered into as of October     , 2006 by and between AmericanWest Bancorporation, a Washington corporation (“AmericanWest”), and the signatory hereto (“Shareholder”).

WHEREAS, AmericanWest and Far West Bancorporation, a Utah corporation (“Far West”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Far West will be merged (the “Merger”) with and into AmericanWest, and Far West Bank, a Utah bank and a wholly-owned subsidiary of Far West (“Far West Bank”), will be merged with and into AmericanWest Bank, a Washington banking corporation and a wholly-owned subsidiary of AmericanWest (“AmericanWest Bank”), and pursuant to which Shareholder will receive, for each share of Far West common stock (“Far West Common Stock”) held, such consideration as set forth in the Merger Agreement for all of Shareholder’s shares of Far West Common Stock; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, AmericanWest has required that Shareholder, solely in Shareholder’s capacity as a Far West shareholder, enter into, and Shareholder has agreed to enter into, this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration (the receipt, adequacy and sufficiency of which the parties hereby acknowledge by their execution hereof), the parties hereby agree as follows:

1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to AmericanWest as follows:

(a) Authority. Shareholder has all necessary power and authority to enter into this Voting Agreement and perform all of such Shareholder’s obligations hereunder. This Voting Agreement has been duly and validly executed and delivered by Shareholder (and Shareholder’s spouse, if the Shares (as defined below) constitute joint or community property) and constitutes a valid and binding agreement of and is enforceable against Shareholder, and Shareholder’s spouse, as the case may be, in accordance with its terms.

(b) Ownership of Shares. Shareholder is the beneficial owner or record holder of the number of shares of Far West Common Stock indicated under Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Far West Common Stock acquired by Shareholder after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the shares of Far West Common Stock owned of record or beneficially by Shareholder. With respect to the Existing Shares, subject to applicable community property laws, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Voting Agreement.

(c) No Conflicts. Neither the execution and delivery of this Voting Agreement nor the performance by Shareholder of Shareholder’s obligations hereunder will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or the Shares are bound.

2. Voting Agreement and Agreement Not to Transfer.

(a) Voting. Shareholder hereby agrees to vote all of the Shares held by Shareholder (i) in favor of the principal terms of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Far West under the Merger Agreement; and (iii) except with the prior written consent of AmericanWest, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Far West or Far West Bank; (B) any sale, lease or transfer of a material amount of the assets of Far West or Far West Bank; (C) any change in the majority of the board of directors of Far West; (D) any material change in the present capitalization of Far West; (E) any amendment of Far West’s Articles of Incorporation or the equivalent organizational documents of Far West Bank; (F) any other material change in the corporate structure or business of Far West or Far West Bank; or (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to AmericanWest of the transactions contemplated by the Merger Agreement. Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) Transfers. Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of AmericanWest, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy Far West’s withholding obligations with respect to any taxes resulting from such exercise or (ii) pledge, mortgage or encumber such Shares. Any permitted transferee of Shares must become a party to this Voting Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

3. Cooperation. Shareholder agrees that he or she will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of Far West or Far West Bank or the acquisition of voting securities of Far West or Far West Bank or any business combination between Far West or Far West Bank and any person other than AmericanWest and AmericanWest’s affiliates.

4. Shareholder Capacity. Shareholder is entering this Voting Agreement in his or her capacity as the record or beneficial owner of Shareholder’s Shares, and not in his or her capacity as a director of Far West or Far West Bank. Nothing in this Voting Agreement shall be deemed in any manner to limit the discretion of Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Far West or Far West Bank, that may be required of Shareholder in the exercise of his or her duties and responsibilities as a director of Far West or Far West Bank.

5. Termination. The obligations of Shareholder hereunder shall terminate upon the consummation of the Merger. If the Merger is not consummated, the obligations of Shareholder hereunder shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that if, in the event of such termination, Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, those obligations set forth in Sections 2(a)(ii), 2(a)(iii)(G) and the last sentence of Section 2(a) hereof shall survive until Far West pays the specified termination fee to AmericanWest. In addition, if Far West is required to pay AmericanWest a termination fee specified in Section 8.02 of the Merger Agreement, Far West’s payment of the termination fee is the sole remedy for any breach of this Voting Agreement. The “Termination Date” for any particular provision hereunder shall be the date of termination of Shareholder’s obligations for such provision.

6. Specific Performance. Shareholder acknowledges that damages would be an inadequate remedy to AmericanWest for an actual or prospective breach of this Voting Agreement and that the obligations of Shareholder hereto shall be specifically enforceable.

7. Liability. Notwithstanding any breach of this Voting Agreement by Shareholder, if the Merger is completed on substantially the same terms as contemplated by the Merger Agreement, no liability will accrue to Shareholder.

8. Miscellaneous.

(a) Definitional Matters.

(i) Unless the context otherwise requires, “person” shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, estate or any other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

(ii) All capitalized terms used but not defined in this Voting Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.

(iii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(b) Entire Agreement. This Voting Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) Parties in Interest. This Voting Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Voting Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Voting Agreement.

(d) Assignment. This Voting Agreement shall not be assigned without the prior written consent of the other party hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates.

(e) Modifications. This Voting Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(f) Severability. If any provision of this Voting Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Voting Agreement, shall not be affected.

(g) Governing Law. This Voting Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Utah without regard to the conflicts of law principles thereof.

(h) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Voting Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

(i) Validity. The invalidity or unenforceability of any provision of this Voting Agreement shall not affect the validity or enforceability of any other provision of this Voting Agreement, each of which shall remain in full force and effect.

(j) Counterparts. This Voting Agreement may be executed in two or more counterparts or facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission,

(ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to AmericanWest, to:

AmericanWest Bancorporation

Address: 41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Telephone: (509) 344-5329

Facsimile: (509) 465-9618

Attention: Robert M. Daugherty

with a copy to:

Lewis, Rice & Fingersh, L.C.

500 North Broadway, Ste. 2000

St. Louis, MO 63102

Telephone: (314) 444-7600

Facsimile: (314-612-7613

Attention: Thomas C. Erb

If to Shareholder, to the address noted on the signature page hereto.

[the remainder of this page intentionally left blank; signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date first above written.

AMERICANWEST BANCORPORATION

By:
Name:	R. Blair Reynolds
Title:	Executive Vice President and General Counsel

SHAREHOLDER:

Name:

Number of Shares:

Number of Stock Options:

Address for Notices:

EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of October     , 2006, by and between                      (“Director”) and AmericanWest Bancorporation, a Washington corporation (“AmericanWest”).

WHEREAS, Director is a director of Far West Bancorporation, a Utah corporation with its principal place of business in Provo, Utah (“Far West”); and

WHEREAS, AmericanWest and Far West have proposed to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which (i) Far West will merge with and into AmericanWest, (ii) Far West Bank, a Utah bank and a wholly-owned subsidiary of Far West (“Far West Bank”), will merge with and into AmericanWest Bank, a Washington banking corporation and a wholly-owned subsidiary of AmericanWest (“AmericanWest Bank”), and (iii) Director will receive such consideration as is set forth in the Merger Agreement for all of Director’s shares of common stock of Far West; and

WHEREAS, in order to induce AmericanWest to enter into the Merger Agreement and to minimize the risk that AmericanWest will lose the benefit of the goodwill and other assets being acquired, Director has agreed to restrict his activities in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1. Non-Competition, Non-Solicitation; Confidentiality.

(a) Definitions. For purposes of this Agreement:

(i) “Client” means any client or prospective client of the Company (as defined below) or its affiliates whose identity became known to Director in connection with his relationship with the Company or its affiliates;

(ii) “Company” means (i) Far West and Far West Bank prior to the Effective Time (as defined in the Merger Agreement), and (ii) at and following the Effective Time “Company” means AmericanWest and its affiliates;

(iii) “Restricted Business” shall mean any activity closely and customarily associated with commercial banking or the operation of an institution the deposits of which are insured by the Federal Deposit Insurance Corporation (but for purposes of clarification and removal of doubt, Restricted Business shall not include investment banking (including bond issues supported by bank or other letters of credit), investment advisory, broker-dealer or similar investment activities);

(iv) “Restricted Territory” shall mean the geographic area consisting of the State of Utah; and

(v) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(b) Agreement. Director agrees that for the period commencing on the Effective Date (as defined in the Merger Agreement) and ending on the date that is the 24-month anniversary of the Effective Date, Director shall not, directly or indirectly, engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or other entity or business that engages in a Restricted Business in the Restricted Territory; provided, that this provision shall not prohibit Director from owning bonds, preferred stock or up to five percent of the outstanding shares of common stock of any such entity if such common stock is publicly traded.

(c) No Solicitation. Director further agrees that he shall not, directly or indirectly, during the period commencing on the Effective Date and ending on the date that is the 24-month anniversary of the Effective Date, nor shall he cause or induce any corporation, partnership, limited liability company or other entity to: (i) solicit any Client for any purpose with respect to a Restricted Business or Solicit any Client to reduce or refrain from doing any business with the Company or its affiliates, (ii) transact business with any Client that would cause Director to be engaged in a Restricted Business with such Client in a Restricted Territory, (iii) interfere with or damage any relationship between the Company or its affiliates and a Client or (iv) Solicit anyone who is then an employee of the Company or its affiliates (or who was an employee of the Company or its affiliates within the prior 12 months) to resign from the Company or its affiliates or to apply for or accept employment with, or to act as an agent, consultant, independent contractor or partner in, any other business or enterprise. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not directed at any or all of the Clients or employees of the Company or any of its affiliates. For purposes of subsection (iv) of this Section 1(c), Director shall not be prohibited from soliciting any former employees of the Company or its affiliates who have been terminated by the Company or one of its affiliates.

(d) Confidentiality. Director hereby acknowledges that, as a director of Far West and/or Far West Bank, he makes use of, acquires and adds to confidential information of a special and unique nature and value relating to Far West and Far West Bank and their respective strategic plans and financial operations (such information, the “Confidential Information”). Director further recognizes and acknowledges that all Confidential Information is the exclusive property of Far West or Far West Bank, as the case may be, is material and confidential, and is critical to the successful conduct of the business of Far West or Far West Bank, as the case may be. Accordingly, Director hereby covenants and agrees that he will use Confidential Information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter, divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.

(e) Separate Covenants. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 1, then such unenforceable covenants (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(f) Reformation. In the event that the provisions of this Section 1 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(g) Specific Performance. Director acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 1 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that AmericanWest shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Director from violating any of such provisions of this Agreement. In connection with any action or proceeding for injunctive relief, Director hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 1 specifically enforced against Director, without the necessity of posting bond or other security against Director, and consents to the entry of injunctive relief against Director enjoining or restraining any breach or threatened breach of such provisions of this Section 1.

(h) Survival. Any termination of Director’s employment or of this Agreement (or breach of this Agreement by Director or AmericanWest) shall have no effect on the continuing operation of this Section 1.

2. Miscellaneous.

(a) Amendment; Waiver. This Agreement may not be modified or amended except by a written instrument signed by authorized representatives of both parties and referring specifically to this Agreement. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of the same or similar nature.

(b) Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts or facsimile counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

(c) Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not it proceeds to judgment) and (b) any post judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

(d) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Utah without regard to the conflicts of law principles thereof.

(e) Jurisdiction. Any legal action or proceeding with respect to this Agreement or the Merger Agreement may be brought in the courts of the State of Utah or of the United States of America for the District of Utah and, by execution and delivery of this Agreement, each of Director and AmericanWest hereby accepts for himself and itself and in respect of his or its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of Director and AmericanWest irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in Section 2(f) below, such service to become effective 30 days after such delivery.

(f) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or next-day courier:

if to AmericanWest, at

AmericanWest Bancorporation

Address: 41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Telephone: (509) 344-5329

Facsimile: (509) 465-9618

Attention: Robert M. Daugherty

if to Director, at the address set forth on the signature page hereto or to such other persons or addresses as may be designated in writing by the party to receive such notice.

(g) Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that AmericanWest may assign any of its rights and obligations hereunder to any of its affiliates or to any other entity which may acquire all or substantially all of the assets, shares or business of AmericanWest or any of its subsidiaries or any entity with or into which AmericanWest or any of its subsidiaries may be consolidated or merged.

(h) Captions. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

3. Term of Agreement; Termination.

This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

[remainder of page intentionally left blank; signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement as of the date first written above.

AMERICANWEST BANCORPORATION

By:
Name:	R. Blair Reynolds
Title:	Executive Vice President and General Counsel

DIRECTOR

By:
Name:
Address:

Telephone:
Facsimile:
Attention:

EXHIBIT C

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, Washington 99201

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Far West Bancorporation, a Utah corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of October     , 2006 (the “Merger Agreement”), by and between AmericanWest Bancorporation (“AmericanWest”) and the Company, the Company will be merged into AmericanWest (the “Merger”), and that as a result of the Merger, I may be eligible to receive shares of common stock of AmericanWest (“AmericanWest Common Stock”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by me.

I hereby represent, warrant and covenant to AmericanWest that in the event I receive any AmericanWest Common Stock pursuant to the Merger:

1. I shall not make any sale, transfer or other disposition of the AmericanWest Common Stock in violation of the Act or the Rules and Regulations.

2. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of AmericanWest Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.

3. I have been advised that any issuance of AmericanWest Common Stock to me pursuant to the Merger Agreement has been registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted to the shareholders of the Company for approval I may be an “affiliate” of the Company, any sale or disposition by me of any of the AmericanWest Common Stock may only be made, under current law, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer, or otherwise dispose of AmericanWest Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4. I understand that AmericanWest is under no obligation to register the sale, transfer or other disposition of the AmericanWest Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5. I understand that stop transfer instructions will be given to AmericanWest’s transfer agent with respect to AmericanWest Common Stock and that there will be placed on the certificates for the AmericanWest Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may be sold or otherwise transferred only in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6. I also understand that unless the transfer by me of my AmericanWest Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, AmericanWest reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legends set forth in paragraphs (5) or (6) above, as the case may be, shall be removed by delivery of substitute certificates without such legend, and the related stop transfer of restrictions shall be lifted forthwith, if (i) any such shares of AmericanWest Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of AmericanWest Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations), and AmericanWest has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of AmericanWest and have been the beneficial owner of the AmericanWest Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) AmericanWest shall have received a letter from the Staff of the SEC, or a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to AmericanWest, to the effect that the stock transfer restrictions and the legend are not required.

Sincerely,

Dated:

Accepted this day of , 2006

AMERICANWEST BANCORPORATION

By:
Name:
Title:

EXHIBIT D

STATE OF WASHINGTON

SECRETARY OF STATE

ARTICLES OF MERGER OF FAR WEST BANCORPORATION WITH AND INTO

AMERICANWEST BANCORPORATION

Pursuant to Section 23B.11.050 of the Revised Code of Washington, the undersigned as the corporations in a merger hereby submit the following information:

1.	The names of the corporations proposing to merge are FAR WEST BANCORPORATION (“Far West”), a Utah corporation, and AMERICANWEST BANCORPORATION (“AmericanWest”), a Washington corporation.

2.	The name of the surviving corporation is AmericanWest Bancorporation.

3.	Attached hereto as Exhibit A, and incorporated herein by this reference, is the Agreement and Plan of Merger which sets forth the plan of merger under which Far West will merge with and into AmericanWest.

4. (a)	The merger was duly approved by the shareholders of AmericanWest pursuant to Section 23B.11.030 of the Revised Code of Washington.

(b)	The merger was duly approved by the shareholders of Far West pursuant to Section 16-10a-1103 of the Utah Code.

5.	The effective time of these Articles of Merger shall be .m., Pacific Time, on .

Dated:

FAR WEST BANCORPORATION	AMERICANWEST BANCORPORATION

By:	By:

APPENDIX B

Keefe, Bruyette & Woods, Inc. Opinion

To be provided supplementally

B-1

APPENDIX C

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING

October 17, 2006

Board of Directors

Far West Bancorporation

201 East Center Street

Provo, Utah 84606

Members of the Board:

You have requested Alex Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the shareholders of the outstanding shares of common stock of Far West Bancorporation, Provo, Utah (“Far West”) of the Merger Consideration, as defined below, in the proposed merger between Far West and AmericanWest Bancorporation, a Washington corporation, based in Spokane, Washington (the “Company”).

Pursuant to the Agreement and Plan of Merger dated on or about October 17, 2006 between the parties (the “Merger Agreement”), the Company has agreed to exchange cash and stock in the amount of $150 million for all of the outstanding shares of common stock of Far West (the “Merger Consideration”). The cash portion of the Merger Consideration is limited to 20% of the total Merger Consideration.

Pursuant to the Merger Agreement, Far West will be merged with and into the Company with the separate corporate existence of Far West ceasing. The Company shall survive and continue to exist as a Washington corporation.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by Far West on other occasions. Sheshunoff did not advise Far West in connection with the proposed merger. The type and amount of consideration and the terms and conditions of the merger were negotiated directly by and between Far West and the Company.

In connection with its opinion, Sheshunoff, among other things:

1.	Reviewed a draft of the Merger Agreement;

2.	Reviewed Far West’s audited financial statements for the year ending December 31, 2005;

3.	Evaluated Far West’s consolidated results based upon a review of its regulatory reports for the five-years ending December 31, 2001 through December 31, 2005 and for the six months ending June 30, 2006;

4.	Reviewed publicly available financial statements and other business and financial information regarding the Company;

2801 Via Fortuna, Suite 625, Austin, TX 78746

Phone 800.279.2241 • Fax 512.472.8953 • asheshunoff.com

Far West Bancorporation

October 17, 2006

5.	Conducted conversations regarding recent and projected financial performance of Far West and the Company with respective members of executive management;

6.	Compared Company’s recent operating results and pricing multiples with those of certain other publicly traded banks in the Western Region of the United States;

7.	Compared Far West’s recent operating results with those of certain other banks in the Western Region of the United States that have recently been acquired;

8.	Compared Far West’s recent operating results with those of certain other banks in the United States that have recently been acquired;

9.	Compared the Merger Consideration pricing multiples for Far West in the Merger to those of certain other banks in the Western Region of the United States that have recently been acquired;

10.	Compared the Merger Consideration pricing multiples for Far West in the Merger to those of certain other banks in the United States that have recently been acquired;

11.	Analyzed the present value of the after-tax cash flows Far West could produce through the year 2010 based on projections provided by Far West’s management;

12.	Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of Far West and the Company;

13.	Reviewed the historical stock price data and trading volume of the Company’s common stock; and

14.	Performed such other analyses as Sheshunoff deemed appropriate.

Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by Far West for the purposes of this opinion. Sheshunoff assumed that any projections provided by Far West were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Far West management. In addition, where appropriate, Sheshunoff relied upon publicly available information that it believes to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities of Far West or the Company, nor was it furnished with any such appraisals. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for Far West and the Company, respectively, are, in the aggregate, adequate to cover such losses.

Sheshunoff assumed that all required regulatory and third-party approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect Far West, the Company, the Merger or the Company’s operations following the Merger. Sheshunoff has also assumed that the executed Merger Agreement will conform in all material respects to the latest draft dated October 13, 2006 of the Merger Agreement as provided to Sheshunoff.

Far West Bancorporation

October 17, 2006

Sheshunoff’s opinion is necessarily based on economic, market, and other conditions as they existed on the date hereof, and the information made available to it as the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion. Far West’s management has informed Sheshunoff that it knows of no additional information that would have a material effect on the opinion. Other than for the proxy statement and at the Effective Time as defined in the Merger Agreement, Sheshunoff is not obligated to update, revise, or affirm this opinion.

Sheshunoff’s opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger Consideration, from a financial point of view, to all shareholders of Far West common stock. Sheshunoff expresses no opinion on the underlying decision by Far West to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to Far West. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger or the Merger Agreement.

It is understood that this opinion is for the information of the Board of Directors of Far West and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in its entirety in any filing, if required, with respect to the Merger with the Securities and Exchange Commission or in proxy statement sent to Far West shareholders.

Based on the foregoing and such other matters Sheshunoff has deemed relevant, it is of the opinion, as of the date hereof, that the Merger Consideration to be received by the Far West shareholders pursuant to the Merger is fair, from a financial point of view.

Very truly yours,

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING, LP

APPENDIX D

DISSENTERS’ RIGHTS UNDER THE WASHINGTON BUSINESS CORPORATION ACT

Chapter 13 of the Washington Business Corporation Act

RCW 23B.13.010 Definitions. As used in this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3)	“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

(1)	A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

a.	Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

b.	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

c.	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

d.	An amendment of the articles of incorporation , whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

e.	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3)	The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

a.	The proposed corporate action is abandoned or rescinded;

b.	A court having jurisdiction permanently enjoins or sets aside the corporate action; or

c.	The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subSection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

a.	The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

b.	The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters’ rights.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2)	If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2)	A shareholder who does not satisfy the requirements of subsection (1) of this Section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220 Dissenters’ rights—Notice.

(1)	If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2)	The notice must be sent within ten days after the effective date of the corporate action, and must:

a.	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

b.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

c.	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

d.	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subSection (1) of this Section is delivered; and

e.	Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

(1)	A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2)	The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this Section retains all other rights of a shareholder until the proposed corporate action is effected.

(3)	A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240 Share restrictions.

(1)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

(1)	Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2)	The payment must be accompanied by:

a.	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

b.	An explanation of how the corporation estimated the fair value of the shares;

c.	An explanation of how the interest was calculated;

d.	A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

e.	A copy of this chapter.

RCW 23B.13.260 Failure to take action.

(1)	If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2)	If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

(1)	A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)	To the extent the corporation elects to withhold payment under subSection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

(1)	A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

a.	The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

b.	The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

c.	The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2)	A dissenter waives the right to demand payment under this Section unless the dissenter notifies the corporation of the dissenter’s demand under subSection (1) of this Section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300 Court action.

(1)	If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)	The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)	The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)	The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5)	The jurisdiction of the court in which the proceeding is commenced under subSection (2) of this Section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6)	Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

(1)	The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

a.	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

b.	Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX E

DISSENTERS’ RIGHTS UNDER THE UTAH REVISED BUSINESS CORPORATION ACT

Part 13 of the Utah Revised Business Corporation Act

§ 16-10a-1301. Definitions

For purposes of Part 13:

(1)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 16-10a-1302 and who exercises that right when and in the manner required by Sections 16-10a-1320 through 16-10a-1328.

(4)	“Fair value” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the statutory rate set forth in Section 15-1-1, compounded annually.

(6)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent the beneficial owner is recognized by the corporation as the shareholder as provided in Section 16-10a-723.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 16-10a-1302. Right to dissent

(1)	A shareholder, whether or not entitled to vote, is entitled to dissent from, and obtain payment of the fair value of shares held by him in the event of, any of the following corporate actions:

(a)	consummation of a plan of merger to which the corporation is a party if:

i)	shareholder approval is required for the merger by Section 16-10a-1103 or the articles of incorporation; or

ii)	the corporation is a subsidiary that is merged with its parent under Section 16-10a-1104;

(b)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under Subsection 16-10a-1202(1), but not including a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale; and

(d)	consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to Subsection 16-10a-1202(2).

(2)	A shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of any other corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors so provides.

(3)	Notwithstanding the other provisions of this part, except to the extent otherwise provided in the articles of incorporation, bylaws, or a resolution of the board of directors, and subject to the limitations set forth in Subsection (4), a shareholder is not entitled to dissent and obtain payment under Subsection (1) of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than 2,000 shareholders, at the time of:

(a)	the record date fixed under Section 16-10a-707 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b)	the record date fixed under Section 16-10a-704 to determine shareholders entitled to sign writings consenting to the proposed corporate action; or

(c)	the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	The limitation set forth in Subsection (3) does not apply if the shareholder will receive for his shares, pursuant to the corporate action, anything except:

(a)	shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b)	shares of a corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal Securities Exchange Act of 1934, as amended, or on the National Market System of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than 2,000 shareholders;

(c)	cash in lieu of fractional shares; or

(d)	any combination of the shares described in Subsection (4), or cash in lieu of fractional shares.

(5)	A shareholder entitled to dissent and obtain payment for his shares under this part may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to him or to the corporation.

§ 16-10a-1303. Dissent by nominees and beneficial owners

(1)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states the dissent and the name and address of each person on whose behalf dissenters’ rights are being asserted. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the other shares held of record by him were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a)	the beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b)	the beneficial shareholder dissents with respect to all shares of which he is the beneficial shareholder.

(3)	The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each beneficial shareholder must certify to the corporation that both he and the record shareholders of all shares owned beneficially by him have asserted, or will timely assert, dissenters’ rights as to all the shares unlimited on the ability to exercise dissenters’ rights. The certification requirement must be stated in the dissenters’ notice given pursuant to Section 16-10a-1322.

§ 16-10a-1320. Notice of dissenters’ rights

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must be sent to all shareholders of the corporation as of the applicable record date, whether or not they are entitled to vote at the meeting. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this part. The notice must be accompanied by a copy of this part and the materials, if any, that under this chapter are required to be given the shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as required by this subsection does not affect any action taken at the shareholders’ meeting for which the notice was to have been given.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, any written or oral solicitation of a shareholder to execute a written consent to the action contemplated by Section 16-10a-704 must be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this part, by a copy of this part, and by the materials, if any, that under this chapter would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting. Failure to give written notice as provided by this subsection does not affect any action taken pursuant to Section 16-10a-704 for which the notice was to have been given.

§ 16-10a-1321. Demand for payment—Eligibility and notice of intent

(1)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a)	must cause the corporation to receive, before the vote is taken, written notice of his intent to demand payment for shares if the proposed action is effectuated; and

(b)	may not vote any of his shares in favor of the proposed action.

(2)	If a proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized without a meeting of shareholders pursuant to Section 16-10a-704, a shareholder who wishes to assert dissenters’ rights may not execute a writing consenting to the proposed corporate action.

(3)	In order to be entitled to payment for shares under this part, unless otherwise provided in the articles of incorporation, bylaws, or a resolution adopted by the board of directors, a shareholder must have been a shareholder with respect to the shares for which payment is demanded as of the date the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is approved by the shareholders, if shareholder approval is required, or as of the effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(4)	A shareholder who does not satisfy the requirements of Subsections (1) through (3) is not entitled to payment for shares under this part.

§ 16-10a-1322. Dissenters’ notice

(1)	If proposed corporate action creating dissenters’ rights under Section 16-10a-1302 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this part.

(2)	The dissenters’ notice required by Subsection (1) must be sent no later than ten days after the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and shall:

(a)	state that the corporate action was authorized and the effective date or proposed effective date of the corporate action;

(b)	state an address at which the corporation will receive payment demands and an address at which certificates for certificated shares must be deposited;

(c)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d)	supply a form for demanding payment, which form requests a dissenter to state an address to which payment is to be made;

(e)	set a date by which the corporation must receive the payment demand and by which certificates for certificated shares must be deposited at the address indicated in the dissenters’ notice, which dates may not be fewer than 30 nor more than 70 days after the date the dissenters’ notice required by Subsection (1) is given;

(f)	state the requirement contemplated by Subsection 16-10a-1303(3), if the requirement is imposed; and

(g)	be accompanied by a copy of this part.

§ 16-10a-1323. Procedure to demand payment

(1)	A shareholder who is given a dissenters’ notice described in Section 16-10a-1322, who meets the requirements of Section 16-10a-1321, and wishes to assert dissenters’ rights must, in accordance with the terms of the dissenters’ notice:

(a)	cause the corporation to receive a payment demand, which may be the payment demand form contemplated in Subsection 16-10a-1322(2)(d), duly completed, or may be stated in another writing;

(b)	deposit certificates for his certificated shares in accordance with the terms of the dissenters’ notice; and

(c)	if required by the corporation in the dissenters’ notice described in Section 16-10a-1322, as contemplated by Section 16-10a-1327, certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302.

(2)	shareholder who demands payment in accordance with Subsection (1) retains all rights of a shareholder except the right to transfer the shares until the effective date of the proposed corporate action giving rise to the exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of the corporate action.

(3)	A shareholder who does not demand payment and deposit share certificates as required, by the date or dates set in the dissenters’ notice, is not entitled to payment for shares under this part.

§ 16-10a-1324. Uncertificated shares

(1)	Upon receipt of a demand for payment under Section 16-10a-1323 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer of the shares until the proposed corporate action is taken or the restrictions are released under Section 16-10a-1326.

(2)	In all other respects, the provisions of Section 16-10a-1323 apply to shareholders who own uncertificated shares.

§ 16-10a-1325. Payment

(1)	Except as provided in Section 16-10a-1327, upon the later of the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302, and receipt by the corporation of each payment demand pursuant to Section 16-10a-1323, the corporation shall pay the amount the corporation estimates to be the fair value of the dissenter’s shares, plus interest to each dissenter who has complied with Section 16-10a-1323, and who meets the requirements of Section 16-10a-1321, and who has not yet received payment.

(2)	Each payment made pursuant to Subsection (1) must be accompanied by:

(a)

i)

(A)	the corporation’s balance sheet as of the end of its most recent fiscal year, or if not available, a fiscal year ending not more than 16 months before the date of payment;

(B)	an income statement for that year;

(C)	a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, if the corporation customarily provides such statements to shareholders; and

(D)	the latest available interim financial statements, if any;

ii)	the balance sheet and statements referred to in Subsection (i) must be audited if the corporation customarily provides audited financial statements to shareholders;

(b)	a statement of the corporation’s estimate of the fair value of the shares and the amount of interest payable with respect to the shares;

(c)	a statement of the dissenter’s right to demand payment under Section 16-10a-1328; and

(d)	a copy of this part.

§ 16-10a-1326. Failure to take action

(1)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 does not occur within 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, the corporation shall return all deposited certificates and release the transfer restrictions imposed on uncertificated shares, and all shareholders who submitted a demand for payment pursuant to Section 16-10a-1323 shall thereafter have all rights of a shareholder as if no demand for payment had been made.

(2)	If the effective date of the corporate action creating dissenters’ rights under Section 16-10a-1302 occurs more than 60 days after the date set by the corporation as the date by which the corporation must receive payment demands as provided in Section 16-10a-1322, then the corporation shall send a new dissenters’ notice, as provided in Section 16-10a-1322, and the provisions of Sections 16-10a-1323 through 16-10a-1328 shall again be applicable.

§ 16-10a-1327. Special provisions relating to shares acquired after announcement of proposed corporate action

(1)	A corporation may, with the dissenters’ notice given pursuant to Section 16-10a-1322, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under Section 16-10a-1302 and state that a shareholder who asserts dissenters’ rights must certify in writing, in or with the payment demand, whether or not he or the person on whose behalf he asserts dissenters’ rights acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not certify in writing, in or with the payment demand that he or the person on whose behalf the dissenters’ rights are being asserted, acquired beneficial ownership of the shares before that date, the corporation may, in lieu of making the payment provided in Section 16-10a-1325, offer to make payment if the dissenter agrees to accept it in full satisfaction of his demand.

(2)	An offer to make payment under Subsection (1) shall include or be accompanied by the information required by Subsection 16-10a-1325(2).

§ 16-10a-1328. Procedure for shareholder dissatisfied with payment or offer

(1)	A dissenter who has not accepted an offer made by a corporation under Section 16-10a-1327 may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of the estimated amount, plus interest, less any payment made under Section 16-10a-1325, if:

(a)	the dissenter believes that the amount paid under Section 16-10a-1325 or offered under Section 16-10a-1327 is less than the fair value of the shares;

(b)	the corporation fails to make payment under Section 16-10a-1325 within 60 days after the date set by the corporation as the date by which it must receive the payment demand; or

(c)	the corporation, having failed to take the proposed corporate action creating dissenters’ rights, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by Section 16-10a-1326.

(2)	A dissenter waives the right to demand payment under this section unless he causes the corporation to receive the notice required by Subsection (1) within 30 days after the corporation made or offered payment for his shares.

§ 16-10a-1330. Judicial appraisal of shares—Court action

(1)	If a demand for payment under Section 16-10a-1328 remains unresolved, the corporation shall commence a proceeding within 60 days after receiving the payment demand contemplated by Section 16-10a-1328, and petition the court to determine the fair value of the shares and the amount of interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unresolved the amount demanded.

(2)	The corporation shall commence the proceeding described in Subsection (1) in the district court of the county in this state where the corporation’s principal office, or if it has no principal office in this state, the county where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with, or whose shares were acquired by, the foreign corporation was located.

(3)	The corporation shall make all dissenters who have satisfied the requirements of Sections 16-10a-1321, 16-10a-1323, and 16-10a-1328, whether or not they are residents of this state whose demands remain unresolved, parties to the proceeding commenced under Subsection (2) as an action against their shares. All such dissenters who are named as parties must be served with a copy of the petition. Service on each dissenter may be by registered or certified mail to the address stated in his payment demand made pursuant to Section 16-10a-1328. If no address is stated in the payment demand, service may be made at the address stated in the payment demand given pursuant to Section 16-10a-1323. If no address is stated in the payment demand, service may be made at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares. Service may also be made otherwise as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under Subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding commenced under Subsection (2) is entitled to judgment:

(a)	for the amount, if any, by which the court finds that the fair value of his shares, plus interest, exceeds the amount paid by the corporation pursuant to Section 16-10a-1325; or

(b)	for the fair value, plus interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under Section 16-10a-1327.

§ 16-10a-1331. Court costs and counsel fees

(1)	The court in an appraisal proceeding commenced under Section 16-10a-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 16-10a-1328.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 16-10a-1320 through 16-10a-1328; or

(b)	against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

(3)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX F

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

[LOGO OF SIMPSON & COMPANY]

Independent Auditors’ Report

The Board of Directors

Far West Bancorporation and Subsidiary

We have audited the accompanying consolidated balance sheets of Far West Bancorporation and its wholly owned subsidiary Far West Bank as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Far West Bancorporation and Subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and cash flows for the years ended December 31, 2005, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    SIMPSON & COMPANY

Salt Lake City, Utah

December 11, 2006

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF FAR WEST BANCORPORATION AND SUBSIDIARY

Far West Bancorporation and Subsidiary

CONSOLIDATED BALANCE SHEETS

December 31,

	2005	2004
ASSETS
Cash and cash equivalents
Cash and due from banks	$15,783,872	$19,081,804
Federal funds sold	27,932,937	—

Total cash and cash equivalents	43,716,809	19,081,804
Interest-bearing deposits in banks	1,237,134	500,642
Securities available-for-sale, at fair value (Notes B and K)	34,317,731	57,702,466
Federal Home Loan Bank stock, at cost	1,482,900	1,477,100
Mortgage loans held for sale	11,049,915	9,935,134
Loans, net of allowance for loan losses of $5,133,772 and $3,320,965, respectively (Notes C, D and K)	284,195,467	257,170,114
Accrued interest receivable	2,322,101	2,002,926
Deferred income taxes, net (Note H)	1,922,216	768,875
Other real estate owned, net (Note D)	518,036	1,475,209
Premises and equipment, net (Note E)	8,313,723	9,219,624
Other assets (Note F)	14,818,113	13,955,047

TOTAL ASSETS	$403,894,145	$373,288,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits (Note G)
Non-interest-bearing	$122,585,822	$94,798,848
Interest-bearing	220,644,958	207,827,995

Total deposits	343,230,780	302,626,843
Official checks	5,499,283	4,763,963
Federal funds purchased	—	18,058,357
Other liabilities (Note I)	4,029,149	2,895,675

Total liabilities	352,759,212	328,344,838
COMMITMENTS AND CONTINGENCIES
(Notes C, I, J, K and L)

STOCKHOLDERS’ EQUITY (Notes B and M)

Common stock, $3 par value; 1,000,000 shares authorized; 127,424 issued and outstanding in 2005 and 128,141 in 2004	382,272	384,423
Retained earnings	50,902,974	44,151,570
Accumulated other comprehensive income	(150,313)	408,110

Total stockholders’ equity	51,134,933	44,944,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$403,894,145	$373,288,941

The accompanying notes are an integral part of these statements.

Far West Bancorporation and Subsidiary

CONSOLIDATED STATEMENTS OF EARNINGS

Years ended December 31,

	2005	2004	2003
Interest income
Interest and fees on loans	$28,520,113	$20,734,424	$21,510,244
Interest on securities—taxable	1,183,321	1,647,789	762,292
Interest on securities—nontaxable	412,950	470,981	495,850
Other interest income	354,785	51,104	44,306

Total interest income	30,471,169	22,904,298	22,812,692

Interest expense
Interest on deposits	2,725,018	2,258,338	2,814,608
Interest on borrowings	254,068	33,510	2,889

Total interest expense	2,979,086	2,291,848	2,817,497

Net interest income	27,492,083	20,612,450	19,995,195
Provision for loan losses (Note C)	2,365,500	1,602,615	912,975

Net interest income after provision for loan losses	25,126,583	19,009,835	19,082,220

Non-interest income
Fees and service charges	5,706,489	5,096,632	4,638,072
Mortgage servicing fee income (loss)	311,832	424,185	(129,127)

Total non-interest income	6,018,321	5,520,817	4,508,945

Non-interest expenses
Salaries and employee benefits	10,492,019	9,466,289	8,790,167
General and administrative	4,271,499	3,961,903	3,531,232
Depreciation and amortization	1,746,401	1,491,761	1,365,712
Data processing	270,246	217,027	223,964
Occupancy	840,506	800,029	820,745
Supplies and equipment	300,866	277,976	258,648
Other expense	133,904	85,051	54,213
Loss on sale of securities	136,798	—	—

Total non-interest expense	18,192,239	16,300,036	15,044,681

Income before provision for income tax	12,952,665	8,230,616	8,546,484
Provision for income tax (Note H)	4,659,772	2,859,903	3,003,474

NET INCOME	$8,292,893	$5,370,713	$5,543,010

Basic earnings per common share (Note A)	$64.88	$41.74	$42.95
Diluted earnings per common share	$64.88	$41.74	$42.95
Basic weighted average shares outstanding	127,813	128,681	129,066
Diluted weighted average shares outstanding	127,813	128,681	129,066

The accompanying notes are an integral part of these statements.

Far West Bancorporation and Subsidiary

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2005, 2004 and 2003

	Common Stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total stockholders’ equity
	Shares	Amount
Balances, January 1, 2003	128,835	$386,505	$—	$36,442,369	$624,141	$37,453,015

Comprehensive income
Net earnings for year	—	—	—	5,543,010	—	5,543,010
Net change in unrealized gain on available for sale securities net of tax effects	—	—	—	—	107,729	107,729

Total comprehensive income						5,650,739
Dividends paid	—	—	—	(1,420,375)	—	(1,420,375)
Stock issued	465	1,395	126,480	—	—	127,875
Repurchase and retirement of Stock	(507)	(1,521)	(126,480)	(20,509)	—	(148,510)

Balances, December 31, 2003	128,793	$386,379	$—	$40,544,495	$731,870	$41,662,744

Comprehensive income
Net earnings for the year	—	—	—	5,370,713	—	5,370,713
Net change in unrealized gain on available for sale securities net of tax effects	—	—	—	—	(323,760)	(323,760)

Total comprehensive income						5,046,953
Dividends paid	—	—	—	(1,549,296)	—	(1,549,296)
Stock issued	490	1,470	147,980	—	—	149,450
Repurchase and retirement of Stock	(1,142)	(3,426)	(147,980)	(214,342)	—	(365,748)

Balances, December 31, 2004	128,141	384,423	—	44,151,570	408,110	44,944,103

Comprehensive income
Net earnings for the year	—	—	—	8,292,893	—	8,292,893
Net change in unrealized gain on available for sale securities net of tax effects	—	—	—	—	(558,423)	(558,423)

Total comprehensive income						7,734,470
Dividends paid	—	—	—	(1,281,000)	—	(1,281,000)
Stock issued	628	1,884	210,652	—	—	212,536
Repurchase and retirement of Stock	(1,345)	(4,035)	(210,652)	(260,489)	—	(475,176)

Balances, December 31, 2005	127,424	$382,272	$—	$50,902,974	$(150,313)	$51,134,933

The accompanying notes are an integral part of this statement.

Far West Bancorporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2005	2004	2003
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
Net income	$8,292,893	$5,370,713	$5,543,010
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	2,365,500	1,602,615	912,975
Depreciation and amortization	1,233,965	1,085,404	1,124,628
Amortization of loan servicing rights and core deposit intangibles	1,000,992	744,127	807,878
Loss on sale of foreclosed assets	242,134	37,631	24,797
Loss on sale of premises and equipment	5,248	11,590	21,556
Impairment loss on loan servicing rights	—	—	297,068
Deferred income taxes	(1,153,341)	(8,118)	361,545
Net amortization of securities discounts and premiums	236,773	468,980	1,610,709
Federal Home Loan Bank stock dividend	(5,800)	(32,700)	(37,400)
Changes in assets and liabilities:
Loans held-for-sale	(1,114,781)	(3,057,271)	3,280,629
Accrued interest receivable	(319,175)	(277,134)	(28,771)
Other assets	(1,531,853)	(4,408,242)	(1,971,558)
Official checks	735,320	435,507	1,433,317
Other liabilities	1,133,474	780,423	508,659

Total adjustments	2,828,456	(2,617,188)	8,346,032

Net cash provided by operating activities	11,121,349	2,753,525	13,889,042

Cash flows from investing activities
Net (decrease) increase in interest-bearing deposits in banks	(736,492)	(194,292)	4,078,628
Proceeds from sales of available-for-sale securities	9,948,230	—	—
Proceeds from maturities and principal payments of available-for-sale securities	12,945,450	23,284,678	44,068,651
Purchases of available-for-sale securities	(636,346)	(15,136,344)	(59,075,132)
Net increase in loans	(29,884,298)	(70,158,629)	(9,624,445)
Proceeds from sales of foreclosed assets	1,452,560	2,673,967	60,015
Purchases of premises and equipment	(583,838)	(2,267,455)	(1,134,160)
Proceeds from sale of premises and equipment	6,450	—	15,864

Net cash used in investing activities	(7,488,284)	(61,798,075)	(21,610,579)

Cash flows from financing activities
Net increase (decrease) in non-interest-bearing deposits	27,786,974	22,668,426	(1,162,926)
Net increase in interest-bearing deposits	12,816,963	22,984,325	5,002,746
Issuance of stock	212,536	149,450	127,875
Repurchase and retirement of stock	(475,176)	(365,748)	(148,510)
Net (decrease) increase in federal funds purchased	(18,058,357)	17,049,037	1,009,320
Dividends paid	(1,281,000)	(1,549,296)	(1,420,375)

Net cash provided by financing activities	21,001,940	60,936,194	3,408,130

Net increase (decrease) in cash and cash equivalents	24,635,005	1,891,644	(4,313,407)
Cash and cash equivalents at beginning of year	19,081,804	17,190,160	21,503,567

Cash and cash equivalents, at end of year	$43,716,809	$19,081,804	$17,190,160

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$2,908,430	$2,303,927	$2,858,292
Income taxes	4,411,261	2,428,588	3,003,474

The accompanying notes are an integral part of these statements.

Far West Bancorporation and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

Years ended December 31, 2005, 2004 and 2003

Noncash investing and financing activities

At December 31, 2005, 2004 and 2003, the Company had a net unrealized gain (loss) on available-for-sale securities of $(239,733), $650,894 and $1,167,258, respectively. As a net result, deferred tax assets were increased (decreased) by $332,204, $192,603 and ( $64,087), respectively, and other comprehensive income was increased (decreased) by ($558,423), ( $323,760) and $107,729, respectively.

During 2005, 2004 and 2003, the Company acquired assets in satisfaction of loans for $493,445, $3,101,370, and $776,000 respectively, resulting in a decrease in net loans and an increase in foreclosed assets.

During 2005, the Company reclassified Bank property from premises and equipment to other real estate owned in the amount of $242,134.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies of Far West Bancorporation and Subsidiary consistently applied in the preparation of the accompanying consolidated financial statements follows.

Principles of consolidation

The consolidated financial statements include the accounts of Far West Bancorporation and its wholly-owned subsidiary, Far West Bank (the Bank) collectively (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

Organizational structure

Far West Bancorporation is a holding company organized under the laws of Utah in 1990. Its subsidiary, the Bank, provides a variety of financial services to individuals and small businesses throughout its fifteen offices in Carbon, Juab, Salt Lake, Sanpete, Washington, Wayne and Utah counties in the State of Utah. Its primary deposit products are demand, savings and term certificate accounts and its primary lending products are commercial, construction, consumer and mortgage loans.

Basis of financial statement presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“USA GAAP”), and with general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and reported amount of revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and the valuation of mortgage servicing rights. The valuation of mortgage servicing rights is performed using a discounted cash flow model that incorporates current balances, market rates and prepayment speeds for similar collateral for each month end. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Significant group concentrations of credit risk

Most of the Company’s activities are with customers located within the State of Utah. Note B discusses the types of securities that the Company invests in. Note C discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and cash equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents, which includes cash and balances due from banks and federal funds sold.

The Bank is required to maintain cash reserves with the Federal Reserve Bank. Cash reserve requirements are computed by applying prescribed percentages to various types of deposits. The reserve requirements at December 31, 2005 and 2004 were $958,000 and $712,000, respectively.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Interest-bearing deposits in banks

Interest-bearing deposits in banks mature within one year and are carried at cost.

Securities

The Company classifies all of its investment securities as available-for-sale. Available-for-sale securities are measured at fair value, with net unrealized gains and losses reported in other comprehensive income.

Purchase premiums and discounts on debt securities are amortized or accreted using a level-yield method and are recognized in interest income over the life of the security. Gains or losses on dispositions are recorded on the trade date and are determined using the specific-identification method.

A decline in the market value of any available-for-sale security below cost and deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Gains and losses on the sale of securities are recorded on the trade date. The cost basis on gains and losses is determined using the specific identification method.

Stock in Federal Home Loan Bank

Stock in the Federal Home Loan Bank has a regulated stated price per share, $100 per share, which reasonably approximates its fair value. The Company may request redemption at par value of any stock in excess of the amount the Bank is required to hold. However, stock redemptions are at the discretion of the FHLB and currently, the FHLB is not redeeming its stock.

Mortgage loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no unrealized losses as of December 31, 2005 and 2004, respectively.

Loans

The Company grants commercial, construction, consumer and mortgage loans to customers. A substantial portion of the loan portfolio is represented by real-estate loans throughout Utah. The ability of the Company’s debtors to honor their contracts is dependent on the real estate and general economic conditions in this area.

The Company requires its loans to be substantially collateralized by real estate, equipment, vehicles, accounts receivable or inventories. Real estate collateral is in the form of first and second mortgages on various types of property.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balances. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to yield using the interest method. In connection with mortgage loans held for sale, loan origination fees are recognized as of the sale date.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accrual of interest on commercial, construction and mortgage loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charge-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Cash receipts on these nonperforming loans are generally applied to reduce principal balances. Occasionally, interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon both a specific loan basis and historical loan loss experience considering the credit quality, collateral, financial strength of the borrower and current economic conditions. Loans are charged and recoveries are credited directly to the allowance. The provision for loan losses charged to expense is an amount which, in management’s judgment, is sufficient to maintain the balance in the allowance at an adequate level. While management uses the best information available on which to base estimates, future adjustments to the allowance may be necessary if economic conditions, particularly in the Company’s markets, differ substantially from the assumptions used by Management.

The Company classifies loans as impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent. Cash receipts on impaired loans not performing are generally applied to reduce principal balances.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify all individual consumer and mortgage loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through origination, purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Temporary impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. A valuation allowance was not necessary at December 31, 2005 and 2004.

Included in mortgage servicing income (loss) in the consolidated statements of operations are the following:

	2005	2004	2003
Mortgage and loan servicing income	$777,366	$780,054	$734,761
Amortization of mortgage servicing rights	(465,534)	(355,869)	(566,820)
Impairment loss on mortgage servicing rights	—	—	(297,068)

	$311,832	$424,185	$(129,127)

Sale of loans

The Company typically sells guaranteed portions of SBA loans, mortgage loans originated and portions of commercial loans. The Company’s sold loans are allocated among the retained and sold portion of the loan based on the relative fair market value of each portion. A gain is recognized on the sold portion based on its allocated fair market value and the rate differential between the rate paid by the borrower to the Company and the rate paid by the Company to the purchaser by reducing the carrying value of the retained portion which increases the future yield.

Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuations allowance are included in net expenses from foreclosed assets. Included in foreclosed assets are properties acquired through foreclosure and properties acquired for future expansion that are no longer intended for future expansion.

Premises and equipment

Land is carried at cost. Buildings, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line and declining balance methods over estimated useful lives of the assets.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: 1) the assets have been isolated from the Company, 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and 3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Core deposit intangibles

The premiums paid for the core deposit accounts of financial institutions have been recorded as intangible assets (included in other assets in the balance sheet) and are to be amortized over 10 years. Amortization expense was approximately $535,000, $388,000, and $241,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases for the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Comprehensive income

The Company classifies items of other comprehensive income by their nature and displays the accumulated balance of other comprehensive income separately from additional paid-in capital, accumulated deficit and equity capital.

The components of other comprehensive income and related tax effects are as follows:

	Years ended December 31,
	2005	2004	2003
Unrealized holding (losses) gains on available-for-sale securities	$(890,627)	$(516,362)	$171,816
Tax benefit effects	332,204	192,602	(64,087)

	$(558,423)	$(323,760)	$107,729

Fair value of financial instruments

Estimates of the fair value of financial instruments are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other such factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The carrying value for certain short-term financial instruments that re-price frequently at market rates approximates their fair value. Such financial instruments include, but are not limited to, cash and due from banks, federal funds sold and interest-bearing deposits in banks.

The fair value estimates are based on present value or other valuation techniques. Other significant assets and liabilities that are not considered financial assets or liabilities include other real estate owned, premises and equipment, other assets and other liabilities.

Earnings per share

Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the year. The Company has not issued stock dividends for the years ended December 31, 2005 and December 21, 2004. There are no stock options outstanding for the years ended December 31, 2005 and December 21, 2004.

Other

Certain immaterial reclassifications have been made to the 2003 and 2004 financial statements to conform to the 2005 presentation.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE B—SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair values of the Company’s available-for-sale securities held at December 31, 2005 and 2004, are summarized as follows:

December 31, 2005	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Debt securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$6,400,698	$—	$(113,903)	$6,286,795
Obligations of state and political subdivisions	9,859,249	118,052	(35,920)	9,941,381
Mortgage-backed securities	13,575,395	41,703	(267,685)	13,349,413
Collateralized mortgage obligations	4,708,798	271	(86,730)	4,622,339

	34,544,140	160,026	(504,238)	34,199,928
Marketable equity securities
FNMA and Farmer MAC stock	13,325	104,478	—	117,803

	$34,557,465	$264,504	$(504,238)	$34,317,731

December 31, 2004	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Debt securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$11,246,734	$18,867	$(28,123)	$11,237,478
Obligations of state and political subdivisions	11,703,156	437,534	(2,210)	12,138,480
Mortgage-backed securities	18,199,784	154,059	(66,800)	18,287,043
Collateralized mortgage obligations	15,888,573	10,103	(56,331)	15,842,345

	57,038,247	620,563	(153,464)	57,505,346
Marketable equity securities
FNMA and Farmer MAC stock	13,325	184,520	(725)	197,120

	$57,051,572	$805,083	$(154,189)	$57,702,466

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The length of time individual available-for-sale securities have been in a continuous unrealized loss position is summarized as follows:

	Less than 12 months		12 months or longer		Total
December 31, 2005	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt Securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$3,997,107	$(66,647)	$2,403,592	$(47,256)	$6,400,699	$(113,903)
Obligations of state and political subdivisions	2,526,149	(27,003)	401,379	(8,917)	2,927,528	(35,920)
Mortgage-backed securities	5,510,751	(80,694)	6,210,838	(186,990)	11,721,589	(267,684)
Collateralized mortgage obligations	1,508,725	(37,463)	3,090,854	(49,268)	4,599,579	(86,731)

Total temporarily impaired securities	$13,542,732	$(211,807)	$12,106,663	$(292,431)	$25,649,395	$(504,238)

	Less than 12 months		12 months or longer		Total
December 31, 2004	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Debt Securities
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$5,746,686	$(28,123)	$—	$—	$5,746,686	$(28,123)
Obligations of state and political subdivisions	506,683	(1,983)	200,319	(227)	707,002	(2,210)
Mortgage-backed securities	6,771,650	(44,542)	2,629,717	(22,258)	9,401,367	(66,800)
Collateralized mortgage obligations	12,136,284	(56,120)	101,427	(211)	12,237,711	(56,331)

	25,161,303	(130,768)	2,931,463	(22,696)	28,092,766	(153,464)

Marketable equity securities
FNMA and Farmer MAC stock	10,234	(725)	—	—	10,234	(725)

Total temporarily impaired securities	$25,171,537	$(131,493)	$2,931,463	$(22,696)	$28,103,000	$(154,189)

Certain investment securities shown above contain unrealized losses. The Company has evaluated these securities and has determined that the decline in value is temporary and is primarily related to the change in market interest rates since purchase and is not related to any company or industry specific events. There were 45 and 31 investment securities with unrealized losses at December 31, 2005 and 2004, respectively. Management has determined that no investment security is other than temporarily impaired. The Company anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and estimated fair value of available-for-sale debt securities at December 31, 2005, by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturity table:	Amortized cost	Estimated fair value
Due in one year or less	$2,478,600	$2,489,805
Due from one through five years	12,316,323	12,269,213
Due from six through ten years	1,294,530	1,310,122
Due after ten years	170,494	159,037

	16,259,947	16,228,177

Mortgage-backed securities and collateralized mortgage obligations	18,284,193	17,971,751
FNMA and Farmer MAC stock	13,325	117,803

	18,297,518	18,089,554

	$34,557,465	$34,317,731

Interest earned on tax-exempt securities was approximately $413,000, $471,000, and $496,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

Proceeds from maturities and principal payments of securities classified as available-for-sale were $22,894,000, $23,285,000, and $44,069,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

Securities taxable interest income was approximately $1,183,000, $1,648,000 and $762,000, respectively for the years ended December 2005, 2004 and 2003. Securities nontaxable interest income was approximately $413,000, $471,000 and $496,000, respectively for the years ended December 2005, 2004 and 2003. Dividend income was approximately $9,000, $38,000 and $42,000, respectively for the years ended December 2005, 2004 and 2003. Available for sale securities with a fair value of $8,048,000 and $12,106,000 at December 31, 2005 and 2004, respectively, were pledged under collateralized borrowing agreements. There were no amounts borrowed under these agreements as of December 31, 2005 and 2004, respectively.

Losses on the sale of securities were approximately $137,000, $0 and $0, respectively for the years ended December 2005, 2004 and 2003. The tax effect of the 2005 loss, at the federal statutory rate of 34 percent, reduced the tax liability $46,511.

NOTE C—LOANS

Major classifications of loans are as follows:

	2005	2004
Commercial loans	$120,818,631	$111,173,954
Real estate—construction	97,212,497	69,341,161
Installment	33,526,655	39,243,502
Revolving lines of credit	25,894,353	28,814,145
Real estate—mortgage (home equity)	13,186,912	12,897,514

	290,639,048	261,470,276
Net deferred loan fees	(1,309,809)	(979,197)
Allowance for loan losses	(5,133,772)	(3,320,965)

Loans, net	$284,195,467	$257,170,114

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A substantial portion of real estate loans are collateralized by real estate in Utah, and, accordingly, their ultimate collectibility is susceptible to changes in market conditions in this area

Loans to related parties were approximately $81,000 and $483,000, respectively, as of December 31, 2005 and 2004. These related parties consist of Company directors and officers.

Unsecured loans were approximately $14,169,000 and $16,897,000, respectively, as of December 31, 2005 and 2004.

Loans written at fixed rates were approximately $106,429,000 and $113,825,000, respectively, as of December 31, 2005 and 2004. At December 31, 2005, the scheduled maturities and re-pricing of fixed rate loans are as follows:

2006	$28,931,969
2007	25,384,626
2008	17,267,431
2009	15,923,097
2010 and thereafter	18,922,329

$106,429,452

The Company also services loans for other investors totaling approximately $212,773,000 and $285,748,000, respectively, as of December 31, 2005 and 2004. These loans are not included in the accompanying consolidated balance sheet.

The Company’s pledged loans to the Federal Home Loan Bank for collateralized borrowings total approximately $6,700,000 and $5,181,000, respectively, as of December 31, 2005 and 2004. There were no amounts borrowed against this credit line as of December 31, 2005 and 2004.

Changes in the allowance for loan losses were as follows:

	2005	2004	2003
Balance at beginning of year	$3,320,965	$3,432,743	$3,814,077
Provision for loan losses	2,365,500	1,602,615	912,975
Loans charged off	(885,637)	(2,246,654)	(1,745,656)
Recoveries	332,944	532,261	451,347

Balance at end of year	$5,133,772	$3,320,965	$3,432,743

The Company had impaired loans as of December 31, 2005 and 2004. The valuation allowance for impaired loans is included in the allowance for loan losses. The following is a summary of information pertaining to impaired loans:

	2005	2004
Impaired loans without a valuation allowance	$286,684	$413,950
Impaired loans with a valuation allowance	495,226	774,622

Total impaired loans	781,910	1,188,572

Valuation allowance related to impaired loans	$150,000	$350,000

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impaired loans on which the accrual of interest has been discontinued approximate $782,000 and $1,189,000, respectively, as of December 31, 2005 and 2004. If interest on these loans had been accrued, such income would have been approximately $73,000 and $56,000, respectively, for the years ended December 31, 2005 and 2004.

NOTE D—FORECLOSED ASSETS

The Company held real estate assets acquired in satisfaction of loans totaling approximately $518,000 and $1,475,000, respectively, as of December 31, 2005 and 2004. A loss of $242,000, $38,000 and $24,797, respectively, was incurred through the disposal of foreclosed assets and charged against income and expenses applicable to these assets were $5,000, $18,000 and $7,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

NOTE E—PREMISES AND EQUIPMENT

Major classifications and related estimated useful lives of these assets are summarized as follows:

	2005	2004	Years
Buildings	$7,161,868	$7,161,868	15-25
Leasehold improvements	1,527,409	1,442,450	5-20
Furniture and equipment	5,674,454	5,319,644	3-10

Total	14,363,731	13,923,962
Less accumulated depreciation	(8,254,428)	(7,152,834)

	6,109,303	6,771,128
Land	2,204,420	2,448,496

	$8,313,723	$9,219,624

NOTE F—OTHER ASSETS

Included in other assets are the following:

	2005	2004
Loan servicing rights purchased, less accumulated amortization of $1,442,517 and $1,425,456 respectively, in 2005 and 2004	$33,750	$50,811
Loan servicing rights originated, less accumulated amortization of $867,717 and $419,244 respectively, in 2005 and 2004	1,183,538	1,348,773
Cash surrender value of life insurance policies	7,908,295	7,595,697
Core deposit intangible, less accumulated amortization of $2,192,977 and $1,657,519 respectively, in 2005 and 2004	3,161,602	3,697,060
Other	2,233,707	941,665
Prepaid expenses	297,221	321,041

	$14,818,113	$13,955,047

Amortization of loan servicing rights purchased was approximately $17,000, $25,000, and $497,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recorded an asset for loan serving rights originated of approximately $283,000 and $545,000, respectively, for the years ended December 31, 2005 and 2004. The total originated loan servicing rights amortization was $448,000 and $331,000, respectively, for the years ended December 31, 2005 and 2004.

Amortization of core deposit intangibles was approximately $535,000, $388,000 and $241,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

NOTE G—DEPOSITS

Deposit accounts include the following:

	2005	2004
Non-interest-bearing
Checking	$122,585,822	$94,798,848
Interest-bearing
NOW accounts	57,384,731	46,479,958
Money market investors	39,727,459	28,787,973
Savings accounts	62,627,302	65,960,685
Time deposits less than $100,000	41,474,333	44,478,387
Time deposits of $100,000 or greater	19,431,133	22,120,992

	220,644,958	207,827,995

	$343,230,780	$302,626,843

At December 31, 2005, the scheduled maturities of time deposits are as follows:

2006	$45,899,209
2007	7,790,474
2008	4,213,818
2009	784,396
2010 and thereafter	2,217,569

$60,905,466

Aggregate demand deposits reclassified as loans (overdrafts) are approximately $529,000 and $2,612,000, respectively, as of December 31, 2005 and 2004.

Related party deposits are approximately $2,385,000 and $4,557,000, respectively, for the years ended December 31, 2005 and 2004. Related party deposits include checking, savings and time deposits accounts of Company employees and directors.

NOTE H—INCOME TAXES

Income tax expense (benefit) consists of the following:

	2005	2004	2003
Current expense	$5,480,909	$2,675,418	$2,641,929
Deferred tax expense (benefit)	(821,137)	184,485	361,545

	$4,659,772	$2,859,903	$3,003,474

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of income taxes computed at the federal statutory rate of 34 percent is as follows:

	2005	2004	2003
Federal income taxes at statutory rate	$4,430,171	$2,808,864	$2,905,805
State income taxes, net of federal benefit	429,987	272,625	282,034
Interest on obligations of political subdivisions exempt from taxation	(142,822)	(160,408)	(165,833)
Earnings on life insurance	(116,583)	(97,927)	(113,787)
Other nondeductible federal and state items	59,019	36,749	95,255

	$4,659,772	$2,859,903	$3,003,474

Deferred tax assets and (liabilities) consist of the following:

	2005	2004
Allowance for loan losses	$1,420,006	$743,002
Net unrealized (gain) loss on available-for-sale securities	89,420	(242,784)
Purchased mortgage servicing rights	211,345	266,230
Depreciation	2,861	92,108
Federal Home Loan Bank stock dividends	(297,020)	(294,857)
Core deposit amortization	272,660	206,085
Accrued salary continuation	443,077	332,580
Accrued paid time off	73,386	64,568
Mortgage serving rights originated	(441,460)	(507,949)
Other	147,941	109,892

Net deferred tax asset	$1,922,216	$768,875

NOTE I—OTHER LIABILITIES

Other liabilities consist of the following:

	2005	2004
Salary continuation plan	$1,187,874	$891,635
Accounts payable	1,129,026	757,539
Accrued director benefits	236,031	90,543
Accrued interest payable	222,882	152,225
Salaries and employee benefits payable	196,747	173,105
Accrued credit card awards	174,795	142,090
Other accruals	881,794	688,538

	$4,029,149	$2,895,675

The Bank has entered into nonqualified, deferred compensation agreements under which the Bank has agreed to pay five executives certain monthly payments, following retirement, in return for continued satisfactory performance by each executive. These benefits are to be paid out over their remaining lives following retirement. The Bank accrues annually; an amount to reflect the present value of the benefits to be paid to the executives at retirement, as determined by an actuarial study.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Bank has also entered into deferred compensation agreements with five of its directors in which the Bank has agreed to pay each certain monthly payments for 60 months, following their normal retirement dates. The Bank accrues annually, an amount to reflect the present value of the benefits to be paid to the directors following their normal retirement dates. The Bank has also purchased long-term care policies for members of the board of directors of the Company and the Bank. The Bank’s expenses related to these plans were $392,000, $245,000 and $242,000, respectively, for the years ended December 31, 2005, 2004 and 2003. The Company is accruing for these benefits under APB 12.

The Bank has purchased life insurance policies in connection with the implementation of certain deferred compensation and long-term care agreements. These policies provide protection against the adverse financial effects that could result from the death of a key employee and provide tax-deferred income to offset expenses associated with the agreements. Although the lives of individual executives are insured, the Bank is the owner of the policies. At December 31, 2005 and 2004, the aggregate cash surrender value of these policies was $7,908,000 and $7,595,000, respectively. The Bank is exposed to credit risk to the extent an insurance company is unable to fulfill its financial obligations under a policy. In order to mitigate this risk, the policies are placed with multiple insurance companies and the Bank regularly monitors their financial condition.

The Bank has entered into Joint Beneficiary Designation Agreements with five insured executive officers under which the executive’s beneficiary will be entitled to receive a portion of the policy death benefits subject to certain conditions. The benefit is limited to the lesser of specific amounts set forth in the individual agreements or the net at-risk portion of the proceeds under the individual policies. For this purpose, the net at-risk portion is the total death benefit of each policy less the cash surrender value.

NOTE J—EMPLOYEE BENEFIT PLANS

The Company has adopted a plan under section 401(k) of the Internal Revenue Code. All employees who have been employed at least one year and have attained the age of 19 are eligible to participate in the plan. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of continuing service. A participant is 100 percent vested after six years of credited service. The Company may contribute an annual amount as determined by the Board of Directors. This amount will be allocated among participants based on a ratio of each participant’s compensation to the total compensation of all participants. The Company contributed approximately $394,000, $334,000 and $307,000, respectively, for the years ended December 31, 2005, 2004 and 2003.

NOTE K—COMMITMENTS AND CONTINGENCIES

1. Litigation

The Company is a defendant in legal actions arising from normal business activities. Management believes that either those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company’s or Bank’s respective financial positions.

2. Loan origination agreements

The Company has entered into agreements with other financial institutions and government agencies to sell mortgage and SBA loans originated, in whole or part depending on the loan type. The Company also enters into participation loan agreements with other financial institutions to sell portions of commercial loans originated by the Company. All sold portions of loans are sold without recourse, except in the event that borrowers default and

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

errors occur in the underwriting of loans. Loans repurchased by the Company totaled $163,000 and $462,000, respectively, for the years ended December 31, 2005 and 2004. These loans are currently being serviced by the Company.

3. Line of Credit

The Company has a collateralized borrowing agreement with the Federal Home Loan Bank of Seattle (FHLB of Seattle). Eligible collateral consists of securities held by the FHLB of Seattle (or under its control with an approved third party custodian) and certain loans secured by first trust deeds. The total available balance under the terms of the agreement at December 31, 2005 is approximately $19,503,000. A fee is charged for the use of the line calculated at current market rates. At December 31, 2005 there was no outstanding balance on the above line of credit.

The Company also has approximately $35,053,000 in additional unsecured agreements with other financial institutions to purchase federal funds at the prevailing rate.

There was no outstanding balance for federal funds purchased at December 31, 2005. The balance at December 31, 2004 was approximately $18,058,000.

4. Leases

The Company leases buildings under operating agreements. Rental expense was $44,000, $71,000 and $68,000, respectively, for the years ended December 31, 2005, 2004 and 2003. These lease agreements are renewed on a monthly or annual basis and the Company expects to continue to renew these leases. The Company also leases owned premises to local business tenants. Rental income was $43,000, $23,000 and $12,000, respectively, for the years ended December 31, 2005, 2004 and 2003. These lease agreements are renewed on a monthly or annual basis and the Company expects to continue to renew these leases.

NOTE L—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policy in making these commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk consist of the following at December 31:

	Contract Amounts
	2005	2004
Construction loans in progress	$63,398,000	$47,570,000
Commercial and consumer credit instruments	41,395,000	43,863,000
Letters of credit	2,583,000	4,510,000

	$107,376,000	$95,943,000

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management’s credit evaluation of the borrower.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees extend for more than 30 days and expire throughout the next twenty-four months.

NOTE M—REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2005, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, based on the applicable capital adequacy regulations, the Company and the Bank are categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company and the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank’s classification as “well capitalized”.

The Bank’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum to be Adequately Capitalized		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total capital to risk-weighted assets	$49,286,000	14.2%	$27,712,000	8.0%	$34,641,000	10.0%
Tier I capital to risk weighted assets	$44,946,000	13.0%	$13,856,000	4.0%	$20,784,000	6.0%
Tier I capital to average assets	$44,946,000	11.3%	$15,842,000	4.0%	$19,803,000	5.0%

As of December 31, 2004
Total capital to risk-weighted assets	$42,817,000	14.1%	$24,213,000	8.0%	$30,266,000	10.0%
Tier I capital to risk weighted assets	$39,413,000	13.0%	$12,106,000	4.0%	$18,159,000	6.0%
Tier I capital to average assets	$39,413,000	10.7%	$14,707,000	4.0%	$18,383,000	5.0%

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s actual capital amounts and ratios are presented in the following table:

	Actual		Minimum to be Adequately Capitalized		Minimum to be Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total capital to risk-weighted assets	$52,463,000	15.1%	$27,712,000	8.0%	$34,641,000	10.0%
Tier I capital to risk weighted assets	$48,123,000	13.9%	$13,856,000	4.0%	$20,784,000	6.0%
Tier I capital to average assets	$48,123,000	12.1%	$15,969,000	4.0%	$19,961,000	5.0%

As of December 31, 2004
Total capital to risk-weighted assets	$44,242,000	14.6%	$24,213,000	8.0%	$30,266,000	10.0%
Tier I capital to risk weighted assets	$40,838,000	13.5%	$12,106,000	4.0%	$18,159,000	6.0%
Tier I capital to average assets	$40,838,000	11.0%	$14,854,000	4.0%	$18,568,000	5.0%

The primary source of cash for the Company is dividends received from the Bank. Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank’s primary regulatory agency. Cash dividends are limited by the Utah Department of Financial Institutions to the lesser of retained earnings, if any, or net income for the last three years, net of the amount of any other capital distributions made during such periods. The Company is also required to keep the bank, at a minimum, at the well capitalized level. As of December 31, 2005, $14,996,000 was available for cash dividend distributions from the Bank without prior regulatory approval.

NOTE N—FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The majority of the Company’s assets and liabilities are considered financial instruments.

The fair value of financial instruments, such as loans and certificates of deposit, is estimated by discounting cash flows. The carrying amount of cash and cash equivalents is considered a reasonable estimate of fair value. For deposits with no stated maturities, such as demand deposits, money markets and savings accounts, the carrying amount is considered a reasonable estimate of fair value. For securities, the quoted market price is used to estimate fair value. Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt. For mortgage servicing rights, fair values are estimated using discounted cash flows based on a current market interest rate. The fair value of commitments to extend credit and letters of credit, based on fees currently charged for similar commitments, is not significant (Note L).

Management has estimated fair values using data considered the best available and estimation methodologies deemed suitable for the respective category of financial instrument. Fair value estimates are made as of a specific point in time. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, interest rate levels and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with a high degree of certainty. Changes in assumptions could significantly affect the estimates.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair values and recorded carrying amounts at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying Amt	Estimated FV	Carrying Amt	Estimated FV
Financial assets
Cash and due from banks	$15,784,000	$15,784,000	$19,082,000	$19,082,000
Federal funds sold	27,933,000	27,933,000	—	—
Interest-bearing deposits in banks	1,237,000	1,237,000	501,000	501,000
Available-for-sale securities and FHLB stock	35,801,000	35,801,000	59,180,000	59,180,000
Loans, net	284,195,000	280,146,000	257,170,000	260,848,000
Mortgage loans held for sale	11,050,000	11,050,000	9,935,000	9,935,000

Financial liabilities
Total deposits, excluding time deposits	$282,325,000	$282,325,000	$236,027,000	$236,027,000
Time deposits	60,905,000	60,623,000	66,599,000	66,986,000

NOTE O—PARENT COMPANY ONLY STATEMENTS

The following are the condensed statements of condition, income and cash flows for the parent company only, Far West Bancorporation.

CONDENSED BALANCE SHEETS

December 31,

	2005	2004	2003
Cash	$3,177,096	$1,425,669	$1,696,851
Investment in subsidiary bank	47,957,837	43,518,434	39,965,893

Total assets	$51,134,933	$44,944,103	$41,662,744

Common stock	382,272	384,423	386,379
Retained earnings	50,902,974	44,151,570	40,544,495
Accumulated other comprehensive income	(150,313)	408,110	731,870

	51,134,933	44,944,103	41,662,744

Total liabilities and stockholders’ equity	$51,134,933	$44,944,103	$41,662,744

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF EARNINGS

Years ended December 31,

	2005	2004	2003
INCOME
Bank dividends	$3,300,000	$1,500,000	$1,500,000
EXPENSES
Other operating expenses	4,934	5,586	6,213

Income before provision for income tax and equity in undistributed net income of subsidiary	3,295,066	1,494,414	1,493,787
Provision for income taxes	—	—	—

Income before equity in undistributed net income of subsidiary	3,295,066	1,494,414	1,493,787

Equity in undistributed net earnings of subsidiary	4,997,827	3,876,299	4,049,223

NET EARNINGS	$8,292,893	$5,370,713	$5,543,010

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2005	2004	2003
Cash flows from operating activities
Net income	$8,292,893	$5,370,713	$5,543,010
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed net income of subsidiary	(4,997,826)	(3,876,301)	(4,049,223)

Net cash provided by operating activities	3,295,067	1,494,412	1,493,787
Cash flows from financing activities
Issuance of stock	212,536	149,450	127,875
Repurchase and retirement of stock	(475,176)	(365,748)	(148,510)
Dividends paid	(1,281,000)	(1,549,296)	(1,420,375)

Net cash provided by financing activities	(1,543,640)	(1,765,594)	(1,441,010)

Net increase (decrease) in cash and cash equivalents	1,751,427	(271,182)	52,777
Cash at beginning of year	1,425,669	1,696,851	1,644,074

Cash at end of year	$3,177,096	$1,425,669	$1,696,851

UNAUDITED AND UNREVIEWED CONSOLIDATED FINANCIAL STATEMENTS OF FAR WEST BANCORPORATION AND SUBSIDIARY

Far West Bancorporation and Subsidiary

CONSOLIDATED BALANCE SHEETS

(unaudited; $ in thousands)

ASSETS	September 30, 2006	December 31, 2005
Cash and cash equivalents
Cash and due from banks	$14,113	$15,784
Federal funds sold	20,575	27,933

Total cash and cash equivalents	34,688	43,717
Interest-bearing deposits in banks	556	1,237
Available-for-sale securities	34,400	34,318
Federal Home Loan Bank stock, at cost	1,483	1,483
Mortgage loans held for sale	5,538	11,050
Loans, net of allowance for loan losses of $6,510 and $5,134, respectively	315,349	284,195
Accrued interest receivable	3,050	2,322
Deferred income taxes, net	2,882	1,922
Other real estate owned, net	352	518
Premises and equipment, net	8,412	8,314
Other assets	12,753	14,818

TOTAL ASSETS	$419,463	$403,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Non-interest-bearing	$125,907	$122,586
Interest-bearing	225,055	220,645

Total deposits	350,962	343,231
Official checks	5,171	5,499
Other liabilities	5,254	4,029

Total liabilities	361,387	352,759
COMMITMENTS AND CONTINGENCIES (Note 2)
STOCKHOLDERS’ EQUITY
Common stock, $3 par value; 1,000,000 shares authorized; 127,936 issued and outstanding as of September 30, 2006 and 127,541 as of December 31, 2005	383	382
Retained Earnings	57,881	50,903
Accumulated other comprehensive income	(188)	(150)

Total stockholders’ equity	58,076	51,135

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$419,463	$403,894

The accompanying notes are an integral part of these statements

Far West Bancorporation and Subsidiary

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; $ in thousands except per share amounts)

For the Nine Months Ended September 30,

	2006	2005
Interest income
Loans, including fees	$26,567	$20,853
Available-for-sale securities	1,065	1,252
Federal funds sold	314	177

Total interest income	27,946	22,282
Interest expense
Deposits	2,835	1,953
Federal funds purchased and other borrowed money	4	254

Total interest expense	2,839	2,207

Net interest income	25,107	20,075
Provision for loan losses	1,493	1,702

Net interest income after provision for loan losses	23,614	18,373

Non-interest income
Fees and service charges	4,013	4,312
Mortgage servicing	374	259

Total non-interest income	4,387	4,571

Non-interest expenses
Salaries and employee benefits	8,936	7,959
General and administrative	3,207	3,220
Depreciation and amortization	1,353	1,323
Data processing	192	201
Occupancy	683	608
Supplies and equipment	230	221
Other expense	(230)	184

Total non-interest expense	14,371	13,716

Income before provision for income tax	13,630	9,228
Provision for Income tax	4,929	3,248

NET EARNINGS	$8,701	$5,980

Basic earnings per common share	$68.03	$46.75
Diluted earnings per common share	$68.03	$46.75
Basic weighted average shares outstanding	127,906	127,916
Diluted weighted average shares outstanding	127,906	127,916

The accompanying notes are an integral part of these statements

Far West Bancorporation and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; $ in thousands except per share amounts)

For the Nine Months Ended September 30,

	2006	2005
Increase (decrease) in cash and cash equivalents
Cash flows from operating activities
Net earnings	$8,701	$5,980
Adjustments to reconcile net earnings to net cash provided by operating activities
Provision for loan losses	1,493	1,702
Depreciation and amortization	928	921
Amortization of loan servicing and core deposits	402	402
(Gain) loss on sale of foreclosed assets	(125)	242
(Gain) loss on sale of premises and equipment	(1)	4
Loss on sale of securities	—	137
Deferred income taxes	(1,920)	(2,070)
Net amortization of securities discounts and premiums	75	193
Federal Home Loan Bank stock dividend	—	(6)
Changes in assets and liabilities
Loans held-for-sale	5,512	618
Accrued interest receivable	(728)	(640)
Other assets	2,646	1,195
Official checks	(328)	(639)
Other liabilities	1,225	1,653

Total adjustments	9,179	3,712

Net cash provided by operating activities	17,880	9,692

Cash flows from investing activities
Net increase (decrease) in interest-bearing deposits in banks	681	(142)
Proceeds from sales of available-for-sale securities	—	9,948
Proceeds from maturities and principal payments of available-for-sale securities	5,715	10,543
Purchases of available-for-sale securities	(5,933)	—
Net increase in loans	(32,738)	(28,336)
Proceeds from sales of foreclosed assets	382	1,323
Purchases of premises and equipment	(1,043)	(361)
Proceeds from sale of premises and equipment	18	6

Net cash used in investing activities	(32,918)	(7,019)

Cash flows from financing activities
Net increase in non-interest-bearing deposits	3,321	29,620
Net increase in interest-bearing deposits	4,410	14,230
Issuance of stock	301	212
Repurchase and retirement of stock	(103)	(430)
Net change in federal funds purchased	—	(18,058)
Dividends paid	(1,920)	(1,281)

Net cash provided by financing activities	6,009	24,293

Net increase in cash and cash equivalents	(9,029)	26,966
Cash and cash equivalents at beginning of period	43,717	19,082

Cash and cash equivalents at end of period	$34,688	$46,048

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$2,672	$2,168
Income taxes	4,929	2,821

The accompanying notes are an integral part of these statements

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Basis of Presentation

The accounting and financial reporting policies of Far West Bancorporation (“Far West” or “Company”) conform with accounting principles generally accepted in the United States of America. All material intercompany balances and transactions have been eliminated. The consolidated financial statements have not been audited and do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes included in Appendix F of this joint proxy statement/prospectus, which include a more detailed description of Far West’s accounting policies.

In Far West management’s opinion, all accounting adjustments necessary to accurately reflect the financial position and results of operations on the accompanying financial statements have been made. These adjustments are normal and include recurring accruals considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim period.

Far West’s principal operating subsidiary, Far West Bank, is referred to as “the Bank.”

NOTE 2—Commitments and Contingencies

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of loans or through letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Company uses the same credit policy in making these commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk consist of the following at September 30, (Dollars in thousands):

	Contract Amounts
	2006	2005
Construction loans in progress	$73,019	$57,443
Commercial and consumer credit instruments	46,934	40,763
Letters of credit	16,854	2,272

	$136,807	$100,478

Commitments to extend credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained by the Company upon extension of credit is based on management’s credit evaluation of the borrower. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The guarantees extend for more than 30 days and expire throughout the next twenty-four months.

Far West Bancorporation and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—Operating Segments

Reportable operating segments are generally defined as components of an enterprise for which discrete financial information is available, whose operating results are regularly reviewed by the organization’s decision makers and whose revenue from external customers is 10 percent or more of total revenue. Far West has only one reportable segment under this definition—commercial banking. The commercial banking segment provides traditional banking services such as checking, savings, time certificates of deposit and loans.

NOTE 4—Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. (“SFAS”) 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Standard requires the balance sheet recognition of the funded status of defined benefit pension and other postretirement plans, along with a corresponding after-tax adjustment to stockholders’ equity. The recognition of funded status provision of this Standard applies prospectively and is effective December 31, 2006. This Standard also requires measurement of plan assets and benefit obligations at the fiscal year end effective December 31, 2008. Far West is currently evaluating the impact of the adoption of SFAS No. 158.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for the Company on January 1, 2008. The Company is currently evaluating the impact of the adoption of SFAS No. 157.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB SFAS No. 109, “Accounting for Income Taxes.” This Interpretation defines the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. Far West is currently evaluating the impact of the adoption of FIN 48.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 156”). SFAS No. 156 requires all separately recognized servicing assets and liabilities to be initially measured at fair value. In addition, entities are permitted to choose to either subsequently measure servicing rights at fair value and report changes in fair value in earnings, or amortize servicing rights in proportion to and over the estimated net servicing income or loss and assess the rights for impairment. Beginning with the fiscal year in which an entity adopts SFAS No. 156, it may elect to subsequently measure a class of servicing assets and liabilities at fair value. Post adoption, an entity may make this election as of the beginning of any fiscal year. An entity that elects to subsequently measure a class of servicing assets and liabilities at fair value should apply that election to all new and existing recognized servicing assets and liabilities within that class. The effect of remeasuring an existing class of servicing assets and liabilities at fair value is to be reported as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. Far West is currently evaluating the impact of the adoption of SFAS No. 156.

APPENDIX G

Article IV, Section 1 of the AmericanWest articles of incorporation is hereby deleted in its entirety and replaced with the following:

Section 1. The capital stock of this corporation consists of fifty million shares of common stock of no par value per share.

G-1

APPENDIX H

A new Article VIII is hereby added reading as follows:

Article VIII

Any proposal to adopt a plan of merger submitted by the Board of Directors to the shareholders for approval may be approved by the affirmative vote of a majority of the holders of the outstanding shares of the corporation’s stock entitled to vote on the plan of merger.

H-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 RCW of the Washington Business Corporations Act, or WBCA, contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in the defense of a proceeding to which he or she is a party because of his or her status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s or officer’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director or officer who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to AmericanWest’s Bylaws, AmericanWest will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of AmericanWest or otherwise) by reason of the fact that he or she is or was a director or officer of AmericanWest or a director or officer of another corporation at the request of AmericanWest, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board may, at any time, approve indemnification of any other person which the AmericanWest board has power to indemnify under the WBCA.

Item 21.	Exhibits.

(a) Exhibits.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest and Far West (included as Appendix A to the joint proxy statement/prospectus in Part I of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of AmericanWest (filed as Exhibit 3.1 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

3.2	Amended and Restated Bylaws of AmericanWest (filed as Exhibit 3.2 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

4.1	Specimen certificate for shares of Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4/A, filed on January 23, 2006 and incorporated herein by reference).

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*

8.1	Opinion of Lewis, Rice & Fingersh, L.C. as to U.S. federal income tax matters.*

8.2	Opinion of Jenkens & Gilchrist, a Professional Corporation as to U.S. federal income tax matters.*

Exhibit No.	Description and Method of Filing

10.1	Form of Voting Agreement, dated as of October 18, 2006, by and among AmericanWest Bancorporation and certain stockholders of Far West Bancorporation (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2006, and incorporated herein by this reference).

10.2	Employment Agreement, dated as of October 18, 2006, by and between AmericanWest Bank and H. Don Norton (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2006, and incorporated herein by this reference).

23.1	Consent of Moss Adams LLP, as AmericanWest’s independent registered public accounting firm.

23.2	Consent of Simpson & Company, as Far West’s certified public accounting firm.

23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).*

23.4	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.1).*

23.5	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 8.2).*

24.1	Power of Attorney.**

99.1	Form of Proxy of AmericanWest.**

99.2	Form of Proxy of Far West.**

99.3	Consent of Keefe, Bruyette & Woods, Inc. (included in Appendix B to the joint proxy statement/prospectus in Part I of this Registration Statement).*

99.4	Consent of Alex Sheshunoff & Co. (included in Appendix C to the joint proxy statement/prospectus in Part I of this Registration Statement).

*	To be provided supplementally.
**	Previously filed.

(b) Financial Statement Schedules. Not applicable.

(c) Fairness Opinions. The opinion of Keefe, Bruyette & Woods, Inc. will be included as Appendix B to the joint proxy statement/prospectus in Part I of this Registration Statement. The opinion of Alex Sheshunoff & Co. is included as Appendix C to the joint proxy statement/prospectus in Part I of this Registration Statement.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on January 24, 2007.

AMERICANWEST BANCORPORATION

By	/S/ ROBERT M. DAUGHERTY
Name: Robert M. Daugherty Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Craig D. Eerkes	Director and Chairman of the Board	January 24, 2007

/S/ ROBERT M. DAUGHERTY Robert M. Daugherty	President, Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2007

/S/ DIANE L. KELLEHER Diane L. Kelleher	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2007

* J. Frank Armijo	Director	January 24, 2007

* Kay C. Carnes	Director	January 24, 2007

* Donald H. Livingstone	Director	January 24, 2007

* Donald H. Swartz II	Director	January 24, 2007

* P. Mike Taylor	Director	January 24, 2007

*By:	/S/ R. BLAIR REYNOLDS
R. Blair Reynolds Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of October 18, 2006, by and between AmericanWest and Far West (included as Appendix A to the joint proxy statement/prospectus in Part I of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of AmericanWest (filed as Exhibit 3.1 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

3.2	Amended and Restated Bylaws of AmericanWest (filed as Exhibit 3.2 to the Registrant’s Quarterly Report Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004, and incorporated herein by this reference).

4.1	Specimen certificate for shares of Common Stock (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4/A, filed on January 23, 2006 and incorporated herein by reference).

5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*

8.1	Opinion of Lewis, Rice & Fingersh, L.C. as to U.S. federal income tax matters.*

8.2	Opinion of Jenkens & Gilchrist, a Professional Corporation as to U.S. federal income tax matters.*

10.1	Form of Voting Agreement, dated as of October 18, 2006, by and among AmericanWest Bancorporation and certain stockholders of Far West Bancorporation (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2006, and incorporated herein by this reference).

10.2	Employment Agreement, dated as of October 18, 2006, by and between AmericanWest Bank and H. Don Norton (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 19, 2006, and incorporated herein by this reference).

23.1	Consent of Moss Adams LLP, as AmericanWest’s independent registered public accounting firm.

23.2	Consent of Simpson & Company, as Far West’s certified public accounting firm.

23.3	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1).*

23.4	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.1).*

23.5	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 8.2).*

24.1	Power of Attorney.**

99.1	Form of Proxy of AmericanWest.**

99.2	Form of Proxy of Far West.**

99.3	Consent of Keefe, Bruyette & Woods, Inc. (included in Appendix B to the joint proxy statement/prospectus in Part I of this Registration Statement).*

99.4	Consent of Alex Sheshunoff & Co. (included in Appendix C to the joint proxy statement/prospectus in Part I of this Registration Statement).

*	To be provided supplementally.
**	Previously filed.